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TravelCenters of America LLC INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 25, 2007

Registration No. 333-143814

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TravelCenters of America LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5531 (Primary Standard Industrial Classification Code Number)	20-5701514 (I.R.S. Employer Identification Number)
24601 Center Ridge Road Westlake, Ohio 44145 (440) 808-9100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John R. Hoadley,
Chief Financial Officer
TravelCenters of America LLC
24601 Center Ridge Road
Westlake, Ohio 44145
(440) 808-9100
(Name, address, including zip code, telephone number, including area code, of agent for service)
Copy to:
Alexander A. Notopoulos, Jr., Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Donald J. Murray Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed distribution to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)

Common Shares	4,600,000	$44.625	$205,275,000	$6,301.95

(1)
Includes 600,000 common shares which may be purchased by the underwriters to cover over allotments, if any.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended on the basis of the average high and low prices of the Registrant's common shares on June 21, 2007, as reported by the American Stock Exchange.
(3)
$3,212.76 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

PRELIMINARY PROSPECTUS Subject to completion June 25, 2007

4,000,000 Shares

TravelCenters of America LLC

Common Shares

We are selling all 4,000,000 of our common shares offered in this prospectus.

Our common shares are traded on the American Stock Exchange, under the symbol "TA". On June 21, 2007, the last reported sale price of our common shares on the American Stock Exchange was $44.65 per share.

Although we are a limited liability company, our common shares have voting, dividend and liquidation rights that are generally associated with common stock. Ownership of our shares by any person generally is limited to 9.8% of any class or series of our equity securities.

Investment in our shares involves a high degree of risk. You should read carefully this entire prospectus, including the section entitled "Risk factors" that begins on page 5 of this prospectus, which describes the material risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase from us up to an additional 600,000 shares, at the public offering price less the underwriting discount, to cover over allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering our shares as described in "Underwriting". Delivery of the shares will be made on or about              , 2007.

Joint Book-Running Managers

UBS Investment Bank	Morgan Stanley

Lead Manager

RBC Capital Markets

Banc of America Securities LLC
Ferris, Baker Watts
Incorporated
Janney Montgomery Scott LLC
Morgan Keegan & Company, Inc.
Oppenheimer & Co.
Stifel Nicolaus

TravelCenter, Livingston, CA. Our travel center in Livingston, CA, is located on Hwy 99, and was developed by us. The Livingston, CA, travel center opened in March 2007.

Petro, Clearwater, MN. Our travel center in Clearwater, MN, is located on U.S. Interstate 94 and is operated by one of our franchisees. Petro added this location to the Petro brand in April 2007, prior to our acquisition of Petro.

TravelCenter, New Haven, CT. Our travel center in New Haven, CT, is located on U.S. Interstate 95. The New Haven, CT, site was completed in August 2006.

Petro, Waterloo, NY. Our travel center in Waterloo, NY, is located on U.S. Interstate 90, and was acquired from a former franchisee by Petro prior to our acquisition of Petro.

Iron Skillet Restaurant

TA®

TravelCenters of America

PETRO

Stopping Centers®

TABLE OF CONTENTS

Page	Page

ABOUT THIS PROSPECTUS

References in this prospectus to "we", "us", "our", the "Company" or "TravelCenters of America" mean TravelCenters of America LLC and its subsidiaries.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date, and we do not expect to update this information except as required by applicable law.

Some of the descriptive material in this prospectus refers to the assets, liabilities, operations, results, activities or other attributes of the historical business conducted by our predecessor, TravelCenters of America, Inc., as if it had been conducted by us. For example, "our brands", "our assets" or similar words have been used in historical or current contexts to describe those matters which, while clearly attributable to our predecessor, have continuing relevance to us. However, our business as a whole is materially different from the business historically conducted by our predecessor, as more fully described in "Selected Financial Data." Accordingly, none of these references are intended to imply that the historical business, financial position, results of operations or cash flows of our predecessor are indicative of our business, financial position, results of operations or cash flows, now or at any future date or for any future period.

i

Prospectus summary

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common shares. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before making an investment decision.

THE COMPANY

Business	We operate and franchise 233 travel centers primarily along the U.S. interstate highway system. Our travel centers include 164 that are operated under the "TravelCenters of America" or "TA" brand names and 69 that are operated under the "Petro" brand name. Our typical travel center includes:
	–>	over 23 acres of land with parking for 190 tractor trailers and 100 cars;
	–>	a full service restaurant and one or more quick service restaurants, or QSRs, operated by us primarily as a franchisee under various brands;
	–>	a truck repair facility and parts store;
	–>	multiple diesel and gasoline fueling points; and
	–>	a travel and convenience store, game room, lounge and other amenities for professional truck drivers and motorists.
Our 233 travel centers	Pro forma 2006 revenue: $6.6 billion

Recent developments	Spin off. On January 31, 2007, Hospitality Properties Trust, a publicly owned real estate investment trust, or Hospitality Trust, acquired our predecessor and distributed all of our common shares to its shareholders and we became a separate public company. See "—Our history".
Petro Acquisition. On May 30, 2007, we acquired Petro Stopping Centers, L.P., or Petro, for approximately $70 million. See "—Our history".
Expansion activities. Since we became a public company on January 31, 2007, we have pursued expansion activities. We expect to spend $125 million to $150 million to improve our TA brand travel centers during the next four years; since January 31, 2007, we purchased one travel center; we have several single site acquisitions under conditional purchase agreements or discussion; and we have several development projects underway or planned. See "—Growth strategies".
New credit facility. We are discussing a new credit facility with a large commercial bank. We expect this credit facility to be for at least $100 million and secured by certain of our accounts receivable and inventory.

Growth strategies	We expect to grow our business as follows:

Same site improvements. We expect to spend $125 million to $150 million during the next four years to, among other things, improve and expand parking lots, increase the number of our truck repair bays to reduce repair waiting times experienced at our centers and remodel the interior and exterior of many of our travel centers. We expect these improvements will make these travel centers more attractive to both professional truck drivers and motorists and increase our same site sales.

Acquisitions. In addition to our Petro acquisition, we purchased one travel center from a former TA franchisee in May 2007 for $3.1 million. We expect to substantially remodel this center for an additional cost of $1.6 million. We have nine other individual travel center purchases in various stages of negotiations, letters of intent or conditional purchase contracts. We estimate the total cost to purchase and remodel all nine of these travel centers to be $90 million; however, at this time, we are unable to assure you that any of these purchases will occur.

Development. We completed construction of a travel center in Livingston, CA, in March 2007. We expect to complete construction of another travel center in Laredo, TX, later this summer. We estimate the total cost of these two developments, including site acquisition costs, to be $30 million. We own, or have under negotiation for possible acquisition, 13 sites containing 400 acres of land which we believe may be suitable for development as travel centers. We have a 40% interest in a joint venture that may build a new travel center. We estimate our total cost to acquire and develop all of these sites to be $190 million; however, because the approval process for developing new travel centers can be long and complicated, at this time we are unable to assure you the total costs we may incur or that any of these development projects will be completed.

Franchising. Forty six of our travel centers are operated by our franchisees, 24 as Petro Stopping Centers® and 22 as TravelCenters of America®. Since January 1, 2006, we have added two TA travel centers and two Petro travel centers as franchised locations. We have agreed and expect to add one additional Petro franchised location and one additional TA franchised location in 2007. We expand our business by franchising when desirable locations are not available for purchase or when we believe a particular site can be more successfully operated by a franchisee than by us. We expect to add franchised sites; and, if a franchisee is no longer interested to operate a franchised travel center, we would consider whether to purchase the site and operate it directly.
Our history
On January 31, 2007, Hospitality Trust purchased our predecessor for approximately $1.9 billion. Simultaneously with this purchase, Hospitality Trust restructured our predecessor's business as follows: (i) Hospitality Trust retained the real estate of 146 of the 163 travel centers then operated or franchised by our predecessor and other assets; (ii) our predecessor's operating business and all its assets not retained by Hospitality Trust, plus approximately $200 million of net working capital, were contributed to us; (iii) we entered a long term lease for our predecessor's real estate retained by Hospitality Trust, which we refer to as the TravelCenters lease; and (iv) all of our shares were spun off to Hospitality Trust's shareholders and we became a separate public company.

On May 30, 2007, we acquired Petro; Hospitality Trust acquired the real estate at 40 of the 69 travel centers operated by Petro for approximately $630 million plus debt defeasance costs of approximately $25 million; and we entered a long term lease for those 40 travel centers from Hospitality Trust, which we refer to as the Petro lease.
Risk factors	Your ownership of our common shares includes the following risks, among others:
	–>	The trading market for our common shares may be volatile and thin.
	–>	Our operating margins are small; small changes in our revenues or operating expenses may cause us to experience losses.
	–>	Interruptions in the availability of fuel may cause us to experience losses.
	–>	We regularly incur environmental clean up costs; these costs may become more than we can afford.
–>
We are engaged in a large number of simultaneous expansion activities. As a result, we may incur higher expenses than our predecessor. These expenses may result in losses and our expansion activities may not be profitable.
–>
Our management team has been recently assembled from Reit Management & Research LLC, or Reit Management, and its affiliates, from our predecessor and from Petro and it may not be able to work together successfully.
	–>	We may be unable to meet reporting requirements for publicly owned companies, or we may have to increase our expenses to do so.
	–>	We are involved in several litigations that could be expensive to defend and may result in material liabilities.
	–>	Our continuing relationships with Hospitality Trust and Reit Management may cause conflicts of interest.
	–>	Various provisions in our governing documents and our contracts with Hospitality Trust and Reit Management may prevent a change of control of us.
General	We are a Delaware limited liability company. Our principal place of business is 24601 Center Ridge Road, Westlake, Ohio 44145, and our telephone number is (440) 808-9100.

The offering

Common shares we are offering	4,000,000 shares
Common shares to be outstanding after this offering	12,808,575 shares
Use of proceeds
The estimated net proceeds to us from this offering are $167.4 million, assuming a public offering price of $44.65 per share, or $192.6 million if the underwriters' over allotment option is exercised in full. We intend to use these net proceeds for general business purposes including funding acquisitions and our other expansion activities.
American Stock Exchange symbol	TA

The number of shares to be outstanding after the offering is based on 8,808,575 shares outstanding on June 21, 2007. If the underwriters exercise their over allotment option in full, we will issue an additional 600,000 shares. Unless otherwise stated, all information contained in this prospectus assumes no exercise of the underwriters' over allotment option.

Risk factors

Investing in our common shares involves a high degree of risk. You should carefully consider the following risks, together with all of the other information included in this prospectus, before investing in our common shares. The risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also impair our business operations or financial results. If any of the events or circumstances described in the following risks occurs, our business, financial condition or results of operations could suffer and the trading price of our securities could decline. Investors and prospective investors should carefully consider the following risks and the information contained in this prospectus under the heading "Warning Concerning Forward Looking Statements" before deciding whether to invest in our common shares.

The trading market for our common shares may be volatile and thin.

Our shares have only traded on the American Stock Exchange since we became a public company in early 2007. Assuming the underwriters do not exercise their over allotment option, we are selling 4,000,000 of our common shares in this offering, an amount equal to 45% of our shares outstanding prior to the offering. We cannot predict what effect this offering may have on the price of our common shares or the volume of transactions involving our shares in the market. Sales of a substantial amount of our common shares, or the perception that such sales could occur, could adversely affect the liquidity of the market for our common shares or their price. Large price changes or low volume may preclude you from buying or selling our shares at all, or at any particular price or during a time frame that satisfies your investment objectives.

Our operating margins are narrow.

Our pro forma total revenues for the year ended December 31, 2006, were $6.6 billion; and our pro forma cost of goods sold (excluding depreciation) and site level operating expenses for the same period totaled $6.3 billion. Fuel sales in particular generate low gross margins. Our pro forma fuel sales were $5.4 billion and our pro forma gross profit on fuel sales was $212 million for the year ended December 31, 2006. A small percentage decline in our future revenues or increase in our future expenses, especially revenues and expenses related to fuel, may have a material adverse effect upon our income or may cause us to experience losses.

An interruption in our fuel supplies would materially adversely affect our business.

To mitigate the risks arising from fuel price volatility, we generally maintain limited inventories of fuel. Accordingly, an interruption in our fuel supplies would materially adversely affect our business. Interruptions in fuel supplies may be caused by local conditions, such as a malfunction in a particular pipeline or terminal, or by national or international conditions, such as government rationing, acts of terrorism, war and the like. Any limitation in available fuel supplies that causes a decline in truck freight shipments or a limit on the fuel we can offer for sale may have a material adverse effect on our sales of fuel and non-fuel products and services or may cause us to experience losses.

Our storage and dispensing of petroleum products create the potential for environmental damages, and compliance with environmental laws may be costly.

Our business is subject to laws relating to the protection of the environment. The travel centers we operate include fueling areas, truck repair and maintenance facilities and tanks for the storage of petroleum products and other hazardous substances, all of which create the potential for environmental damages. As a result, we regularly incur environmental clean up costs. Because of the uncertainties associated with environmental expenditures, it is possible that future expenditures could be substantially higher than the amounts we have previously accrued. Environmental laws expose us to the possibility that we may become liable to reimburse the government or third parties for damages and costs they incur in connection with environmental hazards. We cannot predict what environmental legislation or regulations may be enacted or how existing laws or regulations will be administered or interpreted with respect to our products or activities in the future; more stringent laws, more vigorous enforcement policies or stricter interpretation of existing laws in the future could cause us to experience losses. In addition, under the terms of the leases between us and Hospitality Trust, we have generally agreed to indemnify Hospitality Trust from all environmental liabilities it may incur arising at any of our travel centers.

Our management team has limited experience working together.

We are a recently reorganized business. Our board and our management team include persons associated with Hospitality Trust and its affiliates and with Reit Management as well as former executives of our predecessor and of Petro. This management team has limited experience working together and they may not be able to do so successfully. Although we implemented retention bonus plans for certain of our employees who are former employees of our predecessor or who were historically employees of Petro, we can provide no assurance that we will in fact retain any or all of these persons.

We may be unable to successfully integrate the business of Petro and our other expansion activities.

We recently acquired Petro. We also have undertaken other acquisition, development and franchise growth activities. The process of integrating our operations and those of Petro and our other expansion activities may involve unforeseen difficulties and may require a large amount of our management's attention and our other resources. We can give no assurance that we will effectively integrate and manage our expansion activities. These expansion activities may cause us to incur higher costs than our predecessor. If we are unable to successfully manage our enlarged operations, our expansion activities may not be profitable and we may realize losses.

We may be unable to meet financial reporting and internal control standards for a publicly owned company.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is the process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

We may identify material weaknesses in our internal control over financial reporting in the future. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2007, pursuant to

Section 404 of the Sarbanes Oxley Act of 2002, our management will be required to assess the effectiveness of our internal control over financial reporting, and, beginning for the year ending December 31, 2008, we will be required to have our independent registered public accounting firm attest to the design and operating effectiveness of our internal control over financial reporting. If our management or our independent registered public accounting firm were to either identify a material weakness or otherwise conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the value of our shares could be adversely affected which, in turn, could harm our business, have an adverse effect on our future ability to raise capital and cause the price of our traded securities to decline.

Our relationships with Hospitality Trust and Reit Management may limit the growth of our business.

In connection with our spin off from Hospitality Trust, we entered agreements which prohibit us from acquiring or financing real estate in competition with Hospitality Trust or other affiliates of Reit Management, unless those investment opportunities are first offered to Hospitality Trust or those other entities. These restrictions may make it difficult or impossible for us to alter our business strategy to include investments in real estate. Also, because our leases with Hospitality Trust limit our ability to incur debt and prohibit ownership of more than 9.8% of our shares by any party, we may be unable to independently finance future growth opportunities.

Ownership limitations and anti-takeover provisions may prevent you from receiving a takeover premium.

Our limited liability company agreement, or LLC agreement, places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% (in number of shares, vote or value, whichever is most restrictive) of any class or series of our equity securities. The terms of our leases with Hospitality Trust and our management and shared services agreement with Reit Management provide that our rights under those agreements may be cancelled by Hospitality Trust and Reit Management, respectively, upon the acquisition by any person or group of more than 9.8% of our shares, and upon other change of control events, as defined in those agreements. If the breach of these ownership limitations causes a lease default, shareholders causing the default are liable to us and may be liable to other shareholders for damages. These agreements and other provisions in our LLC agreement may increase the difficulty of acquiring control of us by means of a tender offer, open market purchases, a proxy fight or otherwise. Other provisions in our governing documents which may deter takeover proposals include the following:

–>
staggered terms for members of our board of directors;

–>
the power of our board of directors, without a shareholders' vote, to authorize and issue additional shares and classes or series of shares on terms that it determines;

–>
a 75% shareholder vote and cause requirements for removal of directors; and

–>
advance notice procedures with respect to nominations of directors and shareholder proposals.

For these reasons, shareholders may be unable to cause a change of control of us or to realize a change of control premium for their common shares.

We have limited control of our franchisees.

Ten travel centers which we lease from Hospitality Trust are subleased to franchisees. An additional 36 travel centers are owned and operated by franchisees. For the year ended December 31, 2006, our pro forma rent and royalty revenues from these franchisee relationships were $16 million. Various laws and our existing franchise contracts limit the control we may exercise over our franchisees' business activities. A failure by our franchisees to pay rents and royalties to us may have a material adverse effect upon our financial results or may cause us to experience losses.

We expect we will incur costs and cash outlays which are significantly higher than those of our predecessor and may result in a prolonged period of substantial losses.

Our pro forma operating expenses for the year ended December 31, 2006, include expenses of $230 million incurred under the terms of our leases with Hospitality Trust and our management and shared services agreement. This amount is significantly higher than the depreciation, which is a noncash operating expense, and interest expenses that were incurred by our predecessor and Petro that we avoid after the HPT Transaction (as defined under "Business—General") and our acquisition of Petro. Our leases with Hospitality Trust require us to make capital expenditures to maintain the travel centers we lease. Expenditures we make for improvements that are in excess of the $125 million that we may draw from Hospitality Trust for improvements at the leased TA sites will either be paid by us directly without reimbursement or, if they are reimbursed by Hospitality Trust, increase our rent expense. These additional expenses and cash outlays may result in future substantial losses and negative cash flow. We incurred substantial pro forma net losses for 2006 and for the three months ended March 31, 2007. Material losses or negative cash flow which persist over a significant period of time may prevent us from operating our business successfully and could cause the market price of our common shares to decline substantially.

We are involved in material litigation.

We are a defendant in several class action and antitrust litigations. These litigations seek material amounts of damages which may not be covered by insurance. Although we believe that we have defenses to these claims, it is impossible to predict the outcome of these litigations at this time. Moreover, the attorney's fees and other costs of this litigation are likely to be significant, and the management time required to defend these matters may distract us from other, income producing activities. See "Business—Legal Proceedings" for more information about these litigations.

Our creation was, and our continuing business will be, subject to conflicts of interest with Hospitality Trust and Reit Management.

Our creation was, and our continuing business will be, subject to conflicts of interest, as follows:

–>
Two of our directors were trustees of Hospitality Trust at the time we were created.

–>
We have five directors: one of whom, Barry M. Portnoy, also is a trustee of Hospitality Trust and the majority owner of Reit Management; one of whom, Arthur G. Koumantzelis, is a former trustee of Hospitality Trust; and one of whom, Thomas M. O'Brien, is a former executive officer of Hospitality Trust.

–>
Mr. O'Brien, who serves as our President and Chief Executive Officer, and John R. Hoadley, our Executive Vice President, Chief Financial Officer and Treasurer, are also employees of Reit Management. Reit Management is the manager for Hospitality Trust, and we purchase services from Reit Management pursuant to our management and shared services agreement.

These conflicts may have caused, and in the future may cause, adverse effects on our business, including:

–>
Our leases with Hospitality Trust may be on terms less favorable to us than the terms we may have been able to obtain from a party other than Hospitality Trust.

–>
The terms of our management and shared services agreement with Reit Management may be less favorable to us than we may have been able to obtain from a party other than Reit Management.

–>
Future business dealings between us and Hospitality Trust, Reit Management and their respective affiliates may be on terms less favorable to us than those we could obtain from other parties.

–>
We may have to compete with Hospitality Trust, Reit Management and their affiliates for the time and attention of Messrs. Portnoy, O'Brien and Hoadley.

Our leases with Hospitality Trust require that we indemnify Hospitality Trust from various liabilities.

Our leases with Hospitality Trust generally require that we pay for, and indemnify Hospitality Trust from, liabilities associated with the ownership or operation of our leased travel centers. Accordingly our business will be subject to all our business operating risks and all the risks associated with real estate including:

–>
costs associated with uninsured damages, including damages for which insurance may be unavailable or unavailable on commercially reasonable terms;

–>
costs that may be required for maintenance and repair of the travel centers; and

–>
costs due to compliance with and changes in laws and other regulations, including environmental laws and the Americans with Disabilities Act.

Use of proceeds

We will receive net proceeds of approximately $167.4 million from the sale of 4,000,000 shares at the assumed public offering price of $44.65 per share, after deducting underwriting commissions and discounts and estimated expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $44.65 would increase (decrease) the net proceeds to us from this offering by $3.8 million, assuming we sell the number of shares set forth on the cover of this prospectus and after deducting the underwriting commissions and discounts and estimated offering expenses payable by us. If the underwriters exercise their over allotment option in full, then the net proceeds will be approximately $192.6 million.

We intend to use the net proceeds of this offering for general business purposes, including funding acquisitions and our other expansion activities. We expect that the net proceeds of this offering will be invested in short term, interest bearing securities pending other uses.

An increase or decrease of 1,000,000 shares in the number of shares offered by us would result in an increase or decrease in net proceeds to us of $42.0 million, assuming the public offering price per share remains the same and after deducting the underwriting commissions and estimated offering expenses payable by us.

Market price of common shares

Since February 1, 2007, our common shares have been traded on the American Stock Exchange under the symbol "TA". The following table presents the high and low sales prices for our common shares as reported on the American Stock Exchange for each calendar quarter since they began to trade:

Period	Low	High

First Quarter (February 1, 2007 to March 31, 2007)	$28.59	$43.00
Second Quarter (through June 21, 2007)	$38.46	$47.41

On June 21, 2007, the last reported sale price of our common shares on the American Stock Exchange was $44.65 per share. As of June 21, 2007, there were approximately 860 shareholders of record of our common shares.

Dividend policy

We do not expect to make any distributions to any shareholders in the foreseeable future.

Under the Delaware Limited Liability Company Act, we generally cannot make a distribution that would cause our liabilities to exceed the fair value of our assets.

Capitalization

The following table describes our capitalization as of March 31, 2007:

–>
on an actual basis;

–>
on a pro forma basis after giving effect to our Petro acquisition; and

–>
on a pro forma as adjusted basis after giving effect to the Petro acquisition and the sale of 4,000,000 shares by us in this offering at an assumed public offering price of $44.65 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase or decrease in the public offering price per share would result in an increase or decrease in pro forma as adjusted cash and cash equivalents and total capitalization of $3.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same. An increase or decrease of 1,000,000 shares in the number of shares offered by us would result in an increase or decrease in pro forma as adjusted cash and cash equivalents and total capitalization of $42.0 million, assuming the public offering price per share remains the same. The pro forma as adjusted information is illustrative only, and following the completion of this offering, will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	At March 31, 2007
	Actual	After giving pro forma effect to the Petro acquisition	As adjusted for this Offering and after giving pro forma effect to the Petro acquisition

	(in thousands except share data)
Cash and cash equivalents	$149,838	$106,394	$273,778

Restricted investments(1)	—	$274,740	$274,740

Capital lease obligations(2)	$107,620	$107,620	$107,620
Debt(1)	—	$270,399	$270,399
Shareholders' equity:
Common shares, no par value, 8,808,575 actual and pro forma shares issued and outstanding and 12,808,575 pro forma as adjusted shares issued and outstanding	333,120	333,120	500,504
Accumulated other comprehensive income	123	123	123
Accumulated deficit	(11,029)	(11,029)	(11,029)

Total shareholders' equity	322,214	322,214	489,598

Total capitalization	$429,834	$700,233	$867,617

(1)
Prior to our acquisition of Petro, $275 million of U.S. Treasury bonds were placed in escrow for the purpose of covenant defeasance of all Petro's debt which was not repaid in connection with the Petro acquisition. These treasury bonds are reflected on our balance sheet as restricted investments and are sufficient to pay the principal amount of this defeased debt, all of the interest that will accrue on the defeased debt until the February 15, 2008, redemption date and the redemption premium due on February 15, 2008.

(2)
As a result of our application of Statement of Financial Accounting Standards No. 98 (SFAS 98), which sets forth accounting guidance related to sale leaseback transactions, to the TravelCenters lease, 13 of the travel centers we lease from Hospitality Trust do not qualify for operating lease treatment, because more than an insignificant portion of these travel centers is sublet to a third party. The amount shown as capital lease obligation will remain on our balance sheet unless and until the subleased portion of these travel centers is reduced to an insignificant level. We expect that the Petro lease will qualify for operating lease treatment, but that determination is subject to the results of a valuation study commissioned with an independent appraiser; the results of this independent study are not expected to be complete until later in 2007.

Dilution

Our net tangible book value as of March 31, 2007, was $273.8 million, or $31.08 per share. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of common shares outstanding. Without taking into account any changes in our net tangible book value after March 31, 2007, other than to give effect to the assumed sale of the 4,000,000 shares offered by this prospectus at an assumed public offering price of $44.65 per share, our net tangible book value at March 31, 2007, would have been $441.2 million, or $34.44 per share. This represents an immediate increase in net tangible book value of $3.36 per share to existing shareholders and an immediate dilution in net tangible book value of $10.21 per share to purchasers of our common shares in this offering. The following table illustrates this per share dilution:

	Assumes 4,000,000 shares offered		Assumes 5,000,000 shares offered		Assumes 3,000,000 shares offered

Assumed public offering price per share		$44.65		$44.65		$44.65
Net tangible book value per share before offering	$31.08		$31.08		$31.08
Increase in net tangible book value per share attributable to new investors	3.36		3.91		2.72

Net tangible book value per share after offering		$34.44		$34.99		$33.80

Dilution per share to new investors		$10.21		$9.66		$10.85

Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) the net tangible book value by $0.29 per share (assuming that we sell 4,000,000 shares in this offering and no exercise of the underwriters' option to purchase additional shares) and the dilution to investors in this offering by $0.71 per share.

If the underwriters exercise their over allotment option in full, the net tangible book value per share after the offering would have been $466.3 million, or $34.78 per share. This amount represents an immediate increase in net tangible book value of $3.70 per share to the existing shareholders and an immediate dilution in net tangible book value of $9.87 per share to purchasers of our common shares in this offering.

Business

GENERAL

We are a limited liability company formed under Delaware law on October 10, 2006 as a wholly owned subsidiary of Hospitality Trust. Our initial capitalization in a nominal amount was provided by Hospitality Trust on our formation date. From that time through January 31, 2007, we conducted no business activities. On January 31, 2007, Hospitality Trust acquired our predecessor, restructured this acquired business and distributed all of our common shares to the shareholders of Hospitality Trust. In this prospectus we sometimes refer to these transactions as the HPT Transaction.

BUSINESS OVERVIEW

We operate and franchise travel centers primarily along the U.S. interstate highway system. Our customers include long haul trucking fleets and their drivers, independent truck drivers and motorists. As of May 31, 2007, after we completed our Petro acquisition, our business included 233 travel centers located in 41 states in the U.S. and the province of Ontario, Canada. Many of our travel centers were originally developed years ago when prime real estate locations along the interstate highway system were more readily available than they are today, a fact which we believe would make it difficult to replicate our business. We believe that our nationwide locations provide an advantage to long haul trucking fleets by enabling them to reduce the number of their suppliers by routing their trucks among our locations from coast to coast.

We offer a broad range of products and services, including diesel fuel and gasoline, truck repair and maintenance services, full service restaurants, more than 20 different brands of QSRs, travel and convenience stores and other driver amenities.

The U.S. travel center and truck stop industry in which we operate consists of travel centers, truck stops, diesel fuel outlets and similar properties. We believe that the travel center and truck stop industry is highly fragmented, with in excess of 6,000 travel centers and truck stops in the U.S.

HISTORY

Our Predecessor.    Our predecessor was formed in December 1992 by a group of institutional investors. In April 1993 our predecessor acquired the travel center business of Unocal Corporation, or Unocal. This Unocal business included 139 travel centers, of which 95 were leased to third party operators, 42 were franchisee operated and two were operated by our predecessor. Unocal operated this business principally as a fuel wholesaler and franchisor. In December 1993, our predecessor acquired the travel center business of The British Petroleum Company plc, or BP. This BP business included 38 company operated and six franchisee operated travel centers.

In January 1997, our predecessor changed its business strategy to combine the operations of the former Unocal and BP travel center businesses under the TravelCenters of America and TA brand names. From January 1997 through January 31, 2007, our predecessor:

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acquired 50 travel centers, including three multi-property acquisitions of more than ten travel centers;

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designed, developed and constructed five travel centers;

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began to operate directly 51 travel centers which were previously leased to and operated by franchisees; and

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sold or closed 41 travel centers which were considered nonstrategic.

As a result of these steps, at the time of the HPT Transaction, our predecessor's business included 163 travel centers, of which 140 were operated by our predecessor, 10 were operated by franchisees on sites leased from our predecessor and 13 were operated by franchisees on sites they owned.

The HPT Transaction.    We commenced business on January 31, 2007. In order to govern relations before and after the spin off, we entered into a transaction agreement with Hospitality Trust and Reit Management. The material provisions of the transaction agreement are summarized as follows:

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Simultaneously with Hospitality Trust's closing of its acquisition of our predecessor, the business of our predecessor was restructured. As a result of the restructuring:

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the real property interests of 146 travel centers which we operate or franchise and certain other assets held by our predecessor were transferred to subsidiaries of Hospitality Trust that we did not own;

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we leased the 146 travel centers owned by Hospitality Trust and agreed to operate our travel centers business;

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we continued to own all of our working capital assets (primarily consisting of cash, receivables and inventory) and liabilities (primarily consisting of trade payables and accrued liabilities);

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we owned one travel center in Ontario, Canada, and leased two travel centers from, and managed one travel center for, owners other than Hospitality Trust; we became the franchisor of 13 travel centers owned and operated by third parties; we owned certain other assets historically owned and used by our predecessor in connection with the travel centers business, including furniture, vehicles and substantially all other moveable equipment employed at the travel centers that we operate and buildings that are situated on land owned by Hospitality Trust for nine travel centers that we operate; and

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Hospitality Trust contributed cash to us so that the sum of our cash, receivables and inventory, net of trade payables and accrued liabilities, was about $200 million at the time of our spin off.

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On January 31, 2007, Hospitality Trust distributed all of our shares to its shareholders.

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We entered into a management and shared services agreement with Reit Management. See "Management—Management and Shared Services Agreement with Reit Management".

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We provided Hospitality Trust a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center with another party.

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We granted Hospitality Trust and other affiliates of Reit Management a right of first refusal to acquire or finance any real estate of the types in which they invest before we do.

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We agreed to restrict the ownership of our shares and conduct all of our business activities in a manner which may prevent a change of control of us or a sale of a material portion of our assets. See "Description of our limited liability company agreement—Restrictions on Share Ownership and Transfer".

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We and Hospitality Trust agreed to cooperate in filing tax returns and addressing other tax matters including appropriate allocations of taxable income, expenses and other tax attributes associated with the HPT Transaction.

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We agreed to indemnify Hospitality Trust for liabilities relating to our business and operations for periods before and after the spin off.

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Hospitality Trust agreed to pay all of the costs and expenses of the spin off and the restructuring.

Activities Since January 31, 2007.    Since we began operations on January 31, 2007, we have completed or begun a number of business initiatives which we believe may improve our future financial performance, including:

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We entered retirement agreements with the president, the chief financial officer and the general counsel of our predecessor who continued in those positions immediately after we began operations. These agreements require us to make termination payments to these individuals through December 31, 2007. We appointed a new president, chief financial officer and general counsel.

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We have accelerated a same site improvement program for our TA locations with an emphasis upon build outs of revenue generating improvements, such as expanding the number of our truck repair bays in order to reduce waiting times for repairs.

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We have expanded our travel center acquisition and development efforts to identify individual sites which will allow us to fill in locations along the U.S. interstate highways where we do not currently have a travel center. These efforts have begun to produce results, as we have purchased one location from a former franchisee and are having discussions regarding several other possible individual site purchases.

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We have begun a strategic review of all our contractual arrangements to determine if any should be discontinued or expanded. For example, we have given notice to terminate a contract under which a third party markets hedged sales contracts to trucking fleets that in turn fuel at our TA locations in return for low pumping fee payments to us. Similarly, we have begun negotiations with a supplier to change the terms on which we buy lubricants and grease.

The Petro Acquisition.    On May 30, 2007, we acquired Petro for approximately $70 million. Petro operates or franchisees 69 travel centers along the U.S. interstate highways. These 69 centers are similar to the TravelCenters locations which we operate, except that they are generally larger and newer.

Also, on May 30, 2007, Hospitality Trust acquired the real estate of 40 Petro centers for $630 million and Hospitality Trust and Petro defeased certain secured debts of Petro and paid a net defeasance cost (in addition to the debt principal included in Hospitality Trust acquisition price) of about $25 million. Simultaneously with Hospitality Trust's acquisition of this real estate, we leased these 40 locations from Hospitality Trust. See "—Our Leases with Hospitality Trust".

The Petro assets we acquired include:

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Two travel centers owned and operated by Petro.

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Two travel centers that Petro leases from third parties other than Hospitality Trust.

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A 40% minority interest in a joint venture which owns a travel center that is managed by Petro.

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Contract rights as franchisor of 24 Petro travel centers.

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Four land parcels which we believe are suitable for development of new travel centers.

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Various items of personal property, contract rights and working capital.

The majority owner of the joint venture in which we acquired a 40% interest has an option to purchase our 40% interest for $16 million, and we have offered to purchase their remaining 60% interest for $24 million. However, at this time, we do not expect that this majority owner will exercise either of these options.

In connection with the Petro acquisition, we have offered to purchase from former owners of Petro their minority interests in an entity which is a franchisee of four Petro travel centers and related assets. We believe that this entity is currently evaluating this offer. The result of this evaluation may be, generally at this franchisee's option, one of: (1) our proceeding to purchase these interests for $11 million; (2) this franchisee's other owners purchasing these interests for $11 million; or (3) our purchase of 100% of this entity and related interests for $35 million. All of these possibilities are subject to negotiation of a binding contract between the parties. It is possible that this franchisee will offer alternatives to any of the options set forth above, in which case, generally we will have the option to either proceed on the terms proposed or to pursue the purchase of the minority interests of the former owners of Petro for $11 million.

We expect to continue to operate both Petro and TA branded travel centers. We believe that the primary factors which attract customers to our travel centers are their locations and the variety, quality and prices of goods and services offered at each travel center, not the brands. We also believe that certain business activities may historically have been better operated by either Petro or our predecessor, and we have formed a management team to study and compare the historical operations at our TA and Petro operations so that we may implement the better operating practices throughout our business.

OUR GROWTH STRATEGY

Same site improvements.    We plan to continue to expand and standardize many of our TA locations to increase the services we offer to attract professional truck drivers and motorists. We expect to spend $125 million to $150 million during the next four years, among other things, to improve and expand parking lots, to increase the number of our truck maintenance and repair bays to expand business and reduce repair waiting times experienced at our travel centers, to remodel the interior and exterior of many of these travel centers and for other improvements. We have identified eight TA locations that we operate that we intend to re-image and one TA location which we intend to raze and rebuild over the next two to three years. We have also identified certain TA locations at which we believe we can add 40 maintenance and repair bays during that same time period. We believe that we have other opportunities to increase our revenues, including, but not limited to, the expansion of the number of gasoline lanes at several of our travel centers to increase the number of gasoline customers serviced simultaneously. We expect soon to begin a thorough review of our Petro locations to determine what site improvements, if any, may be appropriate at these locations. We believe these improvements will make these travel centers more attractive to both professional truck drivers and motorists and increase our same site sales.

Acquisitions.    In addition to the Petro acquisition, we purchased one travel center from a former TA franchisee in May 2007 for $3.1 million. We expect to substantially remodel this center for an additional cost of $1.6. There are segments along the U.S. interstate and Canadian highway systems that we consider to be strategic but where we believe we do not have an adequate presence. We intend to pursue acquisitions in these locations. We regularly evaluate opportunities to expand through acquisitions, some of which may be significant in size. We have a contract to purchase minority interests in four Petro franchised locations for approximately $11 million, and we may be required to purchase 100% of the entity that owns these locations for an additional $24 million. We have nine other individual center purchases in various stages of negotiations, letters of intent or conditional purchase contracts at this time. We estimate the total cost to purchase and remodel all nine of these centers to be $90 million; however, at this time, we are unable to assure you that any of these purchases will occur.

Development.    We completed construction of a travel center in Livingston, CA, in March 2007. We expect to complete construction of another travel center in Laredo, TX, later this summer. We estimate the total cost of these two developments, including site acquisition costs, to be $30 million. We plan to continue expansion by building new travel centers. We have a standard design for new travel centers appropriate for markets in which we can obtain large parcels of land and where there appears to be sufficient demand to support a full service restaurant and a different standard design for markets in which less land is available or where there appears to be less or different potential business. We own, or have under negotiation for possible acquisition, 13 sites containing approximately 400 acres of land which we believe may be suitable for development as travel centers. We have a 40% interest in a joint venture that may build a new travel center. We estimate our total cost to acquire and develop all of these sites to be $192 million; however, because the approval process for developing new travel centers can be long and complicated, at this time we are unable to assure you the total costs we may incur or that any of these development projects will be completed.

Franchising.    Forty six of our travel centers are operated by our franchisees, 24 as Petro Stopping Centers® and 22 as TravelCenters of America®. Since January 1, 2006, we have added two TA travel centers and two Petro travel centers as franchised locations. We have agreed and expect to add one additional Petro franchised location and one additional TA franchised location in 2007. We expand our business by franchising when desirable locations are not available for purchase or when we believe a particular site can be more successfully operated by a franchisee than by us. We expect to add franchised sites; and, when a franchisee is no longer interested to operate a franchised travel center, we would consider, when we have the option, whether to purchase the site and operate it directly.

OUR TRAVEL CENTER LOCATIONS

At May 31, 2007, our travel centers consisted of:

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176 travel centers leased from Hospitality Trust and operated by us;

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ten travel centers leased from Hospitality Trust and subleased to and operated by our franchisees;

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five travel centers we operate on sites we own;

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five travel centers that we operate on sites owned by parties other than Hospitality Trust;

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one travel center we operate for a joint venture in which we own a 40% equity interest; and

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36 travel centers that are owned and operated by our franchisees.

Our travel centers include 164 that are operated under the TravelCenters of America or TA brand names and 69 that are operated under the Petro brand name. Our typical travel center includes:

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over 23 acres of land with parking for 190 tractor trailers and 100 cars;

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a full service restaurant and one or more QSRs operated by us as a franchisee under various brands;

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a truck repair facility and parts store;

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multiple diesel and gasoline fueling points; and

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a travel and convenience store, game room, lounge and other amenities for professional truck drivers and motorists.

Substantially all of our travel centers are full service sites located on or near an interstate highway and offer fuel and non-fuel products and services 24 hours per day, 365 days per year.

Properties.    The physical layouts of our travel centers vary from site to site. The majority of the developed acreage at our travel centers consists of truck and car fuel islands, separate truck and car parking lots, a main building, which contains a full service restaurant and one or more QSRs, a travel and convenience store, a truck maintenance and repair shop and other amenities. Many of our TA locations have one building with separate service areas, but many of our Petro locations have several separate buildings.

Product and Service Offering.    We offer many products and services to complement our diesel fuel business, including:

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Gasoline. We sell branded and unbranded gasoline. Of our 233 travel centers as of May 31, 2007, we offer branded gasoline at 155 travel centers and unbranded gasoline at 59 travel centers. Only 19 of our travel centers do not sell gasoline.

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Full Service Restaurants and QSRs. Most of our travel centers have both full service restaurants and QSRs that offer customers a wide variety of nationally recognized branded food choices. The substantial majority of our full service restaurants are operated under the "Iron Skillet®," "Country Pride®," "Buckhorn Family Restaurants®" and "Fork in the Road®" brands and offer menu table service and buffets. We also offer more than 20 different brands of QSRs, including Arby's®, Burger King®, Pizza Hut®, Popeye's Chicken & Biscuits®, Starbuck's Coffee®, Subway® and Taco Bell®. As of May 31, 2007, 210 of our travel centers included a full service restaurant, 162 of our travel centers offered at least one QSR, and a total of 287 QSRs are operated in our 233 travel centers. The restaurants and QSRs in travel centers we operate are generally staffed by our employees.

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Truck Repair and Maintenance Shops. All but 13 of our travel centers have truck repair and maintenance shops. The typical repair and maintenance shop has between three and six service bays and a parts storage room and is staffed by our mechanics. These shops generally operate 24 hours per day, 365 days per year, and offer extensive maintenance and emergency repair and road services, ranging from basic services such as oil changes and tire repair to specialty services such as diagnostics and repair of air conditioning, air brakes and electrical systems, some of which work is backed by our warrantees. Most of our TA truck repair and maintenance facilities provide certain warranty work on Freightliner brand trucks through our participation in the Freightliner ServicePoint® program, as described below.

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Travel and Convenience Stores. Each of our travel centers has a travel and convenience store which offers merchandise to truck drivers, motorists, recreational vehicle operators and bus drivers and passengers. Each travel and convenience store has a selection of over 4,000 items, including food and snack items, beverages, non-prescription drug and beauty aids, batteries, automobile accessories, and music and video products. In addition to complete travel and convenience store offerings, the stores sell items specifically designed for the truck driver's on the road lifestyle, including laundry supplies, clothing and truck accessories. Most of our stores also have a "to go" snack bar as an additional food offering.

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Additional Driver Services. We believe that trucking fleets can improve the retention and recruitment of truck drivers by directing them to visit high quality, full service travel centers. We try to provide a consistently high level of service and amenities to professional truck drivers at all of our travel centers, making our travel centers an attractive choice for trucking fleets. Most of our travel centers provide truck drivers with access to specialized business services, including an information center where drivers can send and receive faxes, overnight mail and other communications and a banking desk where drivers can cash checks and receive funds transfers from fleet operators. Our typical travel center also has a video game room, a laundry area with washers and dryers, private showers and areas designated for truck drivers only, including a theater or television room with a video player and comfortable seating.

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Marketing. We offer truck drivers "loyal fueler" programs, called the RoadKing ClubSM and the Petro PassportSM, that are similar to the frequent flyer programs offered by airlines. Drivers receive a point for each gallon of diesel fuel purchased and each dollar spent on selected non-fuel products and services. These points can be redeemed for discounts on non-fuel products and services at our travel centers. We publish a bi-monthly magazine called "Road KingSM" which includes articles and advertising of interest to professional truck drivers.

OPERATIONS

Fuel.    We purchase diesel fuel from various suppliers at rates that fluctuate with market prices and generally are reset daily, and we sell fuel to our customers at prices that we establish daily. By establishing supply relationships with several alternate suppliers per location, we believe we are able to effectively create competition for our purchases among various diesel fuel suppliers. We also believe that purchasing arrangements with multiple diesel fuel suppliers may help us avoid product outages during times of diesel fuel supply disruptions. We have single sources of supply for gasoline at each of our travel centers that offer branded gasoline; but our travel centers selling unbranded gasoline generally purchase gasoline from multiple sources.

Generally our fuel purchases are delivered directly from suppliers' terminals to our travel centers. We do not contract to purchase substantial quantities of fuel to keep as inventory. We generally have less than three days of diesel fuel inventory at our travel centers. We are exposed to price increases and interruptions in supply. We believe our exposure to market price increases for diesel fuel is mitigated by the significant percentage of our total diesel fuel sales volume that is sold under pricing formulae that are indexed to market prices, which reset daily. We do not engage in any fixed price fuel contracts with customers. We may engage, from time to time, in a minimal level of hedging of the price of our fuel purchases with futures and other derivative instruments that primarily are traded on the New York Mercantile Exchange.

Non-fuel products.    We have many sources for the large variety of non-fuel products that we sell. We have developed strategic relationships with several suppliers of key non-fuel products, including Freightliner LLC for truck parts, Bridgestone/Firestone Tire Sales Company for truck tires and ExxonMobil Oil Corporation for lubricants and oils. We believe that our relationships with these and our other suppliers are satisfactory. We maintain a distribution center near Nashville, Tennessee with 85,000 square feet of space. Our distribution center distributes certain non-fuel, non-perishable products to our TA travel centers using a combination of contract carriers and our fleet of trucks and trailers.

Freightliner Agreement.    We are party to an agreement with Freightliner LLC, a DaimlerChrysler company. Freightliner is a leading manufacturer of heavy trucks in North America. We are an authorized provider of repair work and specified warranty repairs to Freightliner's customers through the Freightliner ServicePoint® program. Most of our TA truck maintenance and repair facilities are part of Freightliner's 24 hour customer assistance database for emergency and roadside repair referrals and we have access to Freightliner's parts distribution, service and technical information systems. This agreement does not presently include our Petro locations.

OUR TRAVEL CENTERS

Our travel centers are geographically diversified, located in 41 states in the U.S. and in Ontario, Canada. The travel centers we operate and their significant services and amenities are generally described in the chart below (travel centers operated by our franchisees are shown separately—see "—Relationships with Franchisees"). The listed properties are owned by Hospitality Trust and leased by us unless otherwise indicated.

						Truck parking spaces	Number of diesel lanes	Truck repair facility	Car parking spaces		Travel/ convenience store	Full service restaurant
				Total acres	Building area
Count	Brand	City	State							Gasoline			QSRs

1	Petro	Bucksville	AL	48	14,400	255	12	X	167	X	X	X	X
2	TA	Mobile	AL	15	16,685	89	6	X	77	X	X	X
3	Petro	Shorter(1)	AL	9	12,700	50	4		50	X	X		X
4	TA	Tuscaloosa	AL	15	28,619	151	10	X	140	X	X	X	X
5	Petro	N. Little Rock	AR	17	21,130	250	10	X	75	X	X	X
6	TA	Prescott	AR	26	19,202	292	10	X	144	X	X	X	X
7	Petro	W. Memphis	AR	24	15,700	280	12	X	172	X	X	X	X
8	TA	West Memphis	AR	47	21,895	170	8	X	76	X	X	X	X
9	TA	Eloy	AZ	22	26,269	234	12	X	87	X	X	X	X
10	Petro	Eloy	AZ	23	12,300	175	11	X	99	X	X	X	X
11	TA	Kingman	AZ	28	13,231	115	9	X	100	X	X	X	X
12	Petro	Kingman	AZ	38	18,200	180	12	X	175	X	X	X	X
13	TA	Tonopah	AZ	53	21,475	407	12	X	80	X	X	X	X
14	TA	Willcox	AZ	21	16,459	229	8	X	75	X	X	X	X
15	TA	Barstow	CA	25	24,654	303	16	X	122	X	X	X	X
16	TA	Buttonwillow	CA	16	13,880	170	7	X	129	X	X	X	X
17	TA	Coachella	CA	17	30,458	205	12	X	140	X	X	X	X
18	TA	Corning	CA	24	20,945	254	14	X	54	X	X	X	X
19	Petro	Corning	CA	18	12,300	120	12	X	138	X	X	X
20	TA	Livingston(1)	CA	11	24,000	105	6	X	128	X	X		X
21	TA	Ontario East	CA	32	32,696	559	16	X	132		X	X	X
22	TA	Ontario West	CA	35	23,893	549	10	X	76	X	X	X	X
23	TA	Redding	CA	20	17,853	196	10	X	87	X	X	X	X
24	TA	Santa Nella	CA	23	12,904	240	8	X	100	X	X	X	X
25	Petro	Santa Nella(2)	CA	14	15,282	150	12	X	115	X	X		X
26	TA	Wheeler Ridge(2)	CA	20	20,514	130	8	X	111	X	X		X
27	Petro	Wheeler Ridge(3)	CA	51	27,900	415	12	X	245	X	X	X	X
28	TA	Denver East(4)	CO	27	30,676	224	8	X	117	X	X	X	X
29	TA	Denver West	CO	13	12,660	163	7	X	40	X	X	X
30	TA	Limon	CO	11	16,906	104	12	X	60	X	X	X	X
31	TA	Milldale	CT	13	15,580	145	9	X	77	X	X	X
32	TA	New Haven	CT	12	12,953	170	10	X	64	X	X		X
33	TA	Willington	CT	43	19,870	240	8	X	155	X	X	X	X
34	TA	Marianna	FL	32	18,028	112	9	X	105	X	X	X
35	Petro	Ocala	FL	37	20,500	270	12	X	167	X	X	X	X
36	TA	Tampa	FL	10	22,094	158	6	X	75	X	X		X
37	TA	Vero Beach(5)	FL	28	16,579	162	8	X	88	X	X	X
38	TA	Wildwood	FL	23	24,022	170	10	X	100	X	X	X	X
39	TA	Atlanta	GA	18	24,180	218	10	X	128		X	X	X
40	Petro	Atlanta	GA	64	21,500	499	16	X	129		X	X	X
41	TA	Brunswick(5)	GA	28	15,000	81	—	X	91	—	—
42	TA	Cartersville	GA	21	30,676	212	8	X	105	X	X	X	X
43	TA	Commerce	GA	13	14,238	133	8	X	80	X	X	X
44	TA	Cordele(2)	GA	29	52,198	114	12	X	90	X	X	X	X
45	Petro	Kingsland	GA	20	10,500	175	9	X	85	X	X		X
46	TA	Madison	GA	12	16,446	149	7	X	105	X	X	X	X
47	TA	Savannah	GA	20	15,773	175	7	X	80	X	X	X	X
48	TA	Council Bluffs	IA	11	15,684	78	8	X	84	X	X	X
49	TA	Boise	ID	13	20,700	95	8	X	34	X	X	X	X
50	TA	Bloomington	IL	19	14,261	147	8	X	95		X	X

51	TA	Chicago North	IL	63	26,400	215	10	X	105	X	X	X
52	TA	Effingham	IL	13	30,397	137	11	X	127	X	X	X	X
53	Petro	Effingham	IL	30	20,000	300	14	X	138	X	X	X
54	TA	Elgin	IL	15	20,023	92	9	X	97	X	X	X	X
55	TA	Mt Vernon	IL	33	21,839	169	8	X	97	X	X	X	X
56	TA	Troy	IL	20	24,340	87	8	X	83	X	X	X
57	Petro	Angola	IN	18	25,000	200	12		60	X	X	X	X
58	TA	Gary	IN	22	33,344	318	16	X	109	X	X	X	X
59	TA	Lake Station	IN	23	25,130	252	17	X	170	X	X	X	X
60	TA	Porter	IN	35	22,000	212	12	X	51	X	X	X	X
61	TA	Seymour	IN	16	15,807	167	9	X	55	X	X	X
62	TA	Whitestown	IN	39	12,953	172	8	X	96	X	X	X	X
63	TA	Florence	KY	11	18,783	123	8	X	87	X	X		X
64	Petro	Franklin(1)	KY	3	14,000	—	—	X	—
65	Petro	Glendale	KY	25	24,000	263	12	X	198	X	X	X	X
66	TA	Walton	KY	9	15,988	99	8	X	46	X	X	X	X
67	Petro	Egan	LA	27	15,000	120	8		50	X	X		X
68	Petro	Hammond	LA	16	12,300	200	12	X	120	X	X	X	X
69	TA	Lafayette	LA	14	17,034	94	7	X	47	X	X	X	X
70	Petro	Shreveport	LA	18	13,800	275	12	X	118	X	X	X
71	TA	Slidell	LA	22	20,607	159	10	X	145	X	X	X
72	TA	Tallulah	LA	17	18,625	135	8	X	75	X	X	X
73	TA	Baltimore	MD	21	65,884	181	8	X	92		X	X	X
74	TA	Elkton	MD	30	21,576	164	10	X	125	X	X	X	X
75	TA	Jessup	MD	25	88,889	453	10	X	100		X	X	X
76	TA	Ann Arbor	MI	32	18,477	205	10	X	90	X	X	X
77	TA	Monroe	MI	33	20,383	156	8	X	105	X	X	X	X
78	TA	Saginaw	MI	11	13,735	70	8	X	84	X	X	X
79	TA	Sawyer	MI	23	27,920	140	12	X	100	X	X	X	X
80	TA	Rogers	MN	12	17,291	150	8	X	93	X	X	X
81	TA	Concordia	MO	20	24,200	146	10	X	100	X	X	X	X
82	TA	Foristell	MO	17	14,162	95	8	X	111	X	X	X	X
83	Petro	Kingdom City	MO	25	20,500	235	12	X	195	X	X	X	X
84	TA	Matthews	MO	29	16,815	114	8	X	62	X	X	X	X
85	TA	Oak Grove	MO	15	19,777	132	10	X	97	X	X	X	X
86	Petro	Jackson(2)	MS	17	23,100	205	10	X	165	X	X	X
87	TA	Meridian	MS	13	17,330	90	8	X	41	X	X	X
88	TA	Candler	NC	20	12,853	98	8	X	45	X	X	X
89	TA	Greensboro	NC	29	29,508	186	12	X	122	X	X	X	X
90	Petro	Mebane	NC	30	24,000	285	12	X	188	X	X	X	X
91	TA	Grand Island	NE	19	19,223	82	6	X	64	X	X	X
92	TA	Ogallala	NE	17	17,594	94	8	X	72	X	X	X
93	Petro	York	NE	31	16,400	250	10	X	164	X	X	X	X
94	TA	Greenland	NH	7	17,361	105	9		33	X	X	X
95	TA	Bloomsbury	NJ	13	23,660	129	10	X	96	X	X	X	X
96	Petro	Bordentown	NJ	40	20,000	490	12	X	275		X	X	X
97	TA	Columbia	NJ	16	17,573	185	11	X	90	X	X	X	X
98	TA	Paulsboro	NJ	25	19,206	175	12	X	44	X	X	X
99	TA	Albuquerque	NM	12	20,318	150	8	X	96	X	X	X
100	TA	Gallup	NM	15	17,916	76	8	X	121	X	X	X
101	TA	Las Cruces	NM	19	30,667	232	9	X	102	X	X	X	X
102	Petro	Milan	NM	23	13,800	200	12	X	127	X	X	X
103	TA	Moriarity	NM	26	18,718	245	10	X	55	X	X	X	X
104	TA	Santa Rosa	NM	25	25,694	116	11	X	57	X	X	X	X
105	TA	Las Vegas	NV	12	20,207	144	10	X	116	X	X		X
106	TA	Mill City	NV	73	38,613	152	10	X	88	X	X	X	X
107	Petro	N. Las Vegas	NV	22	21,401	207	12	X	120	X	X	X	X
108	TA	Sparks	NV	15	24,827	200	8	X	122	X	X	X
109	Petro	Sparks	NV	25	24,896	400	10	X	260	X	X	X
110	TA	Binghamton	NY	10	5,726	111	8	X	55	X	X	X

111	TA	Dansville	NY	16	13,580	102	12	X	86	X	X	X
112	TA	Fultonville	NY	15	39,345	112	10	X	32	X	X	X
113	TA	Maybrook	NY	16	20,499	188	12	X	85	X	X	X	X
114	TA	Pembroke	NY	16	13,807	132	8	X	108	X	X	X
115	Petro	Waterloo	NY	32	30,000	350	12	X	125	X	X	X	X
116	TA	Ashland	OH	7	12,888	—	—		106	X	X		X
117	TA	Dayton	OH	90	12,281	232	7	X	62	X	X	X	X
118	Petro	Girard	OH	29	20,000	375	14	X	170	X	X	X	X
119	TA	Hebron	OH	17	20,337	141	10	X	39	X	X	X	X
120	TA	Jeffersonville	OH	12	20,257	125	8	X	87	X	X	X	X
121	TA	Kingsville	OH	37	23,206	158	10	X	51	X	X	X	X
122	TA	Lodi	OH	25	33,775	237	10	X	133	X	X	X	X
123	TA	London	OH	27	19,224	185	8	X	109	X	X	X	X
124	Petro	N. Baltimore	OH	17	29,000	250	14	X	160	X	X	X	X
125	Petro	New Paris	OH	27	21,000	210	12	X	160	X	X	X	X
126	TA	North Canton	OH	11	8,466	93	8	X	77		X	X
127	TA	Toledo	OH	18	19,156	207	10	X	108	X	X	X	X
128	Petro	Toledo	OH	33	20,000	375	12	X	215	X	X	X
129	TA	Youngstown	OH	16	30,466	161	10	X	120		X	X
130	Petro	Ok. City	OK	30	14,600	280	12	X	187	X	X	X	X
131	TA	Oklahoma City East	OK	19	26,327	175	10	X	77	X	X	X
132	TA	Oklahoma City West	OK	19	18,622	150	8	X	72	X	X	X	X
133	TA	Sayre	OK	20	10,439	101	9	X	25	X	X		X
134	TA	Woodstock(1)	Ont. Can.	27	28,000	202	12	X	103	X	X	X
135	Petro	Medford	OR	15	11,500	123	8	X	87	X	X	X
136	TA	Portland	OR	20	17,135	275	8	X	30	X	X	X	X
137	TA	Troutdale	OR	25	44,282	225	10	X	73	X	X	X	X
138	TA	Barkeyville(4)	PA	61	9,426	112	8	X	135	X	X	X	X
139	TA	Bloomsburg	PA	13	19,105	190	8	X	104	X	X	X	X
140	TA	Brookville	PA	49	20,600	264	8	X	109	X	X	X	X
141	Petro	Carlisle	PA	34	24,500	380	12	X	184		X	X	X
142	TA	Greencastle	PA	24	14,149	194	12	X	114	X	X	X
143	TA	Harborcreek	PA	27	25,227	266	10	X	138	X	X	X	X
144	TA	Harrisburg	PA	54	20,195	178	9	X	110		X	X
145	TA	Lamar	PA	68	11,625	168	9	X	95	X	X	X	X
146	TA	Milesburg(5)	PA	11	8,822	122	8	X	30	X	X	X
147	TA	Florence(2)	SC	10	30,340	77	9		94	X	X		X
148	TA	Manning	SC	15	17,946	84	8	X	80	X	X	X	X
149	TA	Spartanburg	SC	26	31,682	187	8	X	122	X	X	X
150	TA	Antioch	TN	22	20,856	154	9	X	158	X	X	X	X
151	TA	Franklin	TN	13	15,922	100	8	X	91	X	X	X
152	Petro	Kingston Springs	TN	9	6,900	98	8	X	60	X	X		X
153	TA	Knoxville	TN	24	22,868	128	10	X	99		X	X
154	Petro	Knoxville	TN	25	13,800	265	12	X	160	X	X	X	X
155	TA	Nashville	TN	17	23,280	154	10	X	230		X	X
156	Petro	Amarillo	TX	20	17,300	300	12	X	134	X	X	X	X
157	TA	Amarillo West	TX	25	33,226	243	8	X	150	X	X	X	X
158	TA	Baytown	TX	17	11,715	184	12	X	88	X	X	X	X
159	Petro	Beaumont	TX	20	13,500	275	12	X	196	X	X	X
160	TA	Big Spring	TX	14	24,772	108	6	X	59	X	X	X	X
161	TA	Dallas South	TX	20	18,081	146	8	X	100	X	X		X
162	TA	Edinburg(1)	TX	18	14,500	120	6	X	32	X	X	X	X
163	Petro	El Paso	TX	31	20,000	290	12	X	96	X	X	X	X
164	TA	Ganado	TX	11	20,030	104	8	X	87	X	X	X	X
165	TA	New Braunfels	TX	20	19,307	298	10	X	115	X	X	X	X
166	TA	Rockwall	TX	13	16,714	100	6	X	90	X	X		X
167	TA	San Antonio	TX	31	32,750	258	8	X	82	X	X	X	X
168	Petro	San Antonio	TX	21	13,200	250	12	X	85	X	X	X
169	TA	Terrell	TX	22	21,683	401	12	X	125	X	X	X	X
170	Petro	Vinton	TX	8	4,800	65	7	X	30	X	X		X

171	Petro	Weatherford	TX	25	21,000	275	12	X	128	X	X		X
172	TA	Parowan	UT	7	9,144	48	6	X	61	X	X		X
173	TA	Salt Lake City	UT	20	18,843	191	7	X	75	X	X	X	X
174	TA	Ashland(4)	VA	19	25,841	183	8	X	98	X	X	X
175	TA	Richmond	VA	25	20,453	154	18	X	81	X	X	X	X
176	TA	Roanoke	VA	12	21,033	129	8	X	103	X	X	X
177	TA	Wytheville	VA	17	20,654	114	10	X	108	X	X	X	X
178	TA	Seattle East	WA	16	20,365	150	6	X	60		X	X
179	Petro	Spokane	WA	22	16,000	220	10	X	90	X	X	X	X
180	TA	Hudson	WI	15	15,443	100	7	X	30	X	X	X
181	TA	Madison	WI	11	16,446	118	9	X	102	X	X	X	X
182	TA	Hurricane	WV	21	16,544	76	10	X	53	X	X	X
183	TA	Wheeling(4)	WV	8	12,346	182	10	X	36		X	X
184	TA	Cheyenne	WY	23	18,590	150	10	X	66	X	X	X	X
185	TA	Fort Bridger	WY	135	14,646	165	10	X	19	X	X	X	X
186	Petro	Laramie	WY	35	15,500	236	12	X	111	X	X	X
187	TA	Rawlins	WY	28	18,594	188	12	X	80	X	X	X	X

  X
  Amenity present at travel center.

  (1)
  Property owned by us.

  (2)
  Property owned by a third party other than Hospitality Trust and leased to or managed by us.

  (3)
  Property owned by a joint venture in which we own a 40% equity interest.

  (4)
  Property at which we lease the land from Hospitality Trust but we own the buildings.

  (5)
  In 2006, this travel center was razed and a truck maintenance and repair facility was built on this site. We expect the redevelopment of this site will be completed in late 2007.

OUR LEASES WITH HOSPITALITY TRUST

We have two leases with Hospitality Trust, the TravelCenters lease for 146 TA travel centers, which became effective on January 31, 2007, and the Petro lease for 40 Petro travel centers, which became effective on May 30, 2007. Two of our subsidiaries are the tenants under the leases, and we and, in the case of our TravelCenters lease, certain of our subsidiaries guarantee the tenants' obligations under the leases.

The following are summaries of the material terms of the leases:

Operating Costs.    The leases are so called "triple net" lease which require us to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, acquiring inventories, service to customers, insurance, real estate and personal property taxes and ground lease payments, if any.

Minimum Rent.    The TravelCenters lease requires us to pay minimum rent to Hospitality Trust as follows:

Lease Year	Annual Rent (000s)

February 1, 2007 through January 31, 2008	$153,500
February 1, 2008 through January 31, 2009	157,000
February 1, 2009 through January 31, 2010	161,000
February 1, 2010 through January 31, 2011	165,000
February 1, 2011 through January 31, 2012	170,000
February 1, 2012 and thereafter	175,000

The Petro lease requires us to pay minimum rent to Hospitality Trust of $62,225,000 per annum.

In addition, minimum rents may increase if Hospitality Trust funds or reimburses the cost of renovations, improvements and equipment related to the leased travel centers as described below.

Improvements.    Hospitality Trust has agreed to provide up to $25 million of funding annually for the first five years of the TravelCenters lease for certain specified improvements to the "TA" leased properties. This funding is cumulative, meaning if some portion of the $25 million is not spent in one year it may be drawn by us from Hospitality Trust in subsequent years; provided, however, none of the $125 million of funding is available to be drawn after December 31, 2015. All improvements purchased with this funding will be owned by Hospitality Trust. There will be no adjustment in our minimum rent as these amounts are funded by Hospitality Trust.

Maintenance and Alterations.    Except for Hospitality Trust's commitment to fund up to $125 million as described above, we must maintain, at our expense, the leased travel centers, including maintenance of structural and non-structural components. The leases require us to submit an annual budget for capital expenditures at the leased travel centers to Hospitality Trust for approval. We may request that Hospitality Trust fund approved amounts for renovations, improvements and equipment at the leased travel centers, in addition to the $125 million described above, in return for minimum annual rent increases according to a formula: the minimum rent per year will be increased by an amount equal to the amount funded by Hospitality Trust times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. At the end of any lease we must surrender the leased travel centers in substantially the same conditions as existed at the commencement of the lease subject to any permitted alterations and ordinary wear and tear.

Percentage Rent.    Starting in 2012, the TravelCenters lease requires us to pay Hospitality Trust additional rent with respect to each lease year generally in an amount equal to 3% of increases in non-fuel gross revenues and 0.3% of increases in gross fuel revenues at each leased travel center over the respective gross revenue amounts for the year 2011. The Petro lease requires the same percentage rent payments, except that such payments start in 2013 and are calculated using the revenues of the 40 Petro travel centers in excess of revenues for the year 2012. Percentage rent attributable to fuel sales in each lease is subject to a maximum each year calculated by reference to changes in the consumer price index.

Term.    The TravelCenters lease expires on December 31, 2022. The Petro lease expires on June 30, 2024, subject to extension by us for up to two additional periods of 15 years each.

Assignment and Subletting.    Hospitality Trust's consent is required for any direct or indirect assignment or sublease of any of the leased travel centers. We remain liable under the leases for subleased travel centers.

Environmental Matters.    Generally, we have agreed to indemnify Hospitality Trust from liabilities which may arise from any violation of any environmental law or regulation.

Indemnification and Insurance.    With limited exceptions, we indemnify Hospitality Trust from liabilities which arise during the terms of the leases from ownership or operation of the leased travel centers. We generally must maintain commercially reasonable insurance. Our insurance coverage includes:

–>
property insurance, in an amount equal to the full replacement cost of at risk improvements at our leased travel centers;

–>
business interruption insurance;

–>
general liability insurance, including bodily injury and property damage, in amounts as are generally maintained by companies operating travel centers;

–>
flood insurance for any travel center located in whole or in part in a flood plain;

–>
worker's compensation insurance if required by law; and

–>
such additional insurance as may be generally maintained by companies operating travel centers, including certain environmental insurance.

The leases require that Hospitality Trust be named as an additional insured under our insurance policies.

Damage, Destruction or Condemnation.    If any leased travel center is damaged by fire or other casualty or taken by eminent domain, we are generally obligated to rebuild. If the leased travel center cannot be restored, Hospitality Trust will generally receive all insurance or taking proceeds, we are liable to Hospitality Trust for any deductible or deficiency between the replacement cost and the amount of proceeds, and the annual minimum rent will be reduced by (i) in the case of the TravelCenters lease, at Hospitality Trust's option, either 8.5% of the net proceeds paid to Hospitality Trust or the fair market rental of the damaged, destroyed or condemned property, or portion thereof, as of the commencement date of the TravelCenters lease; (ii) in the case of a casualty under the Petro lease, 8.5% of the net proceeds paid to Hospitality Trust plus the fair market value of the land; and (iii) in the case of a taking under the Petro lease, 8.5% of the amount of the net proceeds paid to Hospitality Trust.

Events of Default.    Events of default under each lease include the following:

–>
our failure to pay rent or any other sum when due;

–>
our failure to maintain the insurance required under the lease;

–>
the occurrence of certain events with respect to our insolvency;

–>
the institution of a proceeding for our dissolution;

–>
our failure to continuously operate any leased travel center without Hospitality Trust's consent;

–>
any person or group of affiliated persons acquiring ownership of more than 9.8% of us without Hospitality Trust's consent;

–>
any change in our control or sale of a material part of our assets without Hospitality Trust's consent;

–>
our default under any indebtedness of $10 million or more for the TravelCenters lease, or $20 million or more for the Petro lease, that gives the holder the right to accelerate the maturity of the indebtedness; and

–>
our failure to perform certain other covenants or agreements of the lease and the continuance thereof for a specified period of time after written notice.

Remedies.    Following the occurrence of any event of default, each lease provides that, among other things, Hospitality Trust may, to the extent legally permitted:

–>
accelerate the rent;

–>
terminate the lease; and/or

–>
make any payment or perform any act required to be performed by us under the lease and receive from us, on demand, an amount equal to the amount so funded by Hospitality Trust plus interest.

We are also obligated to reimburse Hospitality Trust for all costs and expenses incurred in connection with any exercise of the foregoing remedies.

Lease Subordination.    Each lease may be subordinated to any mortgages of the leased travel centers by Hospitality Trust, but Hospitality Trust is required to obtain nondisturbance agreements for our benefit.

Financing Limitations; Security.    Without Hospitality Trust's prior written consent, our tenant subsidiaries may not incur debt secured by any of their assets used in the operation of the leased travel centers; provided, however, our tenant subsidiaries may incur purchase money debt to acquire assets used in these operations and we may encumber such assets to obtain a line of credit secured by our tenant subsidiaries receivables, inventory or certain other assets used in these operations.

Lease Termination.    When a lease terminates, any equipment, furniture, fixtures, inventory and supplies at the leased travel centers that we own may be purchased by Hospitality Trust at then fair market value. Also at termination of the TravelCenters lease, Hospitality Trust has the right to license any of our software used in the operation of the leased travel centers thereunder at its then fair market value and to offer employment to employees at the leased travel centers thereunder; and under both leases we have agreed to cooperate in the transfer of permits, agreements and the like necessary for the operation of the leased travel centers thereunder.

Territorial Restrictions.    Under the terms of each lease, we generally cannot own, franchise, finance, operate, lease or manage any travel center or similar property within 75 miles in either direction along the primary interstate on which the leased travel center is located without the consent of Hospitality Trust.

Non-Economic Properties.    If during a lease term the continued operation of any leased travel center becomes non-economic as defined in the lease, we may offer such travel center for sale including a sale of Hospitality Trust's interest in the property, free and clear of our leasehold interests. The net sale proceeds received will be paid to Hospitality Trust and the annual minimum rent payable shall be reduced. In the case of the TravelCenters lease, this reduction will be, at Hospitality Trust's option, either the amount of such proceeds times 8.5% or the fair market rental for such property as of the commencement date of the lease; in the case of the Petro lease, this reduction will be the amount of such proceeds times 8.5%. No more than a total of 15 properties subject to the TravelCenters lease and no more than five properties subject to the Petro lease may be offered for sale as non-economic properties during the applicable lease term. No sale of a travel center leased from Hospitality Trust may be completed without Hospitality Trust's consent; provided, however, if Hospitality Trust does not consent, that property will no longer be part of the lease and the minimum rent will be reduced as if the sale had been completed.

RELATIONSHIPS WITH FRANCHISEES

We have lease and franchise agreements with lessees and owners of travel centers. We collect rent, franchise, royalty and other fees under these agreements. As of May 31, 2007, 46 of our travel centers were operated by our franchisees. Ten of these travel centers are leased by us from Hospitality Trust and subleased by us to a franchisee. Thirty six of these travel centers are owned, or leased from others, by our franchisees. As of May 31, 2007, we have agreed to franchise one travel center as a TA center and one as a Petro center. We expect the franchise agreements to become effective during 2007 when these owners complete certain facility improvements required to meet our operating standards. As of

May 31, 2007, two franchisees operated four locations each, two operated three locations each, two operated two locations each, and 28 operated one location each. Our franchised locations as of May 31, 2007, are generally described in the chart below; the listed properties are owned or leased from third parties by our franchisees unless otherwise indicated.

						Truck parking spaces	Number of diesel lanes	Truck repair facility	Car parking spaces			Full service restaurant
				Total acres	Building area						Travel/ convenience store
Count	Brand	City	State							Gasoline			QSRs

1	Petro	Gadsden	AL	28	15,000	275	11		30	X	X	X
2	TA	Montgomery(2)	AL	10	15,739	125	8	X	55	X	X	X	X
3	TA	Baldwin(1)	FL	18	15,042	137	7	X	44	X	X	X	X
4	TA	Jacksonville South(1)	FL	19	22,855	90	7	X	90	X	X	X	X
5	TA	Atlanta South(1)	GA	29	20,520	200	8	X	100	X	X	X	X
6	Petro	Carnesville	GA	37	21,500	250	12	X	114	X	X	X	X
7	TA	Lake Park(2)	GA	9	14,900	75	8	X	60	X	X	X	X
8	TA	Walcott	IA	70	107,375	300	15	X	250	X	X	X	X
9	Petro	Monee	IL	15	11,000	190	8	X	110	X	X	X	X
10	Petro	Rochelle	IL	29	28,000	400	10	X	125	X	X	X	X
11	TA	Clayton(1)	IN	16	14,130	100	7	X	108	X	X	X	X
12	Petro	Gaston	IN	18	13,500	150	8	X	86	X	X	X	X
13	Petro	Greensburg	IN	10	10,000	140	7	X	45	X	X	X
14	Petro	Remington	IN	17	14,800	150	8	X	90	X	X	X
15	TA	Beto Junction	KS	35	23,000	275	7	X	112	X	X	X	X
16	Petro	Colby	KS	10	17,500	90	7		90	X	X		X
17	TA	Oakley	KS	13	13,200	100	5	X	40	X	X	X	X
18	Petro	Salina	KS	12	12,160	75	6		75	X	X		X
19	Petro	Elkton	MD	24	20,800	210	16	X	140	X	X	X
20	TA	Albert Lea	MN	31	49,000	305	10	X	270	X	X	X	X
21	Petro	Clearwater	MN	13	20,000	150	8		225	X	X	X
22	Petro	Joplin	MO	46	27,000	377	12	X	109	X	X	X	X
23	TA	Mt.Vernon	MO	15	22,000	150	12	X	90	X	X	X
24	Petro	Oak Grove	MO	26	23,000	305	8	X	155	X	X	X	X
25	TA	Strafford	MO	18	20,000	130	8	X	90	X	X	X	X
26	TA	Kenly	NC	34	36,000	200	12	X	120	X	X	X	X
27	Petro	Fargo	ND	25	23,500	195	16	X	236	X	X	X
28	TA	Napoleon	OH	10	9,000	120	8		100	X	X	X	X
29	Petro	Napoleon	OH	13	13,000	110	7		50	X	X		X
30	TA	Wapakoneta	OH	19	30,000	140	8	X	50	X	X	X
31	TA	Eugene	OR	20	25,000	140	8	X	50	X	X	X
32	TA	Breezewood	PA	30	27,000	200	9	X	125	X	X	X	X
33	Petro	Breezewood	PA	22	18,480	360	11	X	42	X	X	X	X
34	Petro	Claysville	PA	40	13,000	210	8	X	80	X	X	X	X
35	Petro	Milton	PA	30	20,600	312	16	X	120	X	X	X	X
36	Petro	Scranton	PA	32	55,000	400	10	X	100	X	X	X	X
37	Petro	Florence	SC	30	22,700	250	12	X	178	X	X	X	X
38	TA	Jackson(2)	TN	10	13,527	100	9	X	90	X	X	X	X
39	TA	Knoxville West(1)	TN	25	22,238	176	8	X	146	X	X	X	X
40	TA	Denton(1)	TX	15	19,247	110	8	X	62	X	X	X	X
41	TA	Sweetwater(1)	TX	18	12,600	160	8	X	43	X	X	X	X
42	Petro	Glade Spring	VA	25	12,245	270	8	X	70	X	X	X
43	Petro	Ruther Glen	VA	50	19,000	250	12	X	150	X	X	X	X
44	TA	Janesville	WI	5	12,000	85	7		45	X	X		X
45	Petro	Portage	WI	35	20,300	300	12	X	150	X	X	X	X
46	Petro	Racine	WI	14	18,000	185	7	X	115	X	X	X	X

  X
  Amenity present at travel center.

  (1)
  Owned by Hospitality Trust, leased to us and operated by the franchisee subject to sublease and franchise agreements.

  (2)
  Property at which we lease the land from Hospitality Trust but we own the buildings and the entire property is operated by the franchisee subject to sublease and franchise agreements.

Franchise Agreements

Material provisions of our franchise agreements include the following:

Initial Franchise Fee.    The initial franchise fee for a new franchise is $100,000 for a "TA" franchise and $50,000 for a "Petro" franchise.

Term of Agreement.    The initial term of a franchise agreement is generally ten years for a "TA" franchise and 15 years for a "Petro" franchise. Our franchise agreements generally provide for two five year renewals on the terms then being offered to prospective franchisees at the time of the franchise renewal. The remaining terms of the current franchise agreements end in 2007 through 2021. The average remaining term of these agreements as of May 31, 2007, including all renewal periods, was approximately 15 years.

Protected Territory.    Under the terms of our franchise agreements for TA travel centers, generally we have agreed not to operate, or allow another person to operate, a travel center or travel center business that uses the "TravelCenters of America" or "TA" brand in a specified territory around the location of that TA branded franchise location. Under the terms of our franchise agreements for Petro travel centers, generally we have agreed not to operate, or allow another person to operate, a travel center or travel center business that uses the "Petro" brand in a specified territory around the location of that Petro branded franchise location.

Restrictive Covenants.    Generally our franchisees may not operate any travel center or truck stop related business under a franchise agreement, licensing agreement or marketing plan or system of another person or entity. If the franchisee owns the franchised premises, generally for a two year period after termination of our franchise agreement the franchisee may not operate the site with a competitive brand.

Fuel Purchases, Sales and Royalties.    Our TA franchisees that operate travel centers that they lease from us must purchase all of their diesel fuel from us; our franchisees that operate travel centers that they own are not required to purchase their diesel fuel from us. Generally our franchise agreements which do not require the franchisee to purchase fuel from us do generally require a franchisee to pay us an additional royalty fee based on sales of certain fuels at the franchised travel center. We also purchase receivables generated by our franchisees of some travel centers on a non-recourse basis in return for a fee.

Royalty Payments on Non-Fuel Revenues.    Franchisees are required to pay us a royalty fee generally equal to between 3.5% and 4% of non-fuel revenues. Generally if a TA franchisee operates one or more QSRs on the franchised premises, the franchisee must pay us 3% of all revenues in connection with those sales, net of royalties paid to QSR franchisors.

Advertising, Promotion and Image Enhancement.    Our franchisees are required to make additional payments to us as contribution to the applicable brand wide advertising, marketing and promotional expenses we incur.

Non-fuel Product Offerings.    Franchisees are required to operate their travel centers in conformity with guidelines that we establish and offer any products and services that we deem to be a standard, or "core," product or service in our centers.

Termination/Nonrenewal.    Generally, we may terminate or refuse to renew a franchise agreement for default by the franchisee. We may also refuse to renew if we determine that renewal would not be in our economic interest or if the franchisee will not agree to the terms in our then current form of franchise agreement.

Rights of First Refusal.    In the event that a franchisee wishes to accept an offer from a third party to purchase its travel center upon termination or expiration of our franchise agreement, we have a right of first refusal to purchase that facility at the price offered by the third party. In addition, we generally have similar rights or the right to purchase franchised Petro centers for fair market value, as determined by the parties or an independent appraiser, upon termination or expiration of a Petro franchise agreement.

Franchisee Lease Agreements

In addition to franchise fees, we also collect sublease rent from franchisees for ten travel centers operated by TA franchisees that sublease travel centers from us. Each operator of a travel center that enters into a lease agreement also must enter into a franchise agreement. The material provisions of these lease agreements include the following:

Operating Costs.    The franchisee is responsible for the payment of all costs and expenses in connection with the operation of the leased travel centers, typically excluding certain environmental costs, certain maintenance costs and real property taxes.

Term of Agreement.    The leases have an initial term of ten years and allow for two renewals of five years each. The remaining current terms of these lease agreements end in 2012. The average remaining term of these agreements as of May 31, 2007, including all renewal periods, was approximately 15 years.

Rent.    The sublessee must pay annual fixed rent equal to the sum of:

–>
base rent;

–>
improvement rent, if any, which is defined as an amount equal to a percentage of the cost of all capital improvements we fund that we and the sublessee mutually agree will enhance the value of the leased premises and which cost in excess of $2,500; and

–>
an annual inflator equal to the percentage increase in the consumer price index.

Use of the Leased Travel Center.    The leased travel center must be operated as a travel center in compliance with all laws, including all environmental laws. The sublessee must submit to quality inspections that we request and appoint, subject to our approval, an employee as manager who is responsible for the day to day operations at the leased travel center.

Termination/Nonrenewal.    These lease agreements contain terms and provisions regarding termination and nonrenewal, which are substantially the same as the terms and provisions of the related franchise agreements. These lease agreements are cross defaulted with the related franchise agreements. In certain circumstances, we may reimburse the franchisee for a portion of the cost of certain capital improvements upon termination of the lease.

Franchise Regulation

Some states require state registration and delivery of specified disclosure documentation to potential franchisees and impose special regulations on petroleum franchises. Some state laws also impose restrictions on our ability to terminate or not to renew franchises and impose other limitations on the terms of our franchise relationships or the conduct of our franchise business. A number of states include, within the scope of their petroleum franchising statutes, prohibitions against price discrimination and other allegedly anticompetitive conduct. These provisions supplement applicable federal and state antitrust laws. Federal Trade Commission regulations require that we make extensive disclosure to prospective franchisees. We believe that we are in compliance with all franchise laws applicable to our business.

COMPETITION

The travel center and truck stop industry is fragmented and highly competitive. We believe that there are in excess of 6,000 travel center and truck stops nationwide.

Fuel and non-fuel products and services can be obtained by long haul truck drivers from a variety of sources, including regional full service travel center and pumper only truck stop chains, independently owned and operated truck stops and some large service stations. In addition, some trucking companies operate their own terminals to provide fuel and services to their own trucking fleets.

There are generally two types of fueling stations designed to serve the trucking industry:

–>
full service travel centers, such as ours, which offer a broad range of products and services to long haul trucking fleets and their drivers, independent truck drivers and motorists, including: diesel fuel and gasoline; full service restaurants; QSRs; truck repair and maintenance; travel and convenience stores; parking areas; and various driver amenities; and

–>
so called "pumper only" truck stops, which provide diesel fuel, typically at discounted prices, with limited additional services. A pumper only chain may include a majority of travel centers which typically contain no, or only one or two, QSRs, limited store facilities and no truck repair and maintenance facilities.

We experience substantial competition from pumper only truck stop chains based principally on diesel fuel prices. We also experience substantial competition from full service travel center regional chains and independent full service travel centers, which is based principally on diesel fuel prices and non-fuel product and service offerings.

Our truck repair and maintenance facilities compete with regional full service travel center and truck stop chains, full service independently owned and operated truck stops, fleet maintenance terminals, independent garages, truck dealerships, truck quick lube facilities and other parts and service centers.

We also compete with other full service restaurants, QSRs, mass merchandisers, electronics stores, drugstores and travel and convenience stores.

Many truck fleets own their own fuel, repair and maintenance facilities. Although we believe the long term trend has been toward a reduction in these facilities in favor of obtaining fuel, repair and maintenance services from third parties like us, during the last few years of historically volatile fuel prices, this long term trend appears to have slowed and may be reversing.

An additional source of competition in the future could result from commercialization of state owned interstate highway rest areas. Some state governments have historically requested that the federal government allow these rest areas to offer fuel and non-fuel products and services similar to that offered at a travel center. If commercialized, these rest areas may materially increase the number of locations competing with us.

We believe we will be able to compete successfully for the following reasons:

–>
By offering consistent, high quality products and services in our nationwide locations we are able to attract fleet and independent professional truck drivers as well as motorists.

–>
Many of our employees have substantial experience in operating our business. In addition, our management and shared services agreement with Reit Management may provide us with additional experience and knowledge in real estate acquisitions, maintenance and development, as well as in public company operations, finance and other matters.

–>
Our continuing relationship with Hospitality Trust may provide us opportunities to expand our business by acquiring new leaseholds for travel centers in cooperation with Hospitality Trust and by Hospitality Trust providing us with a source of financing for improvement to our existing centers and for development of new travel centers.

Although we believe our management team is highly talented, our senior management has been assembled from Reit Management, our predecessor, and Petro and they do not have extensive experience working together. We expect we may expand our business with Hospitality Trust; however, Hospitality Trust is not obligated to provide us with opportunities to lease additional properties, and we may not be able to find other sources of capital sufficient to maintain and grow our travel center business. Also, some of our competitors have substantially more resources than we do; and some of our competitors have vertically integrated fuel businesses which may provide them competitive advantages. For all of these reasons and others, we can provide no assurance that we will be able to compete successfully.

ENVIRONMENTAL MATTERS

Our operations and properties are extensively regulated by environmental laws. We may be required to investigate and clean up hazardous substances, including petroleum products, released at a property. We may be held liable to governmental entities or to third parties for property damage and personal injuries and for investigation and clean up costs incurred in connection with any contamination. We use underground storage tanks and above ground storage tanks to store petroleum products and waste at our travel centers. We must comply with environmental laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting and financial assurance for corrective action in case of a release. At some locations, we must also comply with environmental laws relating to vapor recovery or discharges to water.

From time to time we, our predecessor and Petro have received and likely will receive future notices of alleged violations of environmental laws or otherwise became aware of the need to undertake corrective actions to comply with environmental laws at operated travel centers. Investigatory and remedial actions were, and regularly are undertaken with respect to releases of hazardous substances at the travel centers we operate. In some cases contributions were, and may be, received to partially offset environmental costs from insurers, from state funds established for environmental clean up associated with the sale of petroleum products or from indemnitors who agreed to fund certain environmental related costs at travel centers purchased from such indemnitors.

As of May 31, 2007, we had a reserve of $11.1 million for known unindemnified environmental matters for which we will be responsible, and we had a receivable for estimated insurance recoveries of these estimated future expenditures of $4.8 million and $4.4 million of cash in an escrow account to fund certain of these estimated expenditures, leaving an estimated net amount of $1.9 million to be funded by us in the future. We do not have a reserve for potential unknown or future environmental matters. We cannot precisely know the ultimate costs we will incur in connection with currently known or future potential environmental related violations, corrective actions, investigation and remediation; however, based on our current knowledge we do not expect that the costs to be incurred at our travel centers, individually or in the aggregate, will be material to our financial condition, results of operations or cash flow.

Despite our present expectation, we cannot be certain that we know of all existing contamination present in our travel centers, or that material liability will not be imposed on us in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, which could have a material adverse effect on us.

We expect to continue our predecessor's and Petro's programs to monitor and remediate our exposures to environmental liabilities. Also, we have insurance of up to $35 million for unanticipated costs regarding certain known environmental liabilities and of up to $60 million regarding certain unknown or future environmental liabilities subject to certain limitations and deductibles. However, as noted above, we can provide no assurance that:

–>
we or a prior owner, operator or occupant of our travel centers did not create a material environmental condition not known to us at this time;

–>
future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of additional environmental liability upon us; or

–>
we will be able to maintain similar environmental insurance coverage in the future on acceptable terms.

Under the terms of our leases, we have agreed to indemnify Hospitality Trust generally for any environmental liabilities related to travel centers which we lease from Hospitality Trust.

INTELLECTUAL PROPERTY

We own no patents. We own the "Petro" name and related trademarks. We have the right to use the "TA", "TravelCenters of America" and other trademarks historically used by our predecessor, but which are now owned by Hospitality Trust, during the term of the TravelCenters lease. We also license certain trademarks used in the operation of our QSRs. We believe that these trademarks are important to our business, but could be replaced with alternative marks without significant disruption in our business.

EMPLOYEES

As of May 31, 2007, we employed approximately 16,000 people on a full or part time basis. Of this total, approximately 15,400 were employees at our company operated sites, 550 performed managerial, operational or support services at our headquarters or elsewhere and 50 employees staffed our distribution center. Except for an aggregate of 22 employees at two sites, all of our employees are non-union. We believe that our relationship with our employees is satisfactory.

LEGAL PROCEEDINGS

We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Other than as described below, we believe that we are not now involved in any litigation, individually or in the aggregate, which could have a material adverse affect on our business, financial condition, results of operations or cash flows.

On February 27, 2006, Flying J, Inc. and certain of its affiliates, or Flying J, filed a lawsuit against us and Pilot Travel Centers, LLC and certain of its affiliates, or Pilot, in the U.S. District Court for the District of Utah. Flying J and Pilot are competitors of ours. Flying J also markets a fuel purchasing credit card to trucking companies. The Flying J lawsuit claims, in essence, that we and Pilot have refused to accept the Flying J fuel card, and that such refusal was the result of unlawful concerted action. Flying J is seeking, among other things, an injunction requiring us and Pilot to accept the Flying J fuel card and damages. We believe that there are substantial factual and legal defenses to Flying J's claims. This case is at an early stage and we cannot estimate our ultimate exposure to loss or liability, if any, related to this litigation. However, like most complex antitrust litigation, the costs of this continuing defense are likely to be substantial.

Beginning on June 15, 2007, at least four lawsuits have been filed in the United States District Court for the Middle District of Tennessee by certain truck stop operators against Ceridian Corporation, Comdata Networks, Inc., Pilot and us claiming class action status and alleging antitrust violations. These lawsuits seem to repeat some of the allegations in the Flying J litigation referenced above and to allege that we have conspired with Pilot, Ceridian and Comdata to pay a lower fee for fuel card processing than Ceridian and Comdata charge the plaintiffs. We believe that the prices we pay for card processing, including volume discounts, if any, are not improper. We intend to defend these litigations and we have referred these matters to our attorneys who are now preparing our defenses.

Beginning in mid December 2006, and continuing to the present, a series of class action lawsuits have been filed against numerous companies in the petroleum industry, including us, in United States District Courts in over 20 states. Major petroleum companies and significant retailers in the industry have been named as defendants in one or more of these lawsuits. The plaintiffs in these lawsuits generally allege that they purchased motor fuel that was greater than 60 degrees Fahrenheit at the time of sale. There are two primary theories upon which the plaintiffs seek recovery in these cases. The first theory alleges that the plaintiffs purchased smaller quantities of motor fuel than the amount for which defendants charged them because the defendants measured the amount of motor fuel they delivered in gallons that, at higher temperatures, contain less energy. These cases seek, among other relief, an order requiring the defendants to install temperature related equipment on their retail motor fuel dispensing devices, damages and attorneys' fees. The second theory alleges that fuel taxes are calculated in temperature adjusted to 60 degree gallons and are collected by the government from suppliers and wholesalers, who are reimbursed in the amount of the tax by the defendant retailers before the fuel is sold to consumers. The tax cases allege that when the fuel is subsequently sold to consumers at temperatures above 60 degrees, the defendant retailers sell a greater volume of fuel than the amount on which they paid tax, and therefore reap a windfall because the customers pay more tax than the retailer paid. The tax cases seek, among other relief, recovery of excess taxes paid and punitive damages. We believe that there are substantial factual and legal defenses to the theories alleged in these lawsuits. The cases are at an early stage, with motions to consolidate all the cases into one court pursuant to multi district litigation procedures recently granted, and we cannot estimate our ultimate liability, if any, related to these lawsuits, nor the costs of their defense, at this time.

On November 3, 2006, Great American Insurance Company of New York and Novartis Pharmaceuticals Corporation, or Novartis, filed a complaint in the United States District Court for the Southern District of New York against our predecessor and a trucking company, Prime, Inc., in connection with the alleged theft of a tractor trailer operated by Prime which contained certain of Novartis's pharmaceutical products. The alleged theft occurred at our Bloomsbury, New Jersey travel center. Novartis seeks damages up to or exceeding $30 million together with interest, litigation, costs and attorneys' fees. On January 5, 2007, our predecessor answered Novartis' complaint and asserted a cross claim for contribution and indemnification against Prime. We believe that there are substantial defenses to this claim and that any liability arising from this matter may be covered by one or more of our existing insurance policies.

On May 2, 2007, a class action lawsuit was filed against us in the United States District Court for the Northern District of Indiana. The complaint alleges violation of a provision of the Federal Fair and Accurate Transactions Act which limits certain credit and debit card information that may appear on electronically printed receipts provided to the cardholder. The plaintiff purports to represent a class of all persons provided with electronically printed receipts for transactions occurring at our travel centers in Indiana after December 4, 2006, which receipts allegedly violate the Fair and Accurate Transactions Act. The complaint seeks damages of $100 to $1,000 per violation, attorneys' fees, litigation expenses and costs. We are currently assessing this claim and intend to defend against the claim.

Selected financial data

Since our formation on October 10, 2006, and until the completion of our spin off from Hospitality Trust on January 31, 2007, we had no operations, revenues, expenses, liabilities or assets, except the nominal initial capitalization provided by our parent.

TravelCenters of America, Inc. is considered to be our predecessor under applicable rules and regulations of the Securities and Exchange Commission, or SEC. The Hospitality Trust acquisition, related restructuring and the spin off caused our assets, liabilities, financial position, results of operations and cash flows to be materially different than those of our predecessor. The most significant of these differences include the facts that our predecessor:

–>
had substantial indebtedness;

–>
owned a substantial amount of real property; and

–>
operated as a private company;

whereas we:

–>
have no funded debt;

–>
lease most of our travel centers from Hospitality Trust; and

–>
operate as a publicly traded company subject to SEC regulation.

Among other things, these differences cause us to incur substantial expenses which were not incurred by our predecessor, for example, rent payments to Hospitality Trust and costs associated with operating as a public company, while allowing us to avoid the interest and depreciation expenses our predecessor historically incurred. For all of these reasons, the historical financial information of our predecessor is not indicative of our current or future financial position, results of operations or cash flows.

The following table presents selected financial data which has been derived from our historical financial statements for the two months from February 1, 2007, through March 31, 2007, and the historical financial statements of our predecessor for the one month ended January 31, 2007, and the three months ended March 31, 2006. The following data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." As discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," we are a relatively new company and our historical financial information is not reflective of our current operations. Accordingly, you should not place undue reliance on our historical financial information.

	Predecessor		Company
	Three months ended March 31, 2006	One month ended January 31, 2007	Two months ended March 31, 2007

	(In thousands, except per share data)
Statement of Operations Data:
Revenues:
Fuel	$884,145	$285,053	$596,143
Non-fuel	199,907	66,795	138,924
Rent and royalties	2,306	834	1,603

Total revenues	1,086,358	352,682	736,670
Income (loss) from operations	13,186	(42,164)	(16,995)
Net income (loss)	1,104	(22,048)	(11,029)
Income (loss) from continuing operations per common share:
Basic	$0.16	$(3.18)	$(1.25)
Diluted	$0.15	$(3.18)	$(1.25)
Other Operating Data:
Total diesel fuel sold (in thousands of gallons)	414,379	143,096	266,122
Total gasoline sold (in thousands of gallons)	47,172	13,751	31,562
As of March 31, 2007

(In thousands, except site data)
Balance Sheet Data:
Total assets	$688,076
Total liabilities	$366,390
Total shareholders' equity	$322,214
Number of sites:
Company operated sites	141
Franchisee leased and operated sites	10
Franchisee owned and operated sites	13

Total sites	164

The following table presents selected historical financial information of our predecessor for each of the last five fiscal years. The information set forth below with respect to the years ended December 31, 2004, 2005 and 2006 was derived from, and should be read in conjunction with, the audited consolidated financial statements of our predecessor included elsewhere in this prospectus. The information set forth below with respect to the years ended December 31, 2002 and 2003 was derived from audited consolidated financial statements of our predecessor that are not included in this prospectus. The following information should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Historical Results of Operations—Our Predecessor" and our pro forma financial statements and the notes thereto included elsewhere in this prospectus.

	Year ended December 31,
	2002	2003	2004(1)	2005(2)	2006

	(In thousands, except per share data and site counts)
Statement of Operations Data:
Revenues:
Fuel	$1,237,989	$1,513,648	$1,959,239	$3,231,853	$3,905,128
Non-fuel	617,342	649,502	707,958	833,500	868,380
Rent and royalties	15,539	13,080	10,667	9,943	10,006

Total revenues	1,870,870	2,176,230	2,677,864	4,075,296	4,783,514
Income from operations	51,937	59,977	69,285	86,324	95,542
Net income (loss)	1,271	8,891	14,862	(2,095)	31,033
Income (loss) from continuing operations per common share:
Basic	$0.18	$1.32	$2.14	$(0.30)	$4.47
Diluted	$0.18	$1.26	$2.04	$(0.30)	$4.09
Balance Sheet Data (end of period):
Total assets	$660,767	$650,567	$897,729	$939,704	$995,592
Long term debt (net of unamortized discount)	523,934	502,033	682,892	675,638	668,734
Redeemable equity	681	1,909	1,864	1,935	13,403
Other Operating Data:
Total diesel fuel sold (in thousands of gallons)	1,349,741	1,341,125	1,338,020	1,575,460	1,645,958
Total gasoline sold (in thousands of gallons)	160,560	191,104	182,921	195,946	204,307
Number of sites (end of period):
Company operated sites	122	126	138	139	140
Franchisee leased and operated sites	20	14	12	10	10
Franchisee owned and operated sites	10	10	10	11	13

Total sites	152	150	160	160	163

Notes to Selected Financial Data

(1)
Includes the operating results of 11 sites our predecessor acquired on December 1, 2004, beginning on the acquisition date.

(2)
In connection with a refinancing our predecessor completed during 2005, our predecessor recognized expenses of $39,566.

Management's discussion and analysis of financial condition and results of operations

OVERVIEW

We were formed in October 2006 as a Delaware limited liability company. We were formed as a 100% owned subsidiary of Hospitality Trust to succeed to the operating business of our predecessor, which Hospitality Trust acquired on January 31, 2007. Until January 31, 2007, we operated as a shell company subsidiary of Hospitality Trust.

Because of the restructuring and spin off, which we refer to collectively as the HPT Transaction the historical financial information of our predecessor is not indicative of our future financial position, results of operations or cash flows. You should read the following discussion in conjunction with the financial statements included elsewhere in this prospectus.

Our revenues and income are subject to potentially material changes as a result of the market prices of diesel fuel and gasoline, as well as the availability of these products. These factors are subject to the worldwide petroleum products supply chain, which historically has experienced shocks as a result of, among other things, severe weather, political crises, wars and other military actions and variations in demand, which are often the result of changes in the macroeconomic environment. Over the past few years there has been a significant increase in the cost of diesel fuel and gasoline as crude oil demand increased during the economic recovery in the United States and events such as Hurricane Katrina affected the supply system. These significant increases in our costs for these products can largely be passed on to our customers, but the volatility in the crude oil and refined products markets can result in short term negative, or positive, effects on our operating results. We expect that the petroleum products markets will continue to be volatile and that prices for these products will remain at historically high levels for the foreseeable future. However, we do not expect that this price volatility will have a significant effect on our results in the foreseeable future. Likewise, while we at times experience product availability shortages in limited areas, we do not expect these supply disruptions will have a material effect on our results of operations.

SUMMARY OF TRAVEL CENTER SITE COUNTS

The changes in the number of our travel centers and in their method of operation (company operated, franchisee leased and operated or franchisee owned and operated) are significant factors influencing the changes in our results of operations. The following table summarizes the changes in the composition of our business from December 31, 2003 through May 31, 2007.

	Company Operated	Franchisee Leased and Operated	Franchisee Owned and Operated	Total

Number of travel centers at December 31, 2003	126	14	10	150
2004 Activity:
New travel centers	12	—	—	12
Sales of travel centers	(2)	—	—	(2)
Acquisitions of franchised travel centers	2	(2)	—	—

Number of travel centers at December 31, 2004	138	12	10	160
2005 Activity:
New travel centers		—	1	1
Sales of travel centers	(1)	—	—	(1)
Acquisitions of franchised travel centers	2	(2)	—	—

Number of travel centers at December 31, 2005	139	10	11	160
2006 Activity:
New travel centers	1	—	2	3

Number of travel centers at December 31, 2006	140	10	13	163
2007 Activity:
Acquistion of franchised travel center	1	—	(1)	—
Petro acquisition	45	—	24	69
New travel centers	1	—	—	1

Number of travel centers at May 31, 2007	187	10	36	233

HISTORICAL RESULTS OF OPERATIONS

Relevance of fuel revenues and fuel volumes

Due to market pricing of commodity fuel products and our pricing arrangements with fuel customers, fuel revenue is not a reliable metric for analyzing our results of operations or our predecessor's results from period to period. As a result solely of changes in crude oil and refined products market prices, our fuel revenue may increase or decrease significantly versus our or our predecessor's historical results of operations, in both absolute amounts and on a percentage basis, without a comparable change in fuel sales volumes or in gross profit per gallon. We consider fuel volumes to be a better measure of comparative performance than fuel revenues.

Three months ended March 31, 2007 compared to March 31, 2006

We were spun off from Hospitality Trust on January 31, 2007, and had no operations prior to that time. For the purpose of discussing the historical results of operations, the following table adds our results and the results of our predecessor, without pro forma adjustments, for the three months ended March 31, 2007, and compares these combined results of operations to those of our predecessor for the three months ended March 31, 2006. The data has been presented to facilitate our discussion below of the trends and changes affecting our operating results. It has been prepared for comparative purposes only and does not purport to be indicative of the results of operations that actually would have resulted had the HPT Transaction occurred on January 1, 2006, and is not indicative of our future results of operations.

	Predecessor	Predecessor	Company	Company and Predecessor Combined
	Three months ended March 31, 2006	One month ended January 31, 2007	Two months ended March 31, 2007	Three months ended March 31, 2007	Change

Revenues:
Fuel	$884,145	$285,053	$596,143	$881,196	$(2,949)
Non-fuel	199,907	66,795	138,924	205,719	5,812
Rent and royalties	2,306	834	1,603	2,437	131

Total revenues	1,086,358	352,682	736,670	1,089,352	2,994
Cost of goods sold (excluding depreciation):
Fuel	857,009	270,694	579,402	850,096	(6,913)
Non-fuel	82,280	27,478	56,234	83,712	1,432

Total cost of goods sold (excluding depreciation)	939,289	298,172	635,636	933,808	(5,481)
Operating expenses:
Site level operating expenses	103,282	36,093	72,412	108,505	5,223
Selling, general & administrative expense	11,525	8,892	11,861	20,753	9,228
Real estate lease rent	2,705	931	28,428	29,359	26,654
Depreciation and amortization expense	16,650	5,810	5,288	11,098	(5,552)
Merger related expenses	—	44,972	—	44,972	44,972
(Gain) loss on asset sales	(279)	(24)	—	(24)	255

Total operating expenses	133,883	96,674	117,989	214,663	80,780

Income (loss) from operations	13,186	(42,164)	(16,955)	(59,119)	(72,305)
Debt extinguishment expense	—	(16,140)	—	(16,140)	(16,140)
Interest (expense) income, net	(11,410)	(4,214)	(777)	(4,991)	6,419

Income (loss) before income taxes	$1,776	$(62,518)	$(17,732)	$(80,250)	$(82,026)

Same site results comparisons

As part of the discussion and analysis of our operating results we refer to increases and decreases in results on a same site basis. For purposes of these comparisons, a travel center is included in the following same site comparisons only if it was continuously operated by us from January 1, 2006 through March 31, 2007. Travel centers are not excluded from the same site comparisons as a result of expansions in their size or in the services offered.

	Three months ended March 31,
	Predecessor 2006	Combined(1) 2007	Change

	(dollars and gallons in thousands)
Number of company operated travel centers	138	138	—
Number of franchisee operated travel centers	21	21	—
Diesel sales volume (gallons)(2)	373,499	371,638	-0.5%
Gasoline sales volume (gallons)(2)	46,726	45,039	-3.6%
Total nonfuel revenues(2)	$198,648	$203,533	+2.5%
Total rental income	1,120	1,171	+4.6%
Total royalty revenues	1,158	1,182	+2.1%
Operating expenses(2)	102,647	107,059	+4.3%

(1)
The operating results presented for the three months ended March 31, 2007, represent the sum of our results for the two months ended March 31, 2007 and the results of our predecessor for the one month ended January 31, 2007.

(2)
Includes fuel volume, revenues and operating expenses of company operated travel centers only.

Revenues.    Revenues for the three months ended March 31, 2007, were $1,089.4 million, which represented an increase from the quarter ended March 31, 2006, of $3.0 million, or 0.3%, that was primarily attributable to an increase in non-fuel revenue.

Fuel revenue for the quarter ended March 31, 2007, decreased by $2.9 million, or 0.3%, as compared to the same period in 2006. This decrease was principally the result of decreased fuel sales volumes compared to 2006, which effect was somewhat offset by higher selling prices. Sales volumes for diesel and gasoline declined by 5.2 million gallons, or 1.2% and 1.9 million gallons, or 3.9%, respectively. Average diesel fuel and gasoline sales prices for the three months ended March 31, 2007, increased by 1.2% and 1.7%, respectively, as compared to the same period in 2006, reflecting increases in commodity prices that were attributable to higher crude oil costs due to increased worldwide demand and political unrest in oil producing regions of the world. For the quarter ended March 31, 2007, diesel fuel and gasoline sales volume were 409.2 million gallons and 45.3 million gallons, respectively, as compared to 414.4 million gallons of diesel fuel and 47.2 million gallons of gasoline for the quarter ended March 31, 2006. The diesel fuel sales volume decrease of 5.2 million gallons was the result of a decrease of 3.2 million gallons, or 16.1%, in the fuel sold by us as a wholesaler of diesel fuel, a line of business that we deemphasized beginning in 2006, and a 0.5% decrease in same site diesel fuel sales volumes. The gasoline sales volume decrease was primarily attributable to a 3.6% decrease in same site gasoline sales volumes. We believe the same site diesel fuel sales volume decrease resulted primarily from a slight decrease in demand by shippers for trucking during 2007. Fuel revenues were 80.9% of total revenues for the quarter ended March 31, 2007, as compared to 81.4% for the same period in 2006.

Non-fuel revenues for the quarter ended March 31, 2007 of $205.7 million increased by $5.8 million, or 2.9%, as compared to the same period in 2006. The increase was the result of a 2.5% increase in same site non-fuel revenues and a net increase in sales at company operated sites added in 2007 and 2006. We believe the same site increase reflected increased customer traffic resulting, in part, from the capital improvements that were made to our travel centers and also from our marketing strategies. Non-fuel revenues were 18.9% of total revenues for the quarter ended March 31, 2007, as compared to 18.4% for the same period in 2006.

Rent and royalty revenues for the quarter ended March 31, 2007 increased $0.1 million, or 5.7%, as compared to the same period in 2006. This increase resulted from the two franchisee owned and operated sites added in 2006 and increases in both rent and royalty revenues on a same site basis. Royalty revenue increased 2.1% on a same site basis and there was a 4.6% increase in same site rent revenue.

Cost of goods sold (excluding depreciation).    Cost of goods sold for the quarter ended March 31, 2007 was $933.8 million, a decrease of $5.5 million, or 0.6%, as compared to the same period in 2006 that was primarily the result of reduced fuel sales volumes as compared to the same period in 2006. Fuel cost of goods sold for the quarter ended March 31, 2007 decreased by $6.9 million, or 0.8%, as compared to the same period in 2006. Non-fuel cost of goods sold for the quarter ended March 31, 2007 of $83.7 million included an increase of $1.4 million, or 1.7%, as compared to the same period in 2006. This increase was primarily attributable to the increased level of non-fuel sales described above.

Site level operating expenses.    Site level operating expenses primarily include the direct expenses of company operated sites. Site level operating expenses increased by $5.2 million, or 5.1%, to $108.5 million for the quarter ended March 31, 2007, compared to $103.3 million for the same period in 2006. This increase resulted from a 4.3% increase on a same site basis and a net increase from company operated sites added in 2007 and 2006. The same site increase was primarily the result of the increased costs necessary to support the increased level of non-fuel sales. On a same site basis, operating expenses as a percentage of non-fuel revenues for the quarter ended March 31, 2007 were 52.6%, compared to 51.7% for the same period in 2006.

Selling, general and administrative expenses.    Selling, general and administrative expenses for the three months ended March 31, 2007 were $20.8 million, representing a $9.2 million, or 80.1% increase from the same period in 2006. This increase was primarily attributable to $4.3 million of share based compensation expense recognized by our predecessor during the one month period ended January 31, 2007, and which was negligible in the same period in 2006. The increased level of share based compensation expense in 2007 as compared to 2006 resulted from the vesting of performance stock options in the 2007 period as a result of the HPT Transaction. All stock options of our predecessor were cancelled in January 2007. In addition, the 2007 period included $0.9 million of expense under our management and shared services agreement with Reit Management, $1.0 million of accrued severance expense related to the agreements with our former chief executive officer and chief financial officer and $0.9 million of compensation expense recognized in connection with executive retention plans adopted as a result of the HPT Transaction. The remainder of the increase primarily resulted from increased personnel costs.

Real estate rent expense.    Rent expense for the quarter ended March 31, 2007 was $29.4 million, an increase of $26.7 million over the prior year period. This increase was primarily attributable to the lease agreement with Hospitality Trust that became effective on January 31, 2007. Under the lease with Hospitality Trust, we paid rent of $25.9 million during the two months ended March 31, 2007, of which $1.9 million was recognized as interest expense, and we accrued an additional $2.9 million of rent expense in order to recognize the rent expense related to this lease on a straight line basis over the lease term.

Depreciation and amortization expense.    Depreciation and amortization for the quarter ended March 31, 2007 was $11.1 million, which reflected a decrease from the first quarter of 2006 of $5.6 million, or 33.3%. This decrease was attributable to the significant decrease in depreciable assets on our balance sheet after the HPT Transaction on January 31, 2007, which resulted in a substantial decline in depreciation expense. Our property and equipment balance at March 31, 2007 was

$242.1 million, as compared to our predecessor's property and equipment balance as of December 31, 2006 of $653.7 million, reflecting a 63.1% decrease. The decline in depreciation expense was somewhat offset by a $0.6 million increase in amortization of intangible assets resulting from the accounting for the HPT Transaction.

Merger related expenses.    During January 2007, our predecessor recognized a charge of $45.0 million related to expenses incurred in marketing itself for sale and consummating the HPT Transaction. These costs primarily consisted of investment banking fees, other transaction advisory fees and management bonus payments.

Income (loss) from operations.    There was a net loss from operations of $59.1 million for the quarter ended March 31, 2007, compared to income from operations of $13.2 million for the same period in 2006. This decrease of $72.3 million, as compared to the 2006 period was primarily the result of the $4.3 million increase in share based compensation expense, $26.6 million of Hospitality Trust rent expense and $45.0 million of merger related expenses.

Interest and other financial costs, net.    Interest expense for the three months ended March 31, 2007 was $5.0 million, as compared to $11.4 million for the same period in 2006. This $6.4 million, or 56.3%, decrease primarily resulted from the repayment of our predecessor's indebtedness on January 31, 2007 as part of the HPT Transaction, but also due to a $1.2 million increase in interest income earned on our cash balance. The decline arising from these factors was somewhat offset by recognizing as interest expense $1.9 million of rent under our lease with Hospitality Trust in connection with the rent related to those sites we lease from Hospitality Trust that did not qualify for operating lease treatment.

Debt extinguishment expense.    In connection with the repayment of its indebtedness as a result of the HPT Transaction, our predecessor charged to expense the remaining unamortized balance of its previously incurred debt issuance costs of $15.2 million and the remaining unamortized amount of debt discount of $0.9 million related to a note payable.

Income tax provision (benefit).    Our effective tax rate for the two months ended March 31, 2007 was a benefit of 37.8%, which differed from the statutory rate primarily due to state income taxes net of the federal tax effect. Our predecessor's effective tax rates for the one month ended January 31, 2007 and the three months ended March 31, 2006 were a benefit of 64.7% and a provision of 37.8%, respectively. Our predecessor's rate for the one month ended January 31, 2007 differed from the statutory rate primarily due to deductibility for tax purposes of expenses related to stock options that were not expensed for financial reporting purposes, partially offset by certain merger related expenses recognized in the financial statements which were not deductible for income tax purposes. Our predecessor's tax rate for the three months ended March 31, 2006, differed from the statutory rate primarily due to state income taxes, net of the federal tax effect. The differences in the effective tax rates among these three periods primarily resulted from the effects of the HPT Transaction on our predecessor's results for the one month ended January 31, 2007 as well as the effects of the HPT Transaction on our results and our tax attributes.

Petro acquisition—pro forma information

On May 30, 2007, we acquired Petro, which at that time operated 45 travel centers and franchised another 24 travel centers. The following unaudited pro forma information presents our results of operations as if both the HPT Transaction and the Petro acquisition had occurred on January 1, 2007.

Three months ended March 31, 2007

(in millions of dollars)
Total revenue	$1,515.6
Gross profit	$214.5
Net loss	$(58.6)
Loss per common share	$(6.65)

These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the HPT Transaction and the Petro acquisition occurred on January 1, 2007, or that may result in the future. The pro forma results for the three months ended March 31, 2007 include $45.0 million of merger related expenses, $16.1 million of debt extinguishment expenses and $4.3 million of share based compensation expense, each incurred by our predecessor as a result of the HPT Transaction, and $1.9 million of expenses related to executive retention and separation payments. Please see our pro forma unaudited consolidated statements of operations included in this prospectus.

HISTORICAL RESULTS OF OPERATIONS FOR OUR PREDECESSOR

Year ended December 31, 2006 compared to year ended December 31, 2005

Same Site Results Comparisons

As part of the discussion and analysis of our predecessor's operating results we refer to increases and decreases in results on a same site basis. For purposes of these comparisons, a travel center is included in the following same site comparisons only if it was continuously operated by us from January 1, 2005 through December 31, 2006. Travel centers are not excluded from the same site comparisons as a result of expansions in their square footage or in the services offered.

	Year ended December 31,
	2005	2006	Change

	(dollars and gallons in thousands)
Number of company operated travel centers	135	135	—
Number of franchisee operated travel centers	20	20	—
Diesel sales volume (gallons)(1)	1,373,708	1,479,798	+7.7%
Gasoline sales volume (gallons)(1)	186,926	193,333	+3.4%
Total nonfuel revenues(1)	$823,198	$852,764	+3.6%
Total rental income	4,394	4,566	+3.9%
Total royalty revenues	4,681	4,806	+2.7%
Operating expenses(1)	406,561	423,359	+4.1%

(1)
Includes fuel volume, revenues and expenses of company operated travel centers only.

Revenues.    Our predecessor's revenues for the year ended December 31, 2006, were $4,783.5 million, which represents an increase from the year ended December 31, 2005, of $708.2 million, or 17.4%, that was primarily attributable to an increase in fuel revenue.

Fuel revenue for the year ended December 31, 2006, increased by $673.3 million, or 20.8%, as compared to the same period in 2005. The increase was principally the result of increased average selling prices for both diesel fuel and gasoline, but also resulted from increases in sales volumes for both diesel fuel and gasoline. Average diesel fuel and gasoline sales prices for the year ended December 31, 2006, increased by 15.6% and 16.3%, respectively, as compared to 2005, reflecting increased worldwide demand and political unrest in oil producing regions of the world. Our predecessor's diesel fuel and gasoline sales volumes for the year ended December 31, 2006, increased 4.5% and 4.3%, respectively, as compared to the same period in 2005. For the year ended December 31, 2006, our predecessor sold 1,646.0 million gallons of diesel fuel and 204.3 million gallons of gasoline, as compared to 1,575.5 million gallons of diesel fuel and 195.9 million gallons of gasoline for the year ended December 31, 2005. The diesel fuel sales volume increase of 70.5 million gallons resulted from a 7.7% increase in same site diesel fuel sales volumes and a net increase in sales volumes at company operated sites added or eliminated during 2005 and 2006, somewhat offset by a decrease in wholesale diesel fuel sales volumes. The gasoline sales volume increase of 8.4 million gallons was primarily attributable to a 3.4% increase in same site gasoline sales volumes and a net increase in sales volumes at company operated travel centers added or eliminated during 2005 and 2006, somewhat offset by a 3.2 million gallon, or 96.7% decrease in wholesale gasoline sales volumes. We believe the same site diesel fuel and gasoline sales volume increases resulted from our predecessor's fuel marketing strategies as well as its strong non-fuel products and services offerings. Fuel revenues were 81.6% of our predecessor's total revenues for 2006 as compared to 79.3% for 2005, principally as a result of higher fuel prices in 2006.

Non-fuel revenues for the year ended December 31, 2006, of $868.4 million increased by $34.9 million, or 4.2%, as compared to the same period in 2005. The increase was the result of a 3.6% increase in same site non-fuel revenues and the increased sales at company operated travel centers added in 2005 and 2006. We believe the same site increase reflected increased customer traffic resulting, in part, from the capital improvements that our predecessor made to its travel centers and also from our predecessor's fuel marketing strategy. Non-fuel revenues were 18.2% of our predecessor's total revenues for 2006 as compared to 20.5% for 2005, principally as a result of higher fuel prices in 2006.

Rent and royalty revenues for the year ended December 31, 2006, increased $0.1 million, or 0.6%, as compared to the same period in 2005. This was attributable to the offsetting effects of rent and royalty revenue lost as a result of the conversions of two leased sites to company operated sites during 2005, the initial and continuing franchise fees related to three franchisee owned and operated sites added in 2005 and 2006, and increases in both rent and royalty revenues on a same site basis. Royalty revenue increased 2.7% on a same site basis and there was a 3.9% increase in same site rent revenue.

Cost of goods sold (excluding depreciation).    Cost of goods sold for the year ended December 31, 2006, was $4,123.4 million, an increase of $672.7 million, or 19.5%, as compared to the same period in 2005 that was primarily attributable to an increase in fuel cost.

Fuel cost for the year ended December 31, 2006, increased by $659.1 million, or 21.2%, as compared to the same period in 2005. The increase was attributable principally to increased market prices for our predecessor's purchases of diesel fuel and gasoline, but also resulted from the increases in sales volumes for both diesel fuel and gasoline as described above. Average diesel fuel and gasoline purchase prices for the year ended December 31, 2006, increased by 15.9% and 17.9%, respectively, as compared to the same period in 2005, reflecting increases in commodity prices that were attributable to higher crude oil costs due to increased worldwide demand and political unrest in oil producing regions of the world.

Non-fuel cost of goods sold for the year ended December 31, 2006, of $361.9 million included an increase of $13.6 million, or 3.9%, as compared to the same period in 2005. This increase was primarily attributable to the increased level of non-fuel sales described above.

Site level operating expenses.    Site level operating expenses included the direct expenses of company operated sites and the ownership costs of franchisee operated sites. Our predecessor's site level operating expenses increased by $6.4 million, or 1.6%, to $415.9 million for the year ended December 31, 2006, compared to $409.5 million for the same period in 2005. This increase resulted from a $16.7 million, or 4.1%, increase on a same site basis and a net increase resulting from company operated travel centers added or eliminated during 2005 and 2006, which increases were somewhat offset by a $4.4 million net reduction of operating expense recognized in June 2006 upon the settlement of certain claims as described below under the heading "Other income (expenses), net" and a $1.3 million reduction of expenses recognized in December 2006 resulting from a refund of funds previously seized by the government in 2005 as proceeds of alleged illegal gambling via video games at certain travel centers we own. During 2005, our predecessor recognized expense of $5.3 million in connection with the seizure. The same site increase was primarily related to the increased costs necessary to support the increased level of non-fuel sales and also reflected both higher credit card transaction fees associated with increases in fuel costs and an increase in energy costs. On a same site basis, site level operating expenses as a percentage of non-fuel revenues for the year ended

December 31, 2006 were 49.6%, compared to 49.4% for the same period in 2005, reflecting the effects of increased credit card transaction fees and utility costs.

Selling, general and administrative expenses.    Selling, general and administrative expenses included corporate overhead and administrative costs, and for the year ended December 31, 2006, were $61.3 million, representing a $8.3 million, or 15.6% increase, from the same period in 2005 that was primarily attributable to personnel costs and share based compensation expense. Personnel costs for the year ended December 31, 2006, increased $3.8 million over the same period in 2005 due both to increases in the number of employees and salary increases. Share based compensation expense for the year ended December 31, 2006, increased by $3.0 million over the same period in 2005. The increased level of share based compensation expense in 2006 as compared to 2005 resulted from the number of performance stock options that vested in the 2006 period in combination with an increase in the estimated value of those options.

Real estate lease rent expense.    Real estate lease rent expense for the year ended December 31, 2006 was $11.0 million as compared to $10.9 million for the year ended December 31, 2005. This increase of $0.1 million, or 1.2%, was primarily due to increases in rents upon exercise of renewal options.

Depreciation and amortization expense.    Depreciation and amortization expense for the year ended December 31, 2006, was $71.9 million, as compared to $65.0 million for the same period in 2005, an increase of $6.9 million, or 10.6%. This increase resulted from our predecessor's investments in additional depreciable assets in 2005 and 2006 and an increased level of asset abandonments during 2006 that was largely related to two sites that were razed in preparation for rebuilding.

Merger and refinancing expenses.    During the year ended December 31, 2006, our predecessor recognized a charge of $4.9 million related to expenses incurred in marketing itself for sale, primarily costs related to debt financings that were not pursued to completion.

Gain on asset sales.    For the year ended December 31, 2006, the gain on asset sales of $0.5 million primarily was generated from the sale of excess land, while the gain on asset sales of $0.2 million for the year ended December 31, 2005, primarily was generated from the sale of one company operated travel center.

Income from operations.    Our predecessor generated income from operations of $95.5 million for the year ended December 31, 2006, compared to income from operations of $86.3 million for the same period in 2005. This increase of $9.2 million, or 10.7%, was primarily the result of the increased gross profit that resulted from increased fuel and non-fuel sales volumes and increased fuel margin per gallon and non-fuel gross profit percentage. The increased gross profit was somewhat offset by increased operating expenses.

Other income (expense), net.    In 2006 our predecessor reached settlements of two claims made in connection with transactions that occurred in 2000. Our predecessor incurred $1.2 million of expenses in the 2006 period prior to the settlement in pursuit of these claims. As a result of the settlements, which totaled $6.9 million, our predecessor recognized $5.6 million as a reduction of operating expenses because it represented the recovery of related expenses that had been incurred in 2006 and prior years. The remaining $1.3 million of the settlement amounts represented a gain on claim settlements and was recognized in non-operating income. During the year ended December 31, 2005, our predecessor incurred $39.6 million of expenses in connection with a refinancing and recognized a gain on sale of investment of $2.0 million in 2005. This gain was related to the 2004 sale of an equity investment and was recognized in 2005 when the last portion of sale proceeds was released from escrow as a result of the resolution of certain contingencies.

Interest and other financial costs, net.    Interest and other financial costs, net, for the year ended December 31, 2006, of $47.5 million decreased by $1.0 million, or 2.1%, compared to the same period in 2005. This decrease resulted from a reduction in our predecessor's weighted average effective borrowing rates as a result of its June 2005 refinancing.

Income taxes.    Our predecessor's effective income tax rates for the years ended December 31, 2005 and 2006, were 1,079.0% and 37.1%, respectively. These rates differed from the federal statutory rate due primarily to state income taxes, partially offset by the benefit of certain tax credits and, for 2005, the effect of the nondeductibility of a $5.3 million charge described above in "Site level operating expenses." The difference in these effective tax rates between the 2006 period and the 2005 period was primarily the result of changes in effective state tax rates and the effect of the nondeductibility of the $5.3 million charge in 2005. As a result of our predecessor's near break even pre-tax income for 2005 of $0.2 million, the nondeductibility of the $5.3 million charge that was expensed in arriving at the pre-tax income had a much larger effect on the effective tax rate in 2005 than would have been the case in 2006 when the pre-tax income was $49.3 million.

Year ended December 31, 2005 compared to year ended December 31, 2004

Same Site Results Comparisons

As part of the discussion and analysis of our predecessor's operating results we refer to increases and decreases in results on a same site basis. For purposes of these comparisons, a travel center is included in the following same site comparisons only if it was continuously operated by us from January 1, 2004 through December 31, 2005. Travel centers are not excluded from the same site comparisons as a result of expansions in their square footage or in the services offered.

	Year ended December 31,
	2004	2005	Change

	(dollars and gallons in thousands)
Number of company operated travel centers	122	122	—
Number of franchisee operated travel centers	20	20	—
Diesel sales volume (gallons)(1)	1,138,996	1,244,421	+9.3%
Gasoline sales volume (gallons)(1)	171,903	172,352	+0.3%
Total nonfuel revenues(1)	$692,431	$742,755	+7.3%
Total rental income	4,243	4,394	+3.6%
Total royalty revenues	4,438	4,681	+5.5%
Operating expenses(1)	336,357	363,543	+8.1%

(1)
Includes fuel volume, revenues and expenses of company operated travel centers only.

Revenues.    Our predecessor's revenues for 2005 were $4,075.3 million, which represented an increase from 2004 of $1,397.4 million, or 52.2%, that was the result of increases in both fuel revenue and non-fuel revenues. The fuel and non-fuel revenue increases are in part the result of the addition of eleven travel centers acquired in December 2004 and in part the result of factors described below.

Fuel revenue for 2005 increased by $1,272.6 million, or 65.0%, as compared to 2004. The increase was principally from increased average selling prices for both diesel fuel and gasoline. These prices increased by 43.7% and 28.2%, respectively, as compared to 2004, reflecting increases in commodity prices resulting from higher crude oil costs due to increased worldwide demand, refinery outages and other refined petroleum product supply disruptions, including the effects of hurricanes Katrina and Rita in late 2005. Diesel fuel and gasoline sales volumes for 2005 increased 17.7% and 7.1%, respectively, as compared to 2004. In 2005, our predecessor sold 1,575.5 million gallons of diesel fuel and 195.9 million gallons of gasoline, as compared to 1,338.0 million gallons of diesel fuel and 182.9 million gallons of gasoline sold in 2004. The diesel fuel sales volume increase of 237.4 million gallons primarily resulted from a 115.4 million gallon net increase in sales volume at travel centers that our predecessor added or eliminated during 2004 and 2005, and a 9.3% increase in same site diesel fuel sales volumes. Our predecessor also increased sales volume of wholesale diesel fuel in 2005 by 18.8 million gallons, or 20.6%, over the 2004 level. The gasoline sales volume increase of 13.0 million gallons, or 7.1%, was primarily attributable to a 14.8 million gallon net increase in sales volumes at company operated travel centers our predecessor added or eliminated during 2004 and 2005, and a 0.3% increase in same site gasoline sales volumes, partially offset by a 2.4 million gallon decrease in wholesale gasoline sales volumes. We believe the same site diesel fuel sales volume increase resulted from an expanded freight market in 2005 and our predecessor's fuel marketing strategies, somewhat offset by an increase in the level of freight carried by train instead of truck and an increase in trucking fleets' self fueling at their own terminals due to wide fluctuations in, and high levels of, diesel prices in 2005. The same site increase in gasoline sales volume resulted primarily from increased motorist visits to our travel centers as a result of our predecessor's more aggressive retail gasoline pricing program as well as site improvements made as part of our predecessor's capital investment program, partially offset by the negative effects on motorist purchases caused by the high prices and the supply disruptions resulting from hurricanes Katrina and Rita in late 2005. We believe the decreases in wholesale sales volumes for both diesel and gasoline resulted from the volatility in commodity prices during 2005, coupled with the high level of commodity prices and our predecessor's decision to be less active in wholesale gasoline sales. Fuel revenues were 79.3% of our predecessor's total revenues for 2005 as compared to 73.2% for 2004, principally as a result of higher fuel prices.

Non-fuel revenues for 2005 of $833.5 million reflected an increase of $125.5 million, or 17.7%, as compared to 2004. The increase was primarily attributable to the $73.3 million net increase in sales at the company operated travel centers our predecessor added or eliminated during 2004 and 2005 and also was attributable to a 7.3% increase in same site non-fuel revenues. We believe the same site increases reflected increased customer traffic resulting, in part, from the capital improvements that our predecessor made to renovate our travel centers, from an expanded freight market and from our predecessor's competitive fuel marketing strategies. Non-fuel revenues were 20.5% of our predecessor's total revenues for 2005 as compared to 26.4% for 2004, principally as a result of higher fuel prices.

Rent and royalty revenues for 2005 decreased $0.7 million, or 6.8%, as compared to 2004, attributable to the rent and royalty revenue lost as a result of the conversions of four franchisee leased and operated travel centers to company operated travel centers during 2004 and 2005. This decrease was partially offset by a 5.5% increase in same site royalty revenue and a 3.6% increase in same site rent revenue.

Cost of goods sold (excluding depreciation).    Cost of goods sold for 2005 were $3,450.8 million, which represents an increase from 2004 of $1,303.8 million, or 60.7%, that was primarily attributable to an increase in fuel cost.

Fuel cost for 2005 increased by $1,245.4 million, or 67.1%, as compared to 2004. The increase was attributable principally to increased market prices for diesel fuel and gasoline, but also resulted from the increases in sales volumes for both diesel fuel and gasoline that were described above. Average diesel fuel and gasoline purchase prices for 2005 increased by 45.6% and 29.3%, respectively, as compared to 2004, reflecting increases in commodity prices that were attributable to higher crude oil costs due to increased worldwide demand, political unrest in certain oil producing regions of the world and supply disruptions caused by hurricanes Katrina and Rita.

Non-fuel cost of goods sold for 2005 of $348.3 million included an increase of $58.4 million, or 20.1%, as compared to 2004. This increase is primarily attributable to the increased level of non-fuel sales described above.

Site level operating expenses.    Site level operating expenses increased by $63.2 million, or 18.2%, to $409.5 million for 2005 compared to $346.3 million for 2004. This increase was primarily attributable to a net increase resulting from travel centers that our predecessor added or eliminated during 2004 and 2005, and a 8.1% increase on a same site basis. The increase was also due in part to a $5.3 million charge our predecessor recorded in 2005 in connection with a seizure of funds by the government in a legal dispute concerning revenues we received from a vendor operating certain video games alleged by the government to be illegal gambling devices.

Selling, general and administrative expenses.    Selling, general and administrative expenses for 2005 were $53.1 million, which reflected a $9.9 million, or 22.9%, increase from 2004 that was primarily attributable to stock compensation costs. Stock compensation expense for 2005 was $8.9 million, primarily related to the vesting of performance stock options. Stock compensation expense for 2004 was $0.1 million. The remaining $1.0 million increase was primarily due to increased personnel costs, partially resulting from the addition of sites in late 2004.

Depreciation and amortization expense.    Depreciation and amortization expense for 2005 was $65.0 million, compared to $58.8 million for 2004, an increase of $6.2 million, or 10.6%, that was primarily due to travel centers acquired in December 2004, as well as other capital additions purchased in 2004 and 2005.

Real estate lease rent expense.    Real estate lease rent expense for the year ended December 31, 2005, was $10.9 million as compared to $15.9 million for the year ended December 31, 2004. This decrease of $5.0 million, or 31.4%, was primarily due to the termination, effective December 1, 2004, of a lease agreement under which our predecessor leased eight travel centers. At the termination of this lease, our predecessor acquired the previously leased assets.

(Gain) loss on asset sales.    For 2005, gain on asset sales of $0.2 million arose primarily from the sale of a travel center and excess land, while gain on asset sales of $2.5 million for 2004 was generated primarily from the sale of two company operated travel centers, one closed travel center and our predecessor's fractional shares of three aircraft.

Income from operations.    Our predecessor generated income from operations of $86.3 million for 2005, compared to income from operations of $69.3 million for 2004. This increase of $17.0 million, or 24.6%, as compared to 2004 was primarily attributable to the increased level of gross margin which was partially offset by the increased level of expenses, especially stock compensation expense and the write off related to funds seized by the government as described above.

Other income (expense), net.    Until April 2004, our predecessor owned 21.5% of an equity investee and recognized $0.2 million in 2004 as its equity share of the investee's earnings. There were no such investees in 2005. Our predecessor's gain on sale of investment of $2.0 million for 2005 resulted from the 2004 sale of this equity investment. During 2004, a gain of $1.6 million was recognized when the transaction closed, and an additional gain was recognized in 2005 when the last portion of sales proceeds was released from escrow as a result of the resolution of certain contingencies. For 2005, our predecessor recognized $39.6 million of debt extinguishment and refinancing expenses in connection with refinancing transactions in that year. For 2004, our predecessor recognized $1.7 million of debt extinguishment and refinancing expenses in connection with 2004 refinancing transactions.

Interest and other financial costs, net.    Interest and other financial costs, net, for 2005 increased by $2.5 million, or 5.3%, compared to 2004. This increase primarily resulted from the increased level of interest rates in 2005 as compared to 2004.

Income taxes.    Our predecessor's effective income tax rates for the years ended December 31, 2004 and 2005 were 36.3% and 1,079.0%, respectively. These rates differed from the federal statutory rate due primarily to state and foreign income taxes partially offset by the benefit of certain tax credits, and for 2005 the effect of the nondeductibility of the $5.3 million charge resulting from the seizure of funds by the government. The difference in these effective tax rates between 2005 and 2004 was primarily the result of changes in effective state tax rates and the effect of the nondeductibility of the $5.3 million charge in 2005. As a result of our predecessor's near break even pre-tax income for 2005 of $0.2 million, the nondeductibility of the $5.3 million charge that was expensed in arriving at the pre-tax income had a much larger effect on the effective tax rate in 2005 than would have been the case in 2004 when the pre-tax income was $23.3 million.

Rip Griffin Acquisition—pro forma information

On December 1, 2004, our predecessor acquired from Rip Griffin Truck Service Center, Inc. the assets related to eleven travel centers. The results from these eleven sites were included in our predecessor's results from that date. The following unaudited pro forma information presents our predecessor's results of operations as if the acquisition of the Rip Griffin sites had taken place on January 1, 2004.

Year ended December 31, 2004

(in millions of dollars)
Total revenue	$2,880.0
Gross profit	$577.9
Income before extraordinary item and accounting change	$18.1
Net income	$18.1

These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on January 1, 2004, or that may result in the future.

CRITICAL ACCOUNTING POLICIES

The preparation of our financial statements in accordance with accounting principles generally accepted in the U.S. requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The critical accounting policies we employ in the preparation of our consolidated financial statements are those which involve allowances for doubtful accounts receivable, asset impairment, reserves for self insurance, environmental liabilities, income tax accounting and accounting for leases.

We maintain our allowances for doubtful accounts receivable based on historical payment patterns, aging of accounts receivable, periodic review of customers' financial condition, and actual write off history. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Our accounting policies require recording impairment losses on long lived assets to reduce the carrying value of certain assets to their fair value. This could occur under our policies in two types of cases: (1) when assets are used in operations, events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of those assets; and (2) when assets are to be disposed of and their carrying values exceed the estimated fair value of the asset less the estimated cost to sell the asset. Estimated cash flows are based on historical results adjusted to reflect the best estimate of future market and operating conditions. Our estimates of fair value are based on industry trends and references to market rates and transactions.

We have not recognized an impairment charge with respect to any of our intangible assets. We annually assess goodwill and intangible assets with indefinite lives for impairment. A number of assumptions and methods are used in preparation of valuations underlying impairment tests, including estimates of future cash flows and discount rates. Applying significantly different assumptions or valuation methods could result in different results from these impairment tests. Similarly, defining the reporting unit differently could lead to a different result for goodwill.

We are partially self insured with respect to general liability, workers' compensation, motor vehicle and group health benefits claims up to certain stop loss amounts ranging from $100,000 to $500,000. Provisions are established under these partial self insurance programs for both estimated losses on known claims and claims incurred but not reported, based on claims histories. The most significant risk of this methodology is its dependence on claims histories, which are not always indicative of future claims. To the extent an estimate is inaccurate, expenses and net income may be understated or overstated. Although some variation to actual results occurs, historically our predecessor experienced variability that has not been material. For the years ended December 31, 2004, 2005 and 2006, our predecessor's aggregate provisions amounted to $25.3 million, $25.8 million, and $26.1 million, respectively. For the years ended December 31, 2004, 2005 and 2006, our predecessor paid $23.9 million, $25.4 million and $27.5 million, respectively, on claims related to these partial self insurance programs. At December 31, 2005 and 2006, our predecessor's aggregated liability related to these partial self insurance programs was $12.2 million and $10.8 million, respectively, which our predecessor believed was adequate to cover both reported and incurred but not reported claims.

We establish or adjust environmental contingency reserves when the responsibility to remediate becomes probable and the amount of associated costs is reasonably determinable.

As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operated. The process involves estimating actual current tax expense along with assessing temporary differences resulting from differing treatment of items for financial statement and tax purposes. These timing differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We are required to record a valuation allowance to reduce deferred tax assets if we are not able to conclude that it is more likely than not these assets will be realized.

Accounting for leases is an additional critical accounting policy of ours. Each time we enter a new lease or materially modify an existing lease we evaluate its classification as either a capital lease or an operating lease. The classification of a lease as capital or operating affects whether and how the transaction is reflected in our balance sheet, as well as our recognition of rental payments as rent or interest expense. These evaluations require us to make estimates of, among other things, the remaining useful life and residual value of a leased property, appropriate discount rates and future cash flows. Incorrect assumptions or estimates may result in misclassification of our leases. These policies involve significant judgments based upon our experience, including judgments about current valuations, estimated useful lives, and salvage or residual values. In the future we may need to revise our assessments to incorporate information which is not known at the time of our previous assessments, and such revisions could increase or decrease our depreciation expense related to properties that we lease, result in the classification of some of our leases as other than operating leases or decrease the carrying values of some of our assets.

Any or all of these policies, applied in the future with the benefit of additional facts or better estimates which were not known or available at the time the various required evaluations were made, could result in revisions to estimated liabilities, adjustments to reduce assets to their fair value or recognition of expenses.

With the exception of accounting for leases, our critical accounting policies described above were also our predecessor's critical accounting policies. Our predecessor was also reliant upon other accounting policies which it considered critical, but which we believe are unlikely to have continuing importance to us, including policies regarding accounting for agreements under which certain members of our predecessor's management purchased shares of our predecessor's stock which was subject to redemption under certain conditions and for options to purchase our predecessor's stock which were granted to certain members of our predecessor's management. Each of these accounting policies was complicated by the fact that our predecessor's stock was privately held, subjecting the related accounting to subjective valuation estimates.

Changes in accounting principle

FAS 123R.    Effective January 1, 2006, our predecessor adopted Statement of Financial Accounting Standards No. 123(R), "Share Based Payment" (FAS 123R), which replaced FAS No. 123, "Accounting for Stock Based Compensation," and superseded Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." FAS 123R requires compensation cost relating to share based payment transactions be recognized in the financial statements. Our predecessor adopted FAS 123R using the prospective approach; accordingly, prior periods were not restated. There was no effect on our predecessor's balance sheet or results of operations as a result of the adoption of FAS 123R. Prior to January 1, 2006, our predecessor measured compensation costs related to share based payments under APB 25, as permitted by FAS 123, and provided pro forma disclosure in the notes to financial statements as required by FAS 123. FAS 123R does not allow the pro forma disclosure previously permitted by FAS 123.

Under APB 25, our predecessor accounted for employee share options using the intrinsic value method of accounting. For share options that vested based on the passage of time, no share based compensation cost was reflected in our predecessor's consolidated statements of operations because for all such options the exercise price equaled the estimated market value of the underlying share on the date of grant. For share options that vested based on attaining specified financial return performance targets, no share based compensation cost was reflected in our predecessor's consolidated statements of operations until such time as attaining of the targets was determined to be probable, which was not the case for the options granted under our predecessor's 2001 stock plan until the fourth quarter of 2005. Our predecessor had not granted options since the adoption of FAS 123R, but in April 2006 it modified certain outstanding options and, accordingly, began accounting for these modified options as prescribed by FAS 123R. As a result, our predecessor recognized share based compensation expense with respect to these modified stock options in the financial statements for the year ended December 31, 2006.

FIN 48.    Effective January 1, 2007, we adopted the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes methods for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. There was no material impact on our financial statements as a result of our adoption of FIN 48.

LIQUIDITY AND CAPITAL RESOURCES

Our principal liquidity requirements are to meet our operating expenses, including rent to Hospitality Trust, our capital expenditures and our working capital requirements. Our sources of liquidity to meet these requirements are our operating cash flow, our cash balance and our ability to draw capital improvement funding under the terms of our leases with Hospitality Trust.

The primary risks we face with respect to our operating cash flow include decreased demand for our products and services, including that which may be caused by the volatility of prices of petroleum based products. A reduction of our revenue without an offsetting reduction in our operating expenses may cause us to use our cash at a rate that we cannot sustain for extended periods. Also, a significant increase in the prices we must pay to obtain fuel may increase our cash requirements for working capital.

We anticipate that we will be able to fund our working capital needs and capital expenditures in the short term with funds generated by our operations, our cash balances and from our ability to draw improvement funding under the terms of our leases with Hospitality Trust. Over the longer term, we may seek additional forms of financing, including accessing public capital markets for debt or equity, the sale and lease back of travel centers that we own, develop or acquire and the credit facility which we are currently negotiating. We are currently having discussions with a large commercial bank for a new credit facility. We expect this credit facility to be for at least $100 million and to be secured by our accounts receivable and inventory.

OFF BALANCE SHEET ARRANGEMENTS

As of March 31, 2007, we did not have any off balance sheet arrangements. As part of the Petro acquisition, we acquired a 40% interest in a joint venture that owns one travel center that we operate. This travel center is encumbered by mortgage debt of approximately $15 million. Petro historically has accounted, and we expect to account, for the investment in the joint venture on the equity method; and, therefore, Petro has not recorded, and we will not record, a liability for 40% of this mortgage debt. Petro was not and we are not directly liable for this debt, but our investment in this joint venture of approximately $16 million would be substantially lost if the joint venture defaulted on this debt and the joint venture's property was lost to foreclosure.

SUMMARY OF PRO FORMA CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table summarizes our expected obligations as of December 31, 2006, on a pro forma basis for the HPT Transaction and the Petro acquisition, to make future required payments under various agreements.

	Payments due by period
	Total	2007	2008-2009	2010-2011	Thereafter

	(In millions of dollars)
Long term debt(1)	$261.3	$—	$261.3	$—	$—
Leases with Hospitality Trust(2)	3,792.3	215.9	442.8	459.8	2,673.8
Other operating leases	166.8	19.5	34.9	30.0	82.4
Employee retention and separation payments	20.1	14.3	5.8	—	—
Other long term liabilities	28.4	7.9	7.3	2.9	10.3

Total contractual obligations	$4,268.9	$257.6	$752.1	$492.7	$2,766.5

(1)
All of our predecessor's debt was repaid in connection with the HPT Transaction. The debt assumed in the Petro acquisition was covenant defeased and is expected to be fully repaid in February 2008 when it is first callable. The amount shown includes the principal of this debt and the prepayment premium. We have marketable securities in escrow to fund the repayment of this debt as well as the prepayment premium and interest that is payable through the expected repayment date.

(2)
These pro forma amounts are presented as if our leases with Hospitality Trust for 186 travel centers commenced on January 1, 2007.

At March 31, 2007, letters of credit were our primary outstanding trade commitments. On a pro forma basis for the Petro acquisition, we had outstanding $34.4 million of letters of credit. Until we have established a credit facility, we have secured these letters of credit with cash deposits of $36.0 million. As of May 31, 2007, we also had commitments to purchase land or operating travel centers for an aggregate of $21.4 million.

SEASONALITY

Our revenues during a year are often lowest in the first quarter when movement of freight by professional truck drivers and motorist travel are historically at their lowest seasonal levels. Our revenues in the fourth quarter of a year are often somewhat lower than those of the second and third quarters because, while the fourth quarter is often positively impacted by increased movement of freight in preparation for various national holidays, that positive impact is often more than offset by a reduction in freight movement caused by vacation time associated with those holidays taken by professional truck drivers.

INFLATION AND DEFLATION

Inflation in the past several years in the U.S. has been modest. Future inflation might have both positive or negative impacts on our business. Rising price levels may allow us to increase revenues, but may also impact our operating costs. Our revenues may change by either more or less than the rate of change in our expenses. Because a large component of our expenses will consist of fixed rental obligations to Hospitality Trust, we may be adversely affected by declines in general price levels, or deflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of May 31, 2007, we had no obligations for funded debt (other than the covenant defeased notes that resulted from the Petro acquisition) and were not directly affected by changes in market interest rates. However, we expect to obtain a revolving credit facility secured by some of our assets. We expect that such a line of credit may bear interest for funded amounts at floating rates. We may from time to time consider our exposure to interest rate risks if we have or expect to have material amounts of floating rate obligations, and in those circumstances we may decide to purchase interest rate caps or other hedging instruments.

We are exposed to risks arising from market changes in the availability and price of fuel. Some of these changes may arise from local conditions, such as a malfunction in a particular pipeline or at a particular terminal. However, most of these risks arise from national or international conditions, such as weather related shut downs of oil drilling or refining capacities, political instability in oil producing regions of the world or terrorism. Almost all of these risks are beyond our control. These risks may also arise from changes in the demand for fuel, particularly those changes which result from increases and decreases in economic activities. Because petroleum products are traded in commodity markets, material changes in demand for fuel worldwide, such as the recent increases in fuel demand in India and China, may have a material impact upon the prices we have to pay for fuel.

We attempt to mitigate our exposure to fuel price market risks in four ways. First, we maintain supply contracts and arrangements for diesel fuel with several different suppliers for each of our travel centers; if one supplier has a local problem we may be able to obtain fuel supplies from other suppliers. Second, we maintain modest fuel inventories, generally about three days of fuel sales; modest inventories may mitigate the risk that we sell fuel for less than its cost in the event of rapid price declines. Third, we sell a majority of our diesel fuel at contracted prices determined as cents per gallon above a benchmark which is reflective of the market costs for fuel; by selling on such terms we may be able to maintain our margin per gallon despite changes in the prices we pay for fuel. Finally, we may from time to time purchase or sell futures contracts for fuel.

Management

The following table lists the names, ages and positions of our directors and our executive officers as of May 31, 2007:

Name	Age	Position

Barry M. Portnoy	61	Managing Director (term will expire in 2008)
Thomas M. O'Brien	41	Managing Director (term will expire in 2009), Chief Executive Officer and President
Arthur G. Koumantzelis	76	Independent Director (term will expire in 2008)
Barbara D. Gilmore	57	Independent Director (term will expire in 2009)
Patrick F. Donelan	65	Independent Director (term will expire in 2010)
John R. Hoadley	36	Executive Vice President, Chief Financial Officer and Treasurer
Larry W. Dockray	56	Executive Vice President of Operations
Peter P. Greene	42	Executive Vice President of Real Estate Acquisitions and Development
Michael J. Lombardi	55	Executive Vice President of Sales
Joseph A. Szima	55	Executive Vice President of Marketing

DIRECTORS

Our board of directors consists of five members divided into three classes, with each class serving for a staggered three year term. At each annual meeting of our shareholders, a class of directors is elected for a three year term to succeed the directors of the same class whose terms are then expiring. There are no voting agreements or other contractual arrangements relating to the election of the members of our board.

Our LLC agreement categorizes our board of directors into "Managing Directors" who are active in our day to day business and "Independent Directors" who are independent of our management as independence is defined in our LLC agreement and the applicable rules of the principal stock exchange on which our securities are listed. Our LLC agreement requires that a majority of our board of directors be independent directors.

MANAGING DIRECTORS

Barry M. Portnoy serves as one of our Managing Directors. Mr. Portnoy has been one of the managing trustees or directors of Hospitality Trust, HRPT Properties Trust, or HRPT Properties, Senior Housing Properties Trust, or Senior Housing, and Five Star Quality Care, Inc., or Five Star, since each began business in 1995, 1986, 1999 and 2001, respectively. Mr. Portnoy has been a director and owner of RMR Advisors, Inc. and a trustee of each of the funds it manages since their founding beginning in 2003, including RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund, collectively the RMR Funds. Mr. Portnoy has been an owner, director and chairman of Reit Management since it began business in 1986. From 1978 through March 1997, Mr. Portnoy was a partner of the law firm of Sullivan & Worcester LLP, and he was chairman of that firm from

1994 to 1997. Mr. Portnoy is a Group I director and will serve until our 2008 annual meeting of shareholders.

Thomas M. O'Brien serves as one of our Managing Directors and as our President and Chief Executive Officer. Mr. O'Brien has been Senior Vice President of Reit Management since 2006 and was Vice President of Reit Management prior to that time since 1996. Mr. O'Brien was the President and a Director of RMR Advisors, Inc. and President and Chief Executive Officer of each of the RMR Funds since their founding beginning in 2003 until May 2007. From 2002 through 2003, Mr. O'Brien served as Executive Vice President of Hospitality Trust, where he had previously served as Treasurer and Chief Financial Officer since 1996. Prior to 1996 Mr. O'Brien was a senior manager with Arthur Andersen LLP. Mr. O'Brien is a Group II director and will serve until our 2009 annual meeting of shareholders.

INDEPENDENT DIRECTORS

Arthur G. Koumantzelis was the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from 1998 until his retirement from that position in 2007. Mr. Koumantzelis also has been a director of Five Star since 2001. Mr. Koumantzelis was a trustee of Hospitality Trust from 1995 until his resignation in January 2007 prior to our spin off. Mr. Koumantzelis has been a trustee of each of the RMR Funds since their founding. Mr. Koumantzelis was a trustee of Senior Housing from 1999 until his resignation in 2003. Mr. Koumantzelis was formerly the chief financial officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Mr. Koumantzelis is a Group I director and will serve until our 2008 annual meeting of shareholders.

Barbara D. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore has been a director of Five Star since 2004. Ms. Gilmore is a Group II director and will serve until our 2009 annual meeting of shareholders.

Patrick F. Donelan has been principally employed as a private investor since December 2003. Mr. Donelan has been a trustee of HRPT Properties since 1998. Mr. Donelan was the Non-Executive Chairman and member of the advisory board until 2003, and was Chief Executive Officer through 2002, of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. Mr. Donelan was an investment banker at Dresdner Kleinwort Wasserstein, the U.K. based investment banking subsidiary of Dresdner Bank of Germany from 1995 to 2001. Mr. Donelan is a Group III director and will serve until our 2010 annual meeting of shareholders.

EXECUTIVE OFFICERS

Thomas M. O'Brien is our President and Chief Executive Officer, in addition to being a Managing Director as described above.

John R. Hoadley is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Hoadley has been Senior Vice President of Reit Management since 2006 and was Vice President prior to that time since 2001. Mr. Hoadley was Treasurer and Chief Financial Officer of Senior Housing from 2001 to 2007. From 1999 to 2001, Mr. Hoadley served as the Controller of Hospitality Trust. Prior to

1998, Mr. Hoadley was a senior accountant with Arthur Andersen LLP. Mr. Hoadley is a certified public accountant.

Larry W. Dockray is our Executive Vice President of Operations. Mr. Dockray served our predecessor in this capacity since November 2006 and previously as a Regional Vice President since 1993. Prior to joining our predecessor, Mr. Dockray spent nine years as a district manager first with The Standard Oil Company of Ohio, or Sohio, and then with BP after it acquired Sohio.

Peter P. Greene is our Executive Vice President of Real Estate Acquisitions and Development. Mr. Greene served our predecessor in this capacity since January 2007, as a Senior Vice President of Development and Franchising since 2003, as Vice President of Strategic Development since January 2001 and in various other positions since 1996. Prior to 1996, he spent two years with Tosco Corporation (subsequently merged into what is now ConocoPhillips) and nine years with BP in various management positions.

Michael J. Lombardi is our Executive Vice President of Sales. Mr. Lombardi served our predecessor in this capacity since January 2007 and as Senior Vice President of Sales since June 2006. Prior to joining our predecessor, Mr. Lombardi was employed for seven years in senior positions in the global marketing and customer service divisions of Ford Motor Company and thirteen years in the retail marketing division of BP.

Joseph A. Szima is our Executive Vice President of Marketing. Mr. Szima served our predecessor in this capacity since January 2007, as Senior Vice President and Assistant Secretary since March 2004 and as a Regional Vice President since 1996. Prior to joining our predecessor, Mr. Szima was employed for ten years by BP in various management positions.

Each of our executive officers is elected by, and serves at the discretion of, our board of directors. Each of our executive officers except Messrs. O'Brien and Hoadley devote his full time to our affairs. Messrs. O'Brien and Hoadley devote at least 80% of their business time to our affairs and the balance to the business of Reit Management, where they each continue to serve as senior vice presidents.

Until February 27, 2007, Timothy L. Doane was our President and Chief Executive Officer, and James W. George was our Executive Vice President, Chief Financial Officer and Secretary. As of that date, Messrs. Doane and George resigned as our officers. Mr. Doane served us and our predecessor as President and Chief Executive Officer since 2005, as President and Chief Operating Officer since July 2003, as Senior Vice President of Marketing prior to that from January 2001 and in various other positions since 1995. Mr. George served us and our predecessor as Executive Vice President, Chief Financial Officer and Secretary since 2003, as Senior Vice President, Chief Financial Officer and Secretary since 1997 and in various other positions since 1993.

From our formation in October 2006 until January 31, 2007, John G. Murray was our president and Mark L. Kleifges was our treasurer. Messrs. Murray and Kleifges resigned those positions as of the completion of the HPT Transaction. Mr. Murray is president of Hospitality Trust and has been for over five years. Mr. Kleifges is treasurer and chief financial officer of Hospitality Trust and has been since 2002. Until 2002, Mr. Kleifges was a partner with Arthur Andersen LLP for more than nine years.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has established three committees, consisting of an audit committee, a compensation committee and a nominating and governance committee. Each of the these committees is comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan, who are independent of us under applicable AMEX listing standards and under the charter of each respective committee and, in the case of the audit committee, the independence requirements of the SEC. Copies of the charters of our audit, compensation and nominating and governance committees are posted on our website, www.tatravelcenters.com. Our website address is included several times in this prospectus as a textual reference only, and the information in the website is not incorporated by reference into this prospectus.

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Audit Committee. The responsibilities of our audit committee are to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function.

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Compensation Committee. Our compensation committee's responsibilities include: (1) evaluating the services provided by, and compensation paid by us to, individuals who serve as our president and chief executive officer, our other executive officers and our director of internal audit; (2) evaluating compensation paid to employees generally; (3) reviewing, evaluating and approving our management and shared services agreement with Reit Management; and (4) the evaluation and administration of, and approval of grants under, our equity compensation plans.

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Nominating and Governance Committee. The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to the board the director nominees for each annual meeting of shareholders or when board vacancies occur; and (2) development and recommendation to the board of a set of governance principles.

FINANCIAL EXPERT

Our board has designated Mr. Koumantzelis as the financial expert serving on our audit committee in accordance with applicable AMEX and SEC rules. We believe Mr. Koumantzelis is qualified to serve as an audit committee financial expert because of his experience as a member of the audit committees of other publicly owned companies, as the chief financial officer of a company which was required to file reports with the SEC and as a certified public accountant who was responsible for auditing companies which filed SEC reports.

COMPENSATION OF DIRECTORS

For their services as directors, we pay each independent director an annual fee of $25,000, plus a fee of $500 for each board and committee meeting attended to a maximum of $1,000 per day. In addition, for their services as directors, each director will receive an annual grant of 1,500 of our common shares in 2007 and following each annual meeting of shareholders commencing in 2008. Board members are not separately compensated for serving on board committees; however, we pay each board member serving as chairman of our audit committee, compensation committee and nominating and governance committee additional annual fees of $7,500, $2,500 and $2,500, respectively. We reimburse directors for reasonable out of pocket expenses incurred in attending meetings of the board of directors or board committees on which they serve. Messrs. Portnoy and O'Brien, our Managing Directors, do not receive any cash compensation for their services as directors, but they will receive annual share grants and they may be reimbursed for their expenses.

Neither we nor our predecessor paid compensation to our respective directors in or for 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our compensation committee members is our employee, an employee of any of our subsidiaries or an employee of Reit Management.

Until January 11, 2007, Mr. Koumantzelis was a trustee of Hospitality Trust, which is our primary landlord. Mr. Koumantzelis resigned his position as a trustee of Hospitality Trust on January 11, 2007.

Executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

We did not pay any compensation to our executive officers prior to the HPT Transaction, but our predecessor did pay its executive officers in 2006.

The compensation of our executive officers who were employees of our predecessor has been set largely by reference to the historical level of compensation paid to them by our predecessor, and, in the case of certain executives who had employment contracts in place with our predecessor, by reference to their employment contracts. The compensation of Messrs. O'Brien and Hoadley was set largely by reference to the historical levels of compensation paid to them by Reit Management. Also because at least 80% of Messrs. O'Brien's and Hoadley's business time is devoted to services to us and they remain officers and employees of Reit Management, a substantial portion of Messrs. O'Brien's and Hoadley's cash compensation is paid by us and the remainder is paid by Reit Management.

Notwithstanding the consideration of compensation by reference to the historical practices and to assumed contracts, our board of directors has formed a compensation committee as described above. Our compensation plans going forward will be formed by using a combination of data regarding historical pay and publicly available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours. We also expect to consider other factors, including but not limited to:

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the individual's background, training, education and experience;

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the individual's role with us and the compensation paid to individuals in similar roles in the companies we consider to have characteristics similar to ours;

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the market demand for specific expertise possessed by the individual;

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the goals and expectations for the individual's position and his or her success in achieving these goals; and

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a comparison of the individual's pay to that of other individuals within the company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

We expect the mix of base salary, cash bonus and equity compensation that we pay to our executive officers to vary depending on position and do not expect our compensation committee to follow a set formula or specific guidelines in determining how to allocate among the compensation components.

Compensation components

The components of our compensation package are as follows:

Base salary

Base salaries for our executives are expected to be reviewed annually as part of our compensation program and adjusted, if appropriate, based upon each executive's past and expected future contributions to us. We expect that we will also adjust base salaries, as warranted, for promotions and other changes in the executive's role which may occur from time to time.

As described below, our prior employment agreements with each of Messrs. Doane and George and Mr. Steven C. Lee have been replaced. The replacement agreements continue current base salary through August 31, 2007, for Messrs. Doane and George, and through July 31, 2007, for Mr. Lee and provide for certain specified lump sum payments to them.

Annual bonus

Each of our executives is eligible to receive an annual performance based cash bonus.

Mr. O'Brien's annual bonus will be reviewed and approved by our compensation committee, composed of only independent directors, who are expected to base their review and decisions upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial and market performance, our growth and our success in achieving strategic initiatives.

Mr. Hoadley's annual bonus will be recommended by our compensation committee and approved by our board of directors who are expected to base their review and decisions upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial and market performance, growth and our success in achieving strategic initiatives.

For our other executive officers, our predecessor has historically set annual bonus targets by establishing various objectives for each individual, including objectives related to company financial performance, capital expenditures, vendor, customer and industry relations, safety measures, product improvement, and others. Actual bonuses may differ from target bonuses based upon the level of achievement of individual objectives. For most of our executives, we have established an additional target bonus which can be earned if objectives are met and certain company financial objectives are exceeded. We may also award bonuses if we determine that our executives contributed significantly to our opportunistic expansion or other activities which arose during the year, which activities may have precluded them from achieving their stated objectives. In January 2007, our predecessor paid the target bonuses for 2006 to each executive and we believe it will be reasonably likely that target bonuses may be achieved for 2007.

No target bonus has been established for Mr. O'Brien or Mr. Hoadley. For other executives, a target bonus has been established, consistent with the past practice of our predecessor, and is stated as a percentage of base salary of between 50% and 100%. The target bonuses for Messrs. Szima and Dockray are set by the terms of their employment contracts at 75% of their base salaries.

As described below, under our revised employment agreements with Messrs. Doane, George and Lee, they are no longer eligible for an annual cash bonus and will instead receive certain specified lump sum payments.

Equity incentive plan

As described in "—Our Equity Compensation Plan", we have adopted the TravelCenters of America LLC 2007 Equity Compensation Plan. We expect to make equity awards under this plan based upon factors which our compensation committee deems relevant to align the longer term interests of our executives with our business objectives.

Perquisites and other benefits

Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance plans and a defined contribution plan. We believe that our predecessor's practice of extending non-cash benefits such as automobile allowances, club membership reimbursements and the like to certain executives are no longer appropriate and we expect to eliminate these benefits effective July 1, 2007, or reasonably soon thereafter.

Employment contracts

TravelCenters of America, Inc., our predecessor, had employment agreements with each of Messrs. Doane, George, Szima and Lee. As of the date of HPT Transaction, we assumed these employment agreements. The assumed employment agreements with Messrs. Doane, George and Lee have been replaced with revised agreements as set forth below.

Pursuant to his employment agreement, for 2006, Mr. Szima's annual base salary was $325,000. In addition, Mr. Szima is eligible to receive a cash bonus equal to 75% of this base salary. Mr. Szima's agreement provides for an initial two year term with automatic one year extensions at the end of each year through age 65. Notice of non-renewal given to the employee before December 31 of any year will result in expiration of the employment agreement effective December 31 of the year following the year in which notice was given. Based upon the terms of this agreement, after our acquisition of our predecessor, notice of non-renewal cannot result in expiration of the employment agreement sooner than the December 31 following the second anniversary of the change of control which occurred on January 31, 2007. In the case of certain types of separations from the company, the employment agreement contains terms which provide for cash payments of two times Mr. Szima's then current base salary and target bonus. Mr. Szima has agreed to refrain from competing with us during his employment and during any period during which he is receiving payments following his termination.

On February 27, 2007, Mr. Doane, our former President and Chief Executive Officer and Mr. George, our former Executive Vice President, Chief Financial Officer and Secretary resigned as our officers. Each of Messrs. Doane and George terminated his existing employment agreement and entered into a new employment agreement with us. Messrs. Doane and George agreed to remain in our employ and to devote all of their business time and effort to our affairs through August 31, 2007. Messrs. Doane and George further agreed to make themselves reasonably available to us thereafter on an as needed basis through August 31, 2008. As part of these new employment agreements, each of Messrs. Doane and George have agreed not to compete with us for a period which ends August 31, 2010. Mr. Doane will be paid his current salary, at a rate of $700,000 per year, through August 31, 2007, plus an additional $4.2 million (including payments of $3.8 million on August 31, 2007, and $350,000 on December 31, 2007) and will receive certain other benefits from us. As part of his new employment agreement, Mr. George will be paid his current salary, which is at a rate of $450,000 per year, through August 31, 2007, plus an additional $2.4 million (including payments of $2.1 million on August 31, 2007, and $225,000 on December 31, 2007) and will receive certain other benefits from us.

On April 24, 2007, Mr. Lee, our former Senior Vice President and General Counsel resigned as our officer. Mr. Lee terminated his existing employment agreement and entered into a new employment agreement with us. Mr. Lee agreed to remain in our employ and to devote all of his business time and effort to our affairs through July 31, 2007. As part of his new employment agreement, Mr. Lee agreed not to compete with us for a period which ends August 31, 2010. Mr. Lee will be paid his current salary, at a rate of $300,000 per year, through July 31, 2007, plus an additional $1.5 million (including payments of $1.4 million on July 31, 2007, and $150,000 on December 31, 2007) and will receive certain other benefits from us.

Subsequent to the closing of the HPT Transaction, a memorandum that had been entered by Mr. Doane with Mr. Dockray in October 2006 was called to our attention. This memorandum may be an employment agreement which requires that we pay Mr. Dockray a salary, that he be eligible to receive a target bonus of 75% of his annual salary and that he receive certain relocation payments.

We believe the payments being made to Messrs. Doane, George and Lee are substantially similar to the compensation they would have received under their previous employment agreement, except these payments have been accelerated. Other than pursuant to these agreements, we have no obligations for severance or retirement benefits for our executive officers.

2006 COMPENSATION TABLES

Each of our executive officers, except Messrs. O'Brien and Hoadley, was an employee of our predecessor prior to January 31, 2007. Because we paid no compensation to any officer or director prior to January 31, 2007, we have presented 2006 compensation information in the tables below for our predecessor's chief executive officer, chief financial officer and four other persons. We refer to five of these persons (excluding Mr. Kuhn who was our predecessor's chairman and who has had no employment relationship with us) as "named executive officers" for 2006. No other executive officers who would have otherwise been includable in the following table on the basis of total compensation earned in 2006 have been excluded by reason of their termination of employment or change in executive status during 2006.

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary $	Bonus $	Stock awards $	Option awards(1) $	Non-equity incentive plan compensation(2) $	Change in pension value and non- qualified deferred compensation earnings $	All other compensation(3) $	Total $

Edwin P. Kuhn(4)	2006	291,667	—	—	2,542,331	—	—	78,982	2,912,980
Mr. Doane(5)	2006	650,000	—	—	1,582,162	700,000	—	33,357	2,965,519
Mr. George(5)	2006	431,167	—	—	1,449,173	337,500	—	35,072	2,252,912
Mr. Szima, Executive Vice President of Marketing	2006	306,800	—	—	614,018	243,750	—	20,775	1,185,343
Michael H. Hinderliter(6)	2006	321,250	—	—	1,197,729	211,250	—	35,999	1,766,228
Mr. Lee, Senior Vice President and General Counsel(5)	2006	285,000	—	—	433,115	195,000	—	12,172	925,287

(1)
The assumptions used to calculate the fair value of the option awards are set forth in Note 16 to the audited consolidated financial statements of TravelCenters of America, Inc. as of and for the year ended December 31, 2006, which are included elsewhere in this prospectus. There were no forfeitures of granted options during 2006.

(2)
Amounts represent incentive bonuses earned during 2006 that were paid in 2007.

(3)
All other compensation includes the following:

	Matching contributions to defined contribution retirement plan $	Insurance premiums paid on behalf of executive $	Allowance for automobile $	Allowance for club membership $

Mr. Kuhn	4,200	57,080	4,644	13,058
Mr. Doane	4,200	6,860	9,177	13,120
Mr. George	4,200	8,895	5,842	16,135
Mr. Hinderliter	4,200	11,142	—	20,657
Mr. Szima	4,200	900	2,685	12,990
Mr. Lee	4,200	3,322	—	4,650
(4)
Mr. Kuhn was chairman of our predecessor until the HPT Transaction on January 31, 2007 and was CEO of our predecessor through December 31, 2004.

(5)
As described above in "—Employment Contracts" Mr. Doane, our former President and Chief Executive Officer, Mr. George, our former Executive Vice President, Chief Financial Officer and Secretary and Mr. Lee, our former Senior Vice President and General Counsel resigned as our officers in early 2007. Mr. O'Brien became our President and Chief Executive Officer and Mr. Hoadley became our chief financial officer on February 27, 2007. Mark R. Young, currently an employee of Reit Management, is acting as our General Counsel and is expected to become our Executive Vice President and General Counsel, effective July 1, 2007. We have agreed to base salary of each of Messrs. O'Brien, Hoadley and Young to be paid by us at $240,000 per year; their additional compensation in 2007 will be at the discretion of our board of directors. Neither we nor our predecessor compensated any of Messrs. O'Brien, Hoadley and Young during 2006.

(6)
Mr. Hinderliter, who was our Senior Vice President of Sales and served our predecessor in that capacity, retired on March 31, 2007.

Grants of Plan Based Awards for 2006

			Estimated future payouts under equity incentive plan awards(1)			Estimated future payouts under non-equity incentive plan awards(2)			All other stock awards: number of shares of stock or units #	All other option awards: number of securities underlying options #			Grant date fair value of stock and option awards $(4)
Exercise or base price of option awards $/sh(3)
Name	Grant Date		Threshold $	Target $	Maxi- mum $	Threshold #	Target #	Maxi- mum #

Mr. Kuhn	1/1/2001 1/1/2001	(4) (4)	— —	— —	— —	— 0	— 43,032	— 43,032	— —	43,032 —	$ $	31.75 31.75	$ $	2,542,331 933,794
Mr. Doane	1/1/2001 1/1/2001 1/1/2006	(4) (4)	— — 0	— — 700,000	— — 700,000	— 0 —	— 26,779 —	— 26,779 —	— — —	26,780 — —	$ $	31.75 31.75 —	$ $	1,582,162 581,104 —
Mr. George	1/1/2001 1/1/2001 1/1/2006	(4) (4)	— — 0	— — 337,500	— — 337,500	— 0 —	— 24,529 —	— 24,529 —	— — —	24,529 — —	$ $	31.75 31.75 —	$ $	1,449,173 532,279 —
Mr. Szima	1/1/2001 1/1/2001 1/1/2006	(4) (4)	— — 0	— — 243,750	— — 243,750	— 0 —	— 10,393 —	— 10,393 —	— — —	10,393 — —	$ $	31.75 31.75 —	$ $	614,018 225,528 —
Mr. Hinderliter	1/1/2001 1/1/2001 1/1/2006	(4) (4)	— — 0	— — 211,250	— — 211,250	— 0 —	— 20,272 —	— 20,272 —	— — —	20,273 — —	$ $	31.75 31.75 —	$ $	1,197,729 439,902 —
Mr. Lee	1/1/2001 1/1/2001 1/1/2006	(4) (4)	— — 0	— — 195,000	— — 195,000	— 0 —	— 7,330 —	— 7,330 —	— — —	7,331 — —	$ $	31.75 31.75 —	$ $	433,115 159,061 —

(1)
Represents plan cash incentives and excludes payments described below in "—Executive Retention Plan" and "—Other Transaction Benefits". The maximums shown here were paid by our predecessor in January 2007.

(2)
Based on the terms of the merger agreement between our predecessor and Hospitality Trust, the maximums shown here vested and were settled on a net cash basis on January 31, 2007.

(3)
The exercise price of the options of $31.75 represents the estimated market price per share of the underlying shares at the date of grant. Our predecessor was a privately held company and, accordingly, there was no quoted market price to which to refer at the date of grant. However, the grant date of the options was January 1, 2001, which was only 47 days subsequent to the merger and recapitalization transaction through which the then current owners of the predecessor gained control of our predecessor and the price per share paid in that transaction was $31.75. These merger and recapitalization transactions are more fully described in Note 16 to the audited consolidated financial statements of TravelCenters of America, Inc. as of and for the year ended December 31, 2006, which are included elsewhere in this prospectus.

(4)
These options were granted on January 1, 2001 and were amended on April 6, 2006, resulting in a new grant date for FAS 123R accounting purposes. The grant date fair values shown in the table are as of April 6, 2006. The exercise prices were not affected by the amendments.

Base salary comprised 21.9% and cash incentive awards comprised 18.6% of total compensation paid to our predecessor's named executive officers in 2006. There were no awards made to any of our predecessor's named executive officers under an equity based incentive plan in 2006. However, an amendment made on April 6, 2006, to equity based incentive plan awards made in 2001 resulted in a new grant date for these awards for FAS 123R accounting purposes.

Outstanding Equity Awards at Fiscal Year End for 2006

						Stock Awards
	Option Awards
								Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options(2)	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested

Mr. Kuhn	163,521	—	43,032	$31.75	12/31/2010	—	—	—	—
Mr. Doane	100,878	—	26,779	$31.75	12/31/2010	—	—	—	—
Mr. George	92,462	—	24,529	$31.75	12/31/2010	—	—	—	—
Mr. Szima	39,019	—	10,393	$31.75	12/31/2010	—	—	—	—
Mr. Hinderliter	76,697	—	20,272	$31.75	12/31/2010	—	—	—	—
Mr. Lee	27,637	—	7,330	$31.75	12/31/2010	—	—	—	—

(1)
The unexercised but exercisable options vested at various times from January 1, 2001, through April 6, 2006. Approximately 52.3% of the vested options vested on a ratable basis over the five year period that ended on December 31, 2005. Approximately 21.2% of the vested options vested on December 31, 2005 based on achieving a specified internal rate of return through that date. Approximately 26.5% of the vested options vested on April 6, 2006 as the result of amendments to the option agreements that were effective as of that date. These amendments affected only the vesting of the options and not the exercise price or expiration date for those options. The various classes of option grants and the related vesting are more fully described in Note 16 to the audited consolidated financial statements of TravelCenters of America, Inc. as of and for the year ended December 31, 2006, which are included elsewhere in this prospectus.

(2)
The unearned options fully vested as of January 31, 2007, the date of consummation of the HPT Transaction. These options and the related vesting are more fully described in Note 16 to the audited consolidated financial statements of TravelCenters of America, Inc. as of and for the year ended December 31, 2006, which are included elsewhere in this prospectus.

EXECUTIVE RETENTION PLAN

Seventeen persons who previously worked for our predecessor are participating in our executive retention plan. The plan contemplates payments designed to encourage their continued employment by us. We will pay a maximum of $2.6 million to executives covered by that plan who remain in our employ as of December 31, 2007, and, as described above, to Messrs. Doane, George and Lee pursuant to our revised employment agreements with them. We will also pay a maximum of $5.4 million to executives covered by that plan who remain in our employ as of January 31, 2009 (the two year anniversary of the date of our spin off from Hospitality Trust).

The named executive officers participating in the plan are as follows:

	Payment for continued employment through 12/31/07 $	Payment for continued employment through the second anniversary of the Hospitality Trust acquisition $

Mr. Doane(1)	350,000	—
Mr. George(1)	225,000	—
Mr. Hinderliter	244,000	—
Mr. Szima	162,500	500,000
Mr. Lee(1)	150,000	—

(1)
As described above in "—Employment Contracts" Messrs. Doane, George and Lee resigned as officers of ours in early 2007. As part of the compensation to be paid to Messrs. Doane, George and Lee under their revised employment agreements, we have agreed to pay them the amounts shown above for continued employment through December 31, 2007 on December 31, 2007 despite the termination of their active employment prior to that date.

OTHER HPT TRANSACTION BENEFITS

Sixteen persons who previously worked for our predecessor owned shares of TravelCenters of America, Inc. and options to acquire such shares that were purchased by or awarded to them during their employment by our predecessor. As part of the HPT Transaction, TravelCenters of America, Inc. shares and share options were redeemed for cash. Based upon the merger consideration paid in connection with the HPT Transaction, the TravelCenters of America, Inc. shares and share options owned by former employees of our predecessor were valued in the aggregate at $136.0 million. TravelCenters of America, Inc. paid $5.5 million in the aggregate to certain of its employees who maintained their employment through the date of the closing of the HPT Transaction. The amounts paid to our named executive officers were as follows:

	Payment for owned shares	Net cash settlement of option awards	Other cash payments	Total transaction benefits

Mr. Doane	$2,230,141	$14,850,819	$1,450,000	$18,530,960
Mr. George	2,693,940	13,610,003	1,325,000	17,628,943
Mr. Hinderliter	2,767,982	11,280,885	244,000	14,292,867
Mr. Szima	664,008	5,748,284	162,500	6,574,792
Mr. Lee	702,213	4,067,843	350,000	5,120,056

In addition, Mr. Kuhn, our predecessor's chairman, received total transaction benefits of $28.9 million, including payment for owned shares of $4.9 million and net cash settlement of option awards of $24.0 million.

In connection with their purchase of stock from our predecessor, certain executives were obligated on notes payable to our predecessor. These notes and related accrued interest were forgiven by our predecessor upon the closing of the HPT Transaction. We do not anticipate that any notes or other credit will be extended by us to any of our executives in the future. These notes plus accrued interest for our named executive officers and Mr. Kuhn were as follows just prior to being forgiven on January 31, 2007:

Outstanding note balance, including accrued interest

Mr. Kuhn	$145,170
Mr. Doane	108,830
Mr. George	108,887
Mr. Hinderliter	108,887
Mr. Szima	66,803
Mr. Lee	62,026

OUR EQUITY COMPENSATION PLAN

We have adopted the TravelCenters of America LLC 2007 Equity Compensation Plan. Under this plan, we are authorized to grant our employees, officers, directors and other individuals rendering services to us equity based awards, including common shares, restricted common shares, options to purchase our common shares and share appreciation rights. The plan will be administered by our compensation committee or by our board of directors, as may be determined by our board. The plan provides that the compensation committee or the board has the authority to select the participants and determine the terms of the awards granted under the plan. The aggregate number of common shares which may be issued under the plan is 2,000,000. No awards have been made to date under the plan. If you want more information about this plan, you should review a copy of the plan, which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

MANAGEMENT AND SHARED SERVICES AGREEMENT WITH REIT MANAGEMENT

We are party to a management and shared services agreement with Reit Management. The following is a summary of the material provisions of the management and shared services agreement between us and Reit Management. If you want more information, you should read the entire agreement, which has been filed as an exhibit to the registration statement, of which this prospectus forms a part.

Services.    Reit Management oversees and assists us with various aspects of our business, which may include, but are not limited to, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, compliance with various laws and rules applicable to our status as a publicly owned company, capital markets and financing activities, investor relations and general oversight of all our daily business activities, including legal matters, human resources, insurance programs, management information systems and the like.

Compensation to Reit Management.    For these services, we pay Reit Management a fee equal to 0.6% of our fuel gross margin and 0.6% of our total non-fuel revenues. The fee is payable monthly based upon the prior month's margin or revenues, as applicable. We also reimburse Reit Management for its reasonable out of pocket third party expenses and for our share, if any, of internal audit costs which are provided to us and other companies by Reit Management, as may be approved by our compensation committee.

Subordination of Reit Management Fees to Hospitality Trust Rent.    No fees will be paid to Reit Management if any rent we owe Hospitality Trust is past due. Unpaid fees will accrue, together with interest at the prime rate, and will be payable when the condition preventing their payment is no longer in effect or upon termination of, or the occurrence of certain events of default by us under, the management and shared services agreement. The fees due Reit Management are not subordinated to any of our other obligations.

Conflicts of Interest with Hospitality Trust.    We have acknowledged that Reit Management may continue to serve as the manager for Hospitality Trust and we have agreed that, regarding issues and in circumstances where there is a conflict of interest between us and Hospitality Trust, Reit Management will serve as the manager for Hospitality Trust and will not be required to consider our interests.

Non-Competition with Reit Management.    We will afford any publicly owned company which Reit Management manages during the term of the management and shared services agreement the opportunity to acquire or finance any real estate investments of the types in which such entity invests before we do.

Terminations.    The initial term of the management and shared services agreement expires on December 31, 2008, and it will renew automatically from year to year unless either we or Reit Management provide written notice of termination at least 90 days prior to the termination date.

Indemnification, Default and Damages.    We have agreed to indemnify Reit Management, its owners, directors, officers and employees for any damages, liabilities, losses or out of pocket expenses incurred by them in the course of performing services other than any such damage, liability or loss resulting from Reit Management's gross negligence or bad faith. In the event of a termination because of our default, we must pay the fees due Reit Management for the remainder of the then current term. In the event of Reit Management's default, our remedy is limited to termination of the agreement and we cannot collect damages unless Reit Management is determined to have taken action willfully and in bad faith.

Security ownership of certain beneficial owners and management

The following table sets forth certain information regarding beneficial ownership of our common shares as of May 31, 2007 by:

–>
each person known to us, based upon SEC filings, to be the beneficial owner of more than 5% of our common shares;

–>
each named executive officer;

–>
each of our directors; and

–>
our directors and executive officers named in "Management" as a group.

Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law.

	Beneficial Ownership(1)
Name and Address(2)	Number of shares	Percent

Beneficial Owners of More Than 5% of Our Common Shares
Scoggin Capital Management, L.P. II(3)	721,400	8.2%
Contrarian Capital Management, L.L.C.(4)	547,600	6.2%
Daniel L. Nir(5)	526,800	6.0%
Saras Capital, LLC(6)	450,300	5.1%
Directors and Named Executive Officers
Timothy L. Doane(7)	—	*
Patrick F. Donelan	—	*
James W. George(7)	—	*
Barbara D. Gilmore	—	*
Michael H. Hinderliter(7)	—	*
John R. Hoadley	260	*
Arthur G. Koumantzelis	561	*
Steven C. Lee(7)	—	*
Thomas M. O'Brien	8,691	*
Barry M. Portnoy(8)	22,412	*
Joseph A. Szima	—	*
All directors and executive officers as a group (10 persons)	31,924	*

*
Less than 1%

(1)
Our LLC agreement and other agreements to which we are a party place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class or series of our shares. The percentages indicated are based upon the number of shares shown divided by the 8,808,575 of our common shares outstanding as of May 31, 2007.

(2)
Unless otherwise indicated, the address of each identified person or entity is: c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

(3)
This information is as of February 2, 2007, and is based solely on a Schedule 13G filed with the SEC on February 12, 2007, by Scoggin Capital Management, L.P. II and relating to beneficial and legal ownership of our shares. Based on the information provided in such Schedule 13G, the relevant members of the filing group, together with their respective addresses are: Scoggin Capital Management, L.P. II, Scoggin, LLC, Craig Effron, and Curtis Schenker, each with an address of 660 Madison Avenue, New York, New York 10021, Scoggin International Fund, Ltd., with an address of c/o Financial Services (Bahamas) Ltd., One Montague Place, 4th Floor, East Bay Street, P.O. Box EE-17758, Nassau, Bahamas, and Scoggin Worldwide Fund, Ltd. with an address at c/o Q&H Corporate Services, Ltd., 3rd Floor, Harbour Centre, P.O. Box 134, George Town, Grand Cayman, Cayman Islands. Based solely upon the information in such Schedule 13G, the named entities and individuals have sole voting and dispositive power over 290,000 shares, 356,400 shares, 0 shares, 0 shares, 315,000 shares and 41,400 shares, respectively, and shared voting and dispositive power over 0 shares, 75,000 shares, 721,400 shares, 721,400 shares, 0 shares and 0 shares, respectively.

(4)
This information is as of March 20, 2007, and is based solely on a Schedule 13G filed with the SEC on March 30, 2007, by Contrarian Capital Management, L.L.C. and relating to beneficial and legal ownership of our shares. Based on the information provided in such Schedule 13G, the relevant members of the filing group, together with their respective addresses are: Contrarian Capital Management, L.L.C. and Contrarian Equity Fund, L.P., each with an address of 411 West Putnam Avenue, Suite 225, Greenwich, Connecticut 06830. Based solely upon the information in such Schedule 13G, the named entities have shared voting and dispositive power over 547,600 shares and 526,560 shares, respectively.

(5)
This information is as of March 21, 2007, and is based solely on a Schedule 13G filed with the SEC on April 9, 2007, by Daniel L. Nir and relating to beneficial and legal ownership of our shares. Based on the information provided in such Schedule 13G, the relevant members of the filing group, together with their respective addresses are: Daniel L. Nir, P&S Capital Partners, LLC, and P&S Capital Management, LLC, each with an address of c/o Gracie Capital, 590 Madison Avenue, 28th Floor, New York, New York 10022. Based solely upon the information in such Schedule 13G, the named individual and entities have shared voting and dispositive power over 526,800 shares, 240,000 shares, and 286,800 shares, respectively.

(6)
This information is as of March 8, 2007, and is based solely on a Schedule 13G filed with the SEC on March 19, 2007, by Saras Capital Partners, LP and relating to beneficial and legal ownership of our shares. Based on the information provided in such Schedule 13G, the relevant members of the filing group, together with their respective addresses are: Saras Capital, LLC, Saras Capital Management, LLC, Saras Capital Partners, LP, Saras Capital Partners II, LP, Saras Capital Partners Offshore Master Fund Ltd., Saras Capital Partners Offshore Ltd., Mr. Kenney Oh, and Mr. Munish Puri, each with an address of Rockefeller Plaza, Suite 820, New York, New York 10020. Based solely upon the information in such Schedule 13G, the named entities and individuals each have shared voting and dispositive power over 450,300 shares.

(7)
As described elsewhere in this prospectus, Messrs. Doane, George and Lee are expected to separate from the company during 2007 and Mr. Hinderliter retired from the company in March 2007.

(8)
Includes common shares owned by a corporation of which Mr. Portnoy is the sole stockholder.

Certain relationships

Our business operations are subject to possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. These conflicts and their possible adverse effects upon us include the following:

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Two of the persons who serve as our directors were trustees of Hospitality Trust at the time we were created, and one of them remains a managing trustee of Hospitality Trust. Most of our travel centers are leased from Hospitality Trust. We believe that our lease terms with Hospitality Trust are commercially reasonable. Nonetheless, it is possible that, if our leases were negotiated with parties other than Hospitality Trust, the rent and other lease terms might be more favorable to us. We are obligated to afford Hospitality Trust and other public companies managed by Reit Management the opportunity to acquire or finance any real estate investments of the type in which they invest before we do. Also, our future business dealings with Hospitality Trust could be on terms less favorable to us than would be possible if there were no historical or continuing relationship between Hospitality Trust and us. Nonetheless, we believe that our continuing relationships with Hospitality Trust have and will provide us with a competitive advantage in locating and closing business expansion opportunities.

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In addition to being active in our management activities, Messrs. Portnoy, O'Brien and Hoadley are also officers and employees of Reit Management and of other companies managed by Reit Management. Messrs. O'Brien and Hoadley devote a substantial majority of their business time to our affairs; Mr. Portnoy may devote substantial time to our business on a selected project basis. The remainder of their business time is devoted to the business of Reit Management and its affiliated and managed companies. Compensation paid to Messrs. O'Brien and Hoadley in exchange for their services to us and as employees (consisting of base salary, bonus and awards under our 2007 Equity Compensation Plan) and to Messrs. O'Brien and Portnoy in exchange for their services to us as our Managing Directors (consisting of share awards) are in addition to the compensation Messrs. O'Brien, Hoadley and Portnoy receive from Reit Management and its affiliates and managed companies. Because of these arrangements, we may have to compete with Reit Management for the time and attention of Messrs. O'Brien, Hoadley and Portnoy.

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Mr. Portnoy is an owner of Reit Management. Reit Management is the manager for Hospitality Trust and has other business interests. We are party to a management and shared services agreement with Reit Management under which Reit Management provides certain services to us. Under this management and shared services agreement, we pay Reit Management a fee equal to 0.6% of the sum of our gross fuel margin and our total non-fuel revenues. On a pro forma basis, this fee would have been $8.3 million for the year ended December 31, 2006. We believe this fee arrangement will provide reasonable compensation to Reit Management for the services to be provided to us. The management and shared services agreement is terminable by us or Reit Management upon at least 90 days notice prior to the expiration date of the then current term. Our management and shared services agreement was approved by our Independent Directors on January 12, 2007. However, despite our belief, the agreement's approval by our Independent Directors and its termination provision, equivalent services might be available from parties other than Reit Management on more favorable terms to us, including for a lesser fee. Also, the fact that Reit Management has responsibilities to other entities, including our landlord, Hospitality Trust, could create conflicts; and, in the event of such conflicts between Hospitality Trust and us, the management and shared services agreement allows Reit Management to prefer its responsibilities to Hospitality Trust. See "Management—Management and Shared Services Agreement with Reit Management" above.

BOARD DECISIONS REGARDING POSSIBLE CONFLICTS OF INTEREST

We have adopted written governance guidelines which address, among other things, the consideration and approval of any related person transaction between us and Reit Management. Under these governance guidelines, we have not and shall not enter into any transaction in which any director or executive officer or any member of the immediate family of any director or executive officer, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our board of directors and the board authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the Independent Directors, even if the Independent Directors constitute less than a quorum. All related person transactions described above, including those which predated the adoption of our governance guidelines, were reviewed and approved by our Independent Directors.

LIMITATION UPON SHARE OWNERSHIP

Our LLC Agreement provides that no shareholder or group of shareholders acting in concert may own more than 9.8% of any class of our equity securities. Our lease agreements with Hospitality Trust and our management and shared services agreement with Reit Management each provide that those agreements may be terminated by Hospitality Trust and Reit Management, respectively, if any shareholder or group of shareholders acting in concert acquires more than 9.8% of any class of our equity securities. These provisions may help Hospitality Trust maintain its tax status as a real estate investment trust but they also may prevent a change in control of us and may prevent our shareholders from realizing takeover premiums for their shares. Also, any shareholders who violate this ownership limitation or cause us to lose the benefits of our contracts with Hospitality Trust or Reit Management may be liable to us and other shareholders for damages, including attorneys' fees.

Federal income tax considerations

This summary of federal income tax considerations is based on existing law, and is limited to investors who own our common shares as investment assets. The summary does not discuss the particular tax consequences that might be relevant to you if you are a "non-U.S. person" as defined by the Internal Revenue Code of 1986, as amended, or the IRC, are an entity treated as a partnership or are subject to other special rules under the IRC. We encourage you to consult with a tax advisor about your particular federal income tax and other tax consequences from your acquisition, ownership and disposition of our common shares.

Although we are organized as a limited liability company, we and our shareholders are subject to all of the federal tax rules ordinarily applicable to subchapter C corporations and their shareholders under the IRC.

You will generally recognize gain or loss on a disposition of our common shares in an amount equal to the difference between the amount realized on the disposition and your adjusted basis in the disposed of common shares. This gain or loss will be capital gain or loss, and will be long term capital gain or loss if your holding period in the disposed of common shares exceeds one year. Special rates of tax may apply to long term capital gains recognized by noncorporate U.S. persons. The deduction of capital losses is subject to limitation.

Description of our limited liability company agreement

The following is a summary of the material provisions of our LLC agreement, and our limited liability company interests (known as common shares). The form of our LLC agreement is included as an exhibit to the registration statement of which this prospectus is a part.

ORGANIZATION

We were formed in October 2006 under the Delaware Limited Liability Company Act, or the Delaware LLC Act, and will remain in existence until we are dissolved in accordance with our LLC agreement.

PURPOSES

Under our LLC agreement, we are permitted to engage in any activity that a limited liability company formed under Delaware law may lawfully conduct. Our board of directors is authorized to perform all acts it deems necessary or appropriate to conduct our business.

FIDUCIARY DUTIES

Our LLC agreement provides that our business shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our LLC agreement further provides that, except as otherwise specifically stated in our LLC agreement or in Delaware law, the authority and function of our board of directors and officers generally shall be identical to the authority and functions of a board of directors and officers of a corporation organized for profit under the Delaware General Corporation Law, or DGCL.

Our LLC agreement provides that, except as provided therein, the fiduciary duties and obligations owed to our company and to our shareholders by our directors and officers shall be the same as the respective duties and obligations owed by directors and officers of a corporation organized under the DGCL to their corporation and stockholders, respectively. However, notwithstanding any duty (including any fiduciary duty) that might otherwise exist in law or equity, our LLC agreement specifically permits our directors and their affiliates to invest or engage in any other businesses or activities, including those that compete with us, and that business opportunities that become available to our directors or their affiliates need not first be presented to us. In addition, our LLC agreement eliminates the personal liability of each member of our board of directors to us and our shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent required by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to us or our shareholders as modified by our LLC agreement, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which such director derived an improper personal benefit.

AGREEMENT TO BE BOUND BY LIMITED LIABILITY COMPANY AGREEMENT

By acquiring a common share in us, you will be admitted as a member of our company (which we call a "shareholder") and will be bound by the terms of our LLC agreement. Pursuant to this agreement, each shareholder and each person who acquires a share from a shareholder grants our board of directors the power to, among other things, execute and file documents required for our qualification, continuance or dissolution, and the authority to make amendments to, and to make consents and waivers under and in accordance with, our LLC agreement.

CONDUCT OF BUSINESS

Our LLC agreement provides that our day to day business shall be conducted by or under the direction of our board of directors and such officers with such titles and duties as our board of directors may from time to time appoint. Our board of directors is authorized to adopt bylaws to govern our activities and to appoint committees, each of which shall have at least one director.

CAPITAL CONTRIBUTIONS

Shareholders are not obligated to make capital contributions to us.

LIMITED LIABILITY

Limited Liability in Jurisdictions in Which We Do Business.    Although limitations on the liability of shareholders for the obligations of a limited liability company have not been clearly established in some jurisdictions, we will operate in a manner that our board of directors considers reasonably appropriate to preserve the limited liability of our shareholders.

Unlawful Distributions.    We do not currently intend to make any distributions to our shareholders. However, a shareholder who knowingly receives a distribution made in violation of the Delaware LLC Act is liable to return such distribution for three years from the date of the distribution if an action to recover the distribution from the shareholder is commenced prior to the end of the three year period and an adjudication of liability against the shareholder is made. Under the Delaware LLC Act, we generally cannot make a distribution that would cause our liabilities to exceed the fair value of our assets.

DESCRIPTION OF THE RIGHTS OF OUR COMMON SHARES

Our common shareholders are entitled to one vote for each share held of record on our books for all matters submitted to a vote of shareholders. The holders of our common shares are entitled to receive distributions, if any, ratably when, as and if authorized by our board of directors out of assets legally available therefor, subject to any preferential distribution rights of any newly created class or series of shares. Upon our dissolution, liquidation or winding up, the holders of common shares are entitled to receive our net assets available after the satisfaction (whether by payment or reasonable provision for payment) of all debts and other liabilities, ratably subject to the preferential rights of any newly created class or series of shares. Holders of common shares have no preemptive, subscription, redemption or conversion rights.

SHAREHOLDER VOTING RIGHTS

Generally, our board of directors has broad powers to conduct our business and manage our affairs without shareholder approval or voting. Whenever shareholder approval is required for any action either by the terms of our LLC agreement or by applicable law, the general rule under our LLC agreement is that, unless otherwise required by law, the affirmative vote of 75% of each class and series of shares with voting power outstanding, voting as a single class, will be required; provided, however, if our board of directors approves in advance a particular action, only a majority vote shall be required. Generally the election of directors nominated by our board requires a majority vote. Our board has the power to revise these requirements as may be allowed by law and our LLC agreement.

OUR BOARD OF DIRECTORS MAY ISSUE ADDITIONAL SECURITIES, INCLUDING PREFERRED SHARES

Our LLC agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of our shareholders, including the right to issue any number of common shares and preferred shares or class or series of common or preferred shares. Our board of directors is authorized to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Regardless of any rights of our common shareholders that are described in this section, the rights, preferences and privileges of our common shares and common shareholders are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series that our board of directors may designate and issue in the future.

We believe that the ability of our board of directors to issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other business needs that may arise. All shares are available for issuance without action by our shareholders, unless such action is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. Nonetheless, the unrestricted ability of our board to issue additional shares, classes and series of shares may have adverse consequences to existing shareholders. Please also see "Anti-Takeover Provisions".

RESTRICTIONS ON SHARE OWNERSHIP AND TRANSFERS

Our LLC agreement provides that no person or group of persons acting together may own more than 9.8% of the number or value of any class or series of our outstanding shares. Any person who acquires or attempts to acquire ownership of our shares that will or may violate this 9.8% ownership limitation must give notice to us and provide us with any other information that we may request. The ownership limitations in our LLC agreement are effective against all of our shareholders. Our board of directors may grant an exemption from the ownership limitation if it is satisfied that the shareholder's ownership is in our interest, provided that any duties of our board of directors, including fiduciary duties, to the shareholder requesting the exemption shall not apply, to the fullest extent permitted by law, to such determination.

If a person attempts a transfer of our shares in violation of our ownership limitations, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in the shares held in trust, will not benefit economically from ownership of the shares held in trust, will have no rights to distributions and will not possess any rights to vote the shares held in trust. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after our request or after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to assist us in ensuring compliance with the foregoing share ownership limitations.

The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any securities exchange through which our shares are traded. Our LLC agreement provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction is subject to all of the provisions and limitations described above.

These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which our common shareholders might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. For more detail concerning this share ownership limitation, please see our LLC agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

ELECTION AND REMOVAL OF MEMBERS OF OUR BOARD OF DIRECTORS

Our board of directors will consist of five members. Our LLC agreement provides that our board of directors establishes the number of our directors. However, there may not be less than three nor more than seven directors, unless the directors then in office unanimously determine to change the permitted number of directors. In the event of a vacancy on our board, a majority of the remaining directors will fill the vacancy and the director elected to fill the vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred or is created.

Our LLC agreement divides our board of directors into three classes. The initial term of the first class will expire in 2008; the initial term of the second class will expire in 2009; and the initial term of the third class will expire in 2010. Beginning in 2008, shareholders will elect directors of each class for three year terms upon the expiration of their current terms. Shareholders will elect only one class of directors each year. There will be no cumulative voting in the election of directors.

We believe that classification of the board of directors will help to ensure continuity of our business strategies and policies. However, the classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change of a majority of our directors. Also, because our board of directors may increase the number of directors and set the classification of the expanded board, it may take more than two years to change a majority of our directors.

Our LLC agreement provides that a director may be removed only for cause by the unanimous vote of the other directors then in office or by the affirmative vote of at least 75% of the shares entitled to vote in the election of directors.

The provisions described in this section and any other provisions relating to the rights of a class or series of our shares may be subject to the rights of any class or series of shares that the board of directors may authorize from time to time.

AMENDMENT OF OUR LIMITED LIABILITY COMPANY AGREEMENT

General.    Amendments to our LLC agreement may be proposed only by or with the consent of our board of directors. In the event that applicable law requires that amendments may be proposed by our shareholders, the ownership percentage of shareholders required to propose an amendment shall be the ownership percentage specified by law, or, if shareholders are permitted by law to propose amendments but no required ownership percentage is set, then shareholders holding at least twenty five percent (25%) of our outstanding shares shall be required. Amendments proposed by our board which require a vote of our shareholders may be adopted by a plurality of shares voting, unless applicable law requires a greater number. Amendments proposed by shareholders, if any, which are not approved by our board shall require the affirmative vote of 75% of each class and series of outstanding shares, unless applicable law requires a lesser vote.

No Shareholder Approval.    Our board of directors generally may make amendments to our LLC agreement without the approval of our shareholders as follows:

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to change our name, the location of our principal place of our business, our registered agent or our registered office;

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to effect the admission, substitution, resignation or removal of members in accordance with our LLC agreement and the Delaware LLC Act;

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any change as to which our board of directors reasonably determines is customarily of the type contained in the bylaws of a corporation organized under the DGCL;

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to create, dissolve, merge, consolidate or convert us or any of our subsidiaries, or to convey any or all of our assets, if the principal purpose of such action as determined by our board, is to effect a change in the legal form of our business, including, but not limited to, to change the form of our existence to a corporation, limited partnership, or trust or other legal entity or to change the jurisdiction under whose laws we are organized;

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to effect any change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state;

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to make an amendment that our board of directors determines to be necessary or appropriate for the authorization and issuance of additional securities or rights to acquire securities;

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to change our fiscal year or taxable year and related changes; and

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to make any amendment expressly permitted in our LLC agreement to be made by our board of directors acting without shareholder or member approval.

In addition, our board of directors may make amendments to our LLC agreement without the approval of our shareholders if our board of directors determines that those amendments:

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do not adversely affect the rights or obligations of our shareholders (including any particular class or series of shareholders as compared to other classes or series of shareholders) in any material respect except that such limitation shall not apply to any change that our board of directors determines to be in the best interest of our shareholders as a whole and regardless of whether or not such provision is adverse to any class or series of our shares or particular shareholder or group of shareholders;

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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any professional opinion or contained in any directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in our interests;

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are necessary or appropriate to implement a defensive shareholder rights plan, similar to a shareholder rights plan or "poison pill" for corporations;

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are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares; or

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are required to effect the intent of the provisions of our LLC agreement, are otherwise contemplated by our LLC agreement or are required to correct any mistake or ambiguity in our LLC agreement, as determined by our board.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

Except with respect to any transaction having as its principal purpose the changing of our legal form of existence and/or jurisdiction of organization (as described above), any merger, combination or consolidation of us into another entity or the sale or other disposition of substantially all of our assets may only be affected by an agreement approved by our board of directors and by our shareholders; provided, however, our board of directors without shareholder approval may mortgage, sell and leaseback, pledge, hypothecate or grant a security interest in all or substantially all of our assets and permit the sale upon foreclosure or other realization of such an encumbrance. If applicable law permits the foregoing action without board approval, the shareholder vote required shall be 75% of each class and series of outstanding shares voting separately, at the time of the vote, unless applicable law requires a lesser amount; but any such transaction which is approved by our board may be approved by shareholders holding a plurality of all classes and series of our shares, voting as a single class, unless applicable law requires a greater or different vote.

TERMINATION AND DISSOLUTION

We were formed as a perpetual entity to continue in existence until dissolved pursuant to the terms of our LLC agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us which is approved by our shareholders; (2) the sale, exchange or other disposition of all or substantially all of our assets and properties unless otherwise determined by our board of directors; (3) the entry of a decree of judicial dissolution of us; or (4) the reduction of the number of our members to zero. The shareholder vote required to approve our board's decision to dissolve us shall be a majority of the votes cast of our voting shares, voting together as a single class, unless a greater amount or separate class voting is required by applicable law. Shareholders shall have no right to dissolve us except as provided for in our LLC Agreement.

SHAREHOLDER MEETINGS, QUORUMS AND PROXIES

Actions by our shareholders may only be taken at a duly called annual or special meeting of shareholders and not by written consent or otherwise.

The chairman of our board of directors, if any, or a majority of our entire board of directors may call an annual or special meeting of our shareholders. Our LLC agreement requires that a meeting of shareholders be held each year except in 2007, when no shareholder's meeting is expected to be held. Shareholders may cause a special meeting of the shareholders to be held only if applicable law so requires, and then the percentage of shareholders required to cause a special meeting of shareholders shall be the maximum percentage specified by applicable law. If applicable law requires such an action but does not specify a maximum percentage, the percentage shall be specified from time to time by our board of directors, provided, however, that such percentage shall not be higher than 75%. If the shareholders have the right to call a special meeting, upon written request by the requisite number of shareholders in accordance with the procedures contained in our LLC agreement, our secretary shall call such a meeting.

Shareholders may vote either in person or by proxy at meetings. Only shareholders of record may vote. The holders of a majority of the outstanding shares of the class or classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum for approval of that action shall be the greater percentage.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS

Our LLC agreement provides that nominations of persons for election to our board of directors and other business may only be considered at our shareholders meetings if the nominations or other business are included in the notice of the meeting made or proposed by our board of directors or made or proposed by a shareholder who:

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is a shareholder of record at the time of giving notice of the nomination or the business to be considered;

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is a shareholder of record entitled to vote at the meeting at which the nomination or business is to be considered;

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is a shareholder of record at the time of the meeting and physically present in person or by proxy at the meeting to answer questions about the nomination or business; and

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has complied in all respects with the advance notice provisions for shareholder nominations and other business set forth in our LLC agreement and in any bylaws adopted by our board.

Under our LLC agreement, a shareholder's notice of nominations for director or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. If the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the close of business on the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the date of mailing of the notice for an annual meeting, or (2) the 10th day following the day on which we first make a public announcement of the date of such meeting. The public announcement of a postponement of the mailing of the notice for an annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of directors to be elected to our board of directors at a shareholders meeting is increased and we make no public announcement of such action or do not specify the size of the increased board of directors at least 100 days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day following the day on which such public announcement is made. This provision does not apply to new directors who are elected by the board of directors to fill a vacancy, including a vacancy created by board action which increases the number of directors. The advance notice of shareholder nominations for persons to be elected as a director or of other business to be considered at our annual meeting in 2008 must be given during December 2007.

For special meetings of shareholders, our LLC agreement requires a shareholder who is nominating a person for election to our board of directors at a special meeting at which directors are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

Any notice from a shareholder of nominations for director or business to be transacted at a shareholders meeting must be in writing and include the following:

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as to each person nominated for election or reelection as a director, (1) the person's name, age, business and residence addresses, (2) the principal occupation or employment of the person for the past five years, (3) the class or series and number of shares beneficially owned or owned of record by the person and (4) all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended, together with the nominee's signed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

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as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for considering the business and any interest in the business of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the proposal is made; and

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as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the class and number of each class or series of our shares which (s)he or they own beneficially and of record.

We may request that any shareholder proposing a nominee for election to our board of directors provide, within three business days of such request, written verification of the accuracy of the information submitted by the shareholder.

Shareholder nominations for directors which are properly made in accordance with the foregoing rules will be considered by our nominating and governance committee and by our board; and, if they are endorsed by our board, they will be included in our proxy solicitation. Shareholder nominations which are properly made but are not endorsed by our board will not appear in our proxy solicitation unless otherwise required by law. Shareholder proposals other than nominations which are properly made in accordance with the foregoing rules will be considered by our nominating and governance committee and by our board, and they will appear on our proxy solicitation if they are endorsed by our board or if they are supported by at least 25% of the shares entitled to vote regarding the proposal (or such lesser amount as applicable law may establish for inclusion in the proxy solicitation, if any). Whether or not included in our proxy solicitation, shareholder nominations or proposals which are properly made may be considered at a shareholders meeting.

INDEMNIFICATION AND EXCULPATION

Our LLC agreement requires that we indemnify all of our directors, officers, trustees, managers and partners, as well as Hospitality Trust and Reit Management and any other person or entity designated by our board of directors, from any and all liabilities or claims which may arise by reason of any action any of them have taken or may take on our behalf affecting our creation or affecting our continuing business activities, to the full extent permitted by applicable law subject to such limitations as may be set forth in our LLC agreement or in bylaws which may be adopted by our board. Our LLC agreement eliminates the personal liability of each of our directors to us and our shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent required by applicable law, the foregoing does not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to our shareholders as modified by our LLC agreement, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which such director derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

The following provisions, among others, of our LLC agreement may delay or prevent a change of control of us:

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the limitation on ownership or acquisition of more than 9.8% of our shares;

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the ability of our board of directors, without a shareholders' vote, to issue additional common shares and other series or classes of shares with rights which may be established at the time of issuance;

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the classification of our board of directors and the election of each class for three year staggered terms;

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the requirement of a 75% shareholders' vote to remove a director;

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the requirement of a 75% shareholders' vote to approve certain transactions, such as a merger or a sale of substantially all our assets, unless those transactions are approved by our board of directors;

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the ability of our directors to expand our board and fill vacancies which may be created by the board;

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the limitations on the ability of our shareholders to call a special meeting of shareholders, nominate directors or make shareholder proposals and the inability of our shareholders to act by written consent; and

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the advance notice requirements for shareholder nominations for our directors and for shareholder proposals and restrictions which may prevent the presentation of such nominations or proposals in our proxy statements.

These requirements may prevent you from realizing a takeover premium for any of our shares which you own.

In addition, our lease with Hospitality Trust prevents the sale of a material portion of our assets or business or the merger of us into another entity, in each case, without Hospitality Trust's consent.

LIABILITY OF SHAREHOLDERS FOR BREACH OF RESTRICTIONS ON OWNERSHIP

Our leases with Hospitality Trust and our management and shared services agreement are terminable by Hospitality Trust and Reit Management, respectively, in the event that any shareholder or group of shareholders acting in concert becomes an owner of more than 9.8% of our shares. If a breach of the ownership limitation results in lease default or a loss of the benefits of our management and shared services agreement, the shareholder or shareholders causing the breach are liable to us and may be liable to our other shareholders for damages. These damages may be in addition to the loss of beneficial ownership and voting rights of the shares owned by the breaching shareholder or shareholders, as described above, and these damages may be material.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is Wells Fargo Bank, N.A.

Underwriting

We are offering the common shares described in this prospectus through the underwriters named below. UBS Securities LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters, and are the joint book-running managers for this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of common shares listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
Banc of America Securities LLC
Ferris, Baker Watts, Incorporated
Janney Montgomery Scott LLC
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.
Stifel, Nicolaus & Company, Incorporated

Total	4,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over allotment option described below.

Our common shares are offered subject to a number of conditions, including:

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receipt and acceptance of our common shares by the underwriters; and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus electronically.

Sales of shares made outside the United States may be made by affiliates of the underwriters.

OVER ALLOTMENT OPTION

We have granted the underwriters an option to buy 600,000 additional common shares. The underwriters may exercise this option solely for the purpose of covering over allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                                 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $                                 per share from the initial public offering price.

If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Pursuant to the underwriting agreement, the underwriters are obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to 600,000 additional shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $500,000.

NO SALES OF SIMILAR SECURITIES

We and each of our executive officers and Managing Directors have entered into lock up agreements with the underwriters. Under these lock up agreements, we and each of these persons may not, without the prior written consent of UBS Securities LLC, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or warrants or other rights to purchase our common shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus. These lock up agreements are subject to certain exceptions, including (1) such shareholders' rights to transfer their common shares as a bona fide gift or to a trust for the benefit of an immediate family member or to an affiliate, provided that such donee or transferee agrees in writing to be bound by the terms of the lock up agreement, and (2) our right to issue our common shares in connection with acquisitions, subject to certain conditions and provided that such issuances are conditioned upon agreement of the recipients to be bound by the terms of the lock up agreement, and in connection with grants under our equity compensation plans. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the affected securities from these lock up agreements.

The 90 day lock up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 90-day period. Even under those circumstances, however, the lock up period will not extend if we are actively traded, meaning that we have a public float of at least $150.0 million and average trading volume of at least $1.0 million per day.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

AMERICAN STOCK EXCHANGE QUOTATION

Our common shares are traded on the American Stock Exchange under the trading symbol "TA".

PRICE STABILIZATION AND SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

–>
stabilizing transactions;

–>
short sales;

–>
purchases to cover positions created by short sales;

–>
imposition of penalty bids; and

–>
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress. These transactions may also include short sales of our common shares, which involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering and purchasing common shares in the open market to cover positions created by short sales. Short sales may be "covered short sales", which are short positions in an amount not greater than the underwriters' over allotment option referred to above, or may be "naked short sales", which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased common shares in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the American Stock Exchange, in the over the counter market.

Some of the underwriters engage in transactions with us and our affiliates and with Hospitality Trust and Reit Management and their affiliates, in the ordinary course of business.

Legal matters

Sullivan & Worcester LLP, Boston, Massachusetts, is counsel to us in connection with this offering. Richards, Layton & Finger, P.A., Wilmington, Delaware will pass upon the validity under Delaware law of our common shares that we are offering. Dewey Ballantine LLP, New York, New York, is counsel to the underwriters in connection with this offering. Sullivan & Worcester LLP represents Hospitality Trust, Reit Management and their affiliates on various matters.

Experts

The consolidated financial statements of TravelCenters of America, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and the consolidated balance sheet of TravelCenters of America LLC as of December 31, 2006, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of Petro Stopping Centers, L.P. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 2006, included in this prospectus have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and any amendments thereto) under the Securities Act of 1933 with respect to the shares being distributed pursuant to this prospectus. This prospectus is part of the registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed as an exhibit are not necessarily complete, and you should consult a copy of those contracts or other documents filed as exhibits to the registration statement. For further information regarding us, please read the registration statement and the exhibits and schedules thereto.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC.

You may read and copy the registration statement and its exhibits and schedules or other information on file at the SEC's Public Reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Information filed by us with the SEC can be copied at the SEC's Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

Warning concerning forward looking statements

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. AMONG OTHERS, THE FORWARD LOOKING STATEMENTS WHICH APPEAR IN THIS PROSPECTUS THAT MAY NOT OCCUR ARE AS FOLLOWS:

–>
WE MAY BE UNABLE TO SECURE A WORKING CAPITAL LINE OF CREDIT FOR $100 MILLION OR FOR ANY AMOUNT;

–>
WE MAY BE UNABLE TO MANAGE EFFECTIVELY THE TRAVEL CENTERS THAT COMPRISE OUR BUSINESS AS A RESULT OF THE PETRO ACQUISITION;

–>
WE MAY BE UNABLE TO COMPLY WITH THE REPORTING AND INTERNAL CONTROL OBLIGATIONS OF A PUBLIC COMPANY;

–>
WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES;

–>
WE MAY BE UNABLE TO PROCURE SUFFICIENT FUEL TO SUPPLY OUR CUSTOMERS; AND

–>
WE MAY BE UNABLE TO SETTLE OR PREVAIL IN THE PENDING LITIGATION MATTERS DISCUSSED HEREIN FOR AMOUNTS WHICH DO NOT HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

RESULTS WHICH DIFFER FROM THOSE STATED OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS MAY BE CAUSED BY VARIOUS CHANGES IN OUR BUSINESS OR MARKET CONDITIONS, INCLUDING SOME WHICH ARE BEYOND OUR CONTROL. SUCH POSSIBLE CHANGES ARE FURTHER EXPLAINED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS MAY BE REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

TravelCenters of America LLC

INDEX TO FINANCIAL STATEMENTS

Page
TravelCenters of America LLC Unaudited Pro Forma Financial Statements
Introduction to Unaudited Pro Forma Financial Statements	F-3
Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2007	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2007	F-5
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2006	F-6
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-7
TravelCenters of America LLC Unaudited First Quarter Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2007 for TravelCenters of America LLC (unaudited), and December 31, 2006 for TravelCenters of America, Inc. (predecessor)	F-13
Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss) for the two months ended March 31, 2007, for TravelCenters of America LLC, and the one month ended January 31, 2007, and the three months ended March 31, 2006, for TravelCenters of America, Inc. (predecessor)	F-14
Unaudited Consolidated Statements of Cash Flows for the two months ended March 31, 2007, for TravelCenters of America LLC, and the one month ended January 31, 2007, and the three months ended March 31, 2006, for TravelCenters of America, Inc. (predecessor)	F-15
Notes to Unaudited Consolidated Financial Statements	F-16
TravelCenters of America LLC Audited Financial Statement
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheet as of December 31, 2006	F-28
Notes to Consolidated Balance Sheet	F-29
TravelCenters of America, Inc. (predecessor) Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheet at December 31, 2006 and 2005	F-31
Consolidated Statement of Operations and Comprehensive Income (Loss) for the years ended December 31, 2006, 2005 and 2004	F-32
Consolidated Statement of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-33
Consolidated Statement of Nonredeemable Stockholders' Equity for the years ended December 31, 2006, 2005 and 2004	F-34
Notes to Consolidated Financial Statements	F-35

TravelCenters of America LLC

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma balance sheet at March 31, 2007 presents the financial position of TravelCenters of America LLC, or we or the Company, as if (i) our acquisition of Petro on May 30, 2007, (ii) the simultaneous acquisition of 40 Petro travel centers by Hospitality Trust and the leasing of those travel centers to us, and (iii) this offering, all had been completed as of March 31, 2007. The following unaudited pro forma statements of operations for the three months ended March 31, 2007 and for the year ended December 31, 2006 presents our results of operations as if (a) the HPT Transaction by which Hospitality Trust acquired and restructured our predecessor and we became a separate public company on January 31, 2007, (b) our acquisition of Petro, (c) Hospitality Trust's acquisition of 40 Petro travel centers and its lease to us, and (d) this offering had been completed as of January 1, 2006.

The purchase price allocation reflected in these unaudited pro forma consolidated financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. With the assistance of independent valuation specialists, a final determination of the fair value of the assets and liabilities will be based on the actual net tangible and intangible assets of Petro that existed as of May 30, 2007, the date of the Petro acquisition. Consequently, amounts preliminarily allocated to assets and liabilities could change significantly from those used in the unaudited pro forma consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the transactions described above have been included in the pro forma financial statements.

These unaudited pro forma financial statements do not represent our financial condition or results of operations for any future date or period. Actual future results may be materially different from pro forma results. Differences could arise from many factors, including, but not limited to, those related to our operation as a separate publicly owned company, competition in our business, our ability to successfully attract or retain customers and employees, our ability to control operating expenses, our capital structure and other changes. These unaudited pro forma financial statements should be read in conjunction with the audited and unaudited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

TravelCenters of America LLC

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	As of March 31, 2007
	Company (Historical)	Petro (Historical)	Pro forma adjustments		Pro forma	Offering adjustments		As adjusted pro forma

Current assets:
Cash and cash equivalents	$149,838	$38,812	$(82,256)	A,D1	$106,394	$167,384	I	$273,778
Restricted cash	22,793	—	13,171	B	35,964	—		35,964
Restricted investments	—	—	274,740	C	274,740	—		274,740
Accounts receivable, net	98,431	10,822	—	D2	109,253	—		109,253
Inventories	90,441	40,090	—	D3	130,531	—		130,531
Other current assets	26,354	8,723	—	D4	35,077	—		35,077

Total current assets	387,857	98,447	205,655		691,959	167,384		859,343
Property and equipment, net	242,084	236,559	(210,205)	E	272,038	—		272,038
			3,600	D5
Goodwill	25,379	—	—	D6	25,379	—		25,379
Intangible assets, net	23,068	—	9,439	D7	32,507	—		32,507
Deferred debt issuance costs, net	—	8,287	(8,287)	F	—	—		—
Deferred income taxes	457	—	—		457	—		457
Other noncurrent assets	9,759	16,105	(4,205)	D8	21,659	—		21,659

Total assets	$688,604	$359,398	$(4,003)		$1,043,999	$167,384		$1,211,383

Current liabilities:
Current maturities of debt	$—	$—	$270,399	G	$270,399	—		$270,399
Accounts payable	133,107	44,521	—	D9	177,628	—		177,628
Other accrued liabilities	78,624	39,068	—	D10	117,692	—		117,692

Total current liabilities	211,731	83,589	270,399		565,719	—		565,719
Capital lease obligations	107,620	—	—		107,620	—		107,620
Deferred income taxes	11,418	—	—		11,418	—		11,418
Long term debt, net	—	271,250	(271,250)	G	—	—		—
Other noncurrent liabilities	35,621	1,407	—	D11	37,028	—		37,028

Total liabilities	366,390	356,246	(851)		721,785	—		721,785
Shareholders' equity	322,214	3,152	(3,152)	H	322,214	167,384	J	489,598

Total liabilities and shareholders' equity	$688,604	$359,398	$(4,003)		$1,043,999	$167,384		$1,211,383

The accompanying notes are an integral part of these pro forma consolidated financial statements.

TravelCenters of America LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2007
(in thousands except per share data)

	Predecessor	Company	Petro
	One month ended January 31, 2007	Two months ended March 31, 2007	Three months ended March 31, 2007	Pro forma adjustments		Pro forma	Offering adjustments		As adjusted pro forma

Revenues	$352,682	$736,670	$504,390	$(78,100)	K	$1,515,642	$—		$1,515,642
Cost of goods sold (excluding depreciation)	298,172	635,636	445,424	(78,100)	K	1,301,132	—		1,301,132
Operating expenses:
Site level operating	36,093	72,412	42,127	—		150,632	—		150,632
Selling, general & administrative (including $4,268 of noncash share based compensation expense)	8,892	11,861	5,080	1,026	L,M	26,859	—		26,859
Real estate lease rent	931	28,428	1,557	28,840	N	59,585	—		59,585
				(171)	O				—
Depreciation and amortization	5,810	5,288	4,767	(6,708)	P	9,157	—		9,157
Merger related	44,972	—	—	—	Q	44,972	—		44,972
(Gain) loss on asset sales	(24)	—	47	—		23	—		23

Total operating expenses, net	96,674	117,989	53,578	22,987		291,228	—		291,228

Income (loss) from operations	(42,164)	(16,955)	5,388	(22,987)		(76,718)	—		(76,718)
Debt extinguishment expenses	(16,140)	—	—	—	Q	(16,140)	—		(16,140)
Equity in income of JV	—	—	198	—		198	—		198
Interest expense, net	(4,214)	(777)	(6,443)	10,884	R	(1,537)	—		(1,537)
				(943)	S				—
				(44)	T

Income (loss) before income taxes	(62,518)	(17,732)	(857)	(13,090)		(94,197)	—		(94,197)
Provision (benefit) for income taxes	(40,470)	(6,703)	—	11,567	U	(35,606)	—		(35,606)

Net loss	$(22,048)	$(11,029)	$(857)	$(24,657)		$(58,591)	$—		$(58,591)

Weighted average shares outstanding (basic and diluted)	6,937	8,809		(6,937)	V	8,809	4,000	W	12,809
Net loss per common share (basic and diluted)	$(3.18)	$(1.25)				$(6.65)			$(4.57)

The accompanying notes are an integral part of these pro forma consolidated financial statements.

TravelCenters of America LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2006
(in thousands except per share data)

	Predecessor	Petro
	Year ended December 31, 2006	Year ended December 31, 2006	Pro forma adjustments		Pro forma	Offering adjustments		As adjusted pro forma

Revenues	$4,783,514	$2,147,118	$(313,100)	K	$6,617,532	$—		$6,617,532
Cost of goods sold (excluding depreciation)	4,123,444	1,892,411	(313,100)	K	5,702,755	—		5,702,755
Operating expenses:
Site level operating	415,868	164,567		—	580,435	—		580,435
Selling, general & administrative (including noncash share based compensation of $11,930)	61,347	21,174	8,343	L,M	90,864	—		90,864
Real estate lease rent	11,011	5,564	221,634	N	237,527	—		237,527
			(682)	O				—
Depreciation and amortization	71,856	18,383	(67,309)	P	22,930	—		22,930
Merger related	4,946	—	—	Q	4,946	—		4,946
(Gain) loss on asset sales	(500)	46	—		(454)	—		(454)

Total operating expenses, net	564,528	209,734	161,986		936,248	—		936,248

Income (loss) from operations	95,542	44,973	(161,986)		(21,471)	—		(21,471)
Equity in income of JV	—	1,168	—		1,168	—		1,168
Other income (expense), net	1,250	(16)	—	Q	1,234	—		1,234
Interest expense, net	(47,482)	(25,568)	75,205	R	(9,155)	—		(9,331)
			(11,310)	S
			(176)	T		—

Income (loss) before income taxes	49,310	20,557	(98,267)		(28,400)	—		(28,400)
Provision (benefit) for income taxes	18,277	—	(29,012)	U	(10,735)	—		(10,735)

Net income (loss)	$31,033	$20,557	$(69,255)		$(17,665)	$—		$(17,665)

Weighted average shares outstanding:
Basic	6,937		1,872	V	8,809	4,000	W	12,809
Diluted	7,579		1,230		8,809	4,000	W	12,809
Basic net income (loss) per common share	$4.47				$(2.01)			$(1.38)

Diluted net income (loss) per common share	$4.09				$(2.01)			$(1.38)

The accompanying notes are an integral part of these pro forma consolidated financial statements

TravelCenters of America LLC

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts)

Pro forma balance sheet adjustments

A.
Represents the cash used on May 30, 2007 to fund our Petro acquisition.

Purchase price, as adjusted	$64,085
Cash used to secure Petro letters of credit	13,171
Fees and other expenses	5,000

Cash used	$82,256

B.
Represents the amount funded into restricted cash to secure Petro's outstanding letters of credit. These deposits will remain in place until we enter into a new credit facility. The majority of the letters of credit are used to secure obligations under various insurance programs.

C.
Simultaneous with our Petro acquisition, Petro and Hospitality Trust covenant defeased all of Petro's 9% Senior Secured Notes due 2012, or the 9% Notes, made arrangements to call Petro's 9% Notes for redemption as of February 15, 2008, and deposited with the trustee for the 9% Notes U.S. Treasury obligations sufficient to effect the covenant defeasance, to pay all of the interest that will accrue on the 9% Notes until the redemption date and to pay the full amount of the 9% Notes, including the redemption premium, on the redemption date of February 15, 2008. On May 30, 2007, $250,000 in principal amount of the 9% Notes were outstanding. The 9% Notes are our obligations and are expected to remain so until the redemption date; the U.S. Treasury obligations have a face amount of $275,700 and an estimated fair value of $274,740. These U.S. Treasury obligations and related interest receipts are expected to remain assets of ours until exhausted by the payment in full of the interest, principal and redemption amounts of the 9% Notes as and when these amounts are due. The adjustments shown here increase our restricted investments and our current maturities of long term debt to reflect the transactions which have taken place through May 30, 2007.

D.
As required under generally accepted accounting principles, our Petro acquisition will be treated as a business combination. Those principles will require that we record the carrying value of the acquired assets and liabilities at their fair market values. Adjustments have been calculated as follows:

	Petro's historical carrying amount	Estimate of fair market value based upon management estimates	Adjustments	Ref.

	Column I	Column II	Col II less Col. I
Assets
Cash	$38,812	$38,812	$—	D1
Accounts receivable	10,822	10,822	—	D2
Inventories	40,090	40,090	—	D3
Other current assets	8,723	8,723	—	D4
Property and equipment	26,354	29,954	3,600	D5
Goodwill	—	—	—	D6
Identifiable intangible assets	—	9,439	9,439	D7
Other non-current assets	16,105	11,900	(4,205)	D8
Liabilities
Accounts Payable	$44,521	$44,521	$—	D9
Other accrued liabilities	39,068	39,068	—	D10
Other non current liabilities	1,407	1,407	—	D11
E.
Represents elimination of Petro's historical carrying amount of property and equipment purchased by Hospitality Trust simultaneous with our Petro acquisition. The adjustment has been calculated as follows:

Historical carrying amount of Petro's property and equipment, net	$236,559
Historical carrying amount of Petro's property and equipment, net, purchased by Hospitality Trust prior to the Petro acquisition	(210,205)

Historical carrying amount of property and equipment, net purchased by us.	26,354
Estimated fair value of property and equipment purchased by us	29,954

Net adjustment	$3,600

F.
Represents the elimination of unamortized deferred debt issuance costs of Petro. As discussed in Note C and Note G, all of Petro's debt was defeased or repaid simultaneous with our Petro acquisition.

G.
Represents the impact of the defeasance of the 9% Notes and the repayment of the remainder of Petro's debt that occurred on May 30, 2007. The 9% Notes are reflected at the estimated fair value of the debt as of the closing of our Petro acquisition, which value was determined using a discount rate of 3.5%, which is the estimated rate we will receive on the restricted investments that will be used to repay the 9% Notes. This obligation has been reclassified as a current liability as we have made arrangements to call the 9% Notes on February 15, 2008, the earliest date they can be called. Also see Note C.

H.
Represents the elimination of Petro's historical net partners' capital.

I.
Represents the amount of net proceeds we expect to receive from this offering (see Note J).

J.
Represents our issuance of 4,000,000 common shares:

Gross proceeds from the issuance of 4,000,000 common shares at an estimated offering price of $44.65 per share	$178,600
Underwriters' discounts and commissions and other offering costs, estimated	(11,216)

Net proceeds	$167,384

Pro forma statement of operations adjustments

K.
Represents the elimination of motor fuel taxes included in fuel revenues and related cost of goods sold during the period for Petro. We do not include these amounts in our revenues and cost of goods sold.

L.
After our spin off from Hospitality Trust, we entered into a management and shared services agreement with Reit Management and Research LLC, or Reit Management. This adjustment represents the expense we would have incurred pursuant to the fee formula in that agreement if that agreement had been in effect since January 1, 2006. (This fee is included in our historical results for the two months ended March 31, 2007).

M.
As required by applicable SEC rules, no adjustments have been made to the historical share compensation of our predecessor despite the fact that these amounts were attributable principally to the vesting of options for our predecessor's shares which were redeemed on January 31, 2007 upon the closing of the HPT Transaction.

N.
As a result of our Petro acquisition, we have two leases with Hospitality Trust; the lease entered at the time of the HPT Transaction, or the TravelCenters lease, and the lease entered in connection with our Petro acquisition, or the Petro lease. The TravelCenters lease requires us to make minimum rent payments that have scheduled increases during the term of the lease, while the Petro lease does not have scheduled increases. Adjustments have been calculated as follows

  (the rent for the TravelCenters lease is included in our historical results for the two months ended March 31, 2007):

	Predecessor one month ended January 31, 2007	Petro three months ended March 31, 2007	Pro forma adjustments

Minimum base rent (cash payments)	$12,792	$15,556	$28,348
Required straight line rent adjustment	1,435	—	1,435

Total	14,227	15,556	29,783
Less amount recognized as interest	(943)	—	(943)

Total adjustment	$13,284	$15,556	$28,840

	Year ended December 31, 2006
	Predecessor	Petro	Pro forma adjustments

Minimum base rent (cash payments)	$153,500	$62,225	$215,725
Required straight line rent adjustment	17,219	—	17,219

Total	170,719	62,225	232,944
Less amount recognized as interest	(11,310)	—	(11,310)

Total adjustment	$159,409	$62,225	$221,634

O.
Simultaneously with our Petro acquisition, Petro exercised a purchase option for one of Petro's travel centers leased from a party other than Hospitality Trust. This adjustment eliminates the historical rent expense related to this travel center because this property is now owned by Hospitality Trust and included in the Petro lease.

P.
This adjustment represents the elimination of depreciation and amortization expense recognized by our predecessor or by Petro related to assets now owned by Hospitality Trust and the addition of estimated depreciation and amortization expense related to the property, equipment and intangible assets owned by us at allocated valuations. Our depreciation and amortization expense is based on the estimated useful lives of the assets (this expense is included in our historical results for the two months ended March 31, 2007).

	Predecessor one month ended January 31, 2007	Petro three months ended March 31, 2007	Pro forma adjustments

Elimination of historical depreciation and amortization	$(5,810)	$(4,767)	$(10,577)
Addition of depreciation and amortization of acquired assets	2,644	1,225	3,869

Net Adjustment	$(3,166)	$(3,542)	$(6,708)

	Year ended December 31, 2006
	Predecessor	Petro	Pro forma adjustments

Elimination of historical depreciation and amortization	$(71,856)	$(18,383)	$(90,239)
Addition of depreciation and amortization of acquired assets	18,029	4,901	22,930

Net Adjustment	$(53,827)	$(13,482)	$(67,309)

Q.
During the twelve months ended December 31, 2006, our predecessor recognized other income, net of $1,250, which related to claims settlement. In addition, during the one month ended January 31, 2007 and the twelve months ended December 31, 2006, our predecessor recognized $44,972 and $4,946, respectively, of expense related to costs it incurred in marketing itself for sale and pursuing various financing alternatives that were subsequently abandoned. Our predecessor also recognized debt extinguishment expense of $16,140 during January 2007. As required by applicable SEC rules, no adjustments have been made to eliminate any of these expense items despite the fact that they are non-recurring.

R.
Represents the elimination of historical interest expense and other financial costs, net, of Petro and our predecessor. As discussed in Notes C, G and Q, above, all of Petro's debt has been repaid or defeased and all of our predecessor's debt was extinguished. Pro forma interest income represents actual interest income earned by us, our predecessor or Petro during the periods shown, less interest expense discussed in Note S and Note T. As required by applicable SEC rules, the pro forma financial statements do not give effect to interest income which may be earned on our pro forma cash balance of $106,394 or related taxes on such income.

S.
The HPT Transaction required that we evaluate the TravelCenters lease under Statement of Financial Accounting Standards No. 98, or FAS 98. Under FAS 98, thirteen of the travel centers owned by our predecessor that we now lease from HPT did not qualify for operating lease treatment because more than a minor portion of those travel centers are subleased to third parties and one travel center did not qualify for operating lease treatment for other reasons. We carry these travel centers at an amount equal to Hospitality Trust's recorded initial carrying amount, equal to their fair value, and have an equal amount of liability, representing our obligation to make future rent payments to Hospitality Trust, which future payments will be recognized as interest expense in our statement of operations.

T.
Represents the interest expense on the defeased 9% Notes, net of interest income on the restricted investments that we have placed in escrow to be used to extinguish that debt. Interest income and interest expense have been calculated at an effective rate of 3.5%, which is the estimated rate we will receive on the restricted investments and the effective interest rate on the fair value of the 9% Notes (see Note C and Note G). Adjustments have been calculated as follows:

	Three months ended March 31, 2007	Year ended December 31, 2006

Interest expense on defeased debt	$(2,352)	$(9,408)
Interest income on restricted investments	2,396	9,584

Net	$44	$176

U.
Represents the net effect of eliminating our predecessor's historical tax provision and establishing a tax provision, at our estimated effective income tax rate of 37.8%, based on the pro forma amount of income or loss before income taxes for the period.

V.
This adjustment represents the elimination of our predecessor's shares outstanding and the additions of our shares outstanding after the HPT Transaction.

W.
Represents our issuance of 4,000,000 common shares in this offering.

TravelCenters of America LLC

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share amounts)

	Predecessor	Company
	December 31, 2006	March 31, 2007

		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,297	$149,838
Restricted cash	—	22,793
Accounts receivable (less allowance for doubtful accounts of $1,234 as of March 31, 2007 and $1,344 as of December 31, 2006)	91,850	98,431
Inventories	90,350	90,441
Deferred income taxes	14,806	—
Other current assets	14,651	26,354

Total current assets	266,954	387,857
Property and equipment, net	653,668	242,084
Goodwill	49,681	25,379
Intangible assets, net	1,907	23,068
Deferred financing costs, net	15,462	—
Deferred income taxes	438	457
Other noncurrent assets	7,482	9,759

Total assets	$995,592	$688,604

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long term debt	$7,019	$—
Accounts payable	121,198	133,107
Other accrued liabilities	71,278	78,624

Total current liabilities	199,495	211,731
Commitments and contingencies (Note 12)
Long term debt (net of unamortized discount)	668,734	—
Capital lease obligations	—	107,620
Deferred income taxes	15,492	11,418
Other noncurrent liabilities	22,594	35,621

Total liabilities	906,315	366,390
Redeemable equity	13,403	—
Nonredeemable shareholders' equity:
Common shares, no par value, 8,808,575 shares issued and outstanding at March 31, 2007	—	333,120
Common shares, par value $0.00001, 20,000,000 shares authorized, 6,937,003 shares issued and outstanding at December 31, 2006	3	—
Preferred stock 5,000,000 shares authorized but unissued at December 31, 2006	—	—
Accumulated other comprehensive income	1,383	123
Additional paid in capital	224,565	—
Accumulated deficit	(150,077)	(11,029)

Total nonredeemable shareholders' equity	75,874	322,214

Total liabilities, redeemable equity and nonredeemable shareholders' equity	$995,592	$688,604

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America LLC

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands except per share data)

	Predecessor		Company
	Three months ended March 31, 2006	One month ended January 31, 2007	Two months ended March 31, 2007

Revenues:
Fuel	$884,145	$285,053	$596,143
Non-fuel	199,907	66,795	138,924
Rent and royalties	2,306	834	1,603

Total revenues	1,086,358	352,682	736,670
Cost of goods sold (excluding depreciation):
Fuel	857,009	270,694	579,402
Non-fuel	82,280	27,478	56,234

Total cost of goods sold (excluding depreciation)	939,289	298,172	635,636
Operating expenses:
Site level operating	103,282	36,093	72,412
Selling, general & administrative (including $4,268 and $11 of noncash share based compensation for the one month ended January 31, 2007 and the three months ended March 31, 2006, respecitvely)	11,525	8,892	11,861
Real estate lease rent	2,705	931	28,428
Depreciation and amortization	16,650	5,810	5,288
Merger related	—	44,972	—
(Gain) loss on asset sales	(279)	(24)	—

Total operating expenses, net	133,883	96,674	117,989

Income (loss) from operations	13,186	(42,164)	(16,955)
Debt extinguishment expenses	—	(16,140)	—
Interest expense, net	(11,410)	(4,214)	(777)

Income (loss) before income taxes	1,776	(62,518)	(17,732)
Provision (benefit) for income taxes	672	(40,470)	(6,703)

Net income (loss)	$1,104	$(22,048)	$(11,029)

Other comprehensive income (loss), net of tax:
Unrealized gain on derivative instruments, (net of taxes of $0, $0, and $3, respectively)	(5)	—	—
Foreign currency translation adjustments, (net of taxes of $51, $(47) and $(11), respectively)	(35)	(47)	123

Comprehensive income (loss)	$1,064	$(22,095)	$(10,906)

Weighted average shares outstanding:
Basic	6,937	6,937	8,809
Diluted	7,468	6,937	8,809
Earnings (loss) per common share:
Basic	$0.16	$(3.18)	$(1.25)

Diluted	$0.15	$(3.18)	$(1.25)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America LLC

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Predecessor		Company
	Three months ended March 31, 2006	One month ended January 31, 2007	Two months ended March 31, 2007

Cash flows from operating activities:
Net income (loss)	$1,104	$(22,048)	$(11,029)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share based compensation expense	11	4,268	—
Depreciation and amortization	16,650	5,810	5,288
Amortization of deferred financing costs	777	267	—
Debt extinguishment expenses	—	16,140	—
Deferred income tax provision	359	(33,827)	(3,546)
Provision for doubtful accounts	150	50	—
Gain on asset sales	(279)	(24)	—
Changes in assets and liabilities:
Accounts receivable	(10,698)	9,112	(14,191)
Inventories	3,889	4,779	(4,866)
Other current assets	(727)	(10,452)	(2,369)
Accounts payable and other accrued liabilities	15,142	59,966	(35,822)
Other, net	(426)	5,984	2,880

Net cash provided by (used in) operating activities	25,952	40,025	(63,655)

Cash flows from investing activities:
Proceeds from asset sales	2,187	35	—
Capital expenditures	(14,846)	(7,176)	(14,197)

Net cash used in investing activities	(12,659)	(7,141)	(14,197)

Cash flows from financing activities:
Increase (decrease) in checks drawn in excess of bank balances	(9,402)	(8,170)	5,456
Long term debt repayments	(1,751)	(54)	—
Cash on deposit to secure letters of credit	—	—	(22,793)

Net cash used in financing activities	(11,153)	(8,224)	(17,337)

Effect of exchange rate changes on cash	(5)	(7)	17

Net increase (decrease) in cash	2,135	24,653	(95,172)
Cash and cash equivalents at the beginning of the period	47,547	55,297	245,010

Cash and cash equivalents at the end of the period	$49,682	$79,950	$149,838

Supplemental disclosure of cash flow information:
Interest paid	$11,445	$4,373	$2,076
Income taxes paid (net of refunds)	$172	$71	$43

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(dollars and share amounts in thousands, except per share data)

Note 1. Basis of presentation and organization:

TravelCenters of America LLC, which we refer to as "the Company" or "we", was formed as a Delaware limited liability company on October 10, 2006. We were a wholly owned, indirect subsidiary of Hospitality Properties Trust, or Hospitality Trust, and our initial capitalization of one dollar was provided by Hospitality Trust on our formation date. From that time until January 31, 2007, we conducted no business activities.

In September 2006 Hospitality Trust agreed to acquire 100% of TravelCenters of America, Inc., which we refer to as TravelCenters or our predecessor. This acquisition was accomplished through a merger of a subsidiary of ours with and into TravelCenters on January 31, 2007. When the acquisition was consummated, we and Hospitality Trust restructured the business of TravelCenters and Hospitality Trust distributed our shares to its shareholders in a spin off transaction effective January 31, 2007.

The principal results of the restructuring were that (i) TravelCenters became our 100% owned subsidiary, (ii) subsidiaries of Hospitality Trust that we do not own became owners of certain assets owned by TravelCenters prior to the transaction including substantially all of TravelCenters's real estate, (iii) we began to lease that real estate and other TravelCenters assets from Hospitality Trust, and (iv) all of the outstanding indebtedness of TravelCenters was repaid in full. We retained all of TravelCenters's working capital and other assets and liabilities not owned by Hospitality Trust and continued the operations of TravelCenters. We refer to these transactions collectively as the HPT Transaction.

As a result of the HPT Transaction, our balance sheet reflects our assets and liabilities at their respective fair values as of January 31, 2007, in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141). Accordingly, our balance sheet is not comparable with the historical balance sheet of our predecessor as of December 31, 2006, which is included herein. Similarly, significant differences exist between our statement of operations and comprehensive income (loss) and that of our predecessor. Our results include rent and interest expense related to our lease with Hospitality Trust while our predecessor's results included interest expense related to funded debt, debt extinguishment expense, merger related expenses and a larger depreciation and amortization expense amount.

We operate and franchise travel centers primarily along the U.S. interstate highway system. Our customers include long haul trucking fleets and their drivers, independent truck drivers and motorists.

At March 31, 2007, our business included 163 geographically diverse full service travel centers in 40 U.S. states and one travel center in Canada. As of March 31, 2007, we operated 141 of these travel centers, which we refer to as company operated sites, and our franchisees operated 23 of these travel centers including ten which our franchisees sublease from us and 13 travel centers which are owned by our franchisees. During the three months ended March 31, 2007, we opened one new company operated site. We aggregate our travel centers into one reportable segment because they have similar economic and operating characteristics.

Our travel centers are located at key points along the U.S. interstate highway system and in Canada, typically on 20 to 25 acre sites. Our travel centers provide our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full service restaurants, quick service restaurants, travel and convenience stores and other driver amenities. We also collect rents and franchise royalties from our franchisees.

The accompanying consolidated financial statements are unaudited. The unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles applicable for interim financial statements. Therefore, the footnotes and disclosures do not include all the information necessary for complete financial statements in accordance with U.S. generally accepted accounting principles. These unaudited interim financial statements should be read in conjunction with the financial statements and notes contained in our predecessor's audited consolidated financial statements as of and for the year ended December 31, 2006 included elsewhere in this prospectus for the period ended December 31, 2006. In the opinion of our management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. Our operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

Note 2. Recently issued accounting pronouncements

FIN 48.    In June 2006 the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes methods for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. There was no material impact on our financial statements as a result of our adoption of FIN 48 effective January 1, 2007.

Note 3. HPT transaction

On January 31, 2007, Hospitality Trust completed its acquisition of TravelCenters pursuant to the Agreement and Plan of Merger dated as of September 15, 2006, as amended. Upon completion of the acquisition, Hospitality Trust restructured the business of TravelCenters and distributed all of our common shares to its shareholders in a spin off transaction.

The following table summarizes the amounts assigned, based on their fair values, to those assets and liabilities for which we became the owner as a result of Hospitality Trust's restructuring of TravelCenters as of January 31, 2007.

Current assets	$437,076
Property and equipment	231,996
Goodwill	25,379
Intangible assets	23,674
Other noncurrent assets	10,541

Total assets acquired	728,666
Current liabilities	240,479
Capital lease obligations	107,620
Deferred taxes	14,914
Noncurrent liabilities	32,533

Net assets acquired	$333,120

The following unaudited pro forma information presents our results of operations as if the HPT Transaction had taken place on January 1, 2006.

	Three months ended March 31,
	2006	2007

Total revenues	$1,086,358	$1,089,352
Loss from operations	$(19,310)	$(69,724)
Net (loss)	$(13,649)	$(54,336)
Loss per common share	$(1.55)	$(6.17)

These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the HPT Transaction occurred on January 1, 2006, or that may result in the future. Included in the pro forma results for the three months ended March 31, 2007 include $44,972 of merger related expenses, $16,140 of debt extinguishment expenses and $4,268 of share based compensation expense, each incurred by our predecessor as a result of the HPT Transaction and $1,920 of expense related to executive retention and separation payments.

Note 4. Earnings per share

As of the date of the HPT Transaction and continuing through March 31, 2007, we did not have any share options or warrants outstanding. The following table reconciles our predecessor's basic earnings per common share to diluted earnings per common share. The assumed exercise of our predecessor's stock options and warrants would have had an anti-dilutive effect on loss per share for the one month period ended January 31, 2007.

	Predecessor
	Three months ended March 31, 2006	One month ended January 31, 2007

Determination of shares:
Weighted average common shares outstanding	6,937	6,937
Shares attributable to the assumed exercise of our predecessor's outstanding stock options	254	—
Shares attributable to the assumed exercise of our predecessor's outstanding warrants	277	—

Diluted weighted average common shares outstanding	7,468	6,937

Basic earnings (loss) per common share	$0.16	$(3.18)
Diluted earnings (loss) per common share	$0.15	$(3.18)

Note 5. Inventories

Inventories consisted of the following:

	Predecessor	Company
	December 31, 2006	March 31, 2007

Non-fuel merchandise	$71,820	$69,649
Petroleum products	18,530	20,792

Total inventories	$90,350	$90,441

Note 6. Property and equipment

Property and equipment purchased after the HPT Transaction is stated at cost. Property and equipment we own as a result of the HPT Transaction is stated at fair market value based on an independent appraisal. We depreciate these assets on a straight line basis over the following estimated useful lives of the assets:

Building and site improvements	15-40 years
Machinery and equipment	3-15 years
Furniture and fixtures	5-10 years

We are obligated to remove our underground storage tanks and certain other assets at some sites we lease. In connection with the HPT Transaction, we evaluated our asset retirement obligations based on estimated tank useful lives, internal and external estimates as to the cost to remove the tanks and other assets in the future, and regulatory or contractual requirements. The asset retirement obligation we recognized as of January 31, 2007, was $10,197 and is included within other noncurrent liabilities in our consolidated balance sheet.

Note 7. Goodwill and intangible assets

Goodwill and intangible assets arising as a result of the HPT Transaction are stated at fair market values based on an independent appraisal. Goodwill and intangible assets may also be recorded by us as a result of our business acquisitions at their fair value for intangibles or at the excess of amounts paid to the sellers over the fair values of identifiable assets acquired less liabilities assumed for goodwill. The HPT Transaction was the only transaction giving rise to goodwill or intangibles during the three month periods ended March 31, 2007 and 2006. Our intangible assets are being amortized over periods ranging from one to 16 years.

Note 8. Leasing transactions

Our lease with Hospitality Trust is a "triple net" lease, which requires us to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, inventories, services to customers, insurance, real estate and personal property taxes and ground lease payments. Minimum rent increases annually after each of first five years of the lease term and may increase if Hospitality Trust funds or reimburses the cost in excess of $125,000 (see below) funding for renovations, improvements and equipment related to the leased travel centers. Starting in 2012, the lease requires us to pay Hospitality Trust as additional rent 3% of increases in non-fuel gross revenues and 0.3% of increases in gross fuel revenues at the leased travel centers over 2011 gross revenue amounts. Percentage rent attributable to fuel sales is subject to a maximum each year calculated by reference to changes in the consumer price index. Our lease agreement with Hospitality Trust expires on December 31, 2022.

Hospitality Trust has agreed to provide up to $25,000 of funding annually for the first five years of the lease for certain specified improvements to the leased travel centers. This funding is cumulative and may be drawn by us from Hospitality Trust in subsequent years until December 31, 2015. There will not be any adjustment in our minimum rent as Hospitality Trust funds these amounts. All improvements funded by Hospitality Trust will be owned by Hospitality Trust. We are required to maintain, at our expense, the leased travel centers in good order and repair, including structural and non-structural components, but we may request that Hospitality Trust fund amounts in excess of the $25,000 annually referred to above in return for minimum rent increases equal to a minimum of 8.5% per annum of the amount Hospitality Trust funds. The lease requires us to pay minimum rent to Hospitality Trust as follows:

Lease year	Annual rent

February 1, 2007 through January 31, 2008	$153,500
February 1, 2008 through January 31, 2009	$157,000
February 1, 2009 through January 31, 2010	$161,000
February 1, 2010 through January 31, 2011	$165,000
February 1, 2011 through January 31, 2012	$170,000
February 1, 2012 and thereafter	$175,000

The HPT Transaction required us to evaluate our lease with Hospitality Trust under Statement of Financial Accounting Standards No. 98 (FAS 98). Under FAS 98, thirteen of the travel centers owned by our predecessor that we now lease from Hospitality Trust did not qualify for operating lease treatment because more than a minor portion of those travel centers is subleased to third parties and one travel center did not qualify for operating lease treatment for other reasons. Accordingly, we recorded the leased assets at these travel centers at an amount equal to Hospitality Trust's recorded initial carrying amount, which was equal to their fair values, and have an equal amount of liability (presented as capital lease obligations in our consolidated balance sheet). Rent payments related to these assets are recognized as interest expense in our consolidated statement of operations and comprehensive income (loss).

Although the future minimum lease payments to Hospitality Trust are scheduled to increase over time, we are required under generally accepted accounting principles, or GAAP, to recognize the expense related to these payments in equal annual amounts for the term of the lease. The following table summarizes the various amounts related to the Hospitality Trust lease that are reflected in our operating results:

Two months ended March 31, 2007

Minimum base rent (cash payments)	$25,583
Required straight line rent adjustment	2,870

Total average rent to HPT	28,453
Less amount recognized as interest expense	(1,870)

Total rent expense under HPT lease	$26,583

Note 9. Equity incentive plans

We have an equity incentive plan but have made no awards thereunder through March 31, 2007. Our predecessor had a stock option plan that we did not assume. All 939,375 options that were outstanding under our predecessor's stock option plan as of December 31, 2006 were cancelled as part of the HPT Transaction on January 31, 2007. Our predecessor recognized share based compensation expense of $4,268 in January 2007 when its outstanding and previously unvested options vested as a result of the HPT Transaction. This expense is included within selling, general and administrative expenses in our predecessor's consolidated statement of operations and comprehensive income (loss).

Note 10. Related party transactions

We are party to a management and shared services agreement with Reit Management & Research LLC (Reit Management). Reit Management oversees and assists us with various aspects of our business, which may include, but are not limited to, compliance with various laws and rules applicable to our status as a publicly owned company, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of all our daily business activities, including legal matters, human resources, insurance programs, management information systems and the like. For these services, we pay Reit Management a fee equal to 0.6% of our fuel gross margin and 0.6% of our total non-fuel revenues. The fee is payable monthly based upon the prior month's margin or revenues, as applicable. For the two months ended March 31, 2007, we paid $935, to Reit Management under this agreement.

Note 11. Commitments and contingencies

Commitments

During the three months ended March 31, 2007, we agreed to purchase a travel center located in Edinburg, Texas, for $3,050. This acquisition closed in May 2007.

Guarantees

In the normal course of business we periodically enter agreements that incorporate guarantees or indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be estimated, we do not believe that any potential guaranty or indemnification will have a material adverse effect on our consolidated financial position or result of operations. We also offer a warranty of our workmanship in our truck maintenance and repair shops, but the annual warranty expense and corresponding liability are immaterial.

Environmental Matters

Our operations and properties are extensively regulated by environmental laws and regulations (Environmental Laws) that (i) govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances (Hazardous Substances), or (ii) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances. We use underground storage tanks and above ground storage tanks to store petroleum products and waste at our travel centers. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable requirements of Environmental Laws.

We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at travel centers in a number of jurisdictions. We do not expect that financial penalties associated with these alleged violations, or compliance costs incurred in connection with these violations or corrective actions, will be material to our results of operations or financial condition. We are conducting investigatory and/or remedial actions with respect to releases of Hazardous Substances at a number of our sites. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these sites will be material to our results of operations or financial condition.

Under certain environmental agreements entered into as part of our predecessor's acquisition of travel centers, a seller is required to indemnify us for, and conduct remediation of, certain pre-closing environmental conditions. Also, certain of our remediation expenditures can be recovered from state tank funds. In addition, we have obtained insurance of up to $35,000 for known environmental liabilities and up to $50,000 for unknown environmental liabilities, subject, in each case, to certain limitations and deductibles. While it is not possible to quantify with certainty our environmental exposure, in our opinion, based upon the information known to us to date, our potential liability in excess of the reserves we have recorded will not have a material adverse effect on our financial condition, results of operations or cash flows.

At March 31, 2007, we had reserves for environmental matters of $10,901, offset by a receivable for expected recoveries of certain of these estimated future expenditures and cash in an escrow account to fund certain of these estimated future expenditures, leaving an estimated net amount of $1,917 to be funded from future operating cash flows.

While the costs of our environmental compliance in the past have not had a material adverse impact on us, it is impossible to predict the ultimate effect changing circumstances and changing environmental laws and regulations may have on us in the future. We cannot be certain that additional contamination presently unknown to us does not exist at our sites, or that material liability will not be imposed on us in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, and this could have a material adverse effect on us.

Pending Litigation

We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Other than as described below, we believe that we are not now involved in any litigation, individually or in the aggregate, which could have a material adverse affect on our business, financial condition, results of operations or cash flows.

On February 27, 2006, Flying J, Inc. and certain of its affiliates, or Flying J, filed a lawsuit against us and Pilot Travel Centers, LLC and certain of its affiliates, or Pilot, in the U.S. District Court for the District of Utah. Flying J and Pilot are competitors of ours. Flying J also markets a fuel purchasing credit card to trucking companies. The Flying J lawsuit claims, in essence, that we and Pilot have refused to accept the Flying J fuel card, and that such refusal was the result of unlawful concerted action. Flying J is seeking, among other things, an injunction requiring us and Pilot to accept the Flying J fuel card and damages. We believe that there are substantial factual and legal defenses to Flying J's claims. This case is at an early stage and we cannot estimate our ultimate exposure to loss or liability, if any, related to this litigation. However, like most complex antitrust litigation, the costs of this continuing defense are likely to be substantial.

Beginning on June 15, 2007, at least four lawsuits have been filed in the United States District Court for the Middle District of Tennessee by certain truck stop operators against Ceridian Corporation, Comdata Networks, Inc., Pilot and us claiming class action status and alleging antitrust violations. These lawsuits seem to repeat some of the allegations in the Flying J litigation referenced above and to allege that we have conspired with Pilot, Ceridian and Comdata to pay a lower fee for fuel card processing than Ceridian and Comdata charge the plaintiffs. We believe that the prices we pay for card processing, including volume discounts, if any, are not improper. We intend to defend these litigations and we have referred these matters to our attorneys who are now preparing our defenses.

Beginning in mid December 2006, and continuing to the present, a series of class action lawsuits have been filed against numerous companies in the petroleum industry, including us, in United States District Courts in over 20 states. Major petroleum companies and significant retailers in the industry have been named as defendants in one or more of these lawsuits. The plaintiffs in these lawsuits generally allege that they purchased motor fuel that was greater than 60 degrees Fahrenheit at the time of sale. There are two primary theories upon which the plaintiffs seek recovery in these cases. The first theory alleges that the plaintiffs purchased smaller quantities of motor fuel than the amount for which defendants charged them because the defendants measured the amount of motor fuel they delivered in gallons that, at higher temperatures, contain less energy. These cases seek, among other relief, an order requiring the defendants to install temperature related equipment on their retail motor fuel dispensing devices, damages and attorneys' fees. The second theory alleges that fuel taxes are calculated in temperature adjusted to 60 degree gallons and are collected by the government from suppliers and wholesalers, who are reimbursed in the amount of the tax by the defendant retailers before the fuel is sold to consumers. The tax cases allege that when the fuel is subsequently sold to consumers at temperatures above 60 degrees, the defendant retailers sell a greater volume of fuel than the amount on which they paid tax, and therefore reap a windfall because the customers pay more tax than the retailer paid. The tax cases seek, among other relief, recovery of excess taxes paid and punitive damages. We believe that there are substantial factual and legal defenses to the theories alleged in these lawsuits. The cases are at an early stage, with motions to consolidate all the cases into one court pursuant to multi district litigation procedures recently filed, and we cannot estimate our ultimate liability, if any, related to these lawsuits, nor the costs of their defense, at this time.

On November 3, 2006, Great American Insurance Company of New York and Novartis Pharmaceuticals Corporation, or Novartis, filed a complaint in the United States District Court for the Southern District of New York against our predecessor and a trucking company, Prime, Inc., in connection with the alleged theft of a tractor trailer operated by Prime which contained certain of Novartis's pharmaceutical products. The alleged theft occurred at our Bloomsbury, New Jersey travel center. Novartis seeks damages up to or exceeding $30 million together with interest, litigation costs and attorneys' fees. On January 5, 2007, our predecessor answered Novartis' complaint and asserted a cross claim for contribution and indemnification against Prime. We believe that there are substantial defenses to this claim and that any liability arising from this matter may be covered by one or more of our existing insurance policies.

On May 2, 2007, a class action lawsuit was filed against us in the United States District Court for the Northern District of Indiana. The complaint alleges violation of a provision of the Federal Fair and Accurate Transactions Act which limits certain credit and debit card information that may appear on electronically printed receipts provided to the cardholder. The plaintiff purports to represent a class of all persons provided with electronically printed receipts for transactions occurring at our travel centers in Indiana after December 4, 2006 which receipts allegedly violate the Fair and Accurate Transactions Act. The complaint seeks damages of $100 to $1,000 per violation, attorneys' fees, litigation expenses and costs. We are currently assessing this claim and intend to defend against the claim.

On December 7, 2005, the Internal Revenue Service, or IRS, seized approximately $5.3 million from our predecessor's bank account pursuant to a seizure warrant alleging that these funds were proceeds of illegal gambling operations conducted at three of our travel centers in Maryland. A complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and our predecessor filed a statement of interest in the seized funds and an answer denying liability. Due to its loss of control over these funds, our predecessor expensed the full amount seized in December 2005. In December 2006, our predecessor reached a settlement agreement with the IRS under which $1.3 million of the seized funds was returned to us in March 2007, and all interest in the remaining seized funds was forfeited without an admission of liability. The allegedly illegal gambling operation was a video game operated at our travel centers by a third party vendor. Unlike our predecessor's agreement with the game vendor, the vendor has indemnified us against losses such as those we have incurred, but it is uncertain whether we will be able to recover our losses from the game vendor.

12. Income taxes

The provision (benefit) for income taxes was as follows:

	Predecessor		Company
	Three months ended March 31, 2006	One month ended January 31, 2007	Two months ended March 31, 2007

Current tax provision (benefit):
Federal	$—	$(6,750)	$(2,600)
State	313	107	(557)
Foreign	—	—	—

	313	(6,643)	(3,157)

Deferred tax provision (benefit):
Federal	403	(31,380)	(3,283)
State	(44)	(2,432)	(263)
Foreign	—	(15)	—

	359	(33,827)	(3,546)

Total tax provision (benefit)	$672	$(40,470)	$(6,703)

Our effective tax rate for the two months ended March 31, 2007 was a benefit of 37.8%, which differed from the statutory rate primarily due to state income taxes net of the federal tax effect. TravelCenters's effective tax rates for the one month ended January 31, 2007 and the three months ended March 31, 2006 were a benefit of 64.7% and a provision of 37.8%, respectively. TravelCenters's rate for the one month ended January 31, 2007 differed from the statutory rate primarily due to deductibility for tax purposes of expenses related to stock options that were not expensed for financial reporting purposes, partially offset by certain merger related expenses recognized in the financial statements which were not deductible for income tax purposes. TravelCenters's rate for the three months ended March 31, 2006, differed from the statutory rate primarily due to state income taxes, net of the federal tax effect. The differences in the effective tax rates among these three periods primarily resulted from the effects of the HPT Transaction on TravelCenters's results for the one month ended January 31, 2007.

13. Subsequent event—Petro acquisition

On May 30, 2007, we acquired Petro Stopping Centers, L.P., or Petro, from Petro Stopping Centers Holdings, L.P., or Petro Holdings, for approximately $70,000. Petro operates or franchises 69 travel centers along the U.S. interstate highways. Also, on May 30, 2007, Hospitality Trust acquired Petro Holdings, which owned the real estate of 40 Petro travel centers. Simultaneously with Hospitality Trust's acquisition of this real estate, we leased these 40 locations from Hospitality Trust. The Petro assets we acquired include:

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Two travel centers owned and operated by Petro.

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Two travel centers that Petro leases from third parties other than Hospitality Trust.

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A 40% minority interest in a joint venture which owns a travel center that is managed by Petro and which is developing a second travel center.

–>
Contract rights as franchisor of 24 Petro travel centers.

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Four land parcels which we believe are suitable for development of new travel centers.

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Various items of personal property, contract rights and working capital.

The lease we entered with Hospitality Trust for the 40 Petro travel centers expires on June 30, 2024, subject to extension by us for up to two additional periods of 15 years each and require minimum annual rent of $62,225.

TravelCenters of America, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of
Directors of TravelCenters of America LLC

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of TravelCenters of America LLC at December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
March 19, 2007

TravelCenters of America LLC

CONSOLIDATED BALANCE SHEET

December 31, 2006

Cash	$1

Total assets	$1

Total liabilities	$—
Shareholder's equity—common shares, 1 share issued and outstanding	1

Total liabilities and shareholder's equity	$1

The accompanying notes are an integral part of this consolidated financial statement.

TravelCenters of America LLC

NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2006

1. Organization

TravelCenters of America LLC was formed as a Delaware limited liability company on October 10, 2006. TravelCenters of America LLC was a wholly owned, indirect subsidiary of Hospitality Properties Trust, or Hospitality Trust, and TravelCenters of America LLC's initial capitalization of $1 was provided by Hospitality Trust on TravelCenters of America LLC's formation date. From that time until January 31, 2007, TravelCenters of America LLC conducted no business activities.

2. Acquisition of TravelCenters of America, Inc.

In September 2006 Hospitality Trust agreed to acquire 100% of Travel Centers of America, Inc. This acquisition was effected through a merger of a subsidiary of ours with and into TravelCenters of America, Inc. on January 31, 2007. When the acquisition was consummated, we and Hospitality Trust restructured the business of TravelCenters of America, Inc. and Hospitality Trust distributed our shares to its shareholders in a spin off transaction effective January 31, 2007.

The principal effects of the restructuring were that (i) TravelCenters of America, Inc. became our 100% owned subsidiary, (ii) subsidiaries of Hospitality Trust that we do not own became owners of the real estate at substantially all of the travel centers owned by TravelCenters of America, Inc. as of December 31, 2006 as well as its trademarks, (iii) we entered into a lease of that real estate and those trademarks, and (iv) all of the outstanding indebtedness of TravelCenters of America, Inc. was repaid in full. We retained the balance of the tangible and intangible assets previously owned by TravelCenters of America, Inc. and continue their operation.

TravelCenters of America, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
TravelCenters of America, Inc.:

In our opinion, the accompanying consolidated balance sheet and related consolidated statement of operations and comprehensive income (loss), consolidated statement of cash flows and consolidated statement of nonredeemable stockholders' equity present fairly, in all material respects, the financial position of TravelCenters of America, Inc. and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for share based employee compensation effective January 1, 2006.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
March 19, 2007

TravelCenters of America, Inc.

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	December 31,
	2005	2006

Assets
Current assets:
Cash and cash equivalents	$47,547	$55,297
Accounts receivable (less allowance for doubtful accounts of $1,715 for 2005 and $1,344 for 2006)	75,075	91,850
Inventories	87,702	90,350
Deferred income taxes	9,623	14,806
Other current assets	10,454	14,651

Total current assets	230,401	266,954
Property and equipment, net	629,253	653,668
Goodwill	49,681	49,681
Deferred financing costs, net	18,605	15,462
Deferred income taxes	207	438
Intangible assets, net	1,967	1,907
Other noncurrent assets	9,590	7,482

Total assets	$939,704	$995,592

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long term debt	$7,009	$7,019
Accounts payable	117,271	121,198
Other accrued liabilities	69,482	71,278

Total current liabilities	193,762	199,495
Commitments and contingencies	—	—
Long term debt (net of unamortized discount)	675,638	668,734
Deferred income taxes	1,226	15,492
Other noncurrent liabilities	21,771	22,594

	892,397	906,315
Redeemable equity	1,935	13,403
Nonredeemable stockholders' equity (Note 16):
Common stock and other nonredeemable stockholders' equity (Common stock—6,937,003 shares outstanding at December 31, 2005 and 2006; Preferred stock—5,000,000 shares authorized but unissued)	226,482	225,951
Accumulated deficit	(181,110)	(150,077)

Total nonredeemable stockholders' equity	45,372	75,874

Total liabilities, redeemable equity and nonredeemable stockholders' equity	$939,704	$995,592

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(dollars in thousands, except per share data)

	Year ended December 31,
	2004	2005	2006

Revenues:
Fuel	$1,959,239	$3,231,853	$3,905,128
Non-fuel	707,958	833,500	868,380
Rent and royalties	10,667	9,943	10,006

Total revenues	2,677,864	4,075,296	4,783,514
Cost of goods sold (excluding depreciation):
Fuel	1,857,160	3,102,513	3,761,571
Non-fuel	289,867	348,267	361,873

Total cost of goods sold (excluding depreciation)	2,147,027	3,450,780	4,123,444
Operating expenses:
Site level operating expenses	346,301	409,483	415,868
Selling, general and administrative expenses (including $65, $8,921 and $11,930 of noncash share based compensation expense for 2004, 2005 and 2006, respectively)	43,180	53,051	61,347
Real estate lease rent	15,868	10,884	11,011
Depreciation and amortization expense	58,750	64,981	71,856
Merger and refinancing expenses	—	—	4,946
Gain on asset sales	(2,547)	(207)	(500)

Total operating expenses	461,552	538,192	564,528

Income from operations	69,285	86,324	95,542
Other income (expense), net	110	(37,592)	1,250
Interest and other financial costs, net	(46,061)	(48,518)	(47,482)

Income before income taxes	23,334	214	49,310
Provision for income taxes	8,472	2,309	18,277

Net income (loss)	14,862	(2,095)	31,033
Other comprehensive income (loss), net of tax (Note 7):
Unrealized gain on derivative instruments	—	674	(674)
Foreign currency translation adjustments	318	270	(9)

Comprehensive income (loss)	$15,180	$(1,151)	$30,350

Basic earnings (loss) per common share	$2.14	$(0.30)	$4.47

Diluted earnings (loss) per common share	$2.04	$(0.30)	$4.09

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in thousands, except per share data)

	Year ended December 31,
	2004	2005	2006

Cash flows from operating activities:
Net income (loss)	$14,862	$(2,095)	$31,033
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock compensation expense	65	8,921	11,930
Tender premium and debt discount paid	—	(32,610)	—
Depreciation and amortization	58,750	64,981	71,856
Amortization of deferred financing costs	3,882	3,908	3,143
Financing costs expensed upon extinguishment of debt	1,699	39,566	—
Deferred income tax provision	5,974	1,235	9,248
Provision for doubtful accounts	307	975	40
Gain on asset sales	(4,162)	(2,181)	(500)
Changes in assets and liabilities, adjusted for the effects of business acquisitions:
Accounts receivable	(19,235)	(14,836)	(17,524)
Inventories	(6,321)	(11,237)	(2,648)
Other current assets	(1,255)	(1,078)	(2,795)
Accounts payable and other accrued liabilities	40,439	27,073	7,374
Other, net	2,141	(1,640)	(3,671)

Net cash provided by operating activities	97,146	80,982	107,486

Cash flows from investing activities:
Business acquisitions	(126,117)	(1,180)	—
Proceeds from asset sales	13,816	2,785	2,652
Capital expenditures	(122,919)	(85,403)	(92,810)

Net cash used in investing activities	(235,220)	(83,798)	(90,158)

Cash flows from financing activities:
Increase (decrease) in checks drawn in excess of bank balances	2,934	7,190	(2,564)
Revolving loan borrowings (repayments), net	11,400	(25,000)	—
Long term debt repayments	(310,401)	(650,110)	(7,009)
Long term debt borrowings	475,000	680,000	—
Debt issuance costs	(9,857)	(5,039)	—
Debt extinguishment and refinancing costs paid	—	(2,603)	—
Other, net	(158)	38	—

Net cash provided by (used in) financing activities	168,918	4,476	(9,573)

Effect of exchange rate changes on cash	(3)	41	(5)

Net increase in cash	30,841	1,701	7,750

Cash and cash equivalents at the beginning of the year	15,005	45,846	47,547

Cash and cash equivalents at the end of the year	$45,846	$47,547	$55,297

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

CONSOLIDATED STATEMENT OF NONREDEEMABLE STOCKHOLDERS' EQUITY
(dollars in thousands, except per share data)

	Year ended December 31,
	2004	2005	2006

Common stock and other nonredeemable stockholders' equity:
Common Stock:
Balance at beginning and end of year	$3	$3	$3

Additional paid in capital:
Balance at beginning of year	216,112	215,743	224,413
Accretion of redeemable equity	(369)	—	—
Stock options	—	8,670	152

Balance at end of year	215,743	224,413	224,565

Accumulated other comprehensive income:
Balance at beginning of year	804	1,122	2,066
Change in fair value of interest rate swap agreement, net of tax	—	674	(674)
Foreign currency translation adjustments, net of tax	318	270	(9)

Balance at end of year	1,122	2,066	1,383

Total common stock and other nonredeemable stockholders' equity	216,868	226,482	225,951

Accumulated deficit:
Balance at beginning of year	(193,877)	(179,015)	(181,110)
Net income (loss)	14,862	(2,095)	31,033

Balance at end of year	(179,015)	(181,110)	(150,077)

Total nonredeemable stockholders' equity	$37,853	$45,372	$75,874

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2004, 2005 and 2006
(dollars and share amounts in thousands, except per share amounts)

1. Business description and summary of operating structure

TravelCenters of America, Inc. ("we" or "the Company") is a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the North American highway system to serve long haul trucking fleets and their drivers, independent truck drivers and general motorists. At December 31, 2006, our business consisted of 163 geographically diverse full service travel centers located in 40 states and the province of Ontario, Canada. Our operations are conducted through three distinct types of travel centers:

–>
those operated by us, which we refer to as company operated sites;

–>
those owned by us and leased to independent lessee franchisees, which we refer to as franchisee operated sites; and

–>
those owned and operated by independent franchisees, which we refer to as franchisee owned and operated sites.

At December 31, 2006, our business included 140 company operated sites, ten franchisee operated sites and 13 franchisee owned and operated sites. During 2006, we acquired one new company operated site and added one franchisee owned and operated site to our. We operate as one reportable segment. We aggregate our travel centers into one reportable segment because they have similar economic and operating characteristics. With only one of our 163 travel centers located in Canada, the amounts of revenues and long lived assets located in Canada are not material.

Our travel centers are located at key points along the U.S. interstate highway system and in Canada, typically on 20 to 25 acre sites. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide provides our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full-service restaurants, quick service restaurants, travel and convenience stores and other driver amenities. We also collect rents and franchise royalties from the franchisees who operate the franchisee operated sites and franchisee owned and operated sites and, as a franchisor, assist our franchisees in providing service to long haul trucking fleets and their drivers, independent truck drivers and general motorists.

The consolidated financial statements include the accounts of TravelCenters of America, Inc. and its wholly owned subsidiaries, TA Operating Corporation and TA Franchise Systems Inc., as well as TA Licensing, Inc., TA Travel, L.L.C., 3073000 Nova Scotia Company, TravelCentres Canada Inc., and TravelCentres Canada Limited Partnership, which are all direct or indirect wholly owned subsidiaries of TA Operating Corporation. Intercompany accounts and transactions have been eliminated.

Merger Transaction with Hospitality Properties Trust

On September 15, 2006, we and stockholders owning a majority of our voting stock entered into an agreement and plan of merger with Hospitality Properties Trust ("Hospitality Trust"), pursuant to which Hospitality Trust, through a subsidiary, agreed to acquire 100% of our outstanding common stock for approximately $1,900,000 and merge Hospitality Trust's subsidiary with and into us. The merger, which we refer to as the HPT Transaction, occurred on January 31, 2007. Upon the closing, our business was restructured. The principal effects of the restructuring were that (i) we became a 100% subsidiary of TravelCenters of America LLC, a subsidiary of Hospitality Trust, (ii) subsidiaries of Hospitality Trust that we do not own became owners of the real estate at substantially all of the travel centers we owned as of December 31, 2006 as well as our trademarks, (iii) we entered into a lease of that real estate and those trademarks, and (iv) all of our outstanding indebtedness was repaid in full. We retained the balance of our tangible and intangible assets and will continue our operations. After the restructuring, Hospitality Trust, a publicly owned real estate investment trust, spun off the shares of TravelCenters of America LLC to its common shareholders and TravelCenters of America LLC, which is our parent after the acquisition and restructuring, became a publicly owned company effective January 31, 2007.

2. Summary of significant accounting policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales revenues and related costs are recognized at the time of delivery of motor fuel to customers at either the terminal or the customer's facility for wholesale fuel sales and at the time of final sale to consumers at our company operated travel centers for retail fuel and non-fuel sales. The estimated cost to us of the redemption by customers of our loyalty program points is recorded as a discount against gross sales in determining the net sales amount presented in our consolidated statement of operations and comprehensive income (loss).

For those travel centers that we own but lease to a franchisee, rent revenue is recognized based on the rent payment due for each period. These leases specify rent increases each year based on inflation rates for the respective periods or capital improvements we make at the travel center. As the rent increases related to these factors are contingent upon future events, the related rent revenue is not recognized until it becomes accruable.

Franchise royalty revenues are collected and recognized monthly and are determined as a percentage of the franchisees' revenues. Initial franchise fee revenues are recognized at the point when the franchisee opens for business under our brand name, which is when we have fulfilled all of our initial obligations under the related agreements. Initial franchise fees were $100 in each of the years ended December 31, 2004 and 2005 and $200 during the year ended December 31, 2006.

Earnings Per Share

Basic earnings per common share is calculated by dividing net income (and income from continuing operations, cumulative effect of a change in accounting, extraordinary items and/or discontinued operations, if applicable) by the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive stock options and warrants, using the treasury stock method. See Note 6 for further discussion.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments with an initial maturity of three months or less to be cash.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable losses in our existing accounts receivable. We determine the allowance based on customer risk assessment and historical write-off experience. We review our allowance for doubtful accounts monthly. Past due balances over specific amounts and in excess of specified amounts are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off balance sheet credit exposure related to our customers.

Inventories

Inventories are stated at the lower of cost or market value, cost being determined principally on the weighted average cost method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight line basis over the following estimated useful lives of the assets:

Buildings and site improvements	15–20 years
Pumps and underground storage tanks	5–20 years
Machinery and equipment	3–15 years
Furniture and fixtures	5–10 years

Repair and maintenance costs are charged to expense as incurred, while major renewals and betterments are capitalized. Included in the amounts capitalized is an allocation of certain internal payroll and other overhead costs associated with the direct oversight of the capital investment and development program and the projects included therein. These costs are amortized over twelve years, the estimated composite life of our property and equipment. The cost and related accumulated depreciation of property and equipment sold, replaced or otherwise disposed of are removed from the accounts. Any resulting gains or losses are recognized in operations. See Note 9.

Intangible Assets

Acquired intangible assets, other than goodwill, are initially recognized based on their fair value. Those intangible assets acquired in a business combination are initially recognized in accordance with Statement of Financial Accounting Standards (FAS) No. 141, "Business Combinations." FAS 141 requires an allocation of purchase price to all assets and liabilities acquired, including those intangible assets that arise from contractual or other legal rights or are otherwise capable of being separated or divided from the acquired entity (but excluding goodwill), based on the relative fair values of the acquired assets and liabilities. Any excess of acquisition cost over the fair value of the acquired net assets is recorded as goodwill. Costs of internally developing, maintaining, or restoring intangible assets that are not specifically identifiable, that have indeterminate lives or that are inherent in a continuing business and related to the entity as a whole are expensed as incurred. Intangible assets with finite lives are amortized on a straight line basis over their estimated lives, principally the terms of the related contractual agreements giving rise to them. Goodwill and intangible assets with indefinite lives are not amortized but are reviewed on January 1 of each year (or more frequently if impairment indicators arise) for impairment (see Note 10).

Internal Use Software Costs

During the application development stage of an internal use computer software project, we capitalize (i) the external direct costs of materials and services consumed in developing or obtaining the internal use computer software, (ii) to the extent of time spent directly on the project, payroll costs of employees directly associated with and who devote time to the project, and (iii) related interest costs incurred. Internal and external costs incurred in the preliminary project stage and post-implementation stage, such as for exploring alternative technologies, vendor selection and maintenance, are expensed as incurred, as are all training costs. The costs of significant upgrades and enhancements that result in additional functionality are accounted for in the same manner as similar costs for new software projects. The costs of all other upgrades and enhancements are expensed as incurred.

Impairment of Long Lived Assets

Impairment charges are recognized when the carrying value of a long lived asset group to be held and used in the business is not recoverable and exceeds its fair value, and when the carrying value of a long lived asset to be disposed of exceeds the estimated fair value of the asset less the estimated cost to sell the asset. Such impairment charges are recognized in the period during which the circumstances surrounding an asset to be held and used have changed such that the carrying value is no longer recoverable, or during which a commitment to a plan to dispose of the asset is made. Such tests are performed at the individual travel center level. In addition, intangible assets are subjected to further evaluation and impairment charges are recognized when events and circumstances indicate the carrying value of the intangible asset exceeds the fair market value of the asset. Impairment charges, when required, are included in depreciation and amortization expense in our consolidated statement of operations and comprehensive income (loss).

Deferred Financing Costs

Deferred financing costs were incurred in conjunction with issuing long term debt and are amortized into interest expense over the lives of the related debt instruments using the effective interest method (see Note 13).

Classification of Costs and Expenses

Cost of goods sold (excluding depreciation) represents the costs of fuels and other products sold, including freight. Site level operating expenses principally represent costs incurred in operating our travel centers, consisting primarily of labor, maintenance, supplies and utilities.

Operating Lease Expense

Rental on most operating leases is charged to expense over the lease term as it becomes payable. Certain operating leases specify scheduled rent increases over the lease term. The effects of those scheduled rent increases, which are included in minimum lease payments, are recognized in rent expense over the lease term on a straight line basis.

Share Based Employee Compensation

Until January 1, 2006, we accounted for our stock based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Effective January 1, 2006, we adopted FAS 123 (Revised), "Share Based Payment" (FAS 123R). See Note 3 for further discussion of this change in accounting principle. Options were granted to certain members of our management in 2001. There have been no grants of options since that time. For granted options that vested over time, no compensation expense was recognized, as all of those options had an exercise price equal to or greater than the market value of the underlying common stock at the date of grant. For granted options that vest based on attaining certain measures of performance, compensation expense is recognized when it becomes probable that the performance triggers for such options will be achieved. See Note 16 for further discussion of our share based compensation plans and related amounts recognized, as well as a table that illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of FAS 123R to all share based payment transactions. Share based compensation expense is included in selling, general and administrative expenses in our consolidated statement of operations and comprehensive income (loss).

Environmental Remediation

We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation expenses are included within operating expenses in our consolidated statement of operations and comprehensive income (loss). Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Accruals are not recorded for the costs of remediation activities undertaken on our behalf by certain subsidiaries of The British Petroleum Company p.l.c. ("BP"), at BP's sole expense (see Note 20) for existing matters at the time we acquired certain travel centers from BP. In our consolidated balance sheet, the accrual for environmental matters is included in other noncurrent liabilities, with the amount estimated to be expended within the subsequent year reported as a current liability within the other accrued liabilities balance.

Defined Contribution Plan

We sponsor a 401(k) defined contribution plan to provide eligible employees with additional income upon retirement. Our contributions to the plans are based on employee contributions and compensation and are recognized in operating expenses in the period incurred.

Asset Retirement Obligations

We recognize the future costs to remove our underground storage tanks, and to remove leasehold improvements as required at expiration of the respective leases, over the estimated useful lives of each tank, or leasehold improvement, in accordance with the provisions of FAS 143, "Accounting for Asset Retirement Obligations." A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long lived asset is recorded at the time an underground storage tank or leasehold improvement is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tank or leasehold improvement. The estimated liability is based on historical experiences in removing these assets, estimated useful lives, external estimates as to the cost to remove the assets in the future and regulatory and/or contractual requirements. The liability is a discounted liability using a credit adjusted risk free rate. Revisions to the liability could occur due to changes in removal costs, asset useful lives or if new regulations regarding the removal of such tanks are enacted and/or amendments to the lease contracts are negotiated. See Note 9.

Income Taxes

Deferred income tax assets and liabilities are established to reflect the future tax consequences of differences between the tax bases and financial statement bases of assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance when it is no longer more likely than not the deferred tax asset will be realized.

Concentration of Credit Risk

We grant credit to our customers and may require letters of credit or other collateral. Allowances for doubtful accounts and notes receivable are maintained based on historical payment patterns, aging of accounts receivable, periodic review of our customers' financial condition, and actual write off history.

Derivative Instruments

We recognize derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We designate our derivatives based upon criteria established by FAS 133, "Accounting for Derivative Instruments and Hedging Activities." For a derivative designated as a fair value hedge, the change in fair value is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. We have used derivatives to manage risk arising from changes in interest rates. Our objectives for holding derivatives are to decrease the volatility of earnings and cash flows associated with changes in interest rates. See Note 21.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which estimation is practicable: the fair values of financial instruments classified as current assets or liabilities approximate the carrying values due to the short term maturity of the instruments. The fair value of our fixed rate indebtedness that was not publicly traded was estimated based on the current borrowing rates available to us for financings with similar terms and maturities (see Note 13); and the fair values of our interest rate protection agreements are based on bank quoted market prices.

Reclassifications

Certain reclassifications of 2004 and 2005 data have been made within the operating expenses section of the statement of operations and comprehensive income (loss) to conform to the current year presentation.

3. Change in accounting principle

Effective January 1, 2006, we adopted FAS 123R, which replaced FAS No. 123, "Accounting for Stock Based Compensation," and superseded Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). FAS 123R requires compensation cost relating to share based payment transactions be recognized in the financial statements. We adopted FAS 123R using the prospective approach; accordingly, prior periods were not restated. There was no effect on our balance sheet or results of operations as a result of the adoption of FAS 123R. Prior to January 1, 2006, we measured compensation costs related to share based payments under APB 25, as permitted by FAS 123, and provided pro forma disclosure in the notes to financial statements as required by FAS 123 and FAS 148.

Under APB 25, we accounted for share based compensation using the intrinsic value method of accounting. For options that vested based on the passage of time, no share based compensation expense was reflected in our consolidated statements of operations because for all such options the exercise price equaled the estimated market value of the underlying share on the date of grant. For options that vested based on attaining specified financial return performance targets, no share based compensation cost was reflected in our consolidated statements of operations until such time as attaining of the targets was determined to be probable, which was not the case for the options granted under the 2001 stock plan until the fourth quarter of 2005. We have not granted options since the adoption of FAS 123R, but in April 2006 we modified certain of our outstanding options and, accordingly, we began accounting for these modified options as prescribed by FAS 123R. As a result, we have recognized share based compensation expense with respect to these modified options in the financial statements for the year ended December 31, 2006. See Note 16 for additional discussion of our share based compensation.

4. Recently issued accounting pronouncements

FIN 48.    In June 2006 the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We are in the process of evaluating what, if any, effect adoption of FIN 48 will have on our financial statements, but do not expect that the effect will be material to our financial position, results of operations or cash flows when we adopt it effective January 1, 2007.

SAB 108.    In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 requires a "dual approach" for quantifications of errors using both a method that focuses on the income statement impact, including the cumulative effect of prior years' misstatements, and a method that focuses on the period end balance sheet. SAB 108 was effective for us December 31, 2006. There was no material impact on our financial statements as a result of adopting SAB 108.

FAS 157.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 is effective for fiscal years beginning after November 15, 2007. FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurements. We are in the process of evaluating what, if any, effect adoption of FAS 157 will have on our financial statements when we adopt it effective January 1, 2008.

FAS 159.    In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (FAS 159). FAS 159 is effective for fiscal years beginning after November 15, 2007. FAS 159 permits companies to measure many financial instruments and certain other assets and liabilities at fair value on an instrument by instrument basis. FAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that select different measurement attributes for similar types of assets and liabilities. We are in the process of evaluating what, if any, effect adoption of FAS 159 will have on our financial statements when FAS 159 is adopted effective January 1, 2008.

5. Acquisition

On December 1, 2004, we acquired from Rip Griffin Truck Service Center, Inc. the assets related to eleven travel centers located in seven states, primarily in the southwestern region of the United States. The acquisition was completed to strengthen our presence in the southwestern United States and included the land, buildings, equipment, inventories and certain prepaid assets at the eleven travel centers. The results from these eleven travel centers were included in our consolidated financial statements from December 1, 2004. The aggregate purchase price was $129,142 all of which was paid in cash or assumed liabilities. The acquisition was funded with borrowings under our 2004 Credit Agreement as part of the 2004 Refinancing (see Note 13). We expect that all of the goodwill resulting from this acquisition will be tax deductible. The following table summarizes the amounts assigned to the assets acquired and the liabilities assumed at the date of acquisition.

As of December 1, 2004

Current assets	$5,799
Property and equipment	99,360
Goodwill	22,993
Intangible assets	500
Other noncurrent assets	490

Total assets acquired	129,142
Current liabilities	995
Noncurrent liabilities	1,515

Net assets acquired	$126,632

The following unaudited pro forma information presents our results of operations as if the acquisition of the Rip Griffin travel centers had taken place on January 1, 2004.

Year ended December 31, 2004

Total revenue	$2,879,984
Gross profit	$577,851
Income before extraordinary item and accounting change	$18,086
Net income	$18,086

These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on January 1, 2004, or that may result in the future.

During the years ended December 31, 2004 and 2005, we paid aggregate amounts of $636 and $1,180, respectively, to convert two franchisee operated sites to company operated sites during each of those years.

6. Earnings per share

The following represents a reconciliation from basic earnings per common share to diluted earnings per common share. The assumed exercise of stock options and warrants would have had an anti-dilutive effect on earnings per share for 2005.

	Year ended December 31,
	2004	2005	2006

Determination of shares:
Weighted average common shares outstanding	6,937	6,937	6,937
Incremental shares attributable to the assumed exercise of dilutive stock options	62	—	365
Incremental shares attributable to the assumed exercise of warrants	277	—	277

Diluted weighted average common shares outstanding	7,276	6,937	7,579

Basic earnings per common share	$2.14	$(0.30)	$4.47
Diluted earnings per common share	$2.04	$(0.30)	$4.09

7. Comprehensive income

Income tax provision related to other comprehensive income consisted of the following:

	Year ended December 31,
	2004	2005	2006

Related to gain (loss) on derivative instruments	$—	$347	$(347)
Related to foreign currency translation adjustments	83	89	(2)

Total	$83	$436	$(349)

8. Inventories

Inventories consisted of the following:

	December 31,
	2005	2006

Non-fuel merchandise	$72,341	$71,821
Petroleum products	15,361	18,529

Total inventories	$87,702	$90,350

9. Property and equipment

Property and equipment consisted of the following:

	December 31,
	2005	2006

Land	$83,596	$82,523
Buildings and improvements	606,482	648,228
Machinery, equipment and furniture	330,513	357,083
Construction in progress	50,804	44,879

	1,071,395	1,132,713
Less: accumulated depreciation	442,142	479,045

Property and equipment, net	$629,253	$653,668

Total depreciation expense for the years ended December 31, 2004, 2005, and 2006 was $58,561, $64,655 and $71,991, respectively. We have capitalized certain internal costs associated with our capital investment and development program. For the years ended December 31, 2004, 2005 and 2006 the amounts capitalized were $2,531, $3,110 and $1,598, respectively. The unamortized balance of such costs as of December 31, 2006 was $16,519.

We are obligated to remove our underground storage tanks and to remove certain assets at some sites we lease. A reconciliation of our asset retirement obligation liability, which is included within other noncurrent liabilities in our consolidated balance sheet, for the years ended December 31, 2004, 2005 and 2006 was as follows:

	Year ended December 31,
	2004	2005	2006

Balance at January 1,	$663	$760	$845
Liabilities incurred	33	—	2
Liabilities settled	(19)	(10)	(9)
Accretion expense	83	95	153
Revisions to estimates	—	—	352

Balance at December 31,	$760	$845	$1,343

10. Goodwill and intangible assets

Goodwill.    Goodwill results from our business acquisitions and represents the excess of amounts paid to the sellers over the fair values of the tangible assets acquired. For the years ended December 31, 2004 and 2005, we recorded goodwill of $23,314 and $783, respectively, in connection with converting franchisee operated sites to company operated sites and, in 2004, the Rip Griffin acquisition (see Note 5). The changes in the carrying amount of goodwill for the years ended December 31, 2004, 2005 and 2006 were as follows:

	Year ended December 31,
	2004	2005	2006

Balance as of beginning of period	$25,584	$48,898	$49,681
Goodwill recorded during the period	23,314	783	—

Balance as of end of period	$48,898	$49,681	$49,681

Intangible Assets.    Leasehold interest represents the value, obtained through acquisition, of favorable lease provisions at one location, the lease for which extended 11 1/2 years from the date of the acquisition. The leasehold interest was being amortized over the 11 1/2 year period, which ended during 2005. Trademarks relate primarily to our purchase of the trademarks, service marks, trade names and commercial symbols used in our business. The trademarks have indefinite lives and, therefore, are not amortized. Other intangible assets primarily includes noncompetition agreements that are amortized over their contractual lives.

Intangible assets, net, consisted of the following:

	December 31,
	2005	2006

Amortizable intangible assets:
Leasehold interest	$1,724	$1,724
Other	1,396	1,396

Total amortizable intangible assets	3,120	3,120
Less—accumulated amortization	2,551	2,611

Net carrying value of amortizable intangible assets	569	509
Carrying value of trademarks	1,398	1,398

Intangible assets, net	$1,967	$1,907

Total amortization expense for our amortizable intangible assets for the years ended December 31, 2004, 2005 and 2006 was $189, $130 and $60, respectively. The estimated aggregate amortization expense for our amortizable intangible assets for each of the five succeeding fiscal years is $60 for each year.

11. Other accrued liabilities

Other accrued liabilities consisted of the following:

	December 31,
	2005	2006

Taxes payable, other than income taxes	$26,082	$26,747
Accrued wages and benefits	17,778	16,734
Interest payable	1,904	1,001
Other accrued liabilities	23,718	26,796

Total other accrued liabilities	$69,482	$71,278

12. Revolving loan

Until January 31, 2007, we had available to us a revolving credit facility of $150,000. The revolving credit facility includes a $115,000 sublimit for letters of credit. The interest rate for each borrowing under this revolving credit facility is based, at our election, on either a prime rate based alternate base rate (ABR) or an adjusted London Interbank Offered Rate (LIBOR). Added to either the ABR or LIBOR rates are the following interest rate spreads that decline as our Leverage Ratio (as defined in the 2005 Credit Agreement) declines:

Leverage ratio	ABR spread	LIBOR spread

Equal to or greater than 4.0 to 1.0	1.25%	2.25%
Less than 4.0 to 1.0 but equal to or greater than 3.5 to 1.0	1.00%	2.00%
Less than 3.5 to 1.0	0.75%	1.75%

Commitment fees are calculated as 0.5% of the daily average unused amount of the revolving loan commitment. Interest payments are due at each quarter end for interest related to alternate base rate borrowings and at the end of each loan period, but not less frequently than quarterly, for LIBOR borrowings. There were no outstanding borrowings under our revolving credit facility at December 31, 2005 and 2006. There were $21,570 of available borrowings reserved for letters of credit at December 31, 2006. This facility was terminated on January 31, 2007 as part of the HPT Transaction. See Note 13 for additional information regarding this facility and all of our indebtedness.

13. Long term debt

Long term debt (net of unamortized discount) consisted of the following:

		December 31,
	Maturity	2005	2006

2005 Term Loan	2011	$680,000	$673,200
Note payable	2018	3,717	3,508

Total		683,717	676,708
Less: amounts due within one year		7,009	7,019
Less: unamortized discount		1,070	955

Long term debt (net of unamortized discount)		$675,638	$668,734

2005 Term Loan.    On June 30, 2005, we completed a refinancing, which we refer to as the "2005 Refinancing." In the 2005 Refinancing, we borrowed $680,000 under our Amended and Restated Credit Agreement dated June 30, 2005, which we refer to as the "2005 Credit Agreement" and which consisted of a fully drawn $680,000 term loan facility and an undrawn $150,000 revolving credit facility (see Note 12). Term loan principal payments of $1,700 were due at each quarter end, beginning March 31, 2006, through September 30, 2011, with the remaining balance due at maturity. The term loan facility was to mature on December 1, 2011 and the revolving credit facility was to mature on October 1, 2008. Interest accrued at variable rates based, at our election, on adjusted LIBOR plus 1.75% or a prime rate based alternate base rate (ABR) plus 0.75%. We had the option to select which rate will be applied at the beginning of each loan period, the term of which, for LIBOR borrowings, varied, at our election, from one to six months and, for alternate base rate borrowings, extended until we elected to convert to LIBOR borrowings. At December 31, 2006, the term loan was comprised of borrowings at a rate of 7.1% for interest periods that ended on January 31, 2007. Interest payments were due at each quarter end for interest related to ABR borrowings and at the end of each loan period, but not less frequently than quarterly, for LIBOR borrowings. This indebtedness was repaid in full and the 2005 Credit Agreement was terminated on January 31, 2007 as part of the HPT Transaction.

Note Payable.    On September 1, 1998, in connection with the purchase of the operating assets of a leased travel center, we issued a note payable to the former operator of the travel center for $4,919. The note bore interest at 5% and required quarterly payments of principal and interest of $98 through October 1, 2018. The note was recorded net of a discount of $1,875. This note was collateralized by a mortgage interest in the related travel center. This indebtedness was repaid in full on January 31, 2007 as part of the HPT Transaction.

Debt Extinguishments Expense and Debt Issuance Costs.    As part of the 2004 Refinancing, we amended and restated our 2000 Credit Agreement, and the borrowings thereunder. In 2004 we recognized a charge to debt extinguishment and refinancing expense of $1,699 and we capitalized as deferred financing costs $8,720 of costs associated with the additional borrowings under the 2004 Credit Agreement. As part of the 2005 Refinancing, we recognized a charge to debt extinguishment and refinancing expense of $39,566 and we capitalized as deferred financing costs $5,039 of costs associated with the additional borrowings under the 2005 Credit Agreement. The full amount of unamortized deferred financing costs and unamortized debt discount was charged to expense in January 2007 as a result of the HPT Transaction.

Pledged Assets.    The borrowings under the 2005 Credit Agreement were collateralized by mortgages on substantially all of our property and equipment, liens on all of our accounts receivable and inventories and security agreements related to our cash balances and significant operating contracts, all of which were cancelled and released as a result of the HPT Transaction.

Fair Value.    The fair value of long term debt at December 31, 2005 and 2006 was $684,717 and $676,708, respectively.

14. Leasing transactions

As a lessee.    We have entered into lease agreements covering certain of our travel center locations, warehouse and office space, computer and office equipment and vehicles. Most long term leases include renewal options and, in certain cases, they include escalation clauses and purchase options. Future minimum lease payments required under operating leases that had remaining noncancelable lease terms in excess of one year, as of December 31, 2006, were as follows:

Year ending December 31,	Minimum lease payments

2007	$13,585
2008	12,658
2009	10,475
2010	9,626
2011	9,338
Thereafter	64,277

Total	$119,959

Rent expense under our operating leases is included in both operating expenses and selling, general and administrative expenses in our consolidated statement of operations and comprehensive income (loss) and consisted of the following:

	Year ended December 31,
	2004	2005	2006

Minimum rent	$23,780	$15,978	$16,962
Contingent rent	(2,294)	101	107

Total rent expense	$21,486	$16,079	$17,069

Contingent rent represents the increases or decreases in lease payments that result from changes after the inception of the lease in the factors on which the lease payments are based. For us, contingent rent relates to those leases that provide for increases in rent payments based on changes in the consumer price index, increases in rent payments based on the level of sales and/or operating results of the leased travel center, and changes in rent payments based on changes in interest rates, specifically LIBOR.

As a lessor.    Ten of the travel centers we owned were leased to franchisees under operating lease agreements during the year ended December 31, 2006. Our lease agreements provide for initial terms of ten years with two renewal terms of five years each. These leases include rent escalations that are contingent on future events, namely inflation or capital improvements. Rent revenue from such operating lease arrangements totaled $5,655, $4,907 and $4,566 for the years ended December 31, 2004, 2005 and 2006, respectively. At December 31, 2006, the cost and accumulated depreciation of the assets covered by these lease agreements was $29,597 and $17,107, respectively. Future minimum lease payments receivable under these operating leases as of December 31, 2006 were as follows:

Year ending December 31,	Minimum lease payments

2007	$3,979
2008	3,979
2009	3,979
2010	3,979
2011	3,979
Thereafter	2,350

$22,245

15. Redeemable equity

At each of December 31, 2005 and 2006, there were 180,305 shares of our common stock owned by certain of our management employees. We refer to these shares of common stock as management shares. For the purchase of management shares, each of the management employees who entered into the management subscription agreement received financing from us for no more than one half of the purchase price of the management shares. In connection with this financing each management employee executed a note in our favor and a pledge agreement. At each of December 31, 2005 and 2006, the aggregate principal amount of such notes due us from the management employees was $1,022 and was reflected as a reduction to the redeemable equity balance.

Under the terms of the management subscription agreements and other agreements governing the management shares, the management employees have rights to require us to repurchase the management shares at fair market value upon the employee's termination of employment due to death, disability or scheduled retirement. Repurchase will generally be for cash at the fair market value on the date of termination if termination is due to death or disability or scheduled retirement at or after age 62, or for cash in installments over a period of years at fair market value each year if termination is due to scheduled retirement prior to age 62. Prior to an initial public offering of our common stock, the fair market value is determined by a formula set forth in the agreement that can be modified by the Board of Directors. The formula to calculate the fair market value is (A) the product of (1) a multiplier and (2) EBITDA (as defined in our bank debt agreement) for the most recent four consecutive full fiscal quarters, plus (B) consolidated cash and cash equivalents in excess of $10,000 minus (C) consolidated indebtedness, divided by (D) the total number of shares of common stock outstanding on a fully diluted basis assuming full conversion and exercise of all common stock equivalents and similar stock rights.

If there is a change of control of us which involves the sale by stockholders of their equity interest to a third party during the time that installments are being paid to the management employees, we will accelerate the installment payments at the time of the close of the change of control. In other cases of termination, we will have call rights at fair market value that generally will be exercised for cash, although in limited circumstances the call rights may be exercised by promissory note. In all cases, repurchase rights are restricted under law, credit agreements, financing documents and other contracts, and our board's good faith determination that repurchases would not cause undue financial strain on us. The 2005 Credit Agreement limits our ability to repurchase the management shares. The amount paid upon repurchase of any management shares will be reduced by the principal balance of and unpaid accrued interest on the related notes receivable. At the point in time that redemption of shares of redeemable common stock becomes probable, the fair value of the shares will be accreted to their estimated redemption value by a charge to nonredeemable stockholders' equity. Such a charge to nonredeemable stockholders' equity will occur only if our value, and therefore the fair value of our common stock, has increased. Our policy is to consider redemption of an individual stockholder's shares probable at the time that the stockholder provides notice of his or her intention to retire, dies or is declared disabled.

16. Nonredeemable stockholders' equity

Common stock and other nonredeemable stockholders' equity consisted of the following:

	December 31,
	2005	2006

Common Stock—20,000,000 shares authorized, $0.00001 par value, 6,937,003 shares issued and outstanding at December 31, 2005 and 2006	$3	$3
Accumulated other comprehensive income	2,066	1,383
Additional paid in capital	224,413	224,565

Total	$226,482	$225,951

The numbers of outstanding shares of common stock in the table include the redeemable shares owned by certain of our management employees as discussed in Note 15.

Merger and Recapitalization

On May 31, 2000, we and shareholders owning a majority of our voting stock entered into a recapitalization agreement and plan of merger, as subsequently amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates, under which TCA Acquisition Corporation agreed to merge with and into us. This merger was completed on November 14, 2000. Concurrent with the closing of the merger, we completed a series of transactions to effect a recapitalization that included the following.

–>
TCA Acquisition Corporation issued 6,456,698 shares of common stock to Oak Hill and other institutional investors for proceeds of $205,000 and then merged with and into us. We incurred $3,015 of fees and expenses related to the issuance of these shares of common stock. These stock issuance costs were charged against additional paid in capital.

–>
We redeemed all shares of our common and preferred stock outstanding prior to the closing of the merger, with the exception of 473,064 shares of common stock with a market value at that time of $15,020 that were retained by continuing stockholders, and cancelled all outstanding common stock options and warrants, for cash payments totaling $263,153.

–>
All shares of treasury stock were cancelled.

After the transactions described above, Oak Hill owned 60.5% of our outstanding common stock, the Other Investors owned, in the aggregate, 32.7% of our outstanding common stock, Freightliner owned 4.3% of our outstanding common stock and certain members of our management owned 2.5% of our outstanding common stock. The total amount of our equity capitalization after these transactions, given the $31.75 per share merger consideration that was paid in our merger and recapitalization transactions, was $220,020. The transactions described above, which resulted in a change of control over us, have been accounted for as a leveraged recapitalization, as opposed to a purchase business combination, since the change of control was effected through issuance of new shares to our new control group in conjunction with a redemption of most of our then outstanding equity securities. We followed leveraged recapitalization accounting because of the significance of the ownership interest in us that was retained by continuing stockholders. In accounting for our leveraged recapitalization, we retained the historical cost bases of our assets and liabilities and consequently recorded charges totaling $178,965,000 to our equity accounts upon the redemption of equity securities. This accounting treatment contrasts with that followed in a purchase business combination, in which a company reflects the new basis in its assets and liabilities of its new control group by increasing or decreasing its historical balances based on the estimated fair values at that time and avoids the charge to equity that accompanies the redemption of equity securities.

Other Common Stock Issuances

During the year ended December 31, 2005, we issued 2,434 shares of common stock to a member of management for cash and notes receivable (see Notes 15 and 19) aggregating $77.

Preferred Stock

The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and dividend rates, conversion rights, terms of redemption, and liquidation preferences and the number of shares constituting each class or series. Our authorized capital stock includes 5,000 shares of preferred stock with a par value of $0.00001. No preferred stock has been issued.

Common Stock

Voting Rights.    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders.

Dividends.    Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available. Our debt agreements limit the amount of dividends we are able to pay.

Liquidation Rights and Other Rights.    Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock do not have any conversion, redemption or preemptive rights.

Repurchase Rights.    Certain members of our senior management have purchased shares of our common stock pursuant to individual management subscription agreements. We have the right to repurchase, and the employees have the right to require us to repurchase, subject to certain limitations, at fair market value, these shares of common stock upon termination of employment due to death, disability or a scheduled retirement. These shares are classified as redeemable equity in our consolidated balance sheet (see Note 15).

Registration Rights

Under a stockholders' agreement to which all of our stockholders are party, certain of our stockholders have the right, under certain circumstances, to require us to register under the Securities Act of 1933 shares of our common stock held by them and allow them to include shares of common stock held by them in a registration under the Securities Act commenced by us.

Common Stock Warrants

In connection with the issuance of our Senior Subordinated Notes due 2009 as part of our merger and recapitalization transactions, we issued warrants exercisable for shares of our common stock. The warrants were issued under a warrant agreement between us and State Street Bank and Trust Company (now US Bank), as warrant agent. We originally issued the warrants in connection with a private placement of 190,000 units, each unit consisting of one Senior Subordinated Note due 2009 and four warrants. Each warrant entitles its holder to purchase 0.36469 shares of our common stock at an exercise price of $0.001 per share, subject to anti-dilution adjustments under some circumstances. At the time of their issuance in November 2000, each warrant had a fair value of $11.579, or $31.75 per share for each share issuable upon the exercise of the warrants. We have no warrants outstanding other than the 760,000 warrants issued as part of the unit offering in 2000. All of the warrants were redeemed as part of the HPT Transaction in January 2007.

Exercise of Warrants

The warrants may be exercised at any time. However, holders of warrants will be able to exercise their warrants only if the exercise of the warrants is exempt from the requirements of the Securities Act and only if the shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdiction in which the holders reside. Unless earlier exercised, the warrants will expire on May 1, 2009.

At our option, fractional shares of common stock may not be issued upon exercise of the warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any warrants, we will pay an amount in cash equal to the current market value per share of common stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by the fraction, computed to the nearest whole cent.

The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain cases.

No Rights as Stockholders

The holders of unexercised warrants are not entitled, as such, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders of any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our stockholders.

Stock Option Plan

During 2001, we granted to certain of our executives non-qualified options to purchase 944,881 of our common shares. The options have a term of 10 years but could be terminated earlier if certain customary events occur. Each option grant consisted of 41.67% time options and 58.33% performance options. In April 2006, we amended the option agreements, primarily affecting vesting of the performance options. Option holders have rights to require us to repurchase shares obtained by exercising vested options upon a termination of employment due to disability, death or, subject to a six month holding period, scheduled retirement, and, in certain limited cases, upon a change of control.

Time options became exercisable with the passage of time, generally vesting 20% per year over a period of five years. As of December 31, 2005, all outstanding time options were fully vested and exercisable. The time options are subject to fixed plan accounting.

Performance options become exercisable based on our stockholders achieving certain investment return targets. Class A and Class B performance options differ only in vesting. Class A performance options vested if the achieved internal rate of return was at least 22.5%. The Class B performance options vested on a pro-rata basis if the achieved rate of return exceeded 22.5%, up to 30.0%. A measurement date was generally defined in the original option agreements as the earliest of (1) November 14, 2005, (2) specified dates following an initial public offering of our shares, or (3) the date that at least 30% of our shares owned by a specified stockholder are distributed to its limited partners or sold. The April 2006 amendments replaced the November 14, 2005 date with December 31, 2005, which was the earliest of the various possible measurement dates enumerated in the option agreements and, therefore, was the measurement date for purposes of determining the vesting of the Class A performance options. The estimated value of our common shares as of December 31, 2005 was $86.83 per share, which resulted in a rate of return of 22.5% and, therefore, the Class A performance options were fully vested as of December 31, 2005. The April 2006 amendments also revised the measurement date for the Class B performance options such that one half of those options had a measurement date of April 6, 2006 and vested as of that date, and the other half of those options will vest on a pro-rata basis as of the date of any future change of control if the share price realized is between $102.73 and $117.83 per share. The unvested options were fully vested upon the closing of the HPT Transaction on January 31, 2007.

We accounted for the stock options under the recognition and measurement principles of both APB 25 and FAS 123R. The time options and Class A performance options were accounted for under APB 25. There was no share based compensation expense related to the time options. The performance options were subject to variable plan accounting and, accordingly, a noncash charge to earnings was required when it became probable that the performance triggers for such options would be achieved. Until the fourth quarter of 2005, we did not believe it was probable the performance triggers would be achieved and, therefore, during the fourth quarter of 2005 share based compensation expense of $8,670 was recognized with respect to the Class A performance options through the end of the related vesting period in December 2005. As the amendments to the Class B performance options were made after January 1, 2006, the date we adopted FAS 123R (see Note 2), the recognition of share based compensation expense related to those options is subject to the requirements of FAS 123R. For the Class B performance options that vested in April 2006, we used the Black Scholes option pricing model to estimate the grant date fair value of the options of $59.08. The following assumptions were used in this calculation: a risk free interest rate of 4.85%, a dividend yield of 0.0%, a volatility factor of 42.0% and an expected life of the options of six months. We recognized share based compensation expense of $11,620 with respect to these options. The intrinsic value of these options was $58.31 on the date of the modification and, as a result, $11,468 of the share based compensation expense was classified as redeemable equity in our consolidated balance sheet. For the remaining unvested options that vest upon a change of control, we used a binomial lattice based option pricing model to estimate the grant date fair value of the options of $21.70. The following assumptions were used in this calculation: a risk free interest rate of 4.85%, a dividend yield of 0.0%, a volatility factor of 42.0% and an expected life of the options of six to twelve months. We did not recognize share based compensation expense with respect to these options until January 2007 when vesting of the options was considered probable as a result of the HPT Transaction. The amount of share based compensation expense recognized in January 2007 in relation to the outstanding options that were not yet vested at December 31, 2006 was $4,268.

In addition to the compensation expense charges made in connection with options as described above, we also recognized share based compensation expense with respect to redeemable shares of common stock that are considered to be probable of being redeemed. The following table sets forth the composition of share compensation expense.

	Year ended December 31,
	2004	2005	2006

Share based compensation expense consisted of:
Expense under APB 25 related to Class A performance options	$—	$8,670	$—
Expense under FAS 123R related to vested Class B performance options	—	—	11,620
Expense related to outstanding redeemable shares	65	251	310

Total share based compensation expense	$65	$8,921	$11,930

The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of FAS 123 to all share based payment transactions.

	Year ended December 31,
	2004	2005

Net income (loss), as reported	$14,862	$(2,095)
Add back: Share based compensation expense, net of related tax effects, included in net income as reported	41	5,237
Deduct: Total share based compensation expense determined under fair value based methods for all awards, net of related tax effects	(715)	(2,008)

Pro forma net income	$14,188	$1,134

Pro forma net income, per share:
Basic	$2.05	$0.16

Diluted	$1.95	$0.15

The fair value of the options subject to APB 25 accounting, all of which were granted in 2001, that was used to calculate the pro forma compensation expense amounts was estimated to be $13.43 per option at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 5.5%, a dividend yield of 0.0%, a volatility factor of 0.0001%, and an expected life of the options of ten years.

Stock Option status summary.    The following table reflects the status and activity of options under our stock plans for the year ended December 31, 2006:

Options outstanding, beginning of year	939,375
Granted	—
Exercised	—
Cancelled	—

Options outstanding, end of year	939,375

Options exercisable, end of year	742,708
Options available for grant, end of year	—
Weighted average remaining contractual life of options both outstanding and exercisable, in years	4

The exercise price was $31.75 per share for all outstanding options as of December 31, 2004, 2005 and 2006.

17. Income taxes

The provision for income taxes was as follows:

	Year ended December 31,
	2004	2005	2006

Current tax provision:
Federal	$210	$(135)	$7,566
State	2,264	1,249	1,462
Foreign	24	(40)	1

	2,498	1,074	9,029

Deferred tax provision:
Federal	7,333	1,341	8,560
State	(1,359)	(44)	925
Foreign	—	(62)	(237)

	5,974	1,235	9,248

Total tax provision	$8,472	$2,309	$18,277

The difference between taxes calculated at the U. S. federal statutory tax rate of 35% and our total income tax provision is as follows:

	Year ended December 31,
	2004	2005	2006

U.S. federal statutory rate applied to income before taxes	$8,167	$75	$17,259
State income taxes, net of federal income tax benefit	113	781	1,560
Non-deductible meals and entertainment expenses	214	236	270
Loss (gain) related to seized funds	—	1,810	(429)
Other non-deductible expenses	58	126	85
Benefit of tax credits	(358)	(438)	(600)
Adjustment of estimated prior year tax liabilities	210	(166)	365
Taxes on foreign income at different than U.S. rate	(31)	(113)	6
Other—net	99	(2)	(239)

Total tax provision	$8,472	$2,309	$18,277

Deferred income tax assets and liabilities resulted from the following:

	December 31,
	2005	2006

Deferred tax assets:
Accounts receivable	$652	$506
Inventory	659	667
Intangible assets	2,480	—
Deferred revenues	1,957	2,066
Minimum tax credit	3,455	10,483
Net operating loss carryforward (expiring 2007-2025)	16,759	757
Foreign tax credit carryforwards	111	—
General business credits (expiring 2009-2026)	6,357	7,022
Other accrued liabilities	12,544	17,468

Total deferred tax assets	44,974	38,969

Deferred tax liabilities:
Property and equipment	(35,547)	(38,565)
Intangible assets	—	(186)
Other comprehensive income	(823)	(466)

Total deferred tax liabilities	(36,370)	(39,217)

Net deferred tax assets (liabilities)	$8,604	$(248)

Our federal income tax returns for 2003 through 2006 are subject to examination by the Internal Revenue Service, or IRS, and certain of our state income tax returns for various states for various years from 2001 through 2006 are subject to examination by the respective state tax authorities. We believe we have made adequate provision for income taxes and interest that may become payable for years not yet examined.

18. Equity investment

We owned 21.5% of the voting stock of Simons Petroleum, Inc., a privately held company that is a diversified marketer of diesel fuel and other petroleum products to trucking fleets and other customers in the energy related and trucking industries, until April 9, 2004 when we sold the Simons shares we owned. The equity income earned from this investment for the year ended December 31, 2004 was $194.

After the sale on April 9, 2004, Simons was no longer an equity investee of ours and, therefore, no longer a related party. The following disclosures include transactions and balances related to our business activities with Simons only for the period while we were a Simons stockholder. During the period from January 1, 2004 through April 9, 2004, diesel fuel provided by Simons accounted for $70,652 of our cost of goods sold and we made sales of diesel fuel to Simons in the amount of $152. We also leased a travel center from Simons and the rent expense related to this travel center for the period from January 1, 2004 through April 9, 2004 was $102.

We received cash proceeds from the sale of our Simons shares of $9,073. This sale represented a prepayment event under the 2000 Credit Agreement and, therefore, in April 2004 we made a mandatory prepayment of our term loan borrowings in the amount of $9,073. The merger agreement pursuant to which we sold these shares provided two opportunities for us to receive additional sales proceeds in late 2005: an additional $921 based on Simons achieving specified earnings targets, and an additional $1,053 if certain conditions were met and certain representations and warranties were maintained. Due to the uncertainty surrounding the future realization of these receivables, the gain on sale we recognized in 2004 of $1,615 did not reflect these amounts. However, during the third quarter of 2005, the conditions to receive these funds were met, the funds were received and, accordingly, we recognized the related $1,974 as gain on sale of investment during the third quarter of 2005.

19. Related party transactions

Certain members of our senior management have purchased common stock pursuant to management subscription agreements (see Note 15). As a result of such purchases, we have notes and related interest receivable from the management stockholders totaling $1,639 and $1,720 at December 31, 2005 and 2006, respectively. These notes and the related interest receivable were cancelled in January 2007. We also had, until April 2004, transactions with an equity investee that are described in Note 18.

20. Commitments and contingencies

Guarantees

In the normal course of business we periodically enter into agreements that incorporate indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that any potential indemnification is not expected to have a material adverse effect on our consolidated financial position or result of operations. We also offer a warranty of our workmanship in our truck maintenance and repair shops, but the annual warranty expense and corresponding liability are immaterial.

Environmental matters

Our operations and properties are extensively regulated through environmental laws and regulations ("Environmental Laws") that (i) govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances"), or (ii) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances. We own and use underground storage tanks and aboveground storage tanks to store petroleum products and waste at our travel centers. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable requirements of Environmental Laws. While the costs of compliance for these matters have not had a material adverse impact on us, it is impossible to predict accurately the ultimate effect changing laws and regulations may have on us in the future. We incurred capital expenditures, maintenance, remediation and other environmental related costs of approximately $7,829, $8,752 and $7,544 in the years ended December 31, 2004, 2005 and 2006, respectively.

We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at company owned travel centers in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations, or compliance costs incurred in connection with these violations or corrective actions, will be material to our results of operations or financial condition. We are conducting investigatory and/or remedial actions with respect to releases of Hazardous Substances at a number of our sites. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these properties, individually or in the aggregate, will be material to our results of operations or financial condition.

While the matters discussed above are, to the best of our knowledge, the only proceedings for which we are currently exposed to potential liability, we cannot be certain that additional contamination does not exist at these or additional properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, and this could have a material adverse effect on us.

Under the environmental agreement entered into as part of the acquisition of the BP, BP is required to provide indemnification for, and conduct remediation of, certain pre-closing environmental conditions. Further, certain of our remediation expenditures are covered by state tank funds and can be recovered from these funds. In addition, we have obtained insurance of up to $35,000 for known environmental liabilities and up to $50,000 for unknown environmental liabilities, subject, in each case, to certain limitations and deductibles. While it is not possible to quantify with certainty the environmental exposure, in our opinion, the potential liability, beyond that considered in the reserve we have recorded, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or cash flows.

At December 31, 2006, we had a reserve for environmental matters of $10,795 a receivable for expected recoveries of certain of these estimated future expenditures and cash in an escrow account to fund certain of these estimated future expenditures, leaving an estimated net amount of $1,984 to be funded from future operating cash flows. The following table sets forth the various amounts recorded in our consolidated balance sheet as either current or noncurrent assets or liabilities.

As of December 31, 2006

Gross liability for environmental matters:
Included in the accrued liabilities balance	$4,165
Included in the noncurrent liabilities balance	6,630

Total recorded liabilities	10,795
Less—expected recoveries of future expenditures:
Included in the accounts receivable balance	1,950
Included in the other noncurrent assets balance	2,456
Less cash in escrow account included in other noncurrent assets	4,405

Net environmental costs to be funded by future operating cash flows	$1,984

The following table sets forth the estimated gross amount of the cash outlays related to the matters for which we have accrued the environmental reserve. These cash expenditure amounts do not reflect any amounts for the expected recoveries as we cannot accurately predict the timing of those cash receipts. These estimated future cash disbursements are subject to change based on, among other things, changes in the underlying remediation activities and changes in the regulatory environment.

Year ending December 31,	Estimated gross future expenditures

2007	$4,165
2008	2,474
2009	1,535
2010	1,217
2011	844
Thereafter	560

Total	$10,795

Pending litigation

We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Except for the Flying J litigation described below, we believe that we are not now involved in any litigation, individually, or in the aggregate, which could have a material adverse affect on our business, financial condition, results of operations or cash flows.

On February 27, 2006, Flying J, Inc. and certain of its affiliates filed a lawsuit against us and Pilot Travel Centers, LLC and certain of its affiliates in the U.S. District Court for the District of Utah. Flying J and Pilot are competitors of ours. Flying J also markets a fuel purchasing credit card to trucking companies. The Flying J lawsuit claims, in essence, that we and Pilot have refused to accept the Flying J fuel card, and that such refusal was the result of unlawful concerted action. Flying J is seeking, among other things, an injunction requiring us and Pilot to accept the Flying J fuel card and damages. We believe that there are substantial factual and legal defenses to Flying J's claims. This case is at an early stage and we cannot estimate our ultimate exposure to loss or liability, if any, related to this litigation.

Beginning in mid December 2006, and continuing to the present, a series of class action lawsuits have been filed against numerous companies in the petroleum industry, including TravelCenters of America, Inc. or its subsidiaries, in United States District Courts in at least 23 states. Major petroleum companies and significant retailers in the industry have been named as defendants in one or more of these lawsuits. We have been named in at least seven cases to date, including cases in the following states: California, Alabama, New Mexico, Nevada and Missouri.

The plaintiffs in the lawsuits generally allege that they are retail purchasers who purchased motor fuel that was greater than 60 degrees Fahrenheit at the time of sale. There are two primary theories upon which the plaintiffs seek recovery in these cases. The first theory alleges that the plaintiffs purchased smaller quantities of motor fuel than the amount for which defendants charged them because the defendants measured the amount of motor fuel they delivered in non-standard gallons which, at higher temperatures, contain less energy. The "temperature" cases seek, among other relief, an order requiring the defendants to install temperature correcting equipment on their retail motor fuel dispensing devices, damages, and attorneys' fees. The second theory alleges that fuel taxes are calculated in temperature adjusted 60 degree gallons and are collected by the government from suppliers and wholesalers, who are reimbursed in the amount of the tax by the defendant retailers before the fuel is sold to consumers. The "tax" cases allege that when the fuel is subsequently sold to consumers at temperatures above 60 degrees, the retailers sell a greater volume of fuel than the amount on which they paid tax, and therefore reap a windfall because the customers pay more tax than the retailer paid. The "tax" cases seek, among other relief, recovery of excess taxes paid and punitive damages.

We believe that there are substantial factual and legal defenses to the theories alleged in these so called "hot fuel" lawsuits. The cases are at an early stage, with motions to consolidate all the cases with one court pursuant to Multi District Litigation procedures recently filed, and therefore we cannot estimate our ultimate exposure to loss or liability, if any, related to these lawsuits.

On December 7, 2005, the Internal Revenue Service, or IRS, seized approximately $5,325 from our bank account pursuant to a seizure warrant alleging that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of ours in space leased from us at three of our travel centers in Maryland. A complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and we filed a statement of interest in the seized funds and an answer denying liability. Due to our loss of control over these funds, we expensed as an operating expense the full amount seized in December 2005. In December 2006, we reached a settlement agreement with the IRS under which $1,262 of the seized funds will be returned to us and we forfeited all interest in the remaining seized funds without an admission of liability. We recognized a receivable and a reduction of operating expenses of $1,262 in December 2006 and received the funds in March 2007. As part of our agreement with the game vendor, the vendor indemnified us against losses such as those we have incurred, but it is uncertain whether we will be able to recover all or a portion of our losses from the game vendor and a receivable for any indemnification proceeds has not been recognized.

21. Derivative financial instruments and hedging activities

We attempt to manage the risk arising from changes in interest rates by using derivative financial instruments such as interest rate swaps. On August 31, 2005, we entered into five interest rate swap agreements with an aggregate notional principal amount of $272,000 to exchange our variable rate of LIBOR plus 1.75% with a fixed interest rate of between 4.12% and 4.135%. The swap agreements matured on September 1, 2006. Payments due to or from us under the swap agreements are due quarterly on December 1, March 1, June 1 and September 1. The counterparties to these swap agreements are five of the largest U.S. banks, each of which is a lender under the 2005 Credit Agreement. We had no swap agreements in place throughout 2003 and 2004 and as of December 31, 2006.

To qualify for hedge accounting, derivative contracts must meet defined correlation and effectiveness criteria, be designated as hedges and result in cash flows and financial statement effects which substantially offset those of the position being hedged. Amounts receivable or payable under derivative financial instrument contracts, when recognized, are reported in our consolidated balance sheet. Pursuant to the provisions of FAS 133, we determined that the interest rate swap agreements were 100% effective and qualified for cash flow hedge accounting.

During the year ended December 31, 2005, the fair value of the swap agreement increased from inception through December 31, 2005, resulting in the recognition of an asset of $1,021 and an increase in other comprehensive income of $674 (net of tax).

22. Other information

	Year ended December 31,
	2004	2005	2006

Operating expenses included the following:
Repairs and maintenance expenses	$12,361	$12,866	$14,066
Advertising expenses	$5,885	$8,650	$10,005
Taxes other than payroll and income taxes	$8,350	$9,629	$8,514
401(k) plan contribution expense	$1,577	$2,254	$2,376
Expense related to loss (return) of control of seized funds	$—	$5,325	$(1,262)
Interest and other financial costs, net consisted of the following:
Cash interest expense	$(40,795)	$(44,371)	$(46,893)
Cash interest income	320	579	2,154
Capitalized interest	—	312	515
Amortization of discount on debt	(1,704)	(1,130)	(115)
Amortization of deferred financing costs	(3,882)	(3,908)	(3,143)

Interest and other financial costs, net	$(46,061)	$(48,518)	$(47,482)

Other income (expense), net consisted of the following:
Equity in earnings of affiliate	$194	$—	$—
Gain on sale of investment	1,615	1,974	—
Debt extinguishment and refinancing expenses	(1,699)	(39,566)	—
Gain on claim settlements	—	—	1,250

Other income (expense), net	$110	$(37,592)	$1,250

In July 2006 we agreed to settle two claims made in connection with our November 2000 merger and recapitalization transactions, one settlement with an insurer from whom we had purchased a policy related to the transaction and one settlement concerning the portion of the purchase price held in escrow by the former shareholders of the Company. The total amount received in July and August 2006 as a result of these settlements was $6,850, which was recognized in June 2006, together with $1,200 of related expenses. Of the total settlement amount, $5,600 was recognized as a reduction of operating expenses as it represented the recovery of related costs that had been incurred in the current and prior years. This $5,600 was partially offset by the $1,200 of related expenses that were also recorded to operating expenses in June 2006. The remaining $1,250 of the settlement amounts represented a gain on claim settlements and was recognized as non-operating income.

In the process of marketing ourselves for sale, we incurred various costs, primarily with respect to arranging various financing alternatives. As a result of the agreement and plan of merger we signed in September 2006 and which merger was consummated in January 2007 (see Note 1), we will not pursue these various financing alternatives. Accordingly, we have charged $4,946 to expense with respect to such costs that were incurred during 2006. Additional costs related to the HPT Transaction of at least $48,372, will be recognized as expense in January 2007, primarily with respect to investment banking advisory fees, legal fees and management bonus payments.

In June 2005, we consummated a refinancing of our indebtedness, which included a tender offer and consent solicitation for the Senior Subordinated Notes we then had outstanding. In connection with this refinancing, we incurred charges to expense aggregating $39,566, which was comprised of $17,522 of tender premiums paid for the Senior Subordinated Notes, $19,193 to write off unamortized debt issuance costs and debt discount related to the Senior Subordinated Notes, and $2,851 of other fees paid. In connection with the 2004 Refinancing completed in December 2004, we recognized $1,699 of expense related to fees paid in completing that refinancing.

During the years ended December 31, 2004 and 2005, we recognized gains of $1,615 and $1,974, respectively, in connection with the sale in April 2004 of our investment in Simons Petroleum as further described in Note 18.

23. Supplemental cash flow information

	Year ended December 31,
	2004	2005	2006

Revolving loan borrowings	$337,400	$259,000	$18,800
Revolving loan repayments	(326,000)	(284,000)	(18,800)

Revolving loan borrowings (repayments), net	$11,400	$(25,000)	$—

Cash paid during the year for:
Interest (net of amount capitalized)	$41,815	$47,537	$45,128
Income taxes (net of refunds)	$1,611	$1,256	$9,533
Inventory, property and equipment, and goodwill received in liquidation of trade accounts and notes receivable	$637	$616	$—
Notes received upon common stock issuance	$—	$38	$—

Note 24. Selected quarterly financial data (unaudited)

The following is a summary of our unaudited quarterly results of operations for 2006 and 2005:

	2006
	First quarter	Second quarter(1)	Third quarter(2)	Fourth quarter(2)(3)

Total revenues	$1,086,358	$1,290,026	$1,302,083	$1,105,046
Gross profit (excluding depreciation)	147,069	171,954	185,217	155,829
Income from continuing operations	1,104	9,967	14,034	5,928
Net income	1,104	9,967	14,034	5,928
Income from continuing operations per share:
Basic	0.16	1.44	2.02	0.85
Diluted	0.15	1.31	1.84	0.78
	2005
	First quarter(4)	Second quarter(5)	Third quarter(6)	Fourth quarter(3)(5)

Total revenues	$831,454	$962,116	$1,136,405	$1,145,321
Gross profit (excluding depreciation)	135,021	158,635	169,378	160,373
Income from continuing operations	(1,221)	(15,229)	16,838	(2,483)
Net income (loss)	(1,221)	(15,229)	16,838	(2,483)
Income (loss) from continuing operations per share:
Basic	(0.18)	(2.20)	2.43	(0.36)
Diluted	(0.18)	(2.20)	2.31	(0.36)

(1)
During the second quarter of 2006 we recognized income of $5,600 as a result of settling two claims made in connection with our November 2000 merger and recapitalization transactions.

(2)
During the third quarter of 2006, we recognized $4,733 of expense incurred in the process of marketing ourselves for sale, primarily with respect to arranging various financing alternatives that were not pursued to completion. An additional $173 of such costs were expensed in the fourth quarter of 2006.

(3)
In the fourth quarter of 2005, we recognized expense of $5,325 in connection with a seizure of this amount of cash by the Internal Revenue Service, or IRS, which alleged that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of ours at certain of our sites. In the fourth quarter of 2006, we reached a settlement agreement with the IRS under which the IRS agreed to return $1,262 of the seized funds and, accordingly, we recognized a $1,262 reduction of expense in the fourth quarter of 2006.

(4)
In our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, we reported an amount for gross profit (excluding depreciation) that differs from that shown in the table above due to the correction of errors that were identified in the fourth quarter of 2005. There were offsetting corrections, one that increased cost of goods sold (excluding depreciation) and therefore decreased gross profit (excluding depreciation) by $1,109 and two that decreased operating expenses by $1,109, such that income from continuing operations was not affected.

(5)
In the second quarter of 2005, we consummated a refinancing of our indebtedness and incurred charges to expense aggregating $39,375. An additional $191 of such costs were expensed during the fourth quarter of 2005.

(6)
During the third quarter of 2005, we recognized a gain of $1,974 in connection with the sale of our shares of an equity investee in April 2004 as a portion of the gain was not considered probable until September 2005.

Petro Stopping Centers, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners
Petro Stopping Centers, L.P.

We have audited the accompanying consolidated balance sheets of Petro Stopping Centers, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petro Stopping Centers, L.P. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Houston, Texas
March 28, 2007

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Year ended December 31,
	2004	2005	2006

Net revenues:
Fuel (including motor fuel taxes)	$1,045,544	$1,552,574	$1,831,043
Non-fuel	260,967	290,985	316,075

Total net revenues	1,306,511	1,843,559	2,147,118
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	994,865	1,490,980	1,762,811
Non-fuel	105,483	119,198	129,600
Operating expenses	138,076	156,747	170,131
General and administrative	17,663	20,567	21,174
Depreciation and amortization	15,539	16,691	18,383
Loss on disposition of fixed assets	86	50	46

Total costs and expenses	1,271,712	1,804,233	2,102,145

Operating income	34,799	39,326	44,973
Write-down of land held for sale	—	—	(16)
Loss on retirement of debt	(6,164)	—	—
Retired debt restructuring costs	(794)	—	—
Settlement of insurance recovery	—	660	—
Equity in income of affiliate	664	647	1,168
Interest income	186	321	775
Interest expense	(23,791)	(24,848)	(26,343)

Net income	$4,900	$16,106	$20,557

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2005	2006

Assets
Current assets:
Cash and cash equivalents	$27,048	$37,349
Trade accounts receivable, net	7,318	7,322
Inventories, net	32,223	36,902
Other current assets	3,827	4,443
Due from affiliates	3,981	4,198

Total current assets	74,397	90,214
Property and equipment, net	235,220	237,600
Deferred debt issuance costs, net	10,536	8,779
Other assets	15,539	15,870

Total assets	$335,692	$352,463

Liabilities and Partners' Capital (Deficit)
Current liabilities:
Other short-term borrowings	$572	$—
Trade accounts payable	27,212	33,258
Accrued expenses and other current liabilities	37,251	37,443
Due to affiliates	7,051	5,047

Total current liabilities	72,086	75,748
Other liabilities	797	1,424
Long-term debt, excluding current portion	271,250	271,250

Total long-term liabilities	272,047	272,674

Total liabilities	344,133	348,422

Commitments and contingencies
Partners' capital (deficit)
General partner's	(167)	(138)
Limited partners'	(8,274)	4,179

Total partners' capital (deficit)	(8,441)	4,041

Total liabilities and partners' capital (deficit)	$335,692	$352,463

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)

(dollars in thousands)

	General Partner's (Deficit)	Limited Partners' capital (Deficit)	Total Partners' capital (Deficit)

Balances, December 31, 2003	$(212)	$35,294	$35,082
Net income	12	4,888	4,900
Partners' operating distributions	—	(58,246)	(58,246)
Partners' minimum tax distributions	—	(13)	(13)

Balances, December 31, 2004	(200)	(18,077)	(18,277)
Net income	41	16,065	16,106
Partners' operating distributions	—	(6,049)	(6,049)
Partners' minimum tax distributions	(8)	(213)	(221)

Balances, December 31, 2005	(167)	(8,274)	(8,441)
Net income	52	20,505	20,557
Partners' operating distributions	—	(2,494)	(2,494)
Partners' minimum tax distributions	(23)	(5,558)	(5,581)

Balances, December 31, 2006	$(138)	$4,179	$4,041

See accompanying notes to consolidated financial statements.

PETRO STOPPING CENTERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year ended December 31,
	2004	2005	2006

Cash flows from operating activities:
Net income	$4,900	$16,106	$20,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,539	16,691	18,383
Write-off of deferred financing costs associated with retired debt	4,009	—	—
Deferred debt issuance cost amortization	2,127	1,687	1,877
Provision for bad debt	157	322	157
Equity in income of affiliate	(664)	(647)	(1,168)
Loss on disposition of fixed assets	86	50	46
Write-down of land held for sale	—	—	16
Other operating activities	39	44	(42)
Increase (decrease) from changes in:
Trade accounts receivable	(1,134)	(4,445)	(161)
Inventories	(2,084)	(4,729)	(4,446)
Other current assets	(1,276)	(764)	(516)
Due from affiliates	933	36	(217)
Due to affiliates	(6,466)	(6,490)	(2,004)
Trade accounts payable	9,891	9,842	4,597
Accrued expenses and other current liabilities	5,730	5,740	278

Net cash provided by operating activities	31,787	33,443	37,357

Cash flows from investing activities:
Proceeds from disposition of fixed assets and land held for sale	2,758	84	3
Purchases of property and equipment	(5,703)	(57,382)	(19,840)
(Increase) decrease in other assets, net	(578)	(1,977)	99

Net cash used in investing activities	(3,523)	(59,275)	(19,738)

Cash flows from financing activities:
Repayments of bank revolver	(4,500)	(43,200)	(17,600)
Proceeds from bank revolver	4,500	43,200	17,600
Repayments of other short-term borrowings	—	—	(572)
Repayments of long-term debt	(179,535)	—	—
Proceeds from long-term debt issuance	250,000	25,000	—
Repayments of capital lease obligations	(4,116)	—	—
Change in book cash overdraft	(8,323)	2,028	1,457
Partners' operating distribution	(58,246)	(6,049)	(2,494)
Partners' minimum tax distributions	(13)	(221)	(5,581)
Payment of debt issuance costs	(11,994)	(1,721)	(128)

Net cash (used in) provided by financing activities	(12,227)	19,037	(7,318)

Net increase (decrease) in cash and cash equivalents	16,037	(6,795)	10,301
Cash and cash equivalents, beginning of period	17,806	33,843	27,048

Cash and cash equivalents, end of period	$33,843	$27,048	$37,349

Supplemental cash flow information—
Interest paid during the period	$20,206	$22,076	$24,966

See accompanying notes to consolidated financial statements.

Petro Stopping Centers, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2004, 2005 and 2006

Note 1. Company formation and description of business

Company Formation

Petro Stopping Centers, L.P. (the "Company"), a Delaware limited partnership, was formed in April 1992, for the ownership, operation, management, and development of the Petro Stopping Centers network. The partners of the Company are as follows:

  General Partner
      Petro, Inc.

  Limited Partners
      James A. Cardwell, Jr.
      Petro Stopping Centers Holdings, L.P.
      Petro Holdings GP, LLC

Petro, Inc. and various individuals and entities affiliated with Petro, Inc. are controlled by the Company's Chairman and Chief Executive Officer. Petro, Inc. is primarily a holding company with minority interests in the Company and other entities. Petro Holdings GP, LLC is owned by Petro Stopping Centers Holdings, L.P. (the "Holding Partnership").

The Holding Partnership is a Delaware limited partnership. Petro Holdings Financial Corporation is a co-issuer of certain third secured senior notes (the "Holding Partnership's Notes") and was a co-issuer of certain 15.0% senior discount notes due 2008 that have since been redeemed (the "Holding Partnership's 15% Notes"). Petro Holdings Financial Corporation, the Company and its subsidiaries, Petro Financial Corporation and Petro Distributing, Inc., are subsidiaries of the Holding Partnership. Petro Warrant Holdings Corporation ("Warrant Holdings") owns a 10.0% common limited partnership in the Holding Partnership and issued the warrants that were sold with the Holding Partnership's 15% Notes and are exchangeable into all of the common stock of Warrant Holdings.

The Holding Partnership, directly and indirectly, is the owner of approximately 99.5% of the limited partnership interests in the Company. The minority interests of 0.5% are owned by Petro, Inc. and James A. Cardwell, Jr. The common limited partnership interests of the Holding Partnership are owned by:

Cardwell Group (as defined below):
General partnership interest	1.1%
Limited partnership interest	50.5%
Volvo Petro Holdings, L.L.C.	28.7%
Mobil Long Haul, Inc.	9.7%
Warrant Holdings	10.0%

The Holding Partnership's mandatorily redeemable preferred partnership interests (which are divided into two classes and have a weighted effective interest rate of 9.5%) are owned by J.A. Cardwell, Sr., the Chairman and Chief Executive Officer of the Company, James A. Cardwell, Jr., the President and Chief Operating Officer of the Company, JAJCO II, Inc. (an affiliate of James A. Cardwell, Jr.), Petro, Inc. (an entity controlled by J.A. Cardwell, Sr.) (collectively, the "Cardwell Group") and Mobil Long Haul, Inc. ("Mobil Long Haul"), an affiliate of Exxon Mobil Corporation ("ExxonMobil"). The Class A preferred partnership interests will be mandatorily redeemable by the Holding Partnership in October 2008 unless prohibited by the Holding Partnership's limited partnership agreement or debt instruments. The Class B preferred partnership interests are convertible into 3.9% of the common partnership interests in the Holding Partnership at any time prior to their mandatory redemption currently scheduled for July 2009, unless prohibited by the Holding Partnership's limited partnership agreement or debt instruments. As of December 31, 2006, the debt instruments held by the Company prohibit redemption of both the Class A and Class B preferred partnership interests.

The Holding Partnership conducts substantially all of its operations through the Company. The Holding Partnership currently has no operations of its own and is, therefore, dependent upon the Company's earnings and cash flows to satisfy its obligations.

2004 Refinancing Transactions

In 2004, the Company completed its 2004 Refinancing Transactions in which the Company and the Holding Partnership refinanced substantially all of their existing indebtedness. The 2004 Refinancing Transactions consisted of the following components:

–>
The issuance of $225.0 million aggregate principal amount of 9.0% senior secured notes due 2012 (the "9% Notes");

–>
The repurchase of the Company's 10 1/2% senior notes due 2007 (the "10 1/2% Notes");

–>
Entering into the new senior secured credit facilities of an aggregate principal amount of $50.0 million, consisting of a three year revolving credit facility of $25.0 million and a four year term loan facility of $25.0 million (the credit facilities have since been amended and are described in Note (6));

–>
The repayment and retirement of the Company's retired senior secured credit facilities of approximately $40.8 million, plus accrued interest;

–>
The repurchase for cash of approximately 54.8% of the Holding Partnership's 15% Notes and the exchange of approximately 42.2% of the Holding Partnership's 15% Notes for new senior third secured discount notes due 2014 (the remaining portion of the Holding Partnership's 15% Notes have since been repurchased);

–>
The extension of the mandatory purchase date of the warrants issued in July of 1999 by Warrant Holdings from August 1, 2004 to October 1, 2009; and

–>
The reduction of the Company's trade credit balance with ExxonMobil.

In connection with the 2004 Refinancing Transactions, the repurchases of all of the Company's 10 1/2% Notes and the majority of the Holding Partnership's 15% Notes were accounted for as debt extinguishments resulting in the recognition of losses of approximately $6.2 million and $9.3 million, respectively, which included the write-off of unamortized deferred debt issuance costs of approximately $3.2 million and $2.8 million, respectively. These losses are presented as a component of income (loss) before cumulative effect of a change in accounting principle on each Company's consolidated statements of operations for the year ended December 31, 2004. Additionally, the Company capitalized approximately $9.6 million of debt issuance costs related to the 9% Notes. The Holding Partnership capitalized approximately $3.2 million of debt issuance costs related to its exchange offer.

In connection with the 2004 Refinancing Transactions, the Company has capitalized approximately $2.5 million in debt issuance costs and has written-off approximately $794,000 of unamortized debt issuance costs associated with the refinancing of its retired senior credit facilities. The write-off is presented as retired debt restructuring costs.

In 2004, the Company made distributions of approximately $56.6 million to the Holding Partnership in connection with the 2004 Refinancing Transactions as permitted under the Company's Indenture for the 9% Notes and the agreement governing the Company's senior secured credit facilities. These distributions were made to allow the Holding Partnership to repurchase approximately 54.8% of the Holding Partnership's 15% Notes.

2005 Financing Transactions

On July 26, 2005, the Company completed the sale of $25.0 million aggregate principal amount of 9% Notes in a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes were part of the Company's outstanding 9% Notes, of which $225.0 million in aggregate principal amount was issued on February 9, 2004.

Description of Business

The Company is a leading owner and operator of large, multi-service truck stops known as Petro Stopping Centers. These facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores. At December 31, 2006, the Company's business consisted of 66 Petro Stopping Centers located in 32 states, of which 43 were company-operated and 23 were franchised.

Note 2. Summary of significant accounting policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Petro Financial Corporation and Petro Distributing, Inc. All significant intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less. Cash equivalents at December 31, 2005 and December 31, 2006 were comprised of short term money market investments in government securities and totaled $7.8 million and $14.7 million, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable, including accounts receivable purchased for a fee from franchisees. The Company has an accounts receivable billing and collection program that is managed by a third-party billing company. The Company's maximum exposure to off-balance sheet credit risk is represented by recourse liability for the outstanding balance of accounts receivable, which totaled approximately $5.2 million and $6.3 million at December 31, 2005 and 2006, respectively. A majority of the receivables are not collateralized. The risk, however, is limited due to the large number of entities comprising the customer base and their dispersion across geographic regions. At December 31, 2005 and 2006, the Company had no significant concentrations of credit risk. Management believes that the Company has adequate reserves to cover potential credit risks.

Allowance for Uncollectible Accounts

Accounts receivable are reviewed on a regular basis and the allowance for uncollectible accounts is established to reserve for specific accounts believed to be uncollectible. In addition, the allowance provides a reserve for the remaining accounts not specifically identified. At December 31, 2005 and 2006, the allowance for uncollectible accounts totaled $772,000 and $1.0 million, respectively.

Inventories

Inventories are primarily stated at the lower of average cost or market.

Property and Equipment

Property and equipment are recorded at historical cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation and amortization are generally provided using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the shorter of (1) the lease term, as defined for each leased site in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," as amended, or (2) the useful life of the asset. Repairs and maintenance are charged to expense as incurred, and amounted to $5.8 million, $6.7 million, and $7.3 million for the years ended December 31, 2004, 2005, and 2006, respectively. Renewals and betterments are capitalized. Gains or losses on disposal of property and equipment are credited or charged to income.

Leased equipment meeting certain criteria is capitalized and the present values of the related lease payments are recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. The only capital lease the Company was a party to expired in September 2004.

Facilities under development are recorded at cost, and include capitalized interest costs associated with the development of a project. These costs are classified as facilities under development until the project is completed, at which time the costs are transferred to the appropriate property and equipment accounts.

Debt Issuance Costs

Costs incurred in obtaining long-term financing are amortized over the life of the related debt using the effective interest rate method. At December 31, 2005 and 2006, accumulated amortization of debt issuance costs was $2.4 million and $4.3 million, respectively.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over the fair value of the assets of an acquired business. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provision of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The Company has no recorded goodwill.

The Company has a restrictive covenant intangible asset with a historical cost of $500,000 that is amortized on a straight-line basis over a 20-year period. At December 31, 2005 and 2006, accumulated amortization of the restrictive covenant was $131,000 and $156,000, respectively. On an annual basis, the Company evaluates its long-lived assets for possible impairment and to the extent the carrying values exceed fair values, an impairment loss is recognized in operating results.

Joint Venture Investment

Pursuant to the terms of a Limited Liability Company Operating Agreement dated as of December 5, 1997 and amended as of December 19, 2002 (the "LLC Agreement"), the Company formed a limited liability company, Petro Travel Plaza, LLC ("Petro Travel Plaza"), with Tejon Development Corporation ("Tejon") to build and operate a Petro Stopping Center branded location in Southern California. Under the terms of the LLC Agreement among the Company, Tejon, and Tejon Ranch Company, as guarantor, the Company made a capital contribution of $2.0 million for working capital and inventory, which was the Company's initial investment in this venture. As a 40.0% member of Petro Travel Plaza, the Company receives 40.0% of the location's operating earnings, which is accounted for using the equity method. The Company's 40.0% share amounted to income of $664,000, $647,000, and $1.2 million for the years ended December 31, 2004, 2005, and 2006, respectively.

In January 2006, the Company received an $800,000 capital distribution from Petro Travel Plaza.

Land Held for Sale

The Company records long-lived assets held for sale at the lower of carrying amount or fair value less cost to sell. At December 31, 2005 and 2006, the Company reported land held for sale at its carrying value of $4.3 million and $4.2 million, respectively. The Company recognized a loss of $16,000 in 2006 related to land in Girard, Ohio due to a decrease in its fair market value. All of the 2005 and 2006 balances are included in other assets in the accompanying consolidated balance sheets.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Partial Self-Insurance

The Company is partially self-insured, paying for its own employment practices, general liability, workers' compensation, and group health benefit claims, up to stop-loss amounts ranging from $100,000 to $250,000 on a per-occurrence basis. Provisions established under these partial self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, based on claims history. The most significant risk of this methodology is its dependence on claims history, which is not always indicative of future claims. Revisions of estimates based on historical claims data have the effect of increasing or decreasing the related required provisions and thus may impact the Company's net income for the period. If the Company's estimate is inaccurate, the Company's expenses and net income will be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. For the years ended December 31, 2004, 2005, and 2006, aggregated provisions amounted to approximately $9.0 million, $10.5 million, and $10.0 million, respectively. For the years ended December 31, 2004, 2005, and 2006, the Company paid approximately $8.6 million, $8.5 million, and $10.0 million, respectively, on claims related to these partial self-insurance programs. At December 31, 2005 and 2006, the aggregated liability was approximately $9.9 million and $9.8 million, respectively, which the Company believes is adequate to cover both reported and incurred but not reported claims.

Loyalty Program

The Company utilizes estimates in accounting for its Petro Passport loyalty program. The Company records a liability for the estimated redemption of Petro points based on management's estimates about the future redemption rate of Petro points outstanding. The most significant risk of this methodology is its dependence on using historical redemption rates, which are not always indicative of future redemption rates. If the Company's estimate is inaccurate, the Company's related expenses and net income could be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. At December 31, 2006, the Company believes that the liability related to its Petro Passport loyalty program is adequate to cover future point redemptions.

Environmental Liabilities and Expenditures

Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. At December 31, 2005 and 2006, such accrual amounted to $210,000 and $163,000, respectively. These liabilities are exclusive of claims against third parties.

Asset Retirement Obligations

Asset retirement costs are capitalized as part of the cost of the related long-lived asset and such costs are allocated to expenses using a systematic and rational method. The initial measurement of the Company's asset retirement obligations are recorded at fair value and an allocation approach for subsequent changes in the measurement of the liability was used. An asset retirement obligation of approximately $587,000 and $984,000 has been recorded as a liability as of December 31, 2005 and 2006, respectively.

A reconciliation of the Company's asset retirement obligation for the years ended December 31, 2005 and 2006 are as follows:

	2005	2006

	(in thousands)
Beginning	$528	$587
Liabilities incurred	15	8
Liabilities settled	—	—
Revisions of estimate	—	314
Accretion expense	44	74

Ending	$587	$983

In March 2006, the Company had revised its fair values for disposal costs related to its long-lived assets and revised its asset retirement obligation liability and related asset for approximately $314,000.

Revenue Recognition

The Company recognizes revenue from the sale of fuel and non-fuel products and services at the time delivery has occurred and services have been performed.

Franchise Revenues

The Company recognizes net revenue from initial franchise fees and other revenue types from individual franchisees when substantially all significant services to be provided by the Company have been performed. Franchise fees, which are based generally upon a percentage of the franchisees' sales, are recognized monthly as earned. Given the insignificance of initial franchise fees and other revenue types, the Company reports a combined revenue amount. Revenues from franchise operations aggregated $5.7 million, $6.0 million, and $5.8 million during the years ended December 31, 2004, 2005, and 2006, respectively. There were 24, 22, and 23 franchise locations in operation for the years ended December 31, 2004, 2005, and 2006, respectively. The Company does not allocate any expenses in measuring its franchise segment's profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

Motor Fuel Taxes

Certain motor fuel taxes are collected from consumers and remitted to governmental agencies by the Company. Such taxes were $262.3 million, $295.9 million, and $313.1 million for the years ended December 31, 2004, 2005, and 2006, respectively, and are included in net revenues and cost of sales in the accompanying consolidated statements of operations.

Advertising and Promotion

Costs incurred in connection with advertising and promotion are expensed as incurred, net of reimbursements from franchisees. Net advertising and promotion expenses of $4.7 million, $5.0 million, and $5.4 million were incurred for the years ended December 31, 2004, 2005, and 2006, respectively, which are included in operating expenses in the accompanying consolidated statements of operations. Advertising and promotion reimbursements from franchisees totaled $559,000, $545,000, and $533,000 for the years ended December 31, 2004, 2005, and 2006, respectively.

Partnership Interests Option Plan

The Holding Partnership has established an equity incentive plan ("Option Plan") to attract and retain key personnel, including senior management, and to enhance their interest in the Company's continued success, which is more fully described in Note (11). The Company applies the Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)"), "Share-Based Payment," which replaces the original Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," issued in October 1995 in accounting for its Option Plan. Accordingly, the cost of employee services received in exchange for partnership interest options are measured on the grant-date at the partnership interests' fair value, and the cost is recognized over the period during which the employee is required to provide services. The requisite service period for all awards granted under the Option Plan was completed prior to December 31, 2005, and thus SFAS No. 123(R) had no impact on the Company's result of operations in 2006. No options were granted and no costs related to employee services were recognized during the years ended December 31, 2004, 2005, and 2006.

	For the years ended December 31,
	2004	2005	2006

	(in thousands)
Net income—as reported	$4,900	$16,106	$20,557
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(1)	—	—

Net income—pro forma	$4,899	$16,106	$20,557

For pro forma disclosure purposes, the Company recognizes compensation costs on a straight-line basis over the related service period. There was no pro forma compensation cost recognized for the year ended December 31, 2005 and 2006.

Income Taxes

The Company is not subject to federal income taxes and pays minimal state income taxes. Results of operations are allocated to the partners in accordance with the provisions of the Company's Fourth Amended and Restated Limited Partnership Agreement (the "Partnership Agreement") and reported by each partner on its respective federal and state income tax returns. The taxable income or loss allocated to the partners in any one year generally varies substantially from income or loss for financial reporting purposes due to differences between the periods in which such items are reported for financial reporting and income tax purposes.

Note 3. Inventories

The following is a summary of inventories at December 31, 2005 and 2006:

	2005	2006

	(in thousands)
Motor fuels and lubricants	$11,041	$12,783
Tires and tubes	3,941	6,362
Merchandise and accessories	16,352	16,842
Restaurant and other	1,122	915
Less reserve for obsolescence	(233)	—

Inventories, net	$32,223	$36,902

The majority of the Company's reserve for obsolescence related to its merchandise and accessories and restaurant and other inventories. The motor fuels and lubricants inventories generally turn approximately every two to three days and do not become obsolete. The Company's tires and tubes inventories also generally do not become obsolete. During 2006, the Company began directly adjusting the carrying value of inventory for obsolescence.

Note 4. Property and equipment

Property and equipment is summarized at December 31, 2005 and 2006, as follows:

	Estimated useful lives	2005	2006

	(years)	(in thousands)
Land and improvements	10	$73,144	$77,012
Buildings and improvements	30	201,144	207,464
Furniture and equipment	3-10	96,396	102,767
Leasehold improvements	7-30	14,854	15,999

		385,538	403,242
Less accumulated depreciation and amortization		(150,318)	(165,642)

Property and equipment, net		$235,220	$237,600

On January 31, 2006, the Company entered into a purchase agreement to acquire real property located in Fairfield, Virginia for the construction of a future Petro Stopping Center. On March 1, 2006, this acquisition was completed.

On August 3, 2006, the Company entered into a purchase agreement to acquire an existing truck stop in Egan, Louisiana for the operation of a future Petro Stopping Center. On September 1, 2006, this acquisition was completed. This facility commenced operations on March 9, 2007.

Note 5. Leases

Operating leases

The Company has entered into various operating leases. The operating leases are related to seven Petro Stopping Center locations, three land leases, an office building, and various equipment leases. The leases contain renewal options varying from automatic annual renewals to multiple year options.

A summary of future minimum rental payments on operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006, is as follows:

Fiscal year ending	Related party	Third party	Total

	(in thousands)
2007	$2,235	$4,305	$6,540
2008	2,235	4,340	6,575
2009	2,235	4,366	6,601
2010	2,235	4,320	6,555
2011	1,525	4,320	5,845
Later years	687	17,380	18,067

Total minimum lease payments	$11,152	$39,031	$50,183

Rent expense under all operating leases was $4.4 million, $4.7 million, and $6.0 million for the years ended December 31, 2004, 2005, and 2006, respectively. Of these rentals, $2.2 million for each of the years ended December 31, 2004, 2005, and 2006 were paid to related-parties. The related-party operating lease transactions, which are more fully described in Note (8), are:

–>
The lease by the Company of an office building in which the Company's principal executive offices are located that is owned by J.A. Cardwell, Sr., the Chairman and Chief Executive Officer of the Company. The Company made annual rent payments of $336,000 for each of the years ended December 31, 2004, 2005, and 2006.

–>
The lease by the Company of the Petro Stopping Center located in Effingham, Illinois from Truck Stop Property Owners, Inc., which is owned by Travis Roberts, an employee of the Company since his rehire in June 2004, and five former employees of the Company. The Company made rental payments of $1.2 million for each of the years ended December 31, 2004, 2005, and 2006.

–>
The lease by the Company of the Petro Stopping Center located in North Baltimore, Ohio that was purchased from our previous lessor by TSP Holdings, LLC, a company wholly owned by James A. Cardwell, Jr., the President and Chief Operating Officer of the Company. Effective January 2002, the Company began leasing the site from TSP Holdings, LLC and made rental payments of $682,000 for each of the years ended December 31, 2004, 2005 and 2006.

On November 1, 2005, and as amended April 17, 2006, the Company entered into a lease agreement for a company-operated site located in Spokane, Washington. The initial term of the lease commenced upon the Company's occupancy of the site on September 26, 2006.

The Company also leases retail space to independent merchants that operate in some of its truck stop locations. The leases relate to retail space in the mall area of the main building, free-standing brokerage buildings located on the property, retail spaces within the company-operated profit centers, and land lease agreements for the operation of truck weighing scales, truck washes, and a free-standing motel operation. The type of space leased at the various truck stop locations is dependent upon the physical layout of each site. Lease terms generally call for a fixed monthly rental payment, while certain lease agreements call for a monthly contingent rental payment that is based on the tenant's monthly gross receipts and/or revenues. The Company records the revenues generated from these operating leases in Non-Fuel Revenues. The revenues received from the independent merchants in connection with these lease agreements were $6.3 million, $7.0 million, and $7.6 million for the years ended December 31, 2004, 2005, and 2006, respectively. For the years ended December 31, 2004, 2005, and 2006, approximately $2.8 million, $3.3 million, and $3.5 million, were received from contingent rental agreements, respectively.

Note 6. Long-term debt and other short-term borrowings

Long-term debt and other short-term borrowings at December 31, 2005 and 2006 are presented below:

	2005	2006

	(in thousands)
Short-term borrowing, under a loan agreement with Concord Premium Finance, Inc., with a scheduled maturity of November 30, 2006 and an interest rate of 7.5%. Three quarterly principal and interest payments of approximately $198,000 were due beginning March 1, 2006.	$572	$—
Four-year revolving line of credit, under the senior secured credit facility, as amended, with a scheduled maturity of February 9, 2008, in an amended aggregate principal amount of $40.0 million ($35.0 million available for cash draws and $5.0 million restricted to the issuance of letters of credit). Interest at either the bank's base rate plus 1.5% or the Eurodollar rate plus 2.25% is payable quarterly. Commitment fees of 0.5% on undrawn funds are paid quarterly. Borrowings are collateralized by substantially all of the Company's assets and the guarantees of each of the Company's subsidiaries. See Note (1).	—	—
Four-year term loan, under the senior secured credit facility, as amended, with a scheduled maturity of February 9, 2008, in an original amount of $25.0 million, as amended to $21.3 million. Quarterly principal payments of approximately $1.3 million each on March 31, 2004, June 30, 2004, and September 30, 2004 were made. Remaining principal is due in full at maturity. Interest at either the bank's base rate plus 1.5% or the Eurodollar rate plus 2.25% is payable quarterly. The weighted average interest rate was 7.5% at December 31, 2006. The term loan is collateralized by substantially all of the Company's assets and the guarantees of each of the Company's subsidiaries. See Note (1).	21,250	21,250
9% Senior Secured Notes due 2012 in an aggregate principal amount of $225.0 million and $25.0 million issued on February 9, 2004 and July 26, 2005, respectively. Interest on the 9% Notes is payable on February 15 and August 15 of each year, effective August 15, 2004. The 9% Notes are subordinate to the loans under the senior secured credit facility to the extent of the value of the assets securing such loans. See Note (1).	250,000	250,000

Total long-term debt and other short-term borrowings	271,822	271,250
Less current portion and other short-term borrowings	572	—

Long-term debt, excluding current portion and other short-term borrowings	$271,250	$271,250

The Company had $10.1 million and $11.9 million of standby letters of credit outstanding under the revolving credit portion of the Company's senior secured credit facilities at December 31, 2005 and 2006, respectively. For each of the years ended December 31, 2005 and 2006, approximately $6.8 million of these letters of credit were required to be posted with the Company's insurance carriers in connection with the Company's obtaining liability and other insurance coverages.

The senior secured credit facilities and the Indenture for the 9% Notes each contain certain covenants that place limitations on the operation of the Company's business, including without limitation, covenants with respect to the following matters: (i) limitation on incurrence of debt; (ii) limitation on operating leases; (iii) limitation on restricted payments; (iv) limitation on liens; (v) limitation on dividends and other payments affecting restricted subsidiaries; (vi) limitation on issuance and sale of capital interests in restricted subsidiaries; (vii) limitation on asset sales; (viii) limitation on transactions with affiliates; (ix) limitation on sale and leaseback transactions; (x) limitation on creation of unrestricted subsidiaries; and (xi) in the case of the senior secured credit facilities, financial covenants covering leverage, capital expenditures, EBITDA (as defined therein), and fixed charge coverage. As of December 31, 2006, the Company was in compliance with all financial covenants under the senior secured credit facilities and the Indenture for the Company's 9% Notes.

The Company's restricted subsidiaries include its subsidiaries Petro Financial Corporation and Petro Distributing, Inc. The Company does not have any unrestricted subsidiaries.

The following are the estimated principal payment requirements on long-term debt under the senior secured credit facilities and 9% Notes:

Fiscal Year Ending

(in thousands)
2009	$21,250
2012	250,000

Total	$271,250

Note 7. Accrued expenses and other liabilities

The following is a summary of accrued expenses and other liabilities at December 31, 2005 and 2006:

	2005	2006

	(in thousands)
Accrued expenses:
Employee related expenses	$15,731	$13,876
Taxes payable—sales, fuel, and property	5,550	5,729
Interest expense	8,662	8,438
Other	7,308	9,400

Total	$37,251	$37,443

Note 8. Related-party transactions

Amounts due to and from affiliates as of December 31, 2005 and 2006 consist of the following:

	2005	2006

	(in thousands)
Due from affiliates:
Petro Truckstops, Inc.	$1,413	$1,363
Petro Travel Plaza, LLC	1,171	1,405
Cardwell Group	787	738
El Paso Amusement Company	156	43
C&R Distributing, Inc.	211	305
ExxonMobil	—	150
Other	243	194

Total	$3,981	$4,198

Due to affiliates:
Mobil Diesel Supply Corporation	$3,785	$490
ExxonMobil	1,597	2,279
Petro Travel Plaza, LLC	1,241	1,340
C&R Distributing, Inc.	290	784
El Paso Amusement Company	132	154
Volvo	6	—

Total	$7,051	$5,047

Many of the relationships described below between the Company and entities affiliated with the Cardwell Group were entered into prior to 1992, when the Cardwell Group or their affiliates owned 100% of the Company. Prior to 1997, other than Board of Directors approval, there was no formal procedure to ensure that related-party contracts contained arms'-length terms and competitive pricing. In 1997, management implemented a process designed to ensure all new related-party transactions or the renewal of existing related-party activities would be subject to a competitive bid or competitive analysis process. Management believes that all of the Company's existing related-party transactions are on terms comparable to those that could have been received in an arms'-length transaction.

Each of the related parties and/or affiliates of the Company included in the transactions described in this section (other than ExxonMobil, Mobil Diesel Supply Corporation ("Mobil Diesel"), a wholly owned subsidiary of ExxonMobil, Volvo Trucks North America, Inc. ("Volvo Trucks"), Volvo Petro Holdings, LLC, and Petro Travel Plaza, LLC) is owned or controlled to some degree by a member or members of the Cardwell Group. Related-party transactions, other than those specifically discussed below, generally arise in the ordinary course of business.

In July 1999, the Company entered into two ten-year supply agreements with ExxonMobil. Upon the expiration of the ten-year initial term, the agreements are renewable for another five-year term at the option of ExxonMobil; however, the Company has the ability to terminate the agreements at the end of the ten-year term by paying a termination fee based on a formula provided for in such agreements. Under the terms of one of these agreements, as amended (which is referred to as the fuel supply agreement), ExxonMobil and Mobil Diesel (collectively, the "ExxonMobil Suppliers") will supply the company-operated Petro Stopping Centers' diesel fuel and gasoline requirements in certain markets, and under the other of these agreements, as amended (which is referred to as the lubricant supply agreement), the Company purchases lubricants, based upon minimum purchase commitments, at the prices set forth in that agreement.

As of December 31, 2006, none of the diesel fuel sold at our company-operated Petro Stopping Centers was branded Mobil Diesel, and all of the company-operated Petro:Lubes featured Mobil Delvac lubricants. The contracts with the ExxonMobil Suppliers (the "ExxonMobil Supply Agreements") previously required that the Company purchase from ExxonMobil specified distribution terminals, a minimum number of gallons of diesel fuel on an annual basis, as adjusted based upon product availability, the number of Petro Stopping Centers the Company operates, and other circumstances therein described. For 2006, the Company's annual volume commitment was 2.1 million gallons of Mobil lubricants under the lubricant supply agreement, which constituted approximately 95.2% of the Company's lubricant requirements. For 2006, the Company's annual volume commitment for Mobil diesel fuel was not in effect.

Prior to January 1, 2007, if the Company did not purchase any diesel fuel from ExxonMobil under the ExxonMobil Supply Agreements, the maximum penalties in any year would have been $0.0035 per gallon, multiplied by the annual volume commitment as provided for in the ExxonMobil Supply Agreements (as adjusted for the opening or closing of sites). In connection with the 2004 Refinancing Transactions, the Company amended the ExxonMobil Supply Agreements. That amendment contemplated that the Company would purchase fuel from other suppliers, and provided that the penalty would be multiplied by a fraction, the numerator of which is the average of Company's trade credit with the ExxonMobil Suppliers during December of each year and the denominator of which is $30.0 million. As a result, the Company had an incentive to reduce its accounts payable to the ExxonMobil Suppliers during each year. In 2004 and 2005, the Company incurred penalties of approximately $422,000 and $234,000, respectively. No penalties were incurred during the year ended December 31, 2006. As provided in the ExxonMobil Supply Agreements, if the ExxonMobil Suppliers do not supply 100% of the Company's diesel fuel demand at its locations, Mobil Diesel purchases such additional diesel fuel from third party suppliers and then sells it to the Company. In such cases the Company can designate a third party supplier from whom Mobil Diesel will obtain diesel fuel, so long as the fuel meets or exceeds the minimum industry or governmental specifications and the alternate source supplier agrees to specified procedures. Effective June 2001, Mobil Diesel and the Company entered into an outsourcing agreement to document the responsibilities associated with the day-to-day operations of Mobil Diesel, including the ability of the Company personnel to negotiate price and other terms of third party supply arrangements, subject to approval by Mobil Diesel.

The Company purchases diesel fuel and gasoline for each of its company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a two to three day inventory of fuel. During 2006, the Company purchased 50.2% of its diesel fuel and gasoline through the ExxonMobil Suppliers, approximately 76.8% of which was third-party fuel purchased through the arrangement described above, which includes fuel purchases received at a third-party terminal but sold by the ExxonMobil Suppliers under an exchange or purchase arrangement. The approximate aggregate amounts of fuel purchased under the ExxonMobil Supply Agreements were $738.6 million, $900.8 million, and $907.1 million for the years ended December 31, 2004, 2005, and 2006, respectively.

Under the agreements with the ExxonMobil Suppliers, the Company previously was required to sell ExxonMobil branded diesel fuel at all but two of its company-operated locations. As a result of the amendments to these agreements, the Company does not sell ExxonMobil branded diesel fuel at any of its company-operated locations.

The Company entered into another amendment to its fuel agreement as of January 1, 2007, which terminates the Company's annual volume commitments and associated penalties related to the Company's diesel fuel.

Under the terms of an agreement with C&R Distributing, Inc. ("C&R"), the Company currently purchases Chevron branded gasoline and motor oils at cost for three of its Petro Stopping Centers from C&R. The sole shareholder of C&R is Nevada Trio, Inc., a Nevada Corporation, which is controlled by the Cardwell Group. The C&R fuel agreement requires the Company to keep Chevron unleaded gasoline, regular gasoline, and motor oils continuously stocked and offered for sale in quantities sufficient to meet demand. In 1997, the Company entered into a product services agreement with C&R under which C&R provides the Company with fuel hauling and fuel pump maintenance and services within the El Paso, Texas, metropolitan area. The term of the product service agreement expired in December 2004 and is currently on a month to month basis. C&R provides the Company with fuel hauling within various specified markets designated by the Company under a fuel carrier agreement entered into on March 1, 2000, which expired on March 1, 2003 and is automatically renewed for successive one year terms until cancellation by either party with 90 days written notice. The C&R agreements provide that C&R will charge the Company for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. The C&R fuel agreement is exclusive but allows the Company to cancel the agreement with 30 days' prior notice. The C&R product services agreement is non-exclusive and allows the Company to enter into similar agreements with other parties. The C&R fuel carrier agreement is exclusive with respect to the Petro Stopping Centers as defined per the agreement. Sales of fuel and lubricants and truck hauling fees charged by C&R to the Company aggregated $11.2 million, $8.4 million, and $10.4 million for the years ended December 31, 2004, 2005, and 2006, respectively.

On July 23, 1999, the Company and Volvo Trucks entered into an Operating Agreement related to the warranty, maintenance, and service work the Company provides to Volvo Trucks managed vehicles, the sale by the Company of Volvo truck parts, joint advertising and marketing initiatives, and the co-development of Petro Stopping Centers by Volvo Trucks and the Company to utilize the Company's truck stop space for Volvo truck sales and marketing.

J.A. Cardwell, Sr., James A. Cardwell, Jr., and Mrs. J.A. Cardwell, Sr. own 60.0%, 30.0%, and 10.0%, respectively, of the stock of C&PPR, Inc. ("C&PPR"). James A. Cardwell, Jr. is the sole shareholder of Petro Truckstops, Inc. ("Petro Truckstops") and Petro Beverage, Inc. The Company entered into agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc. relating to the retail sales of beer, wine, and wine coolers at a limited number of its Petro Stopping Centers. The agreements continue in effect until terminated by either party. Under the agreements with C&PPR, Petro Truckstops, and Petro Beverage, Inc., the Company agreed to operate the alcohol sales business at these locations for these entities in exchange for a percentage of the gross receipts generated from alcoholic beverage sales. The percentage of gross alcoholic beverage sales received by the Company is 10.0% in the case of C&PPR and 15.0% in the case of Petro Truckstops and Petro Beverage, Inc., of which 5.0% in all cases serves as the Company's reimbursement of all related operating expenses as defined under the agreements. In each of the agreements, the net payments to the Company are intended to be approximately equal to the gross profit received by the above entities. The Company's revenues in connection with the C&PPR agreement were $59,000, $58,000, and $55,000 for the years ended December 31, 2004, 2005, and 2006, respectively. The Company's revenues in connection with the Petro Truckstops agreement were $45,000, $49,000, and $38,000 for the years ended December 31, 2004, 2005, and 2006, respectively. The Company's revenues in connection with the Petro Beverage, Inc. agreement were $7,000, $9,000, and $11,000 for the years ended December 31, 2004, 2005, and 2006, respectively.

Concurrent with the formation of the Company in April 1992, Motor Media, Inc. ("Motor Media"), which is owned 100% by James A. Cardwell, Jr., entered into a five-year agreement with the Company (the "Motor Media Agreement"), under which Motor Media leases floor and wall space at all Petro Stopping Centers operated by the Company and sells space for in-store advertising to third parties. The term of the Motor Media Agreement expired in 1997 and was renewed for an additional five-year term that expired in 2002. The agreement is automatically renewed until cancellation by either party with 60 days written notice. Under the Motor Media Agreement, the Company and Motor Media are entitled to 25.0% and 75.0%, respectively, of the gross revenues generated. The Company received $28,000, $30,000, and $31,000 for the years ended December 31, 2004, 2005, and 2006, respectively, representing its share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide. James A. Cardwell, Jr. sold his ownership to a non-related third-party entity and no longer has ownership in Motor Media.

Under an agreement (the "Amusement Agreement") between El Paso Vending and Amusement Company ("EPAC"), of which J.A. Cardwell, Sr. and James A. Cardwell, Jr. own 99.0% and 1.0%, respectively, and the Company, EPAC furnishes and services video and other games for the company-operated Petro Stopping Centers. The term of the Amusement Agreement expired in May 2002 and operated on a month to month basis prior to the renewal and extension of the Amusement Agreement, which was made as of April 1, 2003 for a three-year term which expired March 31, 2006. The Amended Amusement Agreement is automatically renewed for successive one-year terms unless either party provides a written notice of termination at least 90 days prior to the termination of any renewal term. As of December 31, 2006, the Amended Amusement Agreement covered 32 of the company-operated Petro Stopping Centers. Of those 32 sites, the Company and EPAC are entitled to 50% each of the revenues generated by the games at 24 of those sites, while there are seven sites in which the Company and EPAC are entitled to 60% and 40%, respectively, of such revenues, and one site in which the Company and EPAC are entitled to 55% and 45%, respectively, of the revenues generated by the games. For the years ending December 31, 2004, 2005, and 2006, we received $2.1 million, $1.9 million, and $1.8 million, respectively, representing the Company's share of the revenues under the Amended Amusement Agreement.

Since June 1993, the Petro Stopping Center located in Shreveport, Louisiana has featured video poker games housed in a separate on-site facility and operated by a third-party, Petro Truckstops, which is owned 100% by James A. Cardwell, Jr. In order to satisfy state law requirements, in February 2000, the Company leased the Shreveport fuel island operation to Petro Truckstops, which operates the video poker offering. Pursuant to the terms of the Property Lease Agreement, dated November 12, 1998, between the Company and Petro Truckstops, the Company receives rental income of $1.2 million per annum, which was received for each of the years ended December 31, 2004, 2005, and 2006. The Company also receives a management fee of $250,000 per annum, which was received for each of the years ended December 31, 2004, 2005, and 2006. Additionally, the Company sells diesel fuel to the

Shreveport location that aggregated to $20.8 million, $35.4 million, and $40.3 million for the years ended December 31, 2004, 2005, and 2006, respectively.

The office building in which the Company's principal executive offices are located is owned by J.A. Cardwell, Sr. The Company rents the entire building under a lease agreement, as amended on July 10, 2003, which extended the term of the lease from December 31, 2005 to December 31, 2013. Under the lease, the Company pays rent totaling $336,000 per year. In addition to rent, the Company is required to pay all taxes, maintenance, and other operating expenses related to the leased building.

The Petro Stopping Center located in Effingham, Illinois, is owned by Truck Stop Property Owners, Inc. ("Truck Stop"), a corporation owned by Travis Roberts, and five former employees of the Company. Mr. Roberts is an employee of the Company since his rehire in June 2004, and owns 22.0% of the stock of Truck Stop. The Company leases the Effingham site under a lease that expired in May 2006, which provides for adjustable base rent payments tied to interest rates, plus taxes, and operating expenses. The Company has three consecutive options to renew the lease for terms of five years each at rental rates equal to the base rent, plus certain adjustments at the time of renewal. The Company has exercised its first option to renew the lease for an additional five year term expiring in May 2011. The Company also has the right of first refusal to purchase the Petro Stopping Center at any purchase price agreed upon between Truck Stop and a third-party. The Company made rental payments to Truck Stop of $1.2 million for each of the years ended December 31, 2004, 2005, and 2006.

The Petro Stopping Center located in North Baltimore, Ohio was purchased from the previous lessor by TSP Holdings, LLC, a company that is wholly owned by James A. Cardwell, Jr. Effective January 8, 2002, the Company leased the North Baltimore site under a lease with an initial ten year term and two consecutive renewal options of five years each. Pursuant to the terms of the lease agreement, the Company has the option to purchase the Petro Stopping Center at a purchase price of $5.6 million any time during the lease. Under the lease terms, the Company pays rent totaling $682,080 per year.

Pursuant to the terms of a Limited Liability Company Operating Agreement dated as of December 5, 1997 and amended as of December 19, 2002 (the "LLC Agreement"), the Company formed a limited liability company, Petro Travel Plaza, LLC ("Petro Travel Plaza"), with Tejon Development Corporation ("Tejon") to build and operate a Petro Stopping Center branded location in Southern California. Under the terms of the LLC Agreement among the Company, Tejon, and Tejon Ranch Company, as guarantor, the Company made a capital contribution of $2.0 million for working capital and inventory, which was the Company's initial investment in this venture. Pursuant to the LLC Agreement, the Petro Travel Plaza financed construction of the location with a non-recourse credit facility. The Company received management fees of $374,000 for the year ended December 31, 2004 and $386,000 for each of the years ended December 31, 2005 and 2006. Additionally, the Company is responsible for the administrative, accounting, and tax functions of the Petro Travel Plaza and received $30,000 for each of the years ended December 31, 2004, 2005, and 2006 for these services. As a 40.0% member of Petro Travel Plaza, the Company receives 40.0% of the location's operating earnings, which is accounted for using the equity method. The Company's 40.0% share amounted to income of $664,000, $647,000, and $1.2 million for the years ended December 31, 2004, 2005, and 2006, respectively. In January 2006, Petro Travel Plaza made its first capital distribution, of which the Company received its 40.0% share for an amount of $800,000. This Petro Stopping Center location began operations in June 1999.

Highway Service Ventures, Inc. ("HSV"), a corporation in which J.A. Cardwell, Sr. owns a 31.7% interest, operates four franchised Petro Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia. Management believes none of these franchise agreements contain terms that are more favorable to the franchisee than the comparable terms in any of the Company's other franchise agreements. For the years ended December 31, 2004, 2005, and 2006, the Company purchased receivables from HSV in the amounts of $9.3 million, $10.9 million, and $12.0 million, respectively. The Company received fees from HSV for the administrative and bad debt costs of administering the direct billing program related to such receivables of $21,000, $18,000, and $17,000 for the years ended December 31, 2004, 2005, and 2006, respectively. Additionally, the Company received franchise fees from HSV of approximately $1.2 million for the year ended December 31, 2004, and $1.3 million for each of the years ended December 31, 2005, and 2006.

Concurrent with the 2004 Refinancing Transactions, J.A. Cardwell, Sr., James A. Cardwell, Jr., Petro, Inc., and JAJCO II Inc. each entered into an indemnity agreement under which he or it agreed to indemnify the Company and the Holding Partnership, and the general and limited partners thereof, for a definitive amount of debt arising out of the 2004 Refinancing Transactions and other remaining obligations from time to time. The indemnity agreements were entered into by the parties to address specific income tax issues arising out of the 2004 Refinancing Transactions under the "at-risk" limitation rules, the partnership basis rules, and the liability allocation rules found in the Internal Revenue Code and the Treasury Regulations. Consequently, each party's obligation under its respective indemnity agreement is determined by taking into account that party's basis in its partnership interest and the applicable "at-risk" rules and liability allocation rules. The indemnity agreements do not relieve the Company and the Holding Partnership, and the general and limited partners thereof, from making regular interest and principal payments on and otherwise satisfying all obligations of the debt obligations arising out of the 2004 Refinancing Transactions until (i) an event of default or default has occurred in connection with one or more of the debt obligations, which remains uncured and/or is not otherwise waived, (ii) all amounts owing on the debt obligations that are in default become immediately due and payable, and (iii) all real and personal property, if any, liable for securing the debt obligations that are in default has been exhausted or otherwise disposed of to satisfy the debt obligations.

Under the terms of the Holding Partnership's Partnership Agreement, the Holding Partnership is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate allocations of taxable income of the Holding Partnership. Distributions for the years ended December 31, 2004, 2005, and 2006 were $12,000, $202,000, and $5.4 million, respectively. The Company's indebtedness permits it to distribute funds to the Holding Partnership in order to permit the Holding Partnership to meet these obligations.

Note 9. Partners' deficit

Ownership

Under the Company's Partnership Agreement, the partners delegated management authority to a seven member Board of Directors. The Cardwell Group, Volvo Trucks, and Mobil Long Haul each have the right to appoint two persons each to the Board of Directors. These three partners also have the right to veto certain major partnership decisions. The seventh member of the Board of Directors is

Mr. Larry Zine, who served as the Company's Executive Vice President and Chief Financial Officer from December 1996 to January 1999 and as President of the Company from January 1999 through July 1999.

Distributions

Under the terms of the Partnership Agreement, the Company is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state, and local taxes with respect to the allocation of taxable income to such partner by the Company. Tax distributions are based on separate allocations of taxable income of the Company. Distributions for the years ended December 31, 2004, 2005, and 2006, were $13,000, $221,000, and $5.6 million, respectively.

Under the Indenture for the 9% Notes and the agreement governing the senior secured credit facilities, the Company is permitted to make distributions to the Holding Partnership in amounts sufficient to allow the Holding Partnership to pay interest on its senior third secured discount notes due 2014 and to pay for taxes and administrative expenses. For the year ended December 31, 2006, the Company paid approximately $8.0 million with respect to these distributions. The Company believes it will distribute approximately $2.8 million to the Holding Partnership during 2007 for interest payments and administrative expenses.

The following table reflects total cash distributions paid to the Holding Partnership:

	For the years ended December 31,
	2004	2005	2006
	(in thousands)

Cash dividends paid	$58,259	$6,262	$8,016

As of December 31, 2006, the historical net book value of assets and liabilities was approximately $21.4 million greater than the associated net tax basis of those assets and liabilities.

Allocations of income

In any fiscal year, the Company's profits shall be allocated first to those partners to whom losses have previously been allocated, then pro rata among the common limited partners. Losses for any fiscal year shall be allocated to the common partners.

Upon liquidation of the Company, the proceeds will be distributed first to creditors; next, pro rata, to partners who have distribution shortfalls; then to common partnership interests to the extent of unrecovered capital, and lastly, pro rata, to the partners in accordance with their positive capital account balances.

Note 10. Employee benefits

The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees (the "Plan"). Company contributions equal 50.0% of the participants' contributions up to 4.0% of the participants' annual salary and aggregated approximately $430,000, $458,000, and $389,000 for the years ended December 31, 2004, 2005, and

2006, respectively. Other than those discussed below, there were no other post employment or retirement plans at December 31, 2004, 2005, and 2006.

In December 2002, the Company amended and restated the Petro Stopping Centers Deferred Compensation Plan (the "Comp Plan") for key employees, which was originally established in 1998. Under the Comp Plan, the participants may defer base compensation and earn interest on their deferred amounts. The program is not qualified under Section 401 of the Internal Revenue Code. The Company will credit matching deferrals for each participant equal to 50.0% of the first 4.0% of the participant's compensation up to $9,500 per year. Company matched deferrals will vest at 20.0% after one year of service and an additional 20.0% for each year thereafter. The participants are general creditors of the Company with respect to these benefits. The total of participant deferrals, which is reflected in accrued expenses and other liabilities, was $1.3 million, $1.4 million, and $1.1 million at December 31, 2004, 2005, and 2006, respectively. The Company's matched deferral expenses for the years ended December 31, 2004 and 2005 totaled $76,000 and $78,000, respectively. The Comp Plan was frozen as of January 1, 2005 and there have been no new deferrals under the Comp Plan.

Effective January 1, 2006, the Company implemented an Executive Savings Plan for senior and executive management as a component of the Company's executive compensation package. Under this plan, participants may contribute up to 15.0% of the participant's compensation on an after tax basis up to a maximum contribution of $15,000 per year. This plan is a non-qualified, voluntary, after tax bonus plan. The Company will match 30.0% of the participant's contribution up to a maximum of $4,500 per year. Participants contributing 4.0% or greater of their base salary will also receive an additional match from the Company of 2.0% of the participant's base salary. The Company's matches will vest on a three year vesting schedule. The Company's matched expenses for the year ended December 31, 2006 totaled $130,000.

Note 11. Partnership interests option plan

The Holding Partnership has established an equity incentive plan ("Option Plan") to attract and retain key personnel, including senior management, and to enhance their interest in the Company's continued success. The Company applies SFAS No. 123(R) which replaces the original Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," issued in October 1995 in accounting for its Option Plan. Accordingly, the cost of employee services received in exchange for partnership interest options are measured on the grant-date at the partnership interests' fair value, and the cost is recognized over the period during which the employee is required to provide services. The requisite service period for all awards granted under the Option Plan was completed prior to December 31, 2005, and thus SFAS No. 123(R) had no impact on the Company's results of operations in 2006. No options were granted and no costs related to employee services were recognized during the years ended December 31, 2004, 2005, and 2006.

All options are for equity interests in the Holding Partnership. Options are granted at fair value on the grant-date. As an entity without publicly traded equity securities, the Board of Directors must determine in good faith the fair value of the option on the grant-date. In the event of very recent transactions involving the Holding Partnership's partnership interests, the fair value of the option is based on the value of the interests determined in those transactions. In the absence of very recent transactions, the plan provides a formula for determining an approximation of the fair value based on a multiple of the Holding Partnership's latest four quarters of EBITDA, less indebtedness, and the mandatorily redeemable preferred partnership interests. The 2000 market price ($3,086 per .01%

interest) was determined by the provisions of the plan since there were no recent transactions. Based on facts and circumstances at the time, the Board of Directors concluded the amount as determined by the provisions of the plan was a reasonable determination of the fair value.

Vesting occurs over four years at 25.0% per year. At December 31, 2006, all of the partnership options were exercisable, at a weighted average exercise price of $2,930, and all of which expire from 2007 to 2010. Participants become fully vested upon the occurrence of a Change in Control (as defined in the plan), upon a sale of substantially all of the assets of the Company, upon the liquidation of the Company, upon the Company's consummation or adoption of a plan to make an Extraordinary Distribution or Redemption (as defined in the plan) or a closing of an initial public offering of equity securities. Options may be exercised at any time, to the extent that such options are exercisable. All options expire on the earlier to occur of (i) the tenth anniversary of the date the option was granted, (ii) one year after the participant ceases to be an employee of the Company due to retirement, death or disability, (iii) immediately, if the participant ceases to be an employee of the Company for cause, or (iv) ninety days after the occurrence of the termination of the participant's employment with the Company, for any reason other than (ii) or (iii) above. A participant, as defined in the plan, shall have no rights as a limited partner until the date the participant is duly admitted into the partnership. In general, a Class B Common Limited Partner may not participate in partnership profits, losses or gains, or participate in distributions from operations or receive tax distributions; however, a participant may participate in liquidating distributions. Additionally, a Class B Common Limited Partner shall not have any voting rights.

Mr. Zine was granted options separately from the Option Plan to acquire a 3.91% ownership in the Holding Partnership at an exercise price of $2,814. These options became fully vested and exercisable to purchase partnership interests in the Holding Partnership as a result of the 1999 recapitalization transaction.

A summary of the status of the Holding Partnership's total outstanding partnership interest options as of December 31, 2004, 2005, and 2006, and changes during the years then ended is as follows:

	Percentage interests	Exercise price(1)

	(in thousands)
Options outstanding at December 31, 2003	8.64	$2,992
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.47)	4,051

Options outstanding at December 31, 2004	8.17	$2,931
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.36)	2,814

Options outstanding at December 31, 2005	7.81	$2,937
Granted	—	—
Exercised	—	—
Expired/Cancelled/Forfeited	(0.10)	3,518

Options outstanding at December 31, 2006	7.71	$2,930

(1)
Weighted average per .01% interest

Note 12. Commitments, contingencies, and guarantees

Retail Fuel Temperature Litigation

The Company has been named as a defendant in 13 lawsuits where plaintiffs are attempting to establish class actions relating to the temperature at which fuel is sold. The allegation is that although fuel volume expands with increases in fuel temperature, defendants do not adjust the volume of fuel sold based on temperature, resulting in economic damage to retail purchasers of fuel. Nationwide, 36 similar lawsuits have been filed and the Company is one of more than 100 named defendants in these pending actions. The 13 lawsuits in which the Company has been named as a defendant have been filed in federal court California (3 cases), Missouri (2 cases), Kansas, Nevada, Tennessee, Oklahoma, Maryland, Alabama, and Mississippi, and in state court in Las Vegas, Nevada. The lawsuits in which the Company has been named as a defendant allege the following causes of action: violation of various state consumer statutes, civil conspiracy, breach of duty of good faith and fair dealing, quantum meruit/unjust enrichment, breach of contract, negligent misrepresentation, fraudulent misrepresentation, breach of warranty, conversion, violation of the Lanham Act, and unjust enrichment based on over collection but underpayment of federal fuel taxes. The lawsuits seek orders compelling the installation of temperature correction devices at retail dispensers and associated monetary damages, including punitive damages, and attorney's fees. The Company is supporting efforts whereby all of the lawsuits could be consolidated for discovery purposes in a multidistrict litigation case within the next six months. The Company believes it has several defenses both to class certification and to the merits of the lawsuits which it intends to pursue. The Company has not recorded a loss contingency liability with respect to these lawsuits, but believes it is reasonably possible (as defined by the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 5, "Accounting for

Contingencies, as amended") that the Company may suffer a loss with respect to one or more of these lawsuits. An estimate of the possible loss or range of loss from an adverse result in all or substantially all of these cases cannot reasonably be made.

Other Litigation

From time to time the Company is involved in ordinary routine litigation incidental to the business for which estimates of losses have been accrued, when appropriate. In the opinion of management, such proceedings will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Note 13. Financial Instruments

Since 2003, the Company has not engaged in any limited hedging activities and has not entered into significant long-term contracts with fuel suppliers other than the two ten-year supply agreements with the ExxonMobil Suppliers entered into in July 1999. Under the terms of one of these agreements, as amended (which is referred to as the fuel supply agreement), the ExxonMobil Suppliers supplied the company-operated Petro Stopping Centers' diesel fuel and gasoline requirements in certain markets and under the other of these agreements, as amended, the Company purchases lubricants, based upon minimum purchase commitments, at the prices set forth in the agreements. See Note (8). Both supply agreements qualify as normal purchasing contracts and as such are not accounted for as derivatives under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS No. 133"). As of and for the years ended December 31, 2005 and 2006, the Company was not a party to any futures or option contracts.

As of December 31, 2005 and 2006, the carrying amounts of certain financial instruments employed by the Company (including cash and cash equivalents, trade accounts receivable, trade accounts payable, and amounts due from/to affiliates) are representative of fair value because of the short-term maturity of these instruments. The carrying amounts of the Company's other short-term borrowings and its senior secured credit facilities approximate fair value due to the floating nature of the related interest rates. The Company's principal market risk as it relates to long-term debt is its exposure to changes in interest rates. The fair value of the 9% Notes has been estimated based on quoted market prices for the same or similar issues. The fair value of all derivative financial instruments is the amount at which they could be settled, based on quoted market prices or estimates obtained from dealers.

The following table reflects the carrying amount and estimated fair value of the Company's financial instruments, as of December 31:

	2005		2006
	Carrying amount	Fair value	Carrying amount	Fair value

	(in thousands)
Long-term debt and other short-term borrowings
Fixed rate	$250,000	$251,250	$250,000	$259,375
Average interest rate	9.0%	—	9.0%	—
Variable rate	$21,250	$21,250	$21,250	$21,250
Average interest rate	5.7%	—	7.5%	—
Fixed rate	$572	$572	$—	$—
Interest rate	7.5%	—	—	—

Currently, the Company is managing its exposure to interest rates using a mix of fixed and floating rate debt as deemed appropriate by management. Historically, the Company had only limited involvement with derivative financial instruments and had not used them for trading purposes.

Note 14. Environmental matters

The Company's operations and properties are subject to extensive federal and state legislation, regulations, and requirements relating to environmental matters. In the operation of the Company's business, it uses underground and above ground storage tanks (each a "UST") to store petroleum products and waste oils. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from a UST into the environment. The Company is also subject to regulation in certain locations relating to vapor recovery and discharges into water. As a result of work done in 1999 to upgrade the Company's USTs as required by state and federal law, soil and groundwater contamination was discovered at the Company's Corning, California facility. The Company is currently monitoring the contamination and anticipates some remediation will be required. The Company anticipates spending $421,000 in remediation costs related to this site, of which the Company has already spent $258,000, and $163,000 was accrued at December 31, 2006. In addition, the Company discovered four additional spills at other company-operated locations in April and May of 2005. Management does not believe any additional required remediation will have a material adverse effect on the Company's consolidated financial position or results of operations. Management believes that all of the Company's USTs are currently in compliance in all material respects with applicable environmental legislation, regulations, and requirements.

The Company's ownership of the properties and operation of its business may subject the Company to liability under various federal, state, and local environmental laws, ordinances, and regulations relating to cleanup and removal of hazardous substances (which may include petroleum and petroleum products) on, under, or in such property. Certain laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person.

Where required or believed by the Company to be warranted, the Company takes action at its locations to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the Company or other parties. In light of the Company's business and the quantity of petroleum products that it handles, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future. For the years ended December 31, 2004, 2005, and 2006, the Company's expenditures for environmental matters were approximately $352,000, $415,000, and $366,000, respectively. See Note (2) for a discussion of the Company's accounting policies relating to environmental matters.

The Company carries pollution legal liability insurance and storage tank liability insurance to cover likely and reasonably anticipated potential environmental liability associated with its business. While management believes that this coverage is sufficient to protect the Company against likely environmental risks, the Company cannot make assurances that its insurance coverage will be sufficient or that its liability, if any, will not have a material adverse effect on the Company's business, assets, or results of operations.

The Company accrues liabilities for certain environmental remediation activities consistent with the policy set forth in Note (2). At December 31, 2005 and 2006, this accrual amounted to $210,000 and $163,000, respectively. The Company's accrual for environmental remediation expenses is based upon initial estimates obtained from contractors engaged to perform the remediation work as required by local, state, and federal authorities. It is often difficult to predict the extent and the cost of environmental remediation until work has commenced and the full scope of the contamination determined. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position or results of operations of the Company. Actual results, however, could differ from estimated amounts and those differences could be material. At December 31, 2005 and 2006, the Company has recognized receivables of approximately $572,000 and $730,000, respectively, in the consolidated balance sheets related to recoveries of certain remediation costs from third parties.

Note 15. Segments

The Company has two reportable operating segments, company-operated truck stops and franchise operations.

As of December 31, 2004, 2005, and 2006, the Company operated 37, 42, and 43 multi-service truck stops in the United States, respectively. Full-size Petro Stopping Centers are built on an average of 27 acres situated at convenient locations with easy highway access. They can accommodate an average of 262 trucks and an average of 142 cars in spacious and well-lit parking areas. The Company's locations are designed to provide good traffic flow, reduce accidents, and enhance security for the drivers, their trucks, and freight. Within the Petro Stopping Centers, the Company offers standardized and consistent products and services to accommodate the varied needs of professional truck drivers and other highway motorists. Generally, these include separate gas and diesel fueling islands, its home-style Iron Skillet restaurants, truck maintenance and repair services, and travel and convenience stores offering an array of merchandise selected to cater to professional truck drivers' needs during long periods away from home. In addition, a typical Petro Stopping Center provides amenities and services such as telephone, fax, photocopying, Internet access, postal services, certified truck weighing scales, truck washes, laundry facilities, private showers, video games, and television and/or movie rooms. The Company has aggregated its company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. During the years ended December 31, 2004, 2005, and 2006, the revenues generated from the company-operated truck stops were $1.3 billion, $1.8 billion, and $2.1 billion, respectively.

As of December 31, 2004, 2005, and 2006, the Company was a franchisor to 24, 22, and 23 Petro Stopping Center locations, respectively. The Company collects royalties and fees in exchange for the use of its tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee's sales. For the years ended December 31, 2004, 2005, and 2006, the revenues generated from the Company's franchise operations were $5.7 million, $6.0 million, and $5.8 million, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the Company's accompanying consolidated statements of operations. The Company does not allocate any expenses in measuring this segment's profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

Note 16. Recently issued accounting pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," which replaces the original Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," issued in October 1995. This standard addresses the accounting for transactions where an entity obtains employee services in share-based payment transactions. The effective dates vary depending on the type of reporting entity. Non-public companies, such as the Company, must apply the revised standard as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company has adopted this revised standard and concluded that it had no impact on our consolidated financial position or results of operations.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets (as amended)," an amendment of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This standard focuses on the recognition and valuation for all separately recognized servicing assets and liabilities. It requires that entities separately recognize a servicing asset or liability when they undertake, through a servicing contract, an obligation to service a financial asset. The effective date for this standard is for fiscal years that begin after September 15, 2006. The Company is evaluating the impact of this standard on its consolidated financial statements. Management does not believe that the adoption of this standard will have a significant impact on the Company's results of operations.

In June 2006, the FASB issued FASB Interpretation 48 "Accounting for Uncertainty in Income Taxes (as amended)—An Interpretation of FASB Statement No. 109." This Interpretation provides guidance on the recognition threshold and measurement attributes for recognizing and measuring tax positions taken or expected to be taken on a tax return and its effects on the financial statements. The Interpretation also provides guidance on topics such as accounting for interim periods, disclosure, interest and penalties, and derecognition. The effective date for this Interpretation is for fiscal years beginning after December 15, 2006. The Company has adopted this Interpretation and concluded that it had no impact on its consolidated financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements." The purpose of this standard is to define fair value and to establish a framework for measuring fair value in generally accepted accounting principles. Although the standard does expand disclosure requirements about fair value measurements, it does not require any new fair value measurements. The effective date for this standard is for financial statements issued for fiscal years beginning after November 15, 2007, and interim period within those fiscal years. The Company is evaluating the impact of this standard on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R)." This standard requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability and to recognize changes in that funded status through comprehensive income. The standard also provides guidance as to when to measure the funded status of such plans. The effective date for this standard for companies without publicly traded equity securities, such as the Company, is for fiscal years ending after June 15, 2007. The Company has evaluated this standard and concluded that it had no impact on its consolidated financial statements.

On September 13, 2006, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin ("SAB") No. 108, which states the SEC staff's views on the process of quantifying financial statement misstatements. SAB 108 states that proper consideration is not given by registrants when evaluating the effects of prior year errors on the current year financial statements, which could lead to improper valuation of assets and/or liabilities. As a result, application of SAB No. 108 could result in the restatement of financial statements if errors are deemed to be material in the current year. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted this SAB and noted no errors in its financial statements, when analyzed per this SAB, would be deemed material, hence, no adjustments or restatements are deemed necessary to the Company's financial statements.

Note 17. Selected quarterly financial data (unaudited)

2005	First quarter	Second quarter	Third quarter	Fourth quarter

	(in thousands)
Net revenues(a)	$361,235	$438,118	$509,068	$535,138
Operating income	6,639	9,934	14,651	8,102
Net income (loss)	781	3,988	8,597	2,740
2006	First quarter	Second quarter	Third quarter	Fourth quarter

	(in thousands)
Net revenues(a)	$517,036	$568,447	$571,705	$489,930
Operating income	5,686	16,030	16,769	6,488
Net income (loss)	(484)	9,640	10,901	500

(a)
Changes in net revenues can fluctuate substantially in very short periods of time due to fluctuations in fuel prices and cost of fuel.

Note 18. Subsequent events

On February 16, 2007, the Company amended its senior secured credit agreement, among other things, to permit the Company to, (i) lower the applicable rate with respect to Base Rate Loans, Eurodollar Rate Loans, Commitment fee payable, and Letters of Credit Fees, (ii) extend the maturity date of the Revolving and Term Loans until February 9, 2009, and (iii) increase the amount allowed for capital expenditures and for building new Petro Stopping Centers.

On March 9, 2007, the Company entered into a Property Lease Agreement, a Services Agreement, a Contract for On-Site Repairs and/or Service, a Management Agreement, and a Fuel Supply Agreement (collectively referred to as the "Agreements") by and between the Company and Petro Truckstops. Pursuant to the Property Lease Agreement, Petro Truckstops will lease from the Company the real property and improvements at the Petro Stopping Center located in Egan, Louisiana for a monthly lease payment of $29,167. The term of the lease is one year with automatic renewal unless prior notice of termination is provided. Pursuant to the Services Agreement, the Company will provide services related to the retail sale of beer in exchange for 10.0% of the monthly gross receipts from the sale of beer at the truck stop. Pursuant to the Contract for On-Site Repairs and/or Service, the Company will provide on-site repair services for eighteen-wheel tractor-trailer motor vehicles. Pursuant to the Management Agreement, the Company will operate and maintain the Egan, Louisiana facility in exchange for an annual management fee of $200,000. The term of the Management Agreement is one year with automatic renewal unless prior notice of termination is provided. Pursuant to the Fuel Supply Agreement, the Company agrees to supply diesel fuel to Petro Truckstops.

Petro Stopping Centers, L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	December 31, 2006	March 31, 2007

		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,349	$38,812
Trade accounts receivable, net	7,322	10,822
Inventories	36,902	40,090
Other current assets	4,443	3,484
Due from affiliates	4,198	5,239

Total current assets	90,214	98,447
Property and equipment, net	237,600	236,559
Deferred debt issuance costs, net	8,779	8,287
Other assets	15,870	16,105

Total assets	$352,463	$359,398

Liabilities and Partners' Capital (Deficit)
Current liabilities:
Trade accounts payable	$33,258	$44,521
Accrued expenses and other current liabilities	37,443	28,033
Due to affiliates	5,047	11,035

Total current liabilities	75,748	83,589
Other liabilities	1,424	1,407
Long-term debt	271,250	271,250

Total long-term liabilities	272,674	272,657

Total liabilities	348,422	356,246

Commitments and contingencies
Partners' capital (deficit):
General partner's	(138)	(141)
Limited partners'	4,179	3,293

Total partners' capital (deficit)	4,041	3,152

Total liabilities and partners' capital (deficit)	$352,463	$359,398

See accompanying notes to unaudited consolidated condensed financial statements.

Petro Stopping Centers, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Three months ended March 31,
	2006	2007

Net revenues:
Fuel (including motor fuel taxes)	$441,595	$427,533
Non-fuel	75,441	76,857

Total net revenues	517,036	504,390
Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	430,252	413,233
Non-fuel	30,418	32,191
Operating expenses	41,762	43,684
General and administrative	4,484	5,080
Depreciation and amortization	4,424	4,767
Loss on disposition of fixed assets	10	47

Total costs and expenses	511,350	499,002

Operating income	5,686	5,388
Equity in income of affiliate	136	198
Interest income	106	184
Interest expense	(6,412)	(6,627)

Net loss	$(484)	$(857)

See accompanying notes to unaudited consolidated condensed financial statements.

Petro Stopping Centers, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
For the three months ended March 31, 2007 and 2006
(dollars in thousands)

	General partner's deficit	Limited partners' capital (deficit)	Total partners' capital (deficit)

Balances, December 31, 2005	$(167)	$(8,274)	$(8,441)
Net loss	(1)	(483)	(484)
Partners' operating distributions	—	(2)	(2)
Partners' tax distributions	—	(3)	(3)

Balances, March 31, 2006	$(168)	$(8,762)	$(8,930)

Balances, December 31, 2006	$(138)	$4,179	$4,041
Net loss	(3)	(854)	(857)
Partners' operating distributions	—	(25)	(25)
Partners' tax distributions	—	(7)	(7)

Balances, March 31, 2007	$(141)	$3,293	$3,152

See accompanying notes to unaudited consolidated condensed financial statements.

Petro Stopping Centers, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Three months ended March 31,
	2006	2007

Cash flows from operating activities:
Net loss	$(484)	$(857)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,424	4,767
Deferred debt issuance cost amortization	424	492
Provision for bad debt	42	(13)
Equity in income of affiliate	(136)	(198)
Loss on disposition of fixed assets	10	47
Other operating activities	19	10
Increase (decrease) from changes in:
Trade accounts receivable	(1,476)	(3,487)
Inventories	(5,187)	(3,188)
Other current assets	911	959
Due from affiliates	(138)	(1,041)
Due to affiliates	7,656	5,988
Trade accounts payable	8,774	11,834
Accrued expenses and other current liabilities	(10,897)	(9,461)

Net cash provided by operating activities	3,942	5,852

Cash flows from investing activities:
Proceeds from disposition of fixed assets	—	3
Purchases of property and equipment	(4,419)	(3,720)
Increase (decrease) in other assets, net	1,103	(69)

Net cash used in investing activities	(3,316)	(3,786)

Cash flows from financing activities:
Repayments of bank revolver	(7,200)	—
Proceeds from bank revolver	7,200	—
Repayments of other short-term borrowings	(187)	—
Change in book cash overdraft	4,792	(571)
Partners' operating distributions	(2)	(25)
Partners' minimum tax distributions	(3)	(7)
Payment of debt issuance costs	(72)	—

Net cash provided by (used in) financing activities	4,528	(603)

Net increase in cash and cash equivalents	5,154	1,463
Cash and cash equivalents, beginning of period	27,048	37,349

Cash and cash equivalents, end of period	$32,202	$38,812

Supplemental cash flow information—
Interest paid during the period	$11,833	$11,773

See accompanying notes to unaudited consolidated condensed financial statements.

Petro Stopping Centers, L.P.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The accompanying unaudited consolidated condensed financial statements, which include the accounts of Petro Stopping Centers, L.P. and its wholly owned subsidiaries, Petro Financial Corporation and Petro Distributing, Inc. (collectively, the "Company"), have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission applicable to interim period reporting and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.

These unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company for the year ended December 31, 2006 included elsewhere in this prospectus. In the opinion of management of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly the consolidated condensed financial position of the Company at December 31, 2006 and March 31, 2007, the consolidated condensed results of operations, the changes in partners' capital (deficit), and cash flows for the three months ended March 31, 2006 and 2007. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full calendar year.

The Company's fuel revenues and related cost of sales include a significant amount of federal and state motor fuel taxes. Such taxes were $80.6 million and $78.1 million for the three months ended March 31, 2006 and 2007, respectively.

Note 2. Partners' capital (deficit)

Under the Indenture for the 9.0% senior secured notes due 2012 and the agreement governing the Company's senior secured credit facilities, the Company is permitted to make distributions to Petro Stopping Centers Holdings, L.P. (the "Holding Partnership") in amounts sufficient to allow the Holding Partnership to pay interest on its senior third secured discount notes due 2014 and to pay for taxes and administrative expenses. For the three months ended March 31, 2007, the Company paid approximately $32,000 with respect to these distributions. The Company believes it will distribute approximately $2.8 million to the Holding Partnership during the remainder of 2007 for interest payments and administrative expenses.

Note 3. Segments

The Company has two reportable operating segments, company-operated truck stops and franchise operations.

As of March 31, 2006 and 2007, the Company operated 42 and 44 multi-service truck stops in the United States, respectively. The Company has aggregated its company-operated truck stops into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. The revenues generated from the Company's company-operated truck stops were $515.3 million and $503.1 million for the three months ended March 31, 2006 and 2007, respectively.

As of March 31, 2006 and 2007, the Company was a franchisor to 22 and 23 Petro Stopping Center locations, respectively. The Company collects royalties and fees in exchange for the use of its tradenames and trademarks and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of the franchisee's sales. The revenues generated from the

Company's franchise operations were $1.7 million and $1.3 million for the three months ended March 31, 2006 and 2007, respectively. Franchise operations revenues, which include initial franchise fees and other revenue types, are combined in non-fuel revenues reported on the accompanying unaudited consolidated condensed statements of operations. The Company does not allocate any expenses in measuring this segment's profit and loss, nor does it believe there are any significant financial commitments or obligations resulting from these franchise agreements.

The following table contains financial information of the Company's reportable operating segments:

REPORTABLE OPERATING SEGMENT INFORMATION

	Three months ended March 31,
	2006	2007

	(in thousands)
Income Statement Data:
Net revenues:
Company-operated truck stops	$515,305	$503,133
Franchise operations	1,731	1,257

Total net revenues	$517,036	$504,390

Operating income:
Company-operated truck stops	$3,955	$4,131
Franchise operations	1,731	1,257

Total operating income	$5,686	$5,388

Balance Sheet Data:
(at end of period)
Total assets:
Company-operated truck stops	$345,668	$359,398
Franchise operations	—	—

Total assets	$345,668	$359,398

Note 4. Recently issued accounting pronouncements

In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets (as amended)," an amendment of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This standard focuses on the recognition and valuation for all separately recognized servicing assets and liabilities. It requires that entities separately recognize a servicing asset or liability when they undertake through a servicing contract, an obligation to service a financial asset. The effective date for this standard is for fiscal years that begin after September 15, 2006. The Company has evaluated this standard and concluded that it had no impact on its consolidated financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements". The purpose of this standard is to define fair value and to establish a framework for measuring fair value in generally accepted accounting principles. Although the standard does expand disclosure requirements about fair value measurements, it does not require any new fair value measurements. The effective date for this standard is for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is evaluating the impact of this standard on its consolidated financial statements.

Note 5. Subsequent event

On May 30, 2007:

–>
the Company repaid $21.3 million of its debt and defeased the remainder of its debt by placing $275.7 million of treasury bonds in escrow with the indenture trustee;

–>
the real property associated with 40 of the Company's owned travel centers was transferred to its parent, Petro Stopping Centers Holdings, L.P., or Petro Holdings, and the Company began to lease these properties;

–>
Petro Holdings sold 100% of the Company's ownership interests to TravelCenters of America LLC for $70 million, including closing costs; and

–>
Petro Holdings was acquired by Hospitality Properties Trust, or Hospitality Trust.

The initial lease term with Hospitality Trust for the 40 Petro travel centers extends to June 30, 2024, and may be extended further at the Company's option for two periods of 15 years each. This lease requires the Company to pay Hospitality Trust minimum annual rent of $62.2 million.

Our 233 travel centers are operated under the "TA" and "Petro" brands. They are geographically diversified in 41 states of the U.S. and in Ontario, Canada.

TA®

TravelCenters of America

PETRO

Stopping Centers®

4,000,000 Shares

TravelCenters of America LLC

Common Shares

PROSPECTUS

Part II
Information not required in prospectus

Item 13. Other expenses of issuance and distribution

Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares covered by this registration statement.

Amount
Securities and Exchange Commission registration fee	$6,301.95
American Stock Exchange listing fee	20,000.00
Printing and engraving expenses	75,000.00
Legal fees and expenses	175,000.00
Accounting fees and expenses	175,000.00
Transfer agent and registrar fees and expenses	15,000.00
Miscellaneous	33,698.05

Total	$500,000.00

Item 14. Indemnification of directors and officers

Subject to standards and restrictions as are set forth in our limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

To the fullest extent permitted by law but subject to the limitations expressly provided in the registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") or in any bylaws of the registrant, all officers and directors of the registrant and other specified indemnities (the "Indemnitees") shall be indemnified and held harmless by the registrant from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, whether or not by or in the right of the registrant, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, in connection with any act or omission performed, or omitted to be performed, by such Indemnitee in good faith on behalf of or with respect to the registrant or by reason of its status as an officer or director; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to the LLC Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in the LLC Agreement. The indemnification, advancement of expenses and other provisions of the LLC Agreement shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the shareholders entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

Item 15. Recent sales of unregistered securities

None.

Item 16. Exhibits and financial statement schedules

Exhibit Number	Description
1.1	Form of Underwriting Agreement (Filed herewith)
2.1
Agreement and Plan of Merger by and among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners (Incorporated by reference to Exhibit 2.1 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
2.2
Amendment No. 1, dated as of January 30, 2007, to the Agreement and Plan of Merger among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. (Incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K dated January 29, 2007)
2.3
Purchase Agreement, dated May 30, 2007, among TravelCenters of America LLC, Petro Stopping Centers, L.P., Petro Stopping Centers Holdings, L.P. and the partners of Petro Stopping Centers, L.P. and Petro Stopping Centers Holdings, L.P. (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K dated June 4, 2007)
3.1	Certificate of Formation of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
3.2
Composite Copy of Amended and Restated Limited Liability Company Agreement of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.2 of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)
5.1	Legal Opinion of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit 5.1 of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)
10.1
Transaction Agreement, dated as of January 29, 2007, by and among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.2
Management and Shared Services Agreement, dated as of January 31, 2007, between TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)

10.3
Lease Agreement, dated as of January 31, 2007, by and among HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, and TA Leasing LLC, as Tenant (Incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.4
Guaranty Agreement, dated as of January 31, 2007, made by TravelCenters of America LLC, TravelCenters of America Holding Company LLC and TA Operating LLC, as Guarantors, for the benefit of HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, under the Lease Agreement, dated as of January 31, 207, by and among such Landlord and TA Leasing LLC (Incorporated by reference to Exhibit 10.4 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.5
Lease Agreement, dated as of May 30, 2007, by and among HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, and Petro Stopping Centers, L.P., as Tenant (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated June 4, 2007)
10.6
Guaranty Agreement, dated as of May 30, 2007, made by TravelCenters of America LLC, as Guarantor, for the benefit of HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, under the Lease Agreement, dated as of May 30, 2007, by and among such Landlord and Petro Stopping Centers, L.P. (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K dated June 4, 2007)
10.7
Indenture, dated as of February 4, 2004, among Petro Stopping Centers, L.P., and Petro Financial Corporation, as Issuers, Petro Stopping Centers Holdings L.P., Petro Holdings Financial Corporation, and Petro Distributing, Inc., as Guarantors, and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.42 of Petro Stopping Centers Holdings, L.P.'s Current Report on Form 8-K dated February 23, 2004)
10.8
First Supplemental Indenture, dated as of February 9, 2004, among Petro Stopping Centers, L.P. and Petro Financial Corporation, as Issuers, Petro Stopping Centers Holdings L.P., Petro Holdings Financial Corporation, and Petro Distributing, Inc., as Guarantors, and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.43 of Petro Stopping Centers Holdings, L.P.'s Current Report on Form 8-K dated February 23, 2004)
10.9
Freightliner Express Operating Agreement, dated as of July 21, 1999, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.5 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.10
Amendment No. 1 to Freightliner Express Operating Agreement, dated as of November 9, 2000, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.6 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.11
Amendment No. 2 to Freightliner Express Operating Agreement, dated as of April 15, 2003, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.7 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)

10.12
Amendment No. 3 to Freightliner Express Operating Agreement, dated as of July 26, 2006 by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.8 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.13	Employment Agreement, dated as of February 27, 2007, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and Timothy L. Doane (Filed herewith)
10.14	Employment Agreement, dated as of February 27, 2007, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and James W. George (Filed herewith)
10.15
Employment Agreement, dated January 1, 2005, by and between TravelCenters of America, Inc. and Joseph A. Szima (Incorporated by reference to Exhibit 10.15 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.16	Employment Agreement, dated as of April 24, 2007, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and Steven C. Lee (Filed herewith)
10.17
2007 Equity Compensation Plan of TravelCenters of America LLC, including form of Share Option Agreement (Incorporated by reference to Exhibit 10.17 of Amendment No. 1 to our Registration Statement on Form S-1/A, filed on January 12, 2007, File No. 333-139272)
10.18	Summary of Director Compensation (Incorporated by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
21.1	Subsidiaries of TravelCenters of America LLC (Incorporated by reference to Exhibit 21.1 of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)
23.1	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America LLC (Filed herewith)
23.3	Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America, Inc. (Filed herewith)
23.4	Consent of KPMG LLP (Filed herewith)
24.1	Power of Attorney (Incorporated by reference to the signature page of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)

(b)
Financial Statement Schedules:

Schedule II
Valuation and Qualifying Accounts—TravelCenters of America, Inc.

	Balance at beginning of period	Charged (credited) to income	Charged to other accounts	Deductions from reserves		Balance at end of period
	(In thousands of dollars)

Year Ended December 31, 2004
Deducted from accounts and notes receivable for doubtful accounts	$1,996	$307	$—	$(697	)(a)	$1,606
Year Ended December 31, 2005
Deducted from accounts and notes receivable for doubtful accounts	$1,606	$975	$—	$(866	)(a)	$1,715
Year Ended December 31, 2006
Deducted from accounts and notes receivable for doubtful accounts	$1,715	$40	$—	$(411	)(a)	$1,344

(a)
Uncollectible accounts and notes receivable charged off, net of amounts recovered.

Schedule II
Valuation and Qualifying Accounts—Petro Stopping Centers, L.P.

	Balance at beginning of year	Charged to costs and expenses		Write off (recoveries), net	Balance at end of year
	(In thousands of dollars)

Year Ended December 31, 2004
Allowance for doubtful accounts	$778	$157		$159	$776
Inventory Reserve	233	—		—	233
Year Ended December 31, 2005
Allowance for doubtful accounts	$776	$322		$326	$772
Inventory Reserve	233	—		—	233
Year Ended December 31, 2006
Allowance for doubtful accounts	$772	$157		$(100)	$1,029
Inventory Reserve	233	—	(a)	233	—

(a)
During 2006, the Company began directly adjusting the carrying value of inventory for obsolescence.

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item

14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts on June 25, 2007.

TRAVELCENTERS OF AMERICA LLC
By:	/s/ THOMAS M. O'BRIEN Name: Thomas M. O'Brien Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the respect dates set forth below.

Signature	Title	Date

/s/ THOMAS M. O'BRIEN Thomas M. O'Brien	Managing Director, President and Chief Executive Officer (principal executive officer)	June 25, 2007
* John R. Hoadley	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 25, 2007
* Barry M. Portnoy	Managing Director	June 25, 2007
* Patrick F. Donelan	Director	June 25, 2007
* Barbara D. Gilmore	Director	June 25, 2007
* Arthur G. Koumantzelis	Director	June 25, 2007
*By:	/s/ THOMAS M. O'BRIEN Thomas M. O'Brien Attorney-in-fact

Exhibit Index

Exhibit Number	Description

1.1	Form of Underwriting Agreement (Filed herewith)
2.1
Agreement and Plan of Merger by and among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners (Incorporated by reference to Exhibit 2.1 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
2.2
Amendment No. 1, dated as of January 30, 2007, to the Agreement and Plan of Merger among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. (Incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K dated January 29, 2007)
2.3
Purchase Agreement, dated May 30, 2007, among TravelCenters of America LLC, Petro Stopping Centers, L.P., Petro Stopping Centers Holdings, L.P. and the partners of Petro Stopping Centers, L.P. and Petro Stopping Centers Holdings, L.P. (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K dated June 4, 2007)
3.1	Certificate of Formation of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
3.2
Composite Copy of Amended and Restated Limited Liability Company Agreement of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.2 of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)
5.1	Legal Opinion of Richards, Layton & Finger, P.A. (Incorporated by reference to Exhibit 5.1 of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)
10.1
Transaction Agreement, dated as of January 29, 2007, by and among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.2
Management and Shared Services Agreement, dated as of January 31, 2007, between TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.3
Lease Agreement, dated as of January 31, 2007, by and among HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, and TA Leasing LLC, as Tenant (Incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.4
Guaranty Agreement, dated as of January 31, 2007, made by TravelCenters of America LLC, TravelCenters of America Holding Company LLC and TA Operating LLC, as Guarantors, for the benefit of HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, under the Lease Agreement, dated as of January 31, 207, by and among such Landlord and TA Leasing LLC (Incorporated by reference to Exhibit 10.4 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
10.5
Lease Agreement, dated as of May 30, 2007, by and among HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, and Petro Stopping Centers, L.P., as Tenant (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated June 4, 2007)
10.6
Guaranty Agreement, dated as of May 30, 2007, made by TravelCenters of America LLC, as Guarantor, for the benefit of HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, under the Lease Agreement, dated as of May 30, 2007, by and among such Landlord and Petro Stopping Centers, L.P. (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K dated June 4, 2007)
10.7
Indenture, dated as of February 4, 2004, among Petro Stopping Centers, L.P., and Petro Financial Corporation, as Issuers, Petro Stopping Centers Holdings L.P., Petro Holdings Financial Corporation, and Petro Distributing, Inc., as Guarantors, and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.42 of Petro Stopping Centers Holdings, L.P.'s Current Report on Form 8-K dated February 23, 2004)
10.8
First Supplemental Indenture, dated as of February 9, 2004, among Petro Stopping Centers, L.P. and Petro Financial Corporation, as Issuers, Petro Stopping Centers Holdings L.P., Petro Holdings Financial Corporation, and Petro Distributing, Inc., as Guarantors, and The Bank of New York, as Trustee (Incorporated by reference to Exhibit 10.43 of Petro Stopping Centers Holdings, L.P.'s Current Report on Form 8-K dated February 23, 2004)
10.9
Freightliner Express Operating Agreement, dated as of July 21, 1999, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.5 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.10
Amendment No. 1 to Freightliner Express Operating Agreement, dated as of November 9, 2000, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.6 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.11
Amendment No. 2 to Freightliner Express Operating Agreement, dated as of April 15, 2003, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.7 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.12
Amendment No. 3 to Freightliner Express Operating Agreement, dated as of July 26, 2006 by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc. (Incorporated by reference to Exhibit 10.8 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.13	Employment Agreement, dated as of February 27, 2007, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and Timothy L. Doane (Filed herewith)
10.14	Employment Agreement, dated as of February 27, 2007, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and James W. George (Filed herewith)
10.15
Employment Agreement, dated January 1, 2005, by and between TravelCenters of America, Inc. and Joseph A. Szima (Incorporated by reference to Exhibit 10.15 of our Registration Statement on Form S-1, filed on December 12, 2006, File No. 333-139272)
10.16	Employment Agreement, dated as of April 24, 2007, by and among TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and Steven C. Lee (Filed herewith)
10.17
2007 Equity Compensation Plan of TravelCenters of America LLC, including form of Share Option Agreement (Incorporated by reference to Exhibit 10.17 of Amendment No. 1 to our Registration Statement on Form S-1/A, filed on January 12, 2007, File No. 333-139272)
10.18	Summary of Director Compensation (Incorporated by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006)
21.1	Subsidiaries of TravelCenters of America LLC (Incorporated by reference to Exhibit 21.1 of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)
23.1	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America LLC (Filed herewith)
23.3	Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America, Inc. (Filed herewith)
23.4	Consent of KPMG LLP (Filed herewith)
24.1	Power of Attorney (Incorporated by reference to the signature page of our Registration Statement on Form S-1, filed on June 15, 2007, File No. 333-143814)